UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

BIOSCRIP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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February 23, 2010

To the Stockholders of BioScrip, Inc.:

We cordially invite you to attend a special meeting of the stockholders of BioScrip, Inc., or BioScrip, to be held at executive offices located at 100 Clearbrook Road, Elmsford, New York 10523 on March 25, 2010 at 9:00 a.m., local time.

On January 24, 2010, BioScrip entered into an Agreement and Plan of Merger with Camelot Acquisition Corp., or Camelot, which is a wholly owned subsidiary of BioScrip, Critical Homecare Solutions Holdings, Inc., or CHS, Kohlberg Investors V, L.P., as the stockholders’ representative, and the stockholders of CHS, or the Stockholders. CHS is a privately held company that is a leading provider of home infusion and home nursing products and services to patients suffering from chronic and acute medical conditions. At the effective time of the merger, CHS will merge with and into Camelot, with Camelot as the surviving entity. If the merger is completed, BioScrip will:

•	repay the net indebtedness of CHS, which was approximately $132 million at December 31, 2009, and enter into a new credit facility;

•	pay cash consideration of $110 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share and having a five-year term.

If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference would be paid in cash to the Stockholders and the other half would be paid in stock based on a value per share of $8.3441, the 10-day volume weighted trading average share price of BioScrip’s common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash payment of $110 million would be reduced by the amount of the excess.

In order to fund the cash consideration, repay existing indebtedness of CHS and refinance indebtedness of BioScrip, BioScrip has received a financing commitment from Jefferies Finance LLC, or Jefferies Finance, pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million of debt financing.

Pursuant to the rules of the Nasdaq Global Market, the securities exchange on which BioScrip’s common stock is listed, the issuance of BioScrip’s common stock in connection with the merger, including the shares to be issued upon exercise of the warrants, requires approval of BioScrip’s stockholders because the issuance exceeds 20% of the number of shares of BioScrip common stock outstanding prior to the issuance.

At the special meeting, you will be asked to consider and vote on a proposal to approve the issuance of shares of BioScrip common stock, including shares of common stock to be issued upon exercise of the warrants. You also may be asked to approve a proposal to adjourn the special meeting of stockholders, for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the common stock issuance proposal.

The board of directors of BioScrip has determined that the Agreement and Plan of Merger and the merger are advisable and in the best interests of BioScrip stockholders and has approved the Agreement and Plan of Merger and the merger. Accordingly, the board of directors of BioScrip recommends that you vote “FOR” the proposal to approve the issuance of BioScrip common stock and “FOR” the proposal to adjourn the special meeting, if necessary, to enable us to solicit additional proxies.

Your vote is very important. We cannot complete the merger without the approval of the issuance of BioScrip common stock in connection with the merger. This approval requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy at the special meeting at which a quorum is present. Even if you plan to attend the special meeting, we recommend that you submit your proxy before the special meeting so that your vote will be counted if you later decide not to attend the meeting. You can also vote your shares via the Internet or by telephone as provided in the instructions set forth on the enclosed proxy card. If you hold your shares in “street name” through a broker, you should follow the procedures provided by your broker.

The accompanying proxy statement explains the proposed merger in greater detail. We urge you to carefully read this proxy statement, including the annexes and information incorporated by reference and the matters discussed under “Risk Factors” beginning on page 24.

Sincerely,

Richard H. Friedman
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed issuance of shares of BioScrip common stock in connection with the merger or determined whether this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated February 23, 2010 and is first being mailed to BioScrip stockholders on or about February 25, 2010.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about BioScrip from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from BioScrip at:
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Corporate Secretary

In addition, you may also obtain these and other documents filed with the Securities and Exchange Commission at BioScrip’s website at www.bioscrip.com at the “Investors” section under “About Us”.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make any written or telephonic requests by no later than March 18, 2010. Documents will be distributed within one business day of receipt of such request.

For a more detailed description of the information incorporated by reference in this proxy statement and how you may obtain it, see the section entitled “Where You Can Find More Information” on page 130.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on March 25, 2010

To the Stockholders of BioScrip, Inc.:

A special meeting of stockholders of BioScrip, Inc., a Delaware corporation (“BioScrip”), will be held at BioScrip’s executive offices at 100 Clearbrook Road, Elmsford, New York 10523 on Thursday, March 25, 2010 at 9:00 a.m., local time, for the following purposes:

Proposal No. 1:	To approve the issuance of up to approximately 12.9 million shares of BioScrip common stock, par value $0.0001 per share (subject to increase as described in the accompanying proxy statement if net indebtedness of Critical Homecare Solutions Holdings, Inc. (“CHS”) is less than $132 million at closing), as well as 3,400,945 shares of common stock to be issued upon exercise of warrants to be issued to the stockholders and certain optionholders of CHS, pursuant to the Agreement and Plan of Merger dated as of January 24, 2010, by and among BioScrip, Camelot Acquisition Corp., which is a wholly owned subsidiary of BioScrip, CHS, Kohlberg Investors V, L.P., as stockholders’ representative, and the stockholders of CHS.

Proposal No. 2:	To approve a proposal to adjourn the special meeting of BioScrip stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of BioScrip stockholders to approve Proposal No. 1.

Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting of stockholders.

The close of business on February 8, 2010 has been fixed as the record date for determining those BioScrip stockholders entitled to notice of and to vote at the special meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the special meeting and any adjournments of the special meeting.

If BioScrip is to complete the merger with CHS, then BioScrip’s stockholders must approve Proposal No. 1 relating to the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger.

The BioScrip board of directors recommends that you vote “FOR” each of the above proposals.

Your vote is important.  Please read the proxy statement and the instructions on the enclosed proxy card and, whether or not you plan to attend the special meeting in person and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. Returning your proxy by one of these three methods will not prevent you from voting in person at the special meeting. It will, however, help assure a quorum and to avoid added proxy solicitations.

You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of BioScrip a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the special meeting, in which case your proxy would be disregarded.

By order of the Board of Directors

Barry A. Posner
Executive Vice President, Secretary and General
Counsel

February 23, 2010

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SUMMARY TERM SHEET

The following is a summary of the proposed transaction between BioScrip, Inc. (“BioScrip”) and Critical Homecare Solutions Holdings, Inc. (“CHS”) pursuant to which CHS will merge with and into a wholly owned subsidiary of BioScrip. BioScrip is seeking stockholder approval of the issuance of its common stock in connection with the merger with CHS. This term sheet is a summary and does not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at this special meeting. See the section entitled “Where You Can Find More Information” beginning on page 130.

•	On January 24, 2010, BioScrip entered into an Agreement and Plan of Merger with Camelot Acquisition Corp. (“Camelot”), which is a wholly owned subsidiary of BioScrip, CHS, Kohlberg Investors V, L.P., as the stockholders’ representative (the “Stockholders’ Representative”), and the stockholders of CHS (the “Stockholders”). CHS is a privately held company that is a leading provider of home infusion and home nursing services and products to patients suffering from chronic and acute medical conditions. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, CHS will merge with and into Camelot, with Camelot as the surviving entity.

•	If the merger is completed, BioScrip will:

•	repay the net indebtedness of CHS, which was approximately $132 million at December 31, 2009, and enter into a new credit facility;

•	pay cash consideration of $110 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share and having a five-year term.

•	If the net indebtedness of CHS at closing of the merger is $132 million and CHS’s expenses incurred in connection with the merger are $10 million, then the number of shares of BioScrip common stock to be issued in connection with the merger (in addition to shares issuable upon exercise of the warrants being issued) would be approximately 12,655,600 shares, or approximately 24% of the then outstanding common stock of BioScrip, assuming that no outstanding options to purchase shares of CHS’s common stock, par value $0.001 per share, are exercised before the closing of the merger. If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference would be paid in cash to the Stockholders and the other half would be paid in stock based on a value per share of $8.3441, the 10-day volume weighted trading average share price of BioScrip’s common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash consideration of $110 million would be reduced by the amount of the excess.

•	In order to fund the cash consideration, repay existing indebtedness of CHS and refinance indebtedness of BioScrip, BioScrip has received a financing commitment from Jefferies Finance LLC (“Jefferies Finance”), pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million of debt financing.

•	As consideration for the merger with CHS, each share of CHS common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) a number of shares of BioScrip common stock, par value $0.0001 per share, (ii) cash and (iii) following the closing of the merger, its pro rata share of any dividends or distributions of BioScrip common stock made from the escrow fund, in each case calculated in accordance with the terms of the Agreement and Plan of Merger. In addition, at the closing of the merger, BioScrip will issue to the Stockholders and certain optionholders of CHS a number of warrants to purchase shares of BioScrip common stock. See

“The Agreement and Plan of Merger” on page 53 for a more detailed discussion of the merger consideration.

•	In connection with the merger, BioScrip has entered into a Stockholders’ Agreement with the Stockholders’ Representative, the Stockholders and certain optionholders of CHS. The Stockholders’ Agreement grants rights to such parties, including with respect to the designation of nominees for election to the BioScrip board of directors upon the closing of the merger. The Stockholders’ Agreement also contains transfer restrictions and standstill restrictions relating to shares of BioScrip’s common stock that will be issued to such parties in connection with the merger. In addition, the Stockholders’ Agreement gives such parties rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the shares of BioScrip common stock to be issued to such parties, including the shares to be issued upon exercise of the warrants pursuant to the Agreement and Plan of Merger. See the section entitled “The Stockholders’ Agreement” on page 68 for a more detailed discussion.

•	In connection with the merger, BioScrip has agreed to enter into a Warrant Agreement with the Stockholders and certain optionholders of CHS pursuant to which BioScrip will issue to such parties warrants to purchase an aggregate of 3,400,945 shares of BioScrip’s common stock, subject to adjustment in certain circumstances in accordance with the terms of the Warrant Agreement. See the section entitled “The Warrant Agreement” on page 72 for a more detailed discussion.

•	Also in connection with the merger, certain of BioScrip’s directors and executive officers have entered into a Common Stock Voting Agreement with CHS and the Stockholders’ Representative, pursuant to which such directors and executive officers have agreed, among other things, to vote their shares of BioScrip’s common stock in favor of the proposal to issue additional shares of BioScrip’s common stock in connection with the merger. As of February 8, 2010, these directors and executive officers collectively held shares representing approximately 3.4% of BioScrip’s outstanding common stock. See the section entitled “The Common Stock Voting Agreement” on page 74 for a more detailed discussion.

•	In addition, BioScrip has agreed to enter into an Escrow Agreement with U.S. Bank National Association, as escrow agent, and the Stockholders’ Representative. The Escrow Agreement will specify the respective rights and obligations of the parties with respect to the escrow property, which will consist of 2,696,516 shares of BioScrip’s common stock having an aggregate value of $22.5 million (based on a value per share of $8.3441), and all dividends and interest income earned on the escrow property. The escrow property may be disbursed (i) in the case that a purchase price adjustment is required to be paid to BioScrip, or (ii) pursuant to indemnification obligations of the Stockholders, in each case in accordance with the terms of the Agreement and Plan of Merger. See the section entitled “The Escrow Agreement” on page 76 for a more detailed discussion.

QUESTIONS AND ANSWERS

Q1:	What is the transaction?

A1:	BioScrip has entered into an Agreement and Plan of Merger with Camelot, CHS, the Stockholders’ Representative and the Stockholders. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, CHS will merge with and into Camelot, with Camelot as the surviving entity. If the merger is completed, CHS and its subsidiaries would be subsidiaries of Camelot.

Q2:	What am I being asked to vote on?

A2:	You are being asked to approve the issuance of up to approximately 12.9 million shares of BioScrip common stock (subject to increase as described in this proxy statement if net indebtedness of CHS is less than $132 million at closing), as well as up to an additional 3,400,945 shares of BioScrip common stock to be issued upon exercise of the warrants, in connection with the merger with CHS. The approval of the issuance of BioScrip common stock is required to complete the merger with CHS.

In addition, you may be asked to vote to approve an adjournment of the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the issuance of BioScrip common stock. The approval of the adjournment of the special meeting of stockholders is not a condition to completing the merger.

Q3:	How does the BioScrip board of directors recommend that I vote?

A3:	The BioScrip board of directors recommends that you vote “FOR” the approval of the issuance of BioScrip common stock in connection with the merger and “FOR” the approval of an adjournment of the special meeting, if necessary, to enable BioScrip to solicit additional proxies in favor of the proposal to issue BioScrip common stock. Your vote is important.

Q4:	How will BioScrip’s directors and executive officers vote their shares of BioScrip common stock in connection with the proposals?

A4:	Certain BioScrip directors and executive officers, including our chairman and chief executive officer, have entered into a Common Stock Voting Agreement pursuant to which they have agreed to vote their shares of BioScrip common stock in favor of each of the proposals. As of February 8, 2010, these directors and executive officers collectively held shares representing approximately 3.4% of BioScrip’s outstanding common stock.

Q5:	Why is stockholder approval necessary for the issuance of BioScrip common stock in connection with the merger?

A5:	BioScrip’s common stock is listed on the Nasdaq Global Market (“NASDAQ”). NASDAQ rules require stockholder approval before the issuance of common stock if the common stock to be issued will have voting power equal to or greater than 20% of the voting power outstanding before the issuance, or if the number of shares of common stock to be issued will be equal to or greater than 20% of the number of shares of common stock outstanding before the issuance.

The shares of BioScrip common stock that will be issued in connection with the merger, including the shares that will be issued upon exercise of the warrants, exceed the thresholds under NASDAQ rules and, therefore, the issuance requires the approval of our stockholders.

Q6:	Why did BioScrip enter into the Agreement and Plan of Merger?

A6:	Our board of directors believes that the merger with CHS will provide substantial benefits to BioScrip’s business and operations by, among other things, transforming BioScrip into one of the largest home infusion providers in the U.S. For additional information regarding BioScrip’s reasons for entering into the Agreement and Plan of Merger, see the section entitled “The Transaction — BioScrip’s Reasons for the Transaction” beginning on page 39.

Q7:	When is the merger expected to be completed?

A7:	BioScrip and CHS are working toward completing the merger as soon as practicable. BioScrip currently expects that the merger will close on or about March 31, 2010. In addition to stockholder approval of the issuance of BioScrip common stock, there are a number of additional conditions, including, but not limited to, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) that must be satisfied before we can complete the transaction. We have requested early termination of the waiting period provided in the HSR Act. See the section entitled “The Agreement and Plan of Merger — Conditions to Closing the Transaction” beginning on page 61 for a more detailed discussion.

Q8:	Do I need to send in my stock certificates if the transaction is completed?

A8:	No. You will not be required to exchange your certificates representing shares of BioScrip common stock in connection with this transaction. You will not receive any cash or securities in connection with the merger. Instead, you will continue to hold your existing shares of BioScrip common stock.

Q9:	Who can vote at the special meeting?

A9:	BioScrip has fixed the close of business on February 8, 2010 as the record date for the special meeting or any adjournment thereof, and only the holders of BioScrip’s common stock on the record date can vote at the special meeting.

Q10:	What do I need to do now?

A10:	After carefully reading and considering the information contained in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or complete, sign, date and mail your proxy card in the enclosed prepaid envelope as soon as possible so that your shares may be voted at the special meeting. See the section entitled “The Special Meeting — How to Vote Your Shares” on page 31 and the section entitled “The Special Meeting — Proxies; Counting Your Vote” on page 32 for a more detailed discussion.

Q11:	What happens if I do not vote?

A11:	The proposal to issue shares of BioScrip’s common stock must be approved by the affirmative vote of the holders of a majority of the shares of BioScrip’s common stock present in person or represented by proxy at the special meeting at which a quorum is present. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal must be approved by the affirmative vote of the holders of a majority of BioScrip’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. The failure to vote on the proposals could have the same effect as a vote cast against approval if it causes less than a majority of the shares of BioScrip common stock present in person or by proxy to be cast for the proposal. In addition, the failure to vote on the proposals, by failing to either submit a proxy or attend the special meeting, may make it more difficult to establish a quorum at the special meeting.

Q12:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A12:	If your shares are held in the name of a bank or broker or other nominee, you will receive separate instructions from your bank, broker or other nominee describing how to vote your shares. The availability of telephonic or Internet voting will depend on the bank’s or broker’s voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides.

You should instruct your bank, broker or other nominee how to vote your shares. The rules applicable to broker-dealers do not grant your broker discretionary authority to vote your shares for the proposal to issue shares of BioScrip common stock or for the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the BioScrip common stock issuance proposal without receiving your instructions. As a result, if your broker does not receive voting instructions from you regarding the proposals, your shares will not be voted.

Q13:	May I change my vote after I have submitted a proxy by telephone or via the Internet or mailed my signed proxy card?

A13:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in several ways. You can send a written notice stating that you want to revoke your proxy, or you can complete and submit a new proxy card. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to BioScrip’s Secretary at BioScrip, Attention: Corporate Secretary, 100 Clearbrook Road, Elmsford, New York 10523.

You can also change your vote by submitting a proxy at a later date by telephone or via the Internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked.

You can also attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. To revoke your earlier proxy, you must vote at the special meeting.

If you have instructed a broker to vote your shares, the preceding instructions do not apply, and you must follow the voting procedures received from your broker to change your vote.

Q14:	If I want to attend the special meeting, what do I do?

A14:	You should come to BioScrip’s executive offices at 100 Clearbrook Road, Elmsford, New York 10523 on March 25, 2010 at 9:00 am, local time. Stockholders of record as of the record date for the special meeting (February 8, 2010) can vote in person at the special meeting. A valid government issued identification card will be required for entry to the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your bank, broker or other nominee holder how you can vote at the special meeting.

Q15:	Who can help answer my questions?

A15:	If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:
MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Stockholders, Banks and Brokers call toll-free: (800) 322-2885

You may also contact:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Corporate Secretary
Telephone: (914) 460-1600

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. You should carefully read this entire document, including the annexes and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the special meeting. See the section entitled “Where You Can Find More Information” beginning on page 130. Additionally, some of the statements contained in, or incorporated by reference into, this proxy statement are forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 30. All references in this proxy statement to dollars or $ are to U.S. dollars. In this proxy statement, unless otherwise indicated, we refer to accounting principles generally accepted in the United States as “GAAP.” Except as the context otherwise requires, references in this proxy statement to “BioScrip,” “we,” “our” or “us” are to BioScrip, Inc.

The Transaction (see page 35)

On January 24, 2010, BioScrip entered into an Agreement and Plan of Merger with Camelot, CHS, the Stockholders’ Representative and the Stockholders. CHS is a privately held company that is a leading provider of home infusion and home nursing services and products to patients suffering from chronic and acute medical conditions. At the effective time of the merger, CHS will merge with and into Camelot, with Camelot as the surviving entity. If the merger with CHS is completed, CHS and its subsidiaries would be subsidiaries of Camelot. In addition, if the merger is completed, each share of CHS common stock, par value $0.001 per share, issued and outstanding at the time of the merger will be converted into the right to receive (i) a number of shares of BioScrip’s common stock, par value $0.0001 per share, (ii) cash and (iii) following the closing of the merger, its pro rata share of any dividends or distributions of BioScrip common stock made from the escrow fund, in each case calculated in accordance with the terms of the Agreement and Plan of Merger. In addition, at the closing of the merger, BioScrip, will issue to the Stockholders and certain optionholders of CHS a number of warrants to purchase shares of BioScrip common stock. See the section entitled “The Agreement and Plan of Merger” beginning on page 53 for a more detailed discussion.

BioScrip also has entered into a Stockholders’ Agreement with the Stockholders’ Representative, the Stockholders and certain optionholders of CHS. The Stockholders’ Agreement grants rights to such parties, including the right to designate up to two nominees for election to the BioScrip board of directors upon the closing of the merger. The Stockholders’ Agreement also contains transfer restrictions and standstill restrictions relating to shares of BioScrip’s common stock that will be issued to such parties in connection with the merger. In addition, the Stockholders’ Agreement gives such parties rights with respect to the registration under the Securities Act of the shares of BioScrip common stock to be issued to such parties, including the shares to be issued upon exercise of the warrants, pursuant to the terms of the Agreement and Plan of Merger. See the section entitled “The Stockholders’ Agreement” on page 68 for a more detailed discussion.

BioScrip also has agreed to enter into a Warrant Agreement with the Stockholders and certain optionholders of CHS pursuant to which BioScrip will issue to such parties warrants to purchase an aggregate of 3,400,945 shares of BioScrip’s common stock, subject to adjustment in certain circumstances in accordance with the terms of the Warrant Agreement. See the section entitled “The Warrant Agreement” on page 72 for a more detailed discussion.

In addition, certain of BioScrip’s directors and executive officers have entered into a Common Stock Voting Agreement with CHS and the Stockholders’ Representative, pursuant to which such directors and executive officers have agreed to vote their shares in favor of the proposal to issue additional shares of our common stock in connection with the merger with CHS, and to vote their shares against any action that would impede, delay or interfere with the approval and adoption of the merger with CHS. Pursuant to the Common Stock Voting Agreement, the directors and executive officers party thereto also have agreed that at the first annual meeting of BioScrip stockholders following the closing of the merger with CHS, they will each vote their shares in favor of each nominee for director that has been designated by the Stockholders’ Representative or its affiliates in accordance with the terms of the Agreement and Plan of Merger. See the section entitled “The Common Stock Voting Agreement” on page 74 for a more detailed discussion.

BioScrip also has agreed to enter into an Escrow Agreement with U.S. Bank National Association, as escrow agent, and the Stockholders’ Representative. The Escrow Agreement will specify the respective rights and obligations of the parties with respect to the escrow property, which will consist of 2,696,516 shares of our common stock having an aggregate value of $22.5 million (based on a value per share of $8.3441), and all dividends and interest income earned on the escrow property. Under the terms of the Escrow Agreement, the escrow property may be disbursed (i) if a purchase price adjustment is required to be paid to BioScrip, or (ii) pursuant to certain indemnification obligations of the Stockholders, in each case in accordance with the terms of the Agreement and Plan of Merger. The Escrow Agreement also will set forth the process by which the parties may dispute the disbursement of any shares of BioScrip common stock from the escrow property. See the section entitled “The Escrow Agreement” on page 76 for a more detailed discussion.

BioScrip’s Reasons for the Transaction (see page 39)

Our board of directors has unanimously approved the merger with CHS and determined that the merger and the other transactions contemplated by the Agreement and Plan of Merger are advisable and in the best interests of BioScrip and its stockholders, and that the merger is fair to, and in the best interests of, BioScrip’s stockholders. Accordingly, our board of directors has recommended that you vote “FOR” the issuance of shares of our common stock, based on its belief, in consultation with BioScrip’s senior management, its internal and outside legal counsel and its financial advisor, that the merger with CHS will improve our competitive position and ability to expand our operations, and will permit us to benefit from an increased operating scale. The factors that our board of directors and senior management considered in connection with the merger are described in more detail under the section entitled “The Transaction — BioScrip’s Reasons for the Transaction.”

Financing Related to the Transaction (see page 48)

In order to fund the cash payments in respect of the merger and refinance existing indebtedness of CHS (approximately $132 million) and BioScrip, BioScrip has entered into a commitment letter with Jefferies Finance, pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million in debt financing comprised of $150 million in senior credit facilities and $225 million in other debt facilities.

The senior credit facilities to be provided by Jefferies Finance consist of a $100 million term loan and a $50 million revolving line of credit. The term loan matures five years after funding and has a repayment schedule equal to 2.5%, 5.0%, 7.5%, 10.0% and 12.5% of its principal amount in years one through five with the balance due at maturity. The revolving line of credit will be available for five years after the closing of the merger and $5 million of the revolving line of credit will be available for letters of credit and swing line loans. Interest on both the term loan and advances under the revolving line of credit will be based on a base rate or Eurodollar rate plus an applicable margin. The revolving line of credit will also carry a commitment fee payable on the unused portion of the credit line. Both the term loan and the revolving line of credit will be guaranteed by all subsidiaries of BioScrip and be secured by first priority security interests in substantially all assets of BioScrip (including the capital stock of its subsidiaries) and all such subsidiary guarantors. Definitive documentation will include customary affirmative and negative covenants and events of defaults, as well as financial covenants relating to a maximum total leverage ratio and a minimum fixed charge coverage ratio.

The other debt facilities are expected to be in the form of $225 million in senior unsecured notes with a 5 1/2 year term to be offered in a private placement to “qualified institutional buyers” (as such term is defined in Rule 144A of the Securities Act). The notes are expected to be guaranteed by BioScrip’s subsidiaries, but will be unsecured. Definitive documentation would be expected to include customary affirmative and negative covenants and events of default, but no financial covenants.

Closing of the credit facilities will be subject to standard conditions precedent, including consummation of the transaction contemplated by the merger agreement; delivery of financial statements showing satisfaction of certain historical and pro forma financial compliance tests; the execution of definitive documentation; and the absence of any material adverse change.

The commitments of Jefferies Finance will terminate if the merger is abandoned, if CHS accepts an alternative acquisition proposal, or if the merger and financings have not closed by June 30, 2010.

Jefferies Finance will act as sole administrative agent, collateral agent, book-runner, lead arranger and syndication agent with respect to the financing, and will receive certain fees in connection therewith from BioScrip.

Jefferies Finance has reserved the right to require, after consultation with BioScrip, at a time determined by Jefferies Finance, that BioScrip cause the senior credit facilities to be closed into escrow pursuant to the definitive debt documents, with escrowed loan proceeds to be distributed to finance the closing or pay in full all senior loans then made not later than June 30, 2010.

Opinion of BioScrip’s Financial Advisor (see page 41)

Jefferies & Company, Inc. (“Jefferies & Company”) was engaged to render an opinion to BioScrip’s board of directors as to whether the consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip. On January 24, 2010, Jefferies & Company delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the consideration (as defined in the opinion) to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip. See the section entitled “The Transaction — Opinion of BioScrip’s Financial Advisor” for a more detailed description of Jefferies & Company’s opinion.

The Companies

BioScrip, Inc.

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523

BioScrip is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex healthcare conditions. We offer comprehensive support, dispensing and distribution, patient care management, data reporting as well as a range of other complex therapy management services for certain chronic health conditions. We also provide traditional mail service pharmacy fulfillment, and to a lesser extent, prescription discount card programs and fully funded pharmacy benefit management services. We own and operate 38 specialty pharmacies comprised of community pharmacies, located in major metropolitan areas across the United States, mail order pharmacies, and infusion pharmacies. The patients we service typically have prescription or medical drug coverage through commercial insurance, Medicare, Medicaid and/or other governmental programs, and we are primarily reimbursed by the patient’s insurer. Our specialty programs are designed to optimize the therapeutic outcomes for patients while achieving plan sponsors’ and/or pharmaceutical manufacturer’s program goals. These goals include appropriate utilization of therapies, improved patient compliance and adherence rates, reduced expenditures through discounted drug rates and utilization reporting. BioScrip’s fiscal year 2008 revenues were $1.4 billion and as of February 3, 2010, we had 882 full-time employees, 33 part-time employees and 403 per diem employees, including 199 licensed pharmacists.

Critical Homecare Solutions Holdings, Inc.

Critical Homecare Solutions Holdings, Inc.
Two Tower Bridge
One Fayette Street, Suite 150
Conshohocken, Pennsylvania 19428

CHS is a leading provider of comprehensive home infusion therapy and home nursing products and services to patients suffering from acute or chronic conditions. Home infusion therapy involves the preparation, delivery, administration and clinical monitoring of pharmaceutical treatments that are administered to a patient via intravenous, subcutaneous, intramuscular and intra-spinal methods. These therapies are prescribed when a patient’s condition is so severe that it cannot be treated effectively by oral medications. CHS operates in two business segments: home infusion therapy and home nursing. Through its home infusion therapy segment, CHS provides for infusion pharmaceuticals, biopharmaceuticals, nutrients and related services and equipment to patients in the home through 35 infusion locations servicing 22 states, primarily in the eastern United States. Through its home nursing segment, CHS provides nursing and therapy visits as well as private duty nursing services to patients in the home through 33 home nursing locations servicing six states. As of September 30, 2009, CHS had approximately 15,000 active patients on service through its branch network. CHS has relationships with a large number of payors, including insurers, managed care organizations and government payors. In the nine months ended September 30, 2009 and in the year ended December 31, 2008, CHS generated net revenue of $187.5 million and $230.9 million, respectively.

CHS was incorporated in Delaware on August 8, 2006 under the name KCHS Holdings, Inc. and changed its name to Critical Homecare Solutions Holdings, Inc. in 2007. CHS was formed by Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P. (collectively, the “Kohlberg Entities”) in connection with the acquisition by CHS of Specialty Pharma, Inc. (“Specialty Pharma”) and New England Home Therapies, Inc. (“New England Home Therapies”). Specialty Pharma is a comprehensive home infusion provider and specialty pharmacy provider based in Connecticut. New England Home Therapies is a Massachusetts-based provider of home infusion products and services. CHS is a holding company that conducts substantially all of its operations through its direct and indirect subsidiaries. CHS is headquartered in Conshohocken, Pennsylvania.

Board of Directors and Management of BioScrip Following the Transaction (see page 49)

Following the transaction, the BioScrip board of directors will be expanded to 10 directors from nine directors (with an existing vacancy). The existing vacancy and the vacancy created by the increase in the authorization of the additional directorship will be filled by two directors designated by the Stockholders’ Representative upon the closing of the merger. We refer to the directors designated by the Stockholders’ Representative as the Kohlberg Director Designees. The two Kohlberg Director Designees will hold office until the next annual meeting of BioScrip’s stockholders and until their successors are duly elected and qualified, unless sooner displaced.

For as long as the Stockholders’ Representative has the right to designate one or more Kohlberg Director Designees pursuant to the terms of the Stockholders’ Agreement, as described in the section entitled “The Stockholders’ Agreement,” and except as may be prohibited by applicable law, at least one of the Kohlberg Director Designees will be entitled to representation on each of the audit committee, the management development and compensation committee and the corporate strategy committee of BioScrip’s board of directors.

The Special Meeting of BioScrip Stockholders (see page 31)

Time; Date; Place.  We will hold a special meeting of our stockholders at BioScrip’s executive offices located at 100 Clearbrook Road, Elmsford, New York 10523 on Thursday, March 25, 2010 at 9:00 a.m., local time.

Purpose of the Meeting.  At the special meeting, you will be asked to vote on the proposals described below. In addition, at the special meeting, we may transact such other business as may properly come before the special meeting or any properly reconvened special meeting following an adjournment of the special meeting.

•	The Issuance of Common Stock Proposal (Proposal No. 1). You will be asked to approve the issuance of up to approximately 12.9 million shares of BioScrip common stock (subject to increase as described in this proxy statement if the net indebtedness of CHS is less than $132 million at closing), as well as 3,400,945 shares of common stock to be issued upon exercise of warrants to be issued to the Stockholders and certain optionholders of CHS, pursuant to the Agreement and Plan of Merger. If the issuance of shares of BioScrip’s common stock is approved, then in accordance with the Agreement and Plan of Merger, CHS will merge with and into Camelot, with Camelot as the surviving entity. The approval of the issuance of BioScrip common stock is a condition to the completion of the merger with CHS.

•	The Adjournment Proposal (Proposal No. 2). You may be asked to approve an adjournment of the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve Proposal No. 1. The approval of the adjournment of the special meeting is not a condition to completion of the merger with CHS.

Record Date; Shares Entitled to Vote.  BioScrip has fixed the close of business on February 8, 2010 as the record date for the determination of holders of BioScrip common stock entitled to receive notice of and to vote at the special meeting and any adjournment of the special meeting. No other shares of BioScrip capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, BioScrip had outstanding and entitled to vote 40,420,776 shares of common stock.

Required Votes.  Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections of the special meeting. The inspector of elections also will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the record date for the special meeting is necessary to constitute a quorum at the special meeting. Shares of common stock represented at the special meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining the presence of a quorum.

The proposal to approve the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger, must be approved by the affirmative vote of the holders of a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting at which a quorum is present. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies must be approved by the affirmative vote of the holders of a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present.

The approval of the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger is a condition to the completion of the merger with CHS. As a result, a vote against the proposal relating to the issuance of BioScrip common stock effectively will be a vote against the merger of BioScrip with CHS.

The approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to issue shares of BioScrip common stock is not a condition to the completion of the merger with CHS.

Recommendation of the BioScrip Board of Directors.  The BioScrip board of directors has unanimously determined that the merger with CHS is fair to and in the best interests of BioScrip and its stockholders and approved the issuance of BioScrip common stock in accordance with the Agreement and Plan of Merger and the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal.

The BioScrip board of directors recommends that you vote “FOR” the approval of the issuance of BioScrip common stock in accordance with the Agreement and Plan of Merger and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the common stock issuance proposal.

The Agreement and Plan of Merger (see page 53)

The Agreement and Plan of Merger, which is attached to this proxy statement as Annex A, is described in more detail beginning on page 53. We urge you to read the Agreement and Plan of Merger in its entirety because this document is the legal document governing the proposed merger with CHS.

Completion of the Merger with CHS is Subject to Conditions.  The obligations of BioScrip to consummate the merger with CHS are subject to the satisfaction or waiver of various conditions, including:

•	BioScrip’s stockholders adopting and approving the proposal to issue shares of BioScrip common stock at the special meeting of stockholders called for this purpose;

•	the representations and warranties of the Stockholders and CHS being true and correct as of the date of closing, or, to the extent they expressly relate to a specific date, then as of that specific date, with only these exceptions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	any waiting period under the HSR Act applicable to the merger having terminated or expired;

•	on the date of closing, there existing no injunction or other order issued by any government authority or court of competent jurisdiction which prohibits the consummation of the merger or materially deprives BioScrip of the benefits of the merger;

•	BioScrip having received payoff letters with respect to the payment of the aggregate outstanding principal and accrued interest and other amounts payable in respect of certain CHS credit agreements and the release of any liens related thereto;

•	all required licenses, permits, consents, authorizations, approvals, qualifications and orders of governmental authorities and certain other persons having been obtained;

•	the Escrow Agreement having been executed and delivered by the Stockholders’ Representative;

•	the Stockholders’ Agreement having been executed and delivered by each of the Stockholders and any holders of CHS stock options, if any, receiving shares of BioScrip’s common stock in connection with the merger with CHS;

•	BioScrip having received the proceeds of the debt financing on the specified terms;

•	BioScrip having received the opinion of King & Spalding LLP to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	BioScrip having received the audited consolidated balance sheet of CHS and its subsidiaries as of December 31, 2009 and the related audited consolidated statements of income, shareholders’ equity and cash flows of CHS and its subsidiaries for the year then ended, together with the notes and schedules thereto and an unqualified audit opinion of its independent registered public accounting firm with respect thereto;

•	BioScrip having received the accountants’ consent and “comfort” letters that have been reasonably requested under the Agreement and Plan of Merger prior to the closing date in connection with the debt financing;

•	in the event that the Stockholders would receive BioScrip common stock valued at the Applicable Stock Value (as defined below) as a result of cash amounts that otherwise would have been paid to the Stockholders causing the Threshold Percentage (as defined below) to be lower than 40.5% at the time of such payments, the Applicable Stock Value (as determined at 4:00 p.m. as of the last trading day immediately preceding the scheduled date of closing, and as adjusted for splits, conversions and reverse splits) not being less than $5.2151. The term “Applicable Stock Value” means the average of the high and low selling prices of a share of BioScrip’s common stock quoted on NASDAQ, as reported by The Wall Street Journal, for the last trading day immediately before (1) January 24, 2010 if, as of the closing date, Temp. Reg. section 1.368-1(e)(2) has not expired or has been replaced by a regulation permitting or requiring BioScrip’s common stock to be valued, for purposes of applying the continuity of interest requirement under Section 368 of the Code, on the last trading day immediately before January 24, 2010, or (2) the date of closing if the condition described in clause (1) above is not satisfied as of such date. The term “Threshold Percentage” means the quotient (expressed as a percentage) obtained by dividing (i) the product of the aggregate number of shares of BioScrip’s common stock delivered to the Stockholders under the Agreement and Plan of Merger (excluding the 2,969,516 shares to be held in escrow) multiplied by the Applicable Stock Value (the “Non-Escrow Stock Consideration”), by (ii) the sum of (a) the Non-Escrow Stock Consideration, plus (b) the aggregate amount of cash paid to the Stockholders, plus (c) all amounts payable to the holders of CHS’s Series A Preferred Stock, $0.001 par value per share, at the closing of the merger, plus (d) $15 million (which represents the aggregate fair market value of the warrants to be issued pursuant to the Warrant Agreement); and

•	CHS, the Stockholders’ Representative and the Stockholders having satisfied other customary closing conditions.

The obligations of CHS to effect the transactions contemplated by the Agreement and Plan of Merger are conditioned on the satisfaction or waiver of various conditions, including:

•	the representations and warranties of BioScrip being true and correct in all material respects as of the date of closing, or, to the extent they expressly related to a specific date, then as of the specific date, with only those exceptions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	any waiting period under the HSR Act applicable to the merger having terminated or expired;

•	on the date of closing, there existing no injunction or other order issued by any government authority or court of competent jurisdiction which prohibits the consummation of the merger;

•	all required licenses, permits, consents, authorizations, approvals, qualifications and orders of governmental authorities and certain persons having been obtained;

•	the Escrow Agreement having been executed and delivered by the Stockholders’ Representative and BioScrip;

•	the Stockholders’ Agreement having been executed and delivered by each of the Stockholders and any holders of CHS stock options, if any, receiving shares of BioScrip’s common stock in connection with the merger with CHS;

•	BioScrip having received the proceeds of the debt financing on the specified terms;

•	the BioScrip stockholders having approved the proposal to issue shares of BioScrip common stock;

•	CHS having received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the per share price (as determined at 4:00 pm as of the relevant date) of BioScrip’s common stock on NASDAQ (as adjusted for splits, conversions and reverse splits) not being less than $5.2151 for the 10 trading days immediately preceding the scheduled date of closing; and

•	BioScrip having satisfied other customary closing conditions.

BioScrip Financing.  In addition to the completion of all those conditions to the merger on the parts of CHS and BioScrip to be performed as described above, the financing offered by Jefferies Finance may be terminated by it at any time prior to the closing upon the failure of certain customary conditions precedent.

The Agreement and Plan of Merger May Be Terminated under Certain Circumstances.  The Agreement and Plan of Merger may be terminated at any time prior to the closing, whether before or after approval by BioScrip stockholders of the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger, in any of the following ways:

•	by mutual written consent of BioScrip and the Stockholders’ Representative; or

•	by either BioScrip or the Stockholders’ Representative if the closing date has not occurred on or before June 30, 2010 (subject to extension by mutual agreement in the event of regulatory or antitrust issues), but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger; or

•	subject to BioScrip’s obligations relating to challenges to the merger as violative of antitrust laws, by BioScrip or the Stockholders’ Representative if a court of competent jurisdiction or other governmental authority has issued an order or injunction or taken any other action (which order, injunction or action the parties will use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Agreement and Plan of Merger and such order or action has become final and nonappealable; or

•	by the Stockholders’ Representative, if neither CHS nor any of the Stockholders is then in material breach of any term of the Agreement and Plan of Merger, upon written notice to BioScrip, upon a material breach of any representation, warranty or covenant of BioScrip contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Agreement and Plan of Merger cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by the Stockholders’ Representative to BioScrip; or

•	by BioScrip, if BioScrip is not then in material breach of any term of the Agreement and Plan of Merger, upon written notice to Stockholders’ Representative, upon a material breach of any representation, warranty or covenant of CHS or the Stockholders contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Agreement and Plan of Merger cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by BioScrip to the Stockholders’ Representative; or

•	by the Stockholders’ Representative or BioScrip if the BioScrip stock issuance proposal has been submitted to the BioScrip stockholders for adoption by written consent or at a duly convened special meeting of stockholders (or adjournment thereof) and the approval of the BioScrip stockholders was not obtained.

Indemnification.  Subject to certain limitations, from and after the closing date, each Stockholder has agreed, on a several basis (and not joint or joint and several), to indemnify and hold harmless BioScrip, its affiliates and their respective officers, directors, employees, stockholders, partners, and members (each, a “BioScrip Indemnitee”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any covenant or agreement made under the Agreement and Plan of Merger by the Stockholders, (ii) breach of any covenant or agreement made under the Agreement and Plan of Merger by CHS or of its subsidiaries (solely with respect to covenants and agreements to be made or performed by CHS or any of its subsidiaries prior to the closing) (the “CHS Covenants”) (other than breaches of certain tax covenants and any Losses arising from taxes imposed on CHS or any of its subsidiaries as a result of a breach of any of the CHS Covenants, all of which are governed by a separate tax indemnity described below), (iii) breach of any of CHS’s representations (other than breaches of the tax representations which are governed by a separate tax indemnity described below), (iv) breach of any of the representations of the Stockholders, (v) any earnout or other amounts paid to the sellers or any other parties in connection with that certain Stock Purchase Agreement by and among Option Health, Ltd. (d/b/a Optioncare of the Quad Cities), Kathy Budge (f/k/a Kathy Goodwin) and Infusion Partners LLC, dated as of June 10, 2009, and (vi) claims made in pending or future suits, actions, investigations or other legal proceedings in respect of that certain membership interest purchase agreement dated as of June 20, 2008 by and between Professional Home Care Services, Inc. and Alexander Infusion, LLC, including the lawsuit filed by Alexander Infusion, LLC in the Supreme Court of the State of New York, Nassau County, on or around March 31, 2009. Each Kohlberg Entity will jointly and severally indemnify and hold harmless the BioScrip Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to the Agreement and Plan of Merger.

Subject to certain limitations, BioScrip has agreed to indemnify and hold harmless the Stockholders, and each of their respective affiliates, officers, directors, employees, stockholders, partners and members, and prior to the closing, CHS and any of its subsidiaries and their respective officers, directors and employees, from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of

BioScrip or Camelot in the Agreement and Plan of Merger and (ii) the breach of any covenant or agreement made by BioScrip or Camelot in the Agreement and Plan of Merger.

The indemnification provided for under the Agreement and Plan of Merger is described in more detail in the section entitled “The Agreement and Plan of Merger” below.

The Stockholders’ Agreement (see page 68)

The Stockholders’ Agreement, which is attached to this proxy statement as Annex B, is described in more detail beginning on page 68. We urge you to read the entire Stockholders’ Agreement carefully because it is the legal document governing important aspects of the relationship among the parties to the Stockholders’ Agreement.

The Stockholders’ Agreement grants rights to the Stockholders’ Representative and the parties to the Stockholder’s Agreement, including with respect to the designation of nominees for election to the BioScrip board of directors upon the closing of the merger. The Stockholders’ Agreement also contains transfer restrictions and standstill restrictions relating to shares of our common stock that will be issued to the Stockholders and certain optionholders of CHS in connection with the merger.

In addition, the Stockholders’ Agreement gives rights with respect to the registration under the Securities Act of the shares of BioScrip common stock to be issued to the Stockholders and certain optionholders of CHS, including the shares to be issued in connection with the exercise of the warrants, pursuant to the Agreement and Plan of Merger. Pursuant to the Stockholders’ Agreement, the holders of the BioScrip common stock issued in connection with the merger will be entitled to unlimited registration rights on Form S-3 (or any successor form then in effect), so long as BioScrip is eligible to file a registration statement on Form S-3 at the time of the exercise of any registration right, beginning on the six month anniversary of the closing date of the merger and BioScrip has agreed to use commercially reasonable efforts to file such registration statement within a specified time and to cause it to become effective as soon as possible after the filing; and if at any time following the closing date of the merger, BioScrip proposes for any reason to register its own shares or shares held by any holder of shares of the BioScrip common stock issued in connection with the merger (other than on Form S-4 or Form S-8), then such stockholders will have unlimited pro rata “piggyback” rights subject to underwriter cutbacks that will be pro rata among all such holders. In either case, the demand for registration rights will be subject to customary limitations on the minimum amount to be registered and on the right to demand a registration for a period of three months following the exercise of the registration right. BioScrip will bear all expenses (exclusive of underwriting commissions payable by selling stockholders) of such Form S-3 and piggyback registrations.

Unless otherwise terminated earlier in accordance with its terms, the Stockholders’ Agreement will terminate upon the written consent of BioScrip and the stockholders party to the Stockholders’ Agreement holding not less than a majority of the aggregate issued and outstanding shares of BioScrip common stock beneficially owned by the stockholders. In addition, if the Agreement and Plan of Merger is terminated in accordance with its terms, then the Stockholders Agreement will automatically, and without any further action of the parties to the Stockholders’ Agreement, terminate and be of no further force and effect.

The Warrant Agreement (see page 72)

BioScrip has agreed to enter into a Warrant Agreement with the Stockholders and certain optionholders of CHS pursuant to which BioScrip will issue to such parties warrants to purchase an aggregate of 3,400,945 shares of BioScrip’s common stock, subject to adjustment as described in the Warrant Agreement. The Warrant Agreement, which is attached as Annex C, is described in more detail beginning on page 72. We urge you to read the Warrant Agreement in its entirety because it is a legal document governing important aspects of the consideration paid to certain CHS stockholders upon the consummation of the merger.

The Common Stock Voting Agreement (see page 74)

Certain of our directors and executive officers have entered into a Common Stock Voting Agreement with CHS and the Stockholders’ Representative pursuant to which such directors and executive officers have agreed to vote their shares in favor of the proposal to issue shares of BioScrip common stock, and to vote their shares against any action that would impede, delay or interfere with the approval and adoption the merger with CHS. Pursuant to the Common Stock Voting Agreement, such directors and executive officers also agreed to vote their shares in favor of each of the two Kohlberg Director Designees at the first annual meeting of the BioScrip stockholders following the closing of the merger with CHS.

Escrow Agreement (see page 76)

We have agreed to enter into an Escrow Agreement with U.S. Bank National Association, as escrow agent, and the Stockholders’ Representative. The Escrow Agreement will specify the respective rights and obligations of the parties with respect to the escrow property, which will consist of 2,696,516 shares of our common stock having an aggregate value of $22.5 million (based on a value per share of $8.3441), and all dividends and interest income earned on the escrow property. Under the terms of the Escrow Agreement, the escrow property may be disbursed (i) in the case that a purchase price adjustment is required to be paid, or (ii) pursuant to indemnification obligations, in each case in accordance with the terms of the Agreement and Plan of Merger. The Escrow Agreement also will set forth the process by which the parties may dispute the disbursement of any shares of BioScrip common stock from the escrow property.

Regulatory Approvals Required for the Merger with CHS (see page 49)

Under the HSR Act and the rules and regulations promulgated thereunder, BioScrip’s merger with CHS may not be consummated until required information and materials have been furnished to the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), and certain waiting period requirements have expired or been terminated. On January 29, 2010, each of BioScrip and CHS filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. At any time before the closing of the merger, the DOJ, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of BioScrip or CHS. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CHS, through its subsidiaries, holds healthcare licenses, permits and registrations with various state and federal agencies, including home health agency licenses, pharmacy licenses and registrations with the U.S. Drug Enforcement Administration. In connection with the merger, certain of these licenses, permits and registrations may need to be transferred or new ones obtained to reflect the change in control of CHS. Further, CHS, through its subsidiaries, participates in Medicare and various state Medicaid programs. In connection with the merger, some of these Medicare provider numbers may need to be transferred or new ones obtained to reflect the change in control of CHS. There could be interruption of cash flow and/or loss of revenue during the pendency of any changes to CHS’s Medicare provider numbers.

Material U.S. Federal Income Tax Consequences of the Merger (see page 50)

BioScrip and CHS intend that the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to closing that each of BioScrip and CHS receive an opinion of legal counsel to that effect. If the merger qualifies as a reorganization, (i) no gain or loss will be recognized by BioScrip or CHS as a result of the merger, and (ii) a U.S. holder of CHS common stock generally will recognize any gain (but not loss) realized on the exchange of CHS common stock for BioScrip common stock, cash and warrants to purchase BioScrip common stock. However, the amount of the holder’s taxable gain will not exceed the amount of cash received by the holder on the exchange.

Anticipated Accounting Treatment (see page 50)

The merger will be accounted for by BioScrip as an acquisition. The aggregate consideration paid by BioScrip in connection with the merger will be allocated to CHS’s assets and liabilities based on their fair values, with any excess being treated as goodwill. CHS’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of BioScrip after consummation of the merger.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents historical per share data for BioScrip and CHS; pro forma per share data for BioScrip after giving effect to the merger with CHS; and pro forma equivalent per share data for CHS with respect to the portion of the merger consideration that will be received in the form of shares of BioScrip common stock. You should read this table in conjunction with the historical audited and unaudited consolidated financial statements of BioScrip that are filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this document and the historical consolidated financial statements of CHS contained elsewhere in this document. See the sections entitled “Where You Can Find More Information” beginning on page 130 and “Critical Holding Solutions Holdings, Inc. Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 99.

We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of BioScrip would actually have been had the merger with CHS and other pro form adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations BioScrip will achieve after the merger with CHS.

The accompanying unaudited per share data gives effect to the merger with CHS assuming a purchase price of $110 million in cash, the assumption of $132 million of CHS debt and the issuance of BioScrip common stock and warrants. The pro forma adjustments related to the merger with CHS are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of CHS, as the process to assign a fair value to the various tangible and intangible assets acquired has only just commenced. The pro forma adjustments, including the allocations of purchase price, are very preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Final adjustments will result in modifications to the final purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations. The effect of the changes to the statements of operations could be material. The pro forma financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The pro forma per share data does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger with CHS. The pro forma per share data does not reflect restructuring or exit costs that may be incurred by BioScrip or CHS in connection with the merger with CHS.

				CHS
	BioScrip	BioScrip	CHS	Equivalent
	Historical	Pro Forma	Historical	Pro Forma

Net Income (loss) per common share — basic:(A)
Fiscal year ended December 31, 2008	$(1.93)	$(1.51)	$0.06	$(0.21)
Nine months ended September 30, 2009	$0.35	$0.30	$0.11	$0.04
Net Income (loss) per common share — diluted:(A)
Fiscal year ended December 31, 2008	$(1.93)	$(1.51)	$0.06	$(0.21)
Nine months ended September 30, 2009	$0.34	$0.29	$0.10	$0.04
Cash dividends per share:
Fiscal year ended December 31, 2008	$0.00	$0.00	$0.00	$0.00
Nine months ended September 30, 2009	$0.00	$0.00	$0.00	$0.00
Book value per share as of September 30, 2009	$2.87	$4.36	$1.00	$0.61

(A)	CHS Historical amounts are based on CHS net income available to common stockholders.

PER SHARE MARKET PRICE DATA

BioScrip common stock trades on NASDAQ under the symbol “BIOS.” The following table shows the high and low closing sale prices for BioScrip common stock for the periods indicated, based on NASDAQ composite transactions.

	High	Low

Fiscal Year 2007
First Quarter	3.85	2.88
Second Quarter	4.96	3.00
Third Quarter	6.84	4.44
Fourth Quarter	9.82	6.35
Fiscal Year 2008
First Quarter	8.47	5.65
Second Quarter	7.06	2.55
Third Quarter	5.07	1.94
Fourth Quarter	5.00	1.26
Fiscal Year 2009
First Quarter	2.84	1.35
Second Quarter	5.99	1.95
Third Quarter	7.29	5.26
Fourth Quarter	9.05	6.25
Fiscal Year 2010
First Quarter (through February 22, 2010)	8.74	6.59

The closing sale price of BioScrip’s common stock as reported on NASDAQ on January 22, 2010, the last trading date before the public announcement of the proposed merger with CHS, was $7.82 per share. The closing sale price of BioScrip common stock as reported on NASDAQ on February 22, 2010, the latest practicable date before mailing of this proxy statement, was $7.29 per share. As of the record date, there were 284 holders of record of BioScrip common stock based on information provided by our transfer agent. The number of stockholders of record does not reflect the actual number of individual or institutional stockholders that own BioScrip common stock because most stock is held in the name of nominees. There are a substantially greater number of beneficial holders of BioScrip common stock.

We have never declared or paid any cash dividends on our common stock and we do not anticipate paying cash dividends on our common stock in the foreseeable future.

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. The information is only a summary and should be read in conjunction with each company’s historical financial statements and related notes thereto contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of CHS, BioScrip or the combined company following the merger.

The following table sets forth selected historical financial data of CHS. The information presented below is only a summary. You should read it together with CHS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and historical consolidated financial statements and accompanying notes in this proxy statement.

CHS had no operations prior to the acquisitions of CHS’s predecessors in September 2006. For all periods prior to September 2006, the information set forth below has been derived from the following sources:

•	The consolidated statement of operations data for the years ended December 31, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from each of CHS’s predecessors’ consolidated financial statements and the related notes thereto.

•	The consolidated statement of operations data for the eight months ended August 31, 2006 and the consolidated balance sheet data as of August 31, 2006 have been derived from each of CHS’s predecessors’ audited consolidated financial statements and the related notes thereto, which were audited by Deloitte & Touche LLP, an independent registered public accounting firm, and which are included elsewhere in this proxy statement.

CHS’s consolidated statement of operations data for the four months ended December 31, 2006 and the years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2006, 2007 and 2008 have been derived from CHS’s audited consolidated financial statements and related notes thereto, which were audited by Deloitte & Touche LLP, an independent registered public accounting firm, and which are included elsewhere in this proxy statement.

CHS’s consolidated statements of operations data for the nine months ended September 30, 2009 and 2008 and the consolidated balance sheet data as of September 30, 2009 and 2008 have been derived from CHS’s unaudited condensed consolidated financial statements and the related notes thereto, which are included elsewhere in this proxy statement and have been prepared on the same basis as CHS’s audited financial statements. In the opinion of CHS’s management, CHS’s unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. CHS’s results of operations for the nine months ended September 30, 2009 and 2008 are not necessarily indicative of the results that can be expected for the full year or for any future period. The financial data gives effect to various acquisitions from the date of acquisition.

						Predecessor			Predecessor
	CHS(1)					(New England Home Therapies)(1)			(Specialty Pharma)(1)
					Period from	Period from			Period from
	Nine Months Ended		Fiscal Year Ended		September 1–	January 1–	Fiscal Year Ended		January 1–	Fiscal Year Ended
	September 30,		December 31,		December 31,	August 31,	December 31,		August 31,	December 31,
	2009	2008	2008	2007	2006	2006	2005	2004	2006	2005	2004
	(in thousands, except per share amounts)

Statements of Operations Data:
Revenue	$187,457	$166,746	$230,868	$193,853	$16,897	$13,217	$17,266	$15,374	$19,741	$29,287	$26,575
Gross Profit	$96,326	$87,320	$118,910	$98,507	$7,746	$7,508	$9,803	$8,294	$7,322	$11,934	$11,163
Terminated transaction costs(2)	$—	$2,187	$3,580	$4,379	$—	$—	$—	$—	$—	$—	$—
(Loss) gain related to reorganization(3)	$—	$—	$—	$—	$—	$—	$(56)	$9,144	$—	$—	$—
Net (loss) income	$11,650	$6,183	$5,967	$1,612	$286	$647	$1,006	$9,564	$(781)	$157	$233
Income available to common stockholders	$10,359	$6,107	$5,723	$1,612	$286	$647	$1,006	$9,564	$(1,132)	$(335)	$(220)
Net income (loss) available to common stockholders per share — basic	$0.11	$0.07	$0.06	$0.02	$0.01	$323.68	$503.02	$4,781.78	$(16.59)	$(4.91)	$(3.23)
Net income (loss) available to common stockholders per share — diluted	$0.10	$0.06	$0.06	$0.02	$0.01	$323.68	$503.02	$4,781.78	$(16.59)	$(4.91)	$(3.23)
Weighted average shares outstanding used in computing:
basic income (loss) per share	90,898	90,898	90,898	86,050	25,350	2	2	2	68	68	68
diluted income (loss) per share	104,424	95,941	96,857	86,840	25,350	2	2	2	68	68	68
Balance Sheet Data:
Working capital(4)	$30,078	$31,325	$32,515	$27,346	$5,807	$2,020	$1,530	$1,534	$1,953	$2,011	$2,612
Short term debt (including capital leases)	$8,090	$5,280	$5,989	$3,214	$1,041	$716	$881	$729	$1,953	$2,635	$3,007
Long term debt (including capital leases)	$134,208	$149,181	$145,831	$151,580	$24,981	$2,429	$2,237	$3,025	$1,318	$1,547	$2,155
Total assets	$312,251	$301,473	$306,880	$288,270	$61,512	$7,230	$6,474	$5,504	$11,731	$13,922	$15,133
Stockholders’ equity (deficit)	$116,129	$103,362	$103,429	$96,274	$25,461	$1,652	$1,144	$138	$(1,456)	$(324)	$12
Book value per common share outstanding	$1.3	$1.1	$1.1	$1.1	$1.0	$826.0	$572.0	$69.0	$(21.3)	$(4.7)	$0.2
Common shares outstanding at end of period	90,898	90,898	90,898	90,898	25,350	2	2	2	68	68	68

(1)	No dividends were declared by CHS’s predecessors or CHS for any of the periods presented.
(2)	2008 primarily reflects transaction costs relative to the termination of CHS’s proposed acquisition by MBF Healthcare Acquisition Corp, which was effective October 31, 2008. 2007 reflects stock issuance costs, relative to the termination of CHS’s initial public offering on Form S-1 with the SEC in January 2008.
(3)	Relates to New England Home Therapies’ Plan of Reorganization, pursuant to the provisions of Chapter 11 of the Bankruptcy Code, filed in February 2004 for the restructuring of its outstanding creditor claims.
(4)	Working capital includes current portion of deferred tax assets, capital lease obligations and long term debt.

SUMMARY SELECTED HISTORICAL CONSOLIDATED
FINANCIAL DATA OF BIOSCRIP

The following information is being provided to aid in your analysis of the financial aspects of the merger with CHS. BioScrip derived its financial information from its audited financial statements for fiscal years 2004 through 2008 and from its unaudited financial statements for the nine months ended September 30, 2009 and September 30, 2008. In the opinion of BioScrip’s management, this unaudited interim period information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the nine months ended September 30, 2009 and September 30, 2008. Results for interim periods should not be considered indicative of results for any other periods or for the year.

The selected consolidated financial data presented below should be read in conjunction with, and is qualified by reference to, BioScrip’s historical audited and unaudited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in BioScrip’s annual reports, quarterly reports and other information on file with the SEC and incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 130. The 2005 information below includes Chronimed, Inc. beginning March, 2005 and Northland beginning October, 2005. The 2006 information below includes Intravenous Therapy Services, Inc. beginning March, 2006.

	Nine Months Ended
	September 30,		Fiscal Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in thousands, except per share amounts)

Statement of Operations Data:
Revenue(1)	$987,974	$1,035,338	$1,401,911	$1,197,732	$1,151,940	$1,072,895	$630,516
Gross profit	$115,874	$104,179	$142,170	$137,015	$118,056	$116,376	$68,156
Merger related expenses(2)	$—	$—	$—	$—	$58	$4,575	$—
Goodwill and intangible impairment(3)	$—	$—	$93,882	$—	$—	$25,165	$—
Net (loss) income (4, 5, 6)	$13,409	$2,552	$(74,032)	$3,317	$(38,289)	$(23,847)	$7,033
Net (loss) income per common share—basic	$0.35	$0.07	$(1.93)	$0.09	$(1.03)	$(0.70)	$0.32
Net (loss) income per common share—diluted (7)	$0.34	$0.07	$(1.93)	$0.09	$(1.03)	$(0.70)	$0.31
Weighted average common shares outstanding used in computing:
basic (loss) income per share	38,807	38,359	38,417	37,647	37,304	34,129	22,245
diluted (loss) income per share (7)	39,345	39,187	38,417	38,491	37,304	34,129	22,702
Balance Sheet Data:
Working capital	$76,153	$55,296	$58,844	$49,213	$37,023	$67,488	$13,968
Line of credit	$39,584	$55,024	$50,411	$33,778	$52,895	$7,427	$7,303
Total assets(3, 6)	$240,180	$336,963	$246,957	$296,822	$305,456	$298,629	$185,788
Stockholders’ equity(3, 6)	$112,701	$171,628	$95,537	$166,203	$161,833	$195,765	$115,683
Book value per common share outstanding(3, 6)	$2.87	$4.47	$2.47	$4.35	$4.32	$5.28	$5.19
Common shares outstanding at end of period	39,272	38,403	38,691	38,251	37,488	37,094	22,307

(1)	Revenues in 2008 include Competitive Acquisition Program (“CAP”) revenues of $54.0 million for the nine months ended September 30, 2008 and $71.2 million for the twelve months ended December 31, 2008. The CAP program ended December 31, 2008. Revenues in 2008 also include United Healthcare (“UHC”) HIV/AIDS and solid organ transplant services of $83.7 million for the nine months ended September 30, 2008 and $116.6 million for the twelve months ended December 31, 2008. 2009 revenues include $23.3 million related to the UHC HIV/AIDS and solid organ transplant services which were terminated in 2009. Certain pharmacy benefit management customer contracts ended in 2007 and prior years. Revenue related to these contracts was $15 million, $76.8 million, $154.8 million and $136.1 million in the years 2007, 2006, 2005 and 2004, respectively.

(2)	Reflects merger, integration and re-branding expenses related to the acquisition of Chronimed, Inc. on March 12, 2005.

(3)	2008 includes a $90.0 million charge related to impairment of goodwill, and a $3.9 million charge related to write-off of remaining intangible assets. 2005 includes a $6.6 million charge related to write-off of non-compete agreements, trade names and customer lists due to our rebranding strategy in the Specialty Pharmacy Services segment and an $18.6 million charge, related to goodwill impairment in the Traditional Pharmacy Services segment which includes pharmacy benefit management services. These charges reduced book value by $2.32 per common share as of December 31, 2008 and $0.68 per common share as of December 31, 2005.

(4)	Net income in 2004 includes a $0.5 million charge, net of tax, related to a settlement with Value Options of Texas, Inc.

(5)	Net loss in 2005 includes a $4.3 million charge, net of tax, to reflect an increase in the allowance for doubtful accounts receivable created by lower than expected collections during the merger integration period.

(6)	Net loss in 2006 includes a $25.7 million income tax charge for the establishment of a valuation allowance recorded against deferred tax assets. This adjustment reduced book value by $0.68 per common share outstanding as of December 31, 2006.

(7)	The 2008, 2006 and 2005 net loss per diluted share excludes the effect of common stock equivalents, as their inclusion would be anti-dilutive.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL DATA OF BIOSCRIP

The following table reflects the pro forma effect of the merger with CHS on (1) the balance sheet data of BioScrip as of September 30, 2009, (2) the statement of operations data of BioScrip for the fiscal year ended December 31, 2008 and (3) the statement of operations data for BioScrip for the nine months ended September 30, 2009.

This information is only a summary. You should read the unaudited pro forma combined condensed financial statements and other information and the accompanying notes that are included elsewhere in this document. You should also read the historical information and related notes of BioScrip that are incorporated by reference into this document and the historical financial statements and related notes for CHS contained elsewhere in this document.

The unaudited pro forma combined condensed balance sheet data shows the estimated effects of the merger with CHS as if it had occurred on September 30, 2009. The unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2008 and the nine month period ended September 30, 2009 show the estimated effects of the merger with CHS as if it had occurred on January 1, 2008. We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of BioScrip would actually have been had the merger with CHS and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations BioScrip will achieve after the merger with CHS.

The pro forma financial information does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger with CHS. The pro forma financial information also does not reflect expenses relating to integration activities or exit costs that may be incurred by BioScrip or CHS in connection with the merger with CHS.

		Pro Forma
	Pro Forma	Year Ended
	Nine Months Ended	December 31,
	September 30, 2009	2008
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$1,175,431	$1,632,779
Gross profit	$212,200	$261,080
Goodwill and intangible impairment	$—	$93,882
Net income (loss)	$15,274	$(77,784)
Income (loss) per common share — basic(A)	$0.30	$(1.51)
Income (loss) per common share — diluted(A)	$0.29	$(1.51)
Balance Sheet Data:
Working capital	$174,676
Total assets	$669,779
Stockholders’ equity	$227,701

(A)	CHS Historical amounts are based on CHS net income available to common stockholders.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented in this proxy statement. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect BioScrip following the merger.

Although we expect that the merger with CHS will result in benefits to BioScrip, we may not realize those benefits because of integration difficulties.

Integrating the operations of the businesses of CHS successfully or otherwise realizing any of the anticipated benefits of the merger with CHS, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations and the market price of BioScrip common stock may decline as a result.

Realizing the benefits of the merger will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

•	the inability of BioScrip to achieve the cost savings and operating synergies anticipated in the merger, including synergies relating to increased purchasing efficiencies and a reduction in costs associated with the merger, which would prevent BioScrip from achieving the positive earnings gains expected as a result of the merger;

•	diversion of management attention from ongoing business concerns to integration matters;

•	difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;

•	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;

•	difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;

•	challenges in demonstrating to customers of BioScrip and to customers of CHS that the merger will not result in adverse changes in customer service standards or business focus; and

•	possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters.

We may not successfully integrate the operations of the businesses of CHS in a timely manner, and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the merger with CHS to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

If the merger is completed and BioScrip is unable to manage its growth profitably, its business, financial results and stock price could suffer.

BioScrip’s future financial results will depend in part on its ability to profitably manage its growth on a combined basis with CHS. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. We expect to spend approximately $3 million of integration-related capital expenditures in the first 12 months after completion of the transaction and to incur $5 million of integration-related non-recurring expenses during that 12-month period. If the integration-related expenses and capital expenditure requirements are greater than anticipated, or if BioScrip is unable to manage its growth profitably after the merger, the financial results and market price of BioScrip’s common stock may decline.

BioScrip’s financing commitment for the merger is subject to certain conditions and an expiration date, and therefore may not be available to provide us with adequate financing to complete the merger.

It is a condition to the completion of the merger that we will have received financing in an amount sufficient to consummate the merger. As described in “The Transaction — Financing Related to the Transaction” beginning on page 48, we have received a commitment for such financing, comprised of a senior secured term loan and, in the event we are not successful in effecting an offering of senior unsecured notes before the closing of the merger, borrowings under a senior bridge loan facility. In addition, we have received a commitment for a senior secured revolving credit facility which will be available for borrowings by us after the closing of the merger. However, the financing commitment will expire on June 30, 2010, even if the merger has not been completed by that date, and is subject to certain conditions, including the negotiation of acceptable legal documentation. There can be no assurance that all of these conditions will be satisfied or that we will be able to obtain adequate financing if we do not complete the merger prior to the expiration of our financing commitment.

We anticipate that the significant indebtedness that will be incurred if we complete the merger will impose operating and financial restrictions on us which, together with the resulting debt service obligations, may significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations.

We intend to borrow or assume an aggregate of approximately $325 million (not including up to $50 million that would also be available under our new revolving credit facility) in connection with the merger. We expect that the terms of our new credit facilities that we will enter into in connection with the merger will require us to comply with certain financial covenants, including a maximum total leverage ratio and a minimum fixed charge coverage ratio. In addition, the proposed terms of our new indebtedness also include certain covenants restricting or limiting our ability to, among other things:

•	incur indebtedness or liens;

•	make investments or capital expenditures;

•	engage in mergers, acquisitions or asset sales;

•	declare dividends or redeem or repurchase capital stock;

•	enter into transactions with affiliates;

•	modify our organizational documents; and

•	change our fiscal year.

These covenants may adversely affect our ability to finance future operations or limit our ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict our flexibility in planning for changes in our business and the industry and make us more vulnerable to economic downturns and adverse developments. The documentation governing our new indebtedness has not been finalized and, accordingly, the actual terms may further restrict our operation of our business.

Following the completion of the merger, our ability to meet our cash requirements, including our debt service obligations, will be dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. In addition, our credit facilities have interest payments that are subject to variable interest rates and are therefore dependent upon future fluctuations in interest rates, which are beyond our control. We cannot provide assurance that our business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our debt agreements may limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

In addition, the degree to which we may be leveraged as a result of the indebtedness incurred in connection with the merger or otherwise could materially and adversely affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make us more vulnerable to general adverse economic, regulatory and industry conditions, could limit our flexibility in planning for, or reacting to, changes and opportunities in the markets in which we compete, could place us at a competitive disadvantage compared to our competitors that have less debt or could require us to dedicate a substantial portion of our cash flow to service our debt.

A shortage of qualified registered nursing staff and other caregivers could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs after the merger.

CHS’s home nursing business relies significantly on its ability to attract and retain caregivers who possess the skills, experience and licenses necessary to meet the requirements of its patients. CHS competes for personnel with other providers of home health services. Our ability to attract and retain caregivers after the merger will depend on several factors, including our ability to provide these caregivers with attractive assignments and competitive benefits and salaries. There can be no assurance that BioScrip will be successful in any of these areas. In addition, there are occasional shortages of qualified health care personnel in some of the markets in which CHS operates. As a result, we may face higher costs to attract caregivers and we may have to provide them with more attractive benefit packages than originally anticipated, either of which could cause our profitability to decline. Finally, if we expand CHS’s operations into geographic areas where health care providers historically have unionized, we cannot assure you that negotiating collective bargaining agreements will not have a negative effect on our ability to timely and successfully recruit qualified personnel. Generally, if we are unable to attract and retain caregivers, the quality of our services may decline and we could lose patients and referral sources.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of BioScrip.

Although we have agreed to use our reasonable efforts to obtain stockholder approval of the proposal to issue shares of BioScrip common stock, there is no assurance that this proposal will be approved. If this proposal is not approved, and as a result the merger is not completed:

•	the ongoing business of BioScrip may be adversely affected; and

•	BioScrip may be required, under certain circumstances, to pay CHS a termination fee of up to $1 million.

The anticipated per share dilution and accretion and net reductions in costs and expenses from the merger with CHS are based on projections, which are uncertain.

The anticipated dilution of approximately $0.01 per diluted share on an adjusted GAAP basis (without taking into account transaction expenses and net reductions in costs and expenses of approximately $8 million during the first 12 months following the closing of the merger) is based on projections that are uncertain. The anticipated accretion of approximately $0.01 per diluted share and net reductions in costs and expenses of approximately $5 million between 12 and 24 months following the closing of the merger are also based on projections that are uncertain. These projections are based on assumptions and on preliminary information, which may prove to be inaccurate. There can be no assurance that we will realize the dilution or accretion per diluted share or the net reductions in costs and expenses from the merger to the extent, or in the time frame, anticipated. The market price of BioScrip’s common stock may decline if the estimates are not realized or we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated.

The announcement and pendency of the merger may cause disruptions in the business of CHS, which could have an adverse effect on its business, financial condition or results of operations and, post-closing, BioScrip’s business, financial condition or results of operations.

The announcement and pendency of the transaction could cause disruptions in the business of CHS. Specifically:

•	current and prospective employees of CHS and its direct and indirect subsidiaries may experience uncertainty about their future roles with BioScrip, which might adversely affect the ability of CHS to retain key personnel and attract new personnel;

•	current and prospective customers of CHS may experience uncertainty about the ability of CHS to meet their needs, which might cause customers to seek other suppliers for the products and services provided by CHS; and

•	management’s attention has been focused on the merger, which may divert management’s attention from the core business of CHS and other opportunities that could have been beneficial to CHS.

These disruptions could be exacerbated by a delay in the completion of the merger or termination of the Agreement and Plan of Merger and could have an adverse effect on the business, financial condition or results of operations of CHS prior to the completion of the merger and on BioScrip if the merger is completed.

The merger with CHS is subject to the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on BioScrip following the completion of the merger.

We cannot complete the merger unless we receive various consents, orders, approvals and clearances from antitrust and other authorities in the United States. While we believe that we will receive the requisite regulatory approvals from these authorities, there can be no assurance that such approvals will be received. In addition, these authorities may impose conditions on the completion of the merger with CHS or require changes to the terms of the merger that could result in the divestiture of certain assets of BioScrip or CHS. While we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and any such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of BioScrip following the merger, any of which may have an adverse effect on us following the merger. See the sections entitled “The Transaction — Regulatory Approvals Required for the Merger with CHS” on page 49 and “The Agreement and Plan of Merger — Conditions to Closing the Transaction” beginning on page 61 for a more detailed discussion.

If the market price of BioScrip’s common stock increases prior to the completion of the merger with CHS, the market value of BioScrip’s common stock to be issued in connection with the merger will increase correspondingly and, therefore, we may pay more than we intended for the CHS businesses.

The number of shares of BioScrip’s common stock to be issued in connection with the merger with CHS will not be adjusted in the event of any increase or decrease in the market price of BioScrip’s common stock before the closing of the merger. As a result, the market value of the shares to be issued in connection with the merger, as reflected in the market price of BioScrip common stock, may be substantially higher at the time of the merger than the market value at the time we received a fairness opinion from Jefferies & Company and the BioScrip board of directors approved the merger. The market price of BioScrip’s common stock may fluctuate due to, among other things, changes in our business, operations or prospects, market assessments of the likelihood of completion of the merger, the timing of the completion of the merger, general market and economic conditions and other factors. As of January 22, 2010, the last trading day before the public announcement of the proposed merger with CHS, the closing price of BioScrip’s common stock was $7.82 per share and the prior one-month average closing market price was $8.16 per share.

The obligation of CHS to complete the merger is subject to the satisfaction or waiver of certain conditions, including with respect to the per share stock price of BioScrip’s common stock.

The obligation of CHS to complete the merger is contingent upon, among other things, the per share price of BioScrip common stock on NASDAQ being greater than $5.2151 for the 10 trading days immediately preceding the scheduled date of closing. If the per share price of our common stock during this period is less than $5.2151 and CHS chooses not to waive this condition, then we will be unable to complete the merger and the per share market price of our common stock could decrease as a result of our inability to complete the merger.

Subject to certain limitations, the Stockholders and certain optionholders of CHS may sell BioScrip common stock beginning six months following the closing of the merger with CHS, which could cause BioScrip’s stock price to decline.

The shares of BioScrip common stock that the Stockholders and certain optionholders of CHS will receive following the completion of the merger with CHS are restricted, but such Stockholders and optionholders may sell the shares of BioScrip common stock following the merger under certain circumstances. We have entered into a Stockholders’ Agreement with the Stockholders and certain optionholders of CHS, which will give such parties unlimited registration rights on Form S-3 beginning six months after the closing of the merger, so long as BioScrip is eligible at the time of the exercise of any registration rights to file a registration statement on Form S-3. In addition, if at any time following the closing date of the merger BioScrip proposes for any reason to register its own shares or shares held by any holder of shares of the BioScrip common stock issued in connection with the merger, including the shares issuable upon exercise of the warrants (other than a registration on Form S-4 or Form S-8), then such parties will have unlimited pro rata “piggyback” rights subject to underwriter cutbacks which will be pro rata among all such holders. The sale of a substantial number of our shares by such parties or our other stockholders within a short period of time could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of BioScrip common stock or acquire other businesses using BioScrip common stock as consideration.

You will experience a reduction in percentage ownership and voting power with respect to the BioScrip common stock you currently own as a result of the merger with CHS.

In connection with the merger with CHS, we will issue up to approximately 12.9 million shares of BioScrip common stock, as well as up to 3,400,945 shares of common stock to be issued upon exercise of the warrants. Therefore, following the completion of the merger, you will experience a substantial reduction in your respective percentage ownership interests and effective voting power relative to your respective percentage ownership interests in BioScrip common stock and effective voting power prior to the merger. In addition, the issuance of shares of our common stock could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent the shares are issued, you may experience dilution in your earnings.

BioScrip’s issuance of common stock in the merger will increase the risk that BioScrip could experience an “ownership change” in the future that could significantly limit its ability to utilize its net operating losses.

As of September 30, 2009, BioScrip had net operating losses (“NOLs”) for U.S. federal income tax purposes of approximately $29 million. BioScrip’s ability to utilize its NOLs to offset future taxable income may be significantly limited if BioScrip experiences an “ownership change” as defined in Section 382 of the Code. In general, an ownership change will occur if there is a cumulative change in BioScrip’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation for a taxable year would be increased by the amount of any “recognized built-in gains” for such year and the amount of any unused annual limitation in a prior year.

BioScrip will not experience an ownership change upon the issuance of common stock in the merger. However, the issuance of common stock in the merger, together with other issuances of common stock during the applicable 3-year period could cause an ownership change under Section 382 of the Code. As a result, the issuance of BioScrip common stock in the merger will increase the risk that BioScrip could experience an ownership change during the 3-year period following the merger.

Jefferies & Company and its affiliate, Jefferies Finance, will receive the substantial portion of their fees and other compensation only if the merger with CHS and the associated financing are consummated.

BioScrip engaged Jefferies & Company to act as its exclusive financial advisor in connection with the merger, and will pay Jefferies & Company a fee of $3 million, $500,000 of which was payable upon delivery of its opinion to the BioScrip board of directors that the consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip. The remaining $2.5 million will be payable upon the consummation of the merger. Jefferies & Company delivered its opinion to the BioScrip board of directors on January 24, 2010. Refer to the section entitled “The Transaction — Opinion of BioScrip’s Financial Advisor” for a detailed description of the opinion of Jefferies & Company. BioScrip also engaged Jefferies Finance, an affiliate of Jefferies & Company, to provide financing to BioScrip in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger. Jefferies Finance will receive customary fees for its services in connection therewith, a significant portion of which will be received only if the financing is completed. In addition, Jefferies Finance currently holds a portion of CHS’s outstanding debt, which will be repaid if the merger is consummated. As such, Jefferies & Company and its affiliate have a considerable financial interest in the merger being consummated, the financing being completed and the existing loans being repaid.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions. Without limiting the generality of the preceding sentence, statements contained in the sections “Summary,” “The Transaction — BioScrip’s Reasons for the Transaction,” and “The Transaction — Opinion of BioScrip’s Financial Advisor” include forward-looking statements. Forward-looking statements contained in this proxy statement include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the future management of BioScrip; approvals relating to, and the closing of, the merger with CHS; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing; and statements relating to BioScrip obtaining financing.

The forward-looking statements contained in this proxy statement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements, including, but not limited to:

•	our high level of indebtedness;

•	our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

•	our ability to hire and retain key employees;

•	changes in state or federal legislation or regulations, including changes in pharmaceutical healthcare regulations;

•	the outcome of lawsuits and governmental investigations;

•	general economic conditions and inflation, interest rate movements and access to capital;

•	our ability to consummate the merger with CHS and realize the benefits of the merger, including anticipated synergies, cost savings and accretion to reported earnings estimated to result from the merger;

•	our revenues following the merger;

•	the effect of competition among specialty pharmacy and home health companies;

•	the integration of the businesses of CHS with BioScrip’s business and our ability to achieve anticipated synergies on the time frame expected by management or at all; and

•	other risks and uncertainties described from time to time in our filings with the SEC.

The forward-looking statements contained in this proxy statement reflect our views and assumptions only as of the date of this proxy statement. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements.

Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the section entitled “Risk Factors” beginning on page 24 and the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and risk factors detailed in BioScrip’s most recent quarterly reports on Form 10-Q. We qualify all of our forward-looking statements by these cautionary statements. In addition, with respect to all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THE SPECIAL MEETING

Date, Time and Place

A special meeting of BioScrip stockholders will be held at 9:00 a.m. local time, on March 25, 2010 at BioScrip’s executive offices at 100 Clearbrook Road, Elmsford, New York 10523.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

Proposal No. 1	To approve the issuance of up to approximately 12.9 million shares of BioScrip common stock, par value $0.0001 per share (subject to increase as described in this proxy statement if net indebtedness of CHS is less than $132 million at closing), as well as 3,400,945 shares of common stock to be issued upon exercise of warrants to be issued to the Stockholders and certain optionholders of CHS, pursuant to the Agreement and Plan of Merger.

Proposal No. 2	To approve an adjournment of the special meeting of stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of stockholders to approve Proposal No. 1.

The approval of Proposal No. 1 for the issuance of BioScrip common stock is a condition to the completion of the merger with CHS. Accordingly, if BioScrip is to complete the merger with CHS, the stockholders must approve Proposal No. 1.

At the special meeting, BioScrip stockholders will also be asked to consider and vote on any other matter that may properly come before the special meeting or any adjournment of the special meeting. At this time, the BioScrip board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Record Date; Shares Outstanding and Entitled to Vote

BioScrip has fixed the close of business on February 8, 2010 as the record date for the determination of holders of BioScrip common stock entitled to notice of and to vote at the special meeting and any adjournment of the special meeting. No other shares of BioScrip capital stock are entitled to notice of and to vote at the special meeting. At the close of business on the record date, BioScrip had outstanding and entitled to vote 40,420,776 shares of common stock.

How to Vote Your Shares

If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail or vote by attending the special meeting and voting in person.

•	Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 8:30 a.m. Eastern Time on March 25, 2010 by calling the toll-free telephone number on the enclosed proxy card. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

•	Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 8:30 a.m. Eastern Time on March 25, 2010 by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

•	By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

You will have the power to revoke your proxy at any time before it is exercised by:

•	Delivering a written notice of revocation to the Secretary of BioScrip, dated later than the proxy, before the vote is taken at the special meeting;

•	Delivering a duly executed proxy to the Secretary of BioScrip bearing a later date, before the vote is taken at the special meeting;

•	Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 8:30 a.m. Eastern Time on March 25, 2010; or

•	Attending the special meeting and voting in person. Your attendance at the special meeting, in and of itself, will not revoke the proxy.

Any written notice of revocation, or later dated proxy, should be delivered to:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Corporate Secretary

Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the special meeting before we begin voting.

If your shares of BioScrip common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Proxies; Counting Your Vote

If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted as follows:

“FOR” the approval of issuance of the shares of BioScrip common stock, including the shares of common stock to be issued upon exercise of the warrants, pursuant to the Agreement and Plan of Merger; and

“FOR” the approval of an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the BioScrip common stock issuance proposal.

At this time, we are unaware of any matters, other than those matters set forth above, that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment of the special meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The persons named in the enclosed proxy, or their duly constituted substitutes acting at the special meeting or any adjournment of the special meeting, may propose and vote for one or more adjournments of the special meeting. Proxies solicited may be voted only at the special meeting and any adjournment of the special meeting and will not be used for any other BioScrip meeting of stockholders.

BioScrip’s transfer agent, American Stock Transfer & Trust Company LLC, will serve as proxy tabulator and count the votes. The results will be certified by the inspector of elections.

Abstentions and Broker “Non-Votes”

An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Broker “non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under rules applicable to broker-dealers, neither the proposal to approve the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger nor the proposal to adjourn the special meeting, if necessary, to enable BioScrip to solicit additional proxies in favor of the BioScrip common stock issuance proposal is an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting.

Quorum and Required Votes

In deciding all matters that come before the special meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock. As of February 8, 2010, the record date for the special meeting, there were 40,420,776 shares of BioScrip common stock outstanding.

Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of elections of the special meeting. The inspector of elections also will determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the record date for the special meeting is necessary to constitute a quorum at the special meeting. Shares of common stock represented at the special meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining the presence of a quorum.

Proposal No. 1:  Proposal No. 1 to approve the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote and broker “non-votes” could have the same effect as votes cast against approval if they cause less than a majority of the shares of BioScrip common stock present, in person or by proxy, to be cast on the proposal. The approval of Proposal No. 1 is a condition to the completion of the merger with CHS, and thus a vote against this proposal effectively will be a vote against the merger with CHS.

Proposal No. 2:  Proposal No. 2 to adjourn the special meeting, if necessary, to enable BioScrip to solicit additional proxies in favor of Proposal No. 1, requires the affirmative vote of the holders of a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote and broker “non-votes” could have the same effect as votes cast against approval if they cause less than a majority of the shares of BioScrip common stock present, in person or by proxy, to be cast on the proposal. The approval of Proposal No. 2 is not a condition to the completion of the merger with CHS.

The directors and executive officers of BioScrip and their respective affiliates collectively owned approximately 4,505,242 shares as of February 8, 2010 (inclusive of shares subject to stock options exercisable within 60 days following that date). Such shares represented approximately 10.43% of BioScrip’s outstanding common stock (including shares subject to stock options exercisable within 60 days held by the directors and officers) as of such date. Each member of the board of directors of BioScrip has advised BioScrip that such member intends to vote all of the shares of BioScrip common stock held, directly or indirectly, by such director in favor of each of the above proposals. Certain of our directors and executive officers have entered into a Common Stock Voting Agreement with CHS and the Stockholders’ Representative, pursuant to which they have agreed to vote their shares of BioScrip common stock in favor of the proposal to approve the issuance of BioScrip common stock in accordance with the terms of the Agreement and Plan of Merger, and in favor of the proposal to adjourn the special meeting, if necessary, to enable BioScrip to solicit additional proxies in favor of the common stock issuance proposal. As of February 8, 2010, these directors and executive officers collectively held shares representing approximately 3.4% of BioScrip’s outstanding common stock.

As of the close of business on the record date for the special meeting, CHS and its affiliates did not beneficially own any shares of BioScrip common stock and, to the knowledge of CHS, none of its directors or executive officers beneficially owned any shares of BioScrip common stock.

Solicitation of Proxies

BioScrip is soliciting proxies from its stockholders on behalf of its board of directors and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and employees of BioScrip, CHS and their respective subsidiaries may solicit proxies from stockholders of BioScrip in person or by telephone, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

BioScrip has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting. BioScrip will pay MacKenzie Partners, Inc. a fee of $10,000 for its services. In addition, BioScrip will reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and BioScrip will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the BioScrip Board of Directors

The BioScrip board of directors has unanimously determined that the merger with CHS is fair to and in the best interests of BioScrip and its stockholders and approved the issuance of BioScrip common stock in accordance with the Agreement and Plan of Merger. See the section entitled “The Transaction — BioScrip’s Reasons for the Transaction” beginning on page 39 for a more detailed discussion.

The BioScrip board of directors recommends that you vote “FOR” approval of the issuance of BioScrip common stock in accordance with the Agreement and Plan of Merger and “FOR” approval of an adjournment of the special meeting, if necessary, to enable BioScrip to solicit additional proxies in favor of the common stock issuance proposal.

THE TRANSACTION

Background of the Transaction

As part of their ongoing review of our company and its position in its industry, our board of directors, directly and through its corporate strategy committee, together with management regularly reviews the strategic alternatives available to BioScrip, including, among other things, possible strategic combinations and acquisitions. Consistent with this periodic review of its strategic alternatives, our board had previously formed a corporate strategy committee, which is currently comprised of the following directors: Messrs. Myron Holubiak (chair), Richard H. Friedman, David R. Hubers and Richard L. Robbins.

Beginning in the fall of 2008, members of BioScrip’s management were in contact from time to time with representatives of the Kohlberg Entities, in its capacity as majority stockholders of CHS. In January 2009, Richard M. Smith, our President, had contacted Gordon H. Woodward, a representative of the Kohlberg Entities, concerning possible strategic alternatives, and non-disclosure agreements were executed by BioScrip and CHS. The Kohlberg Entities declined offers to discuss strategic alternatives with BioScrip at that time, but agreed to revisit the subject later in the year. In August 2009, Mr. Smith again contacted Mr. Woodward to discuss strategic opportunities between CHS and BioScrip, and in September 2009, Mr. Woodward agreed to participate in such discussions.

On September 10, 2009, Mr. Friedman, our chief executive officer, and Mr. Smith met with Mr. Woodward, Benjamin Mao and Ahmed Wahla of the Kohlberg Entities to discuss BioScrip’s business generally and interest in a possible transaction with CHS, as well as the due diligence process and timing in connection with a possible transaction.

In early October 2009, representatives of the Kohlberg Entities and representatives of BioScrip’s management agreed on the broad outlines of a potential transaction, subject to the completion of mutual due diligence. The terms were reflected in a non-binding letter of intent negotiated by them and their legal counsel. The non-binding letter of intent, which was executed on October 12, 2009, by BioScrip, CHS and the Kohlberg Entities, provided, among other things:

1. for a purchase price of $420 million, consisting of a combination of cash and BioScrip common stock in proportions to be later determined by BioScrip and the Stockholders; and

2. that a portion of the purchase price consisting of $7.5 million in cash and an amount of common stock equal to $22.5 million would be placed into escrow as BioScrip’s sole remedy for any indemnification obligation of the Stockholders.

In addition, the letter of intent provided that the Stockholders would deal exclusively with BioScrip regarding any proposed sale of CHS until November 2, 2009.

After the letter of intent was executed, each of the parties began conducting due diligence, including through management presentations and access to online data rooms. BioScrip retained a third party advisor to focus on the financial, tax, human resources and information technology aspects, and utilized King & Spalding LLP (“King & Spalding”), corporate counsel, and Bryan Cave LLP (“Bryan Cave”), healthcare regulatory counsel, for legal and healthcare regulatory due diligence, respectively. The Kohlberg Entities and CHS retained Paul, Weiss as corporate counsel and Sonnenschein Nath & Rosenthal LLP as healthcare regulatory counsel.

The corporate strategy committee of our board met on October 16, 2009 for the purpose of having management brief them on the proposed transaction with CHS, including a brief summary of CHS’s business, and to establish the general procedures by which the committee would review the status of the transaction on an ongoing basis and keep abreast of any significant developments.

On October 16, 2009, Paul, Weiss provided to representatives of BioScrip, King & Spalding and Bryan Cave the initial draft of the merger agreement. At various dates and times between October 16 and October 29, 2009, BioScrip and its advisors discussed certain issues raised by the initial draft of the merger agreement, including the scope, nature and survival period of representations and warranties made on behalf of the Kohlberg Entities, CHS and BioScrip, limitations on certain actions between the date of execution of the merger agreement and the closing date, the payment of expenses in the event of termination of the merger agreement and certain limitations on indemnification. On October 29, 2009, King & Spalding provided a revised draft of the merger agreement to Paul, Weiss addressing these and other issues.

On October 27, 2009, the corporate strategy committee of our board held a meeting to hear back to back presentations from representatives of Jefferies & Company and another investment bank, and to discuss each firm’s view of the proposed transaction and the terms of a proposed financing. Management had also met with other investment banks to discuss their respective views of the proposed transaction and terms of a proposed financing, but had recommended to the corporate strategy committee the two firms that management believed would provide BioScrip with the best overall advice and committed debt financing alternatives.

On October 29, 2009, the board of directors held a meeting for the purpose of being introduced to the Jefferies & Company and Jefferies Finance teams, and being updated on the status of the proposed transaction. At this meeting, representatives from Jefferies & Company and Jefferies Finance presented an overview of the proposed merger, including a proposed transaction timeline, discussion of potential benefits and risks, a preliminary CHS valuation analysis and pro forma merger analysis, and debt financing alternatives.

On October 30, 2009, Mr. Friedman and Mr. Smith met with Samuel Frieder and Messrs. Woodward, Mao and Wahla, representatives of the Kohlberg Entities, to discuss at a high level the results of BioScrip’s preliminary financial due diligence. At that meeting, management proposed a reduction in purchase price to in the range of $340 million to $350 million based on the results of such due diligence relating to the valuation of CHS. This reduction was attributed to, among other factors, BioScrip’s determination that it would continue to utilize CHS’s existing infrastructure after the merger (thus reducing previously assumed cost savings) and increased pro forma costs associated with the assumption of CHS employees under BioScrip’s employee benefit plans. At that time, Mr. Woodward declined to consider a reduction in purchase price, and negotiations ceased.

On November 17, 2009, the corporate strategy committee of our board met telephonically for the purpose of discussing how to proceed following the cessation of negotiations with the Kohlberg Entities and CHS. Management advised the committee that, based on discussions with the Kohlberg Entities between October 30, 2009 and November 17, 2009, representatives of the Kohlberg Entities had indicated a willingness to resume negotiations if certain outstanding issues could be resolved.

On November 21, 2009, the engagement letter with Jefferies & Company was executed.

The corporate strategy committee of our board held a meeting on November 24, 2009 to be updated on the status of the proposed transaction since the last board meeting. Members of BioScrip’s management presented an overview of the discussions and meetings with the Kohlberg Entities that had occurred over the past several weeks, and noted that during that time the Kohlberg Entities had signaled their willingness to consider a purchase price in the range of $375 million to $385 million and that BioScrip had made a non-binding offer of $350 million ($110 million in cash, repayment of $132 million of net debt and a 25.7% ownership interest in BioScrip post-merger based on the November 20, 2009 stock price of $7.64). Representatives of Jefferies & Company and Jefferies Finance presented updated financial analyses of CHS and updated information regarding BioScrip’s debt financing alternatives. Management reported to the corporate strategy committee on its updated financial analysis of CHS. After discussion and deliberation, the corporate strategy committee authorized management to proceed with an offer of $350 million to the Kohlberg Entities. The corporate strategy committee also discussed the debt financing fees outlined in the engagement letter with Jefferies & Company, and ratified its execution.

On December 4, 2009, BioScrip’s corporate strategy committee held a meeting for the purpose of being updated on the status of the negotiations on the proposed merger since the November 24, 2009 meeting. Management reported to the committee on the recent negotiations with the Kohlberg Entities and CHS, and outlined the current terms of the proposed transaction, including a purchase price of $365 million consisting of:

•	$110.0 million in cash;

•	$118.2 million in BioScrip common stock, based on the volume weighted average price of the common stock over the ten day trading period ending on the last trading date prior to the date of execution of the merger agreement;

•	the repayment of $131.8 million in CHS net debt; and

•	1.343 million warrants with a 5 year term exercisable for BioScrip common stock at $10 per share (with a value of approximately $5 million at 66% volatility).

In addition, the escrow holdback for the offset of any of the Stockholders’ and CHS’s indemnity obligations was reduced to $22.5 million consisting solely of BioScrip common stock. Management also noted that they were still in negotiations regarding the number of directors to be named by the Kohlberg Entities to the BioScrip board. The corporate strategy committee also discussed the lack of exclusivity since the expiration of the letter of intent on November 2, 2009 (an extension of which had been requested by BioScrip and refused by the Kohlberg Entities) and concluded that CHS’s agreement to reimburse BioScrip for transaction expenses incurred after the date of such agreement of up to $1 million in the event that CHS entered into a definitive agreement with a third party on or before February 28, 2010 would be sufficient protection. On December 7, 2009, a letter setting forth the agreement regarding expense reimbursement was executed by BioScrip and CHS.

On December 7, 2009, Paul, Weiss circulated a list describing the remaining issues and open points presented by King & Spalding’s October 30, 2009 draft of the merger agreement. On December 8, 2009, management and representatives of Jefferies & Company and King & Spalding discussed how to respond to the numerous issues raised by Paul, Weiss, and on December 9, 2009, lawyers from King & Spalding and Paul, Weiss discussed BioScrip’s positions and possible resolutions. Paul, Weiss circulated a revised draft of the merger agreement to BioScrip and King & Spalding on December 10, 2009.

On December 16, 2009, BioScrip’s board of directors held a meeting. The purpose of the meeting was to provide the board with an overview of the proposed transaction, including a review of the key proposed terms from management and discussion of the transaction rationale, to hear a presentation from Jefferies & Company on its financial analysis of the merger, including the financial impact based on a $365 million transaction value, and for management to provide an update on due diligence. At this meeting, the board also discussed certain of the open issues under consideration with respect to the merger. Stanley Rosenbaum, our chief financial officer, also summarized the status of financial and other due diligence performed by a third party advisor and management, as well as the legal due diligence performed by BioScrip’s in-house counsel, management, King & Spalding and Bryan Cave.

On December 16, 2009, Barry Posner, our general counsel, and representatives of King & Spalding and Bryan Cave met telephonically to identify and discuss the more significant issues for BioScrip raised in the December 10, 2009 version of the merger agreement. Based on this discussion, on December 17, 2009, King & Spalding circulated a revised draft of the merger agreement to Paul, Weiss reflecting BioScrip’s proposal on such issues.

On December 17, 2009, Mr. Friedman and Mr. Woodward had a phone call to discuss the status of each party’s due diligence investigation and results, and numerous open business issues.

Between December 18 and December 22, 2009, representatives of BioScrip and its advisers and the Kohlberg Entities’ personnel and representatives of Paul, Weiss discussed, at various dates and times, the significant open issues in the draft of the merger agreement circulated by King & Spalding on December 17, 2009, as well as additional issues uncovered during the due diligence process, and significant progress was made during these negotiations. On December 22, 2009, Mr. Friedman telephoned Mr. Woodward to update Mr. Woodward on the results of BioScrip’s financial due diligence. On December 23, 2009, Paul, Weiss circulated a revised draft of the merger agreement, noting that certain issues remained open pending the completion of BioScrip’s due diligence and financial analysis of CHS.

During the period between December 23, 2009 and early January 2010, BioScrip continued to finalize its diligence. On January 5, 2010, at a meeting at the offices of Paul, Weiss, teams from BioScrip, King & Spalding, Bryan Cave, Jefferies & Company, the Kohlberg Entities, CHS, Paul, Weiss and Sutherland Asbill & Brennan LLP, special counsel to CHS, met to discuss results of BioScrip’s diligence.

On January 6, 2010, there was a meeting between Mr. Friedman and Messrs. Frieder and Woodward in Mt. Kisco, New York, during which the parties discussed the potential resolutions of remaining outstanding due diligence matters with respect to the merger. At this meeting, Mr. Friedman also proposed the concept of a minimal earn-out feature to replace an equal amount of stock in the merger consideration payable at the closing.

After consultation with the corporate strategy committee and another BioScrip director, over the next two days BioScrip and its advisors worked on fine-tuning an earn-out proposal, which representatives from Jefferies & Company presented to the Kohlberg Entities team on January 8, 2010. Mr. Woodward advised Mr. Friedman that the Kohlberg Entities would decline to accept this most recent proposal.

On January 10, 2010, management and representatives of Jefferies & Company discussed revising its proposal by eliminating the earn-out proposal and shifting $12.5 million of equity consideration into warrants, with the total value of the transaction to remain at $365.0 million.

On January 10, 2010, Mr. Friedman, Mr. Smith and representatives of Jefferies & Company met telephonically with Mr. Woodward to discuss BioScrip’s new proposal. The key terms of the proposal were: (1) cash in the amount of $110.0 million, (2) repayment of CHS net debt of $131.8 million, (3) issuance of BioScrip common stock valued at $105.7 million, based on the average of the volume-weighted average prices of BioScrip’s common stock for the ten trading days immediately preceding the date of the execution of the merger agreement, and (4) warrants valued at $17.5 million, based on a $10.00 per share strike price, a 5-year term, and 66% share volatility. The parties agreed to shift $10.0 million of equity consideration into warrants, so that the total stock consideration would be $108.0 million and total warrant consideration would be $15.0 million.

On January 13, 2010, BioScrip management and advisors from King & Spalding met with representatives from the Kohlberg Entities, CHS and Paul, Weiss at the offices of King & Spalding to discuss and negotiate the remaining outstanding open issues in the merger agreement. On January 19, 2010, representatives from BioScrip, King & Spalding, the Kohlberg Entities, CHS and Paul, Weiss met telephonically to finalize the merger agreement and ancillary transaction documents. On January 20, 2010, Mr. Smith and Mr. Woodward finalized the terms of the Kohlberg Entities’ post-merger stockholder rights, including the number of directors that the Kohlberg Entities were entitled to nominate.

On January 20, 2010, the corporate strategy committee of our board of directors held a special telephonic meeting to discuss the proposed acquisition terms and merger agreement and invited all directors to participate. All of the members of the board of directors were in attendance at this meeting. During this meeting:

•	Mr. Holubiak, the chair of the committee, outlined for the directors the rationale for the merger and discussed the steps that BioScrip’s management and the committee had taken since October 2009 in connection with the transaction;

•	Representatives of Jefferies & Company updated the board of directors on developments in the transaction, including the pro forma financial impact of the merger based on a $365 million transaction value and the key underlying assumptions thereof, the consideration to be paid to the Stockholders in the merger and the sources thereof, a Stockholder equity ownership analysis, an accretion/dilution analysis on both a cash and GAAP basis, and the post-merger pro forma leverage profile, and presented several case studies of recent transformational health care transactions;

•	Mr. Rosenbaum, our chief financial officer, discussed the results of the due diligence review of CHS conducted by BioScrip, a third party advisor and the law firms representing BioScrip in the transaction, including the resolutions of certain significant issues;

•	Mr. Posner, our general counsel, answered all questions regarding the key terms of the merger agreement as set forth in a presentation prepared by King & Spalding; and

•	Mr. Smith discussed developments in the post-merger integration planning.

Following consideration of all the relevant factors and subject to the receipt of Jefferies & Company’s fairness opinion, the corporate strategy committee unanimously determined to recommend the merger with CHS to BioScrip’s board of directors.

At various dates and times between January 20 and January 24, 2010, representatives of BioScrip and its attorneys from King & Spalding and Bryan Cave met telephonically with the Stockholders’ representatives and attorneys from Paul, Weiss to finalize the terms of the merger agreement and the related ancillary documents.

On January 24, 2010, our board of directors held a special meeting to discuss the proposed acquisition terms and merger agreement. During this meeting:

•	Mr. Holubiak reported to the board of directors that the corporate strategy committee had determined to recommend to the board of directors that it approve CHS merger and the related agreement and plan of merger.

•	Representatives of Jefferies & Company updated the board of directors on the transaction value based on the ten day volume weighted average price of BioScrip’s common stock through Friday, January 22, 2010; reviewed with the board its financial analysis of the merger consideration; and rendered to the board an oral opinion, confirmed by delivery of a written opinion, dated January 24, 2010, to the effect that, as of that date and based on and subject to the factors, assumptions, limitations and other considerations to be described in the written opinion, the merger consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip.

•	Mr. Rosenbaum and representatives of Jefferies & Company updated the board of directors on the terms of the debt financing outlined in the commitment letter provided by Jefferies Finance, and the state of the credit markets; and

•	Mr. Friedman and Mr. Smith discussed the likely financial impact of the merger upon our financial condition, results of operations, cash flow and stockholders’ equity.

After discussing the terms of merger agreement and all other relevant matters, our board of directors unanimously determined that the merger is advisable and in the best interests of BioScrip and our stockholders, approved the Agreement and Plan of Merger and its execution, authorized the debt financing documents and recommended to the stockholders that they approve the issuance of shares of our common stock and warrants in connection with the merger at a special meeting.

On January 24, 2010, the parties thereto executed the definitive Agreement and Plan of Merger, the Stockholders’ Agreement and the Common Stock Voting Agreement.

On January 25, 2010, BioScrip issued a press release announcing the approval of the merger.

On January 27, 2010, BioScrip filed a Form 8-K with the SEC announcing the execution of the Agreement and Plan of Merger, the Stockholders’ Agreement and the Common Stock Voting Agreement.

BioScrip’s Reasons for the Transaction

Our board of directors believes that the merger with CHS will provide substantial benefits to BioScrip’s business and operations by, among other things, transforming BioScrip into one of the largest home infusion providers in the U.S. In making its determination to approve the merger and the other transactions contemplated by the Agreement and Plan of Merger, and to recommend approval of the BioScrip common stock issuance proposal to our stockholders, our board of directors consulted with our senior management team, our internal and outside legal counsel and our financial advisor regarding the strategic and operational aspects of the merger, and considered various factors, including the following:

•	historical information concerning the businesses, prospects, financial performance and condition, operations, management and the competitive position of CHS;

•	the anticipated financial condition, results of operations and businesses of BioScrip after giving effect to the transaction;

•	the fact that the merger with CHS is consistent with and will further our strategic objective to be the clinical leader in infusion, oral and injectable specialty pharmacy services and care management programs and will transform BioScrip into one of the largest home infusion providers in the U.S.;

•	the fact that the merger with CHS will create one of the country’s largest leading independent, broad-based specialty distribution and home infusion and home health providers, thereby providing us with a greater competitive edge vis-à-vis our competitors;

•	the expansion of BioScrip’s national footprint by creating a specialty pharmacy and home infusion platform with the ability to cross-sell all of our services to large national health insurers on a national basis;

•	the potential opportunities for growth and expansion as a result of the concentration on higher margin therapies, resulting in overall increased margins;

•	broadened clinical experience;

•	the opinion of Jefferies & Company and its presentation dated January 24, 2010, to the board of directors that, as of January 24, 2010, and based on and subject to various assumptions made, matters considered and limitations set forth in the opinion, the consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip. For a more detailed description of the fairness opinion, see the section entitled “— Opinion of BioScrip’s Financial Advisor”;

•	the expected synergies of the merger, including purchasing and volume discounts, and an expanded resource base and infrastructure resulting from the acquisition of 35 additional infusion centers, including 16 ambulatory infusion locations, and 33 home health agency offices;

•	the fact that, as a result of the merger, BioScrip will be well-positioned to benefit from healthcare reform legislation that alters the regulatory framework of the industries in which we operate;

•	the depth of experience of the combined management teams of BioScrip and CHS, including specifically with respect to the integration, operation and expansion of home infusion and home health providers;

•	the terms and conditions of the Agreement and Plan of Merger generally, including the parties’ representations, warranties and covenants and the circumstances in which BioScrip would be entitled to indemnification for breaches of the representations, warranties or covenants of CHS or its stockholders;

•	the terms and conditions of obtaining financing for the transaction, including the costs and expenses of such financing as contemplated under the commitment letter; and

•	the results of financial, legal and operational due diligence on CHS performed by our senior management, legal counsel and financial advisor.

Our board of directors also considered the potential risks that the transaction poses to BioScrip and BioScrip’s stockholders, including the risks described above in the section entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of BioScrip is not exhaustive. In view of the wide variety of factors, both positive and negative, considered by our board of directors, the board did not consider it practical to, nor did it attempt to quantify, rank or otherwise seek to, assign relative weights to the specific factors that it considered in reaching its determination that the issuance of BioScrip common stock pursuant to the Agreement and Plan of Merger is advisable and in the best interests of BioScrip’s stockholders. Rather, our board of directors viewed its determination as being based upon the judgment of its members, in light of the totality of the information presented and considered. In considering the factors described above, individual members of our board of directors may have given different weights to different factors and may have applied different analyses to each of the material factors considered by the board collectively.

Consideration

If the merger is completed, BioScrip will:

•	repay the net indebtedness of CHS, which was approximately $132 million at December 31, 2009, and enter into a new credit facility;

•	pay cash consideration of $110 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share and having a five-year term.

If the net indebtedness of CHS at closing of the merger is $132 million and CHS’s expenses incurred in connection with the merger are $10 million, then the number of shares of BioScrip common stock to be issued in connection with the merger (in addition to shares issuable upon exercise of the warrants being issued) would be approximately 12,655,600 shares, or approximately 24% of the then outstanding common stock of BioScrip, assuming that no outstanding options to purchase shares of CHS’s common stock are exercised before the closing of the merger. If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference would be paid in cash to the CHS stockholders and the other half would be paid in stock based on a value per share of $8.3441, the 10-day volume weighted trading average share price of the BioScrip common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash payment of $110 million would be reduced by the amount of the excess.

Opinion of BioScrip’s Financial Advisor

Jefferies & Company was engaged to render an opinion to the board of directors as to whether the consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip. On January 24, 2010, Jefferies & Company delivered to the board of directors its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations, qualifications, and factors contained in its opinion, the consideration (as defined in the opinion) to be paid by BioScrip pursuant to the Agreement and Plan of Merger was fair, from a financial point of view, to BioScrip.

The full text of Jefferies & Company’s opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies & Company in rendering its opinion, is attached to this proxy statement as Annex D. BioScrip encourages its stockholders to read the Jefferies & Company opinion carefully and in its entirety. Jefferies & Company’s opinion was provided to the BioScrip board of directors in connection with its consideration of the merger and addresses only the fairness to BioScrip, from a financial point of view and as of the date of Jefferies & Company’s opinion, of the consideration (as defined in the opinion) to be paid by BioScrip pursuant to the Agreement and Plan of Merger and does not address any other aspect of the merger. Jefferies & Company’s opinion does not constitute a recommendation as to how any BioScrip stockholder, or any other person, including any CHS stockholder, should vote or act with respect to the merger or any matter related thereto. The summary of Jefferies & Company’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, Jefferies & Company, among other things:

(i) reviewed a draft dated January 22, 2010 of the Agreement and Plan of Merger;

(ii) reviewed certain diligence information compiled at the request of BioScrip’s management;

(iii) reviewed certain publicly available financial and other information about CHS;

(iv) reviewed certain information furnished to Jefferies & Company by BioScrip’s and CHS’s management, including financial forecasts and analyses, relating to the business, operations and prospects of BioScrip and/or CHS;

(v) held discussions with members of senior management of BioScrip and CHS concerning the matters described in clauses (iii) and (iv) above;

(vi) compared CHS to certain publicly traded companies that Jefferies & Company deemed relevant;

(vii) compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies & Company deemed relevant;

(viii) considered the potential pro forma impact of the merger; and

(ix) conducted such other financial studies, analyses and investigations as Jefferies & Company deemed appropriate.

In Jefferies & Company’s review and analysis and in rendering its opinion, Jefferies & Company assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by BioScrip or CHS or that was publicly available to Jefferies & Company (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies & Company. Jefferies & Company relied on assurances of the management of BioScrip and CHS that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies & Company did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies & Company conduct a physical inspection of any of the properties or facilities of CHS, nor was Jefferies & Company furnished with any such evaluations or appraisals or the results of any such physical inspections, nor did Jefferies & Company assume any responsibility to obtain any such evaluations or appraisals or conduct any such physical inspections. Jefferies & Company assumed that the representations and warranties of all of the parties contained in the Agreement and Plan of Merger were true and correct, that each of the parties would perform all of the covenants and agreements required to be performed by it under the Agreement and Plan of Merger and that all conditions to the consummation of the merger would be satisfied without waiver or amendment thereof.

With respect to the financial forecasts provided to and examined by it, Jefferies & Company’s opinion noted that projecting future results of any company is inherently subject to uncertainty. BioScrip and CHS informed Jefferies & Company, however, and Jefferies & Company assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BioScrip and CHS as to the future financial performance of BioScrip or CHS, or the realization of expected synergies as a result of the merger, as applicable. Jefferies & Company expressed no opinion as to BioScrip’s or CHS’s financial forecasts or the assumptions on which they were made.

Jefferies & Company’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of January 24, 2010. Jefferies & Company expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies & Company’s opinion of which Jefferies & Company may become aware after such date.

Jefferies & Company has made no independent investigation of any legal or accounting matters affecting BioScrip and/or CHS, and Jefferies & Company assumed the correctness in all respects material to Jefferies & Company’s analysis of all legal and accounting advice given to BioScrip and the BioScrip board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement and Plan of Merger to BioScrip. Jefferies & Company was

advised by BioScrip that the merger would qualify as a tax-free reorganization for federal income tax purposes. Jefferies & Company assumed that the final form of the Agreement and Plan of Merger would be substantially similar to the last draft reviewed by it. In addition, Jefferies & Company assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on BioScrip, CHS or the contemplated benefits of the merger.

Jefferies & Company’s opinion was for the use and benefit of the BioScrip board of directors in its consideration of the merger, and Jefferies & Company’s opinion did not address the relative merits of the transactions contemplated by the Agreement and Plan of Merger as compared to any alternative transaction or opportunity that might be available to BioScrip, nor did it address the underlying business decision by BioScrip to engage in the merger or the terms of the Agreement and Plan of Merger or the documents referred to therein. Jefferies & Company expressed no opinion as to the price at which shares of BioScrip common stock will trade at any time. Jefferies & Company’s opinion speaks only as to the fairness from a financial point of view, to BioScrip, as of the date of the opinion, of the consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger and does not address any other aspect of the Agreement and Plan of Merger or any other agreement or transaction contemplated thereby. Furthermore, Jefferies & Company did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of BioScrip’s or CHS’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration.

In preparing its opinion, Jefferies & Company performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies & Company believes its analyses must be considered as a whole. Considering any portion of Jefferies & Company’s analyses or the factors considered by Jefferies & Company, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies & Company’s opinion. In addition, Jefferies & Company may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies & Company’s view of CHS’s actual value. Accordingly, the conclusions reached by Jefferies & Company are based on all analyses and factors taken as a whole and also on the application of Jefferies & Company’s own experience and judgment. In performing its analyses, Jefferies & Company considered numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond BioScrip’s, CHS’s and Jefferies & Company’s control. The analyses performed by Jefferies & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of BioScrip common stock do not purport to be appraisals or to reflect the prices at which BioScrip common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies & Company’s analysis of the fairness, from a financial point of view, of the merger consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger, and were provided to the BioScrip board of directors in connection with the delivery of Jefferies & Company’s opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies & Company in connection with Jefferies & Company’s delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies & Company’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies & Company’s financial analyses.

Transaction Overview

For purposes of its opinion, Jefferies & Company noted that the consideration pursuant to the Agreement and Plan of Merger was based upon a total purchase price of $365,000,000 as follows: (i) assumption of $132,000,000 of CHS net indebtedness; (ii) $110,000,000 in cash (subject to adjustment if CHS net indebtedness does not equal $132,000,000); (iii) $108,000,000 of BioScrip common stock, (subject to adjustment if CHS net indebtedness does not equal $132,000,000), $22,500,000 of which (the “escrow amount”) will be deposited into escrow; and (iv) warrants valued at $15,000,000 (collectively, after taking into account the assumptions in clauses (i) through (iii) of the following sentence, the “Consideration”). For all purposes in connection with its opinion, Jefferies & Company was advised by BioScrip and/or assumed, among other things, that (i)  CHS’s net indebtedness as of the closing will equal $132,000,000, (ii) the escrow amount will be fully paid and (iii) a value of $8.3441 per share of BioScrip common stock, resulting in the payment of 12,943,277 shares of common stock in the aggregate and 3,400,945 warrants. Further, Jefferies & Company understood that if the Consideration is adjusted in respect of any increase or decrease in CHS net indebtedness as of the closing date, such adjustments will be made on a dollar-for-dollar basis corresponding to the actual increase or decrease in such net indebtedness; thus, for all purposes of the opinion and related analyses Jefferies & Company assumed that any adjustments to the Consideration provided for in the Agreement and Plan of Merger would have no net effect on the fairness, from a financial point of view, to BioScrip, of the Consideration to be paid by BioScrip pursuant to the Agreement and Plan of Merger, and disregarded any such potential adjustments.

CHS Analysis

Comparable Public Company Analysis.  Using publicly available information and information provided by BioScrip and CHS management, Jefferies & Company analyzed the trading multiples of the following specialty pharmacy/pharmacy benefit management and home nursing companies, which it considered to have similar services, operating and financial characteristics, and markets as compared to CHS:

Specialty Pharmacy/Pharmacy Benefit Management:

•	BioScrip, Inc;

•	Catalyst Health Solutions, Inc.;

•	Express Scripts, Inc.;

•	MedcoHealth Solutions, Inc.;

•	SXC Health Solutions, Corp.

Home Nursing:

•	Amedisys, Inc.;

•	Almost Family, Inc.;

•	Gentiva Health Services, Inc.;

•	LHC Group, Inc.

In its analysis, Jefferies & Company derived and compared multiples for the selected companies, calculated as follows:

•	the enterprise value divided by estimated adjusted Earnings Before Interest, Tax, Depreciation, and Amortization, or EBITDA, for calendar year 2009 (“Total Enterprise Value/CY2009E EBITDA”); and

•	the enterprise value divided by projected adjusted EBITDA for calendar year 2010 (“Total Enterprise Value/CY2010P EBITDA”).

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High		Low		Median

Total Enterprise Value/CY2009E EBITDA	16.3	x	6.7	x	11.5	x
Total Enterprise Value/CY2010P EBITDA	12.1	x	6.4	x	9.2	x

Using a reference range of 9.5x to 10.5x CHS’s CY2009E EBITDA, and 9.0x to 10.0x CHS’s CY2010P EBITDA, Jefferies & Company determined an implied total enterprise value for CHS. This analysis indicated an implied total enterprise value range for CHS of approximately $384 million to $425 million using CY2009E EBITDA, and $347 million to $385 million using CY2010P EBITDA.

No company utilized in the comparable company analysis is identical to CHS. In evaluating the selected companies, Jefferies & Company made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BioScrip’s, CHS’s and Jefferies & Company’s control.

Comparable Transaction Analysis

Using publicly available information, Jefferies & Company examined the following transactions representing acquisitions of specialty pharmacy/pharmacy benefit management and home nursing companies announced since 2003. The transactions considered, and the month and year each transaction was announced, were as follows:

Specialty Pharmacy/Pharmacy Benefit Management:

Target	Acquiror	Month and Year Announced

Allion Healthcare, Inc.	H.I.G. Capital, LLC	October 2009
Biomed America, Inc.	Allion Healthcare, Inc.	March 2008
Critical Care Systems, Inc.	Accredo Health Group, Inc.	November 2007
Coram, Inc.	Apria Healthcare Group, Inc.	October 2007
HomeChoice Partners, Inc.	DaVita, Inc.	September 2007
Option Care, Inc.	Walgreen Co.	July 2007
CCS Medical Holdings, Inc./MP TotalCare Inc.	Warburg Pincus LLC	October 2005
Priority Healthcare Corp.	Express Scripts, Inc.	July 2005
Accredo Health, Inc.	MedcoHealth Solutions, Inc.	February 2005
CuraScript, Inc.	Express Scripts, Inc.	December 2003

Home Nursing:

Target	Acquiror	Month and Year Announced

Tender Loving Care Health Care Services, Inc.	Amedisys, Inc.	February 2008
Home Health Care Affiliates, Inc.	Gentiva Health Services, Inc.	February 2008
VistaCare, Inc.	Odyssey Healthcare, Inc.	January 2008
Encompass Home Health, Inc.	Thoma Cressey Bravo	August 2007
Integricare, Inc.	Amedisys, Inc.	August 2007
Pediatric Services of America, Inc.	Portfolio Logic Management LLC	April 2007
The Healthfield Group, Inc.	Gentiva Health Services, Inc.	January 2006
Housecall Medical Resources, Inc.	Amedisys, Inc.	July 2005
Tender Loving Care Health Care Services, Inc.	Arcapita Bank, Corp. Investment Arm	March 2004

Using publicly available estimates for each of these transactions, Jefferies & Company reviewed the applicable transaction value as a multiple of the target company’s last twelve months EBITDA (“LTM EBITDA”) immediately preceding announcement of the transaction (the “Transaction Value/LTM EBITDA”) as well as the applicable transaction value as a multiple of the target company’s forward fiscal year estimate EBITDA (“FY EBITDA”) immediately preceding announcement of the transaction (the “Transaction Value/ FY EBITDA”). In each case, the price paid in the transaction was adjusted for the target’s cash and debt at the time of acquisition when such information was available.

This analysis indicated the following:

Comparable Transaction Multiples

Benchmark	High		Low		Median

Transaction Value/LTM EBITDA	16.4	x	6.3	x	13.8	x
Transaction Value/FY EBITDA	15.7	x	6.0	x	10.7x

Using a reference range of 10.5x to 11.5x CHS’s LTM EBITDA, Jefferies & Company determined an implied transaction value for CHS. This analysis indicated an implied transaction value range for CHS of approximately $425 million to $465 million. Using a reference range of 9.5x to 10.5x CHS’s FY EBITDA, this analysis indicated an implied transaction value range for CHS of approximately $366 million to $405 million.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies & Company made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond BioScrip’s, CHS’s and Jefferies & Company’s control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

Jefferies & Company also employed a discounted cash flow analysis for the purposes of its opinion with respect to the merger. The discounted cash flow methodology values a target company as the sum of its unlevered (before financing costs) free cash flows over a forecast period and the target company’s terminal or residual value at the end of the forecast period. Jefferies & Company used financial forecasts for CHS, as estimated by BioScrip’s and CHS’s management, to perform a discounted cash flow with respect to CHS. In conducting this analysis, Jefferies & Company assumed that CHS would perform in accordance with these forecasts.

Using a terminal EBITDA multiple range of 10.0x to 11.0x, selected based on the trading multiples of the companies included in Jefferies & Company’s comparable public company analysis, Jefferies & Company determined an implied terminal value for CHS. Jefferies & Company then discounted the cash flows projected and the terminal value to present value using discount rates ranging from 11.0% to 13.0%. These discount rates were selected based on the weighted average cost of capital rate for the companies included in Jefferies & Company’s comparable public company analysis. The resulting analysis indicated an implied total enterprise value range for CHS of approximately $356 million to $419 million.

Pro Forma Merger Analysis

Jefferies & Company reviewed the impact of the merger on earnings by comparing the earnings per share of BioScrip common stock on a standalone basis projected by BioScrip’s management to the pro forma earnings per share of the combined company following the merger, using projections provided by BioScrip’s management, projections prepared by CHS’s management and forecasts of synergies prepared by BioScrip management. For purposes of this analysis, Jefferies & Company assumed a closing date of the merger of March 31, 2010. Based on this analysis, the merger would be accretive to BioScrip’s shareholders on a non-GAAP earnings per share basis in 2010 and on both a GAAP and non-GAAP earnings per share basis in 2011, in each case after taking into account of the forecasts of synergies prepared by BioScrip management.

Miscellaneous

Jefferies & Company’s opinion was one of many factors taken into consideration by the BioScrip board of directors in its consideration of the merger and should not be considered determinative of the views of the BioScrip board of directors with respect to the merger.

Jefferies & Company was selected by BioScrip based on Jefferies & Company’s qualifications, expertise and reputation. Jefferies & Company is an internationally recognized investment banking and advisory firm. Jefferies & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. Jefferies & Company’s opinion was authorized by the fairness committee of Jefferies & Company.

Pursuant to an engagement letter between BioScrip and Jefferies & Company dated November 21, 2009, Jefferies & Company was engaged by BioScrip to act as its financial advisor in connection with the merger and will receive a fee of $3,000,000 for its services, $500,000 of which was payable upon delivery of its opinion and the remainder of which will be payable contingent upon consummation of the merger. In addition, BioScrip has agreed to reimburse Jefferies & Company for certain expenses incurred in connection with its engagement. BioScrip also has agreed to indemnify Jefferies & Company against liabilities arising out of or in connection with the services rendered and to be rendered by it pursuant to its engagement. Jefferies Finance, an affiliate of Jefferies & Company, has also been engaged to provide financing to BioScrip in connection with the closing of the transactions contemplated by the Agreement and Plan of Merger and will receive fees for its services in connection therewith, a significant portion of which will only be received if the closing of the merger takes place. Jefferies Finance currently holds a portion of CHS’s outstanding debt, which will be repaid in connection with the closing of the merger. Jefferies & Company maintains a market in the securities of BioScrip, and in the ordinary course of Jefferies & Company’s business, Jefferies & Company and its affiliates may trade or hold securities of BioScrip or CHS and/or their respective affiliates for Jefferies & Company’s own account and for the accounts of Jefferies & Company’s customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies & Company may seek to, in the future, provide financial advisory and financing services to BioScrip, CHS and/or their respective affiliates, for which Jefferies & Company would expect to receive compensation.

Financing Related to the Transaction

In order to fund the cash payments in respect of the merger and refinance existing indebtedness of CHS (approximately $132 million) and BioScrip, BioScrip has entered into a commitment letter with Jefferies Finance, pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million in debt financing comprised of $150 million in senior credit facilities and $225 million in other debt facilities.

The senior credit facilities to be provided by Jefferies Finance consist of a $100 million term loan and a $50 million revolving line of credit. The term loan matures five years after funding and has a repayment schedule with quarterly amortization equal to 2.5%, 5.0%, 7.5%, 10.0% and 12.5% of its principal amount in years one through five with the balance due at maturity. The revolving line of credit will be available for five years after the closing of the merger and $5 million of the revolving line of credit will be available for letters of credit and swing line loans. Interest on both the term loan and advances under the revolving line of credit will be based on a base rate or Eurodollar rate plus an applicable margin of 3.0% and 4.0% respectively, and with the base rate and Eurodollar rate having floors of 3.0% and 2.0% respectively. After default, the interest rate may be increased to 2.0% over the rate applicable to base rate loans. The revolving line of credit will also carry a commitment fee of 0.75% per annum, payable quarterly in arrears, on the unused portion of the credit line. The senior credit facilities will be subject to mandatory prepayment upon certain events occurring, including the issuance of certain securities, the incurrence of certain debt and the sale or other disposition of certain assets, and there will be excess cash flow recapture. Both the term loan and the revolving line of credit will be guaranteed by all subsidiaries of BioScrip and be secured by first priority security interests in substantially all assets of BioScrip (including the capital stock of its subsidiaries) and all such subsidiary guarantors. Definitive documentation will include customary affirmative and negative covenants and events of defaults, as well as financial covenants relating to a maximum total leverage ratio and a minimum fixed charge coverage ratio.

The other debt facilities are expected to be in the form of $225 million in senior unsecured notes with a 5 1/2 year term to be offered in a private placement to “qualified institutional buyers” (as such term is defined in Rule 144A of the Securities Act). The notes are expected to be guaranteed by BioScrip’s subsidiaries, but will be unsecured. Definitive documentation would be expected to include customary affirmative and negative covenants and events of default, but no financial covenants. However, if BioScrip is unsuccessful in selling the senior unsecured notes before the closing of the merger, Jefferies Finance has committed to provide a $225 million bridge loan facility. The bridge loan would mature one year after funding and if not repaid at maturity would be converted into a senior secured second lien term loan with a maturity of 4 1/2 years after conversion. If so converted, the lenders would have the right to exchange the term loan for exchange notes which will include registration rights. Interest on the bridge loan would be based on a Eurodollar rate, plus an applicable margin that increases for each three-month period outstanding. Lenders would have a put at 101% of the principal amount in the event of a change of control of BioScrip. The bridge loan would be guaranteed by all subsidiaries of BioScrip and be secured by second priority security interests in substantially all assets of BioScrip (including the capital stock of its subsidiaries) and its subsidiaries. Definitive documentation would include customary affirmative, negative covenants and events of default, as well as financial covenants relating to a maximum total leverage ratio and a minimum fixed charge coverage ratio.

Closing of the credit facilities will be subject to standard conditions precedent, including consummation of the transaction contemplated by the merger agreement; delivery of financial statements showing satisfaction of certain historical and pro forma financial compliance tests; the execution of definitive documentation; and the absence of any material adverse change in the business or financial condition of BioScrip or CHS, or in the markets for loan syndication or high yield debt securities.

The commitments of Jefferies Finance will terminate if the merger is abandoned; if CHS accepts an alternative acquisition proposal; or if the merger and financings have not closed by June 30, 2010.

Jefferies Finance will act as sole administrative agent, collateral agent, book-runner, lead arranger and syndication agent and, for a period of 270 days, BioScrip is contractually obligated to select Jefferies Finance in the foregoing capacities in connection with any refinancing or new financing; and Jefferies Finance will receive certain fees in connection therewith from BioScrip.

Jefferies Finance has reserved the right to require, after consultation with BioScrip, at a time determined by Jefferies Finance, that BioScrip cause the senior credit facilities to be closed into escrow pursuant to the definitive debt documents, with escrowed loan proceeds to be distributed to finance the closing or pay in full all senior loans then made not later than June 30, 2010.

Board of Directors and Management of BioScrip Following the Transaction

Following the transaction, the BioScrip board of directors will be expanded to 10 directors from nine directors (with an existing vacancy). The existing vacancy and the vacancy created by the increase in the authorization of the additional directorship will be filled by the two Kohlberg Director Designees upon the closing of the merger. The two Kohlberg Director Designees will hold office until the next annual meeting of BioScrip’s stockholders and until their successors are duly elected and qualified, unless sooner displaced.

For as long as Stockholders’ Representative has the right to designate one or more of the Kohlberg Director Designees pursuant to the terms of the Stockholders’ Agreement, as described in the section entitled “The Stockholders’ Agreement,” and except as may be prohibited by applicable law, at least one of the Kohlberg Director Designees will be entitled to representation on each of the audit committee, the management development and compensation committee and the corporate strategy committee of the BioScrip board of directors.

The following table sets forth information regarding the current directors of BioScrip who will continue to serve as directors on our board and their positions after completion of the transaction:

			Year First	Term as Director
Name	Age	Position with BioScrip	Became Director	Will Expire(1)

Richard H. Friedman	59	Chief Executive Officer and Chairman of the Board of Directors	1996	2010
Charlotte W. Collins	57	Director	2003	2010
Louis T. DiFazio	72	Director	1998	2010
Myron Z. Holubiak	63	Director	2005	2010
David R. Hubers	67	Director	2005	2010
Richard L. Robbins	69	Director	2005	2010
Stuart A. Samuels	68	Director	2005	2010
Richard M. Smith	50	Chief Operating Officer and Director	2009	2010

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

Information about the current BioScrip directors can be found in BioScrip’s proxy statement for its 2009 annual meeting of stockholders, which is incorporated by reference herein.

Regulatory Approvals Required for the Merger with CHS

Under the HSR Act and the rules and regulations promulgated thereunder, BioScrip’s merger with CHS may not be consummated until required information and materials have been furnished to the DOJ and the FTC, and certain waiting period requirements have expired or been terminated. On January 29, 2010, each of BioScrip and CHS filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. At any time before the closing of the merger, the DOJ, the FTC or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger, to rescind the merger or to require the divestiture of certain assets of BioScrip or CHS. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CHS, through its subsidiaries, holds healthcare licenses, permits and registrations with various state and federal agencies, including home health agency licenses, pharmacy licenses and registrations with the

U.S. Drug Enforcement Administration. In connection with the merger, certain of these licenses, permits and registrations may need to be transferred or new ones obtained to reflect the change in control of CHS. Further, CHS, through its subsidiaries, participates in Medicare and various state Medicaid programs. In connection with the merger, some of these Medicare provider numbers may need to be transferred or new ones obtained to reflect the change in control of CHS. There could be interruption of cash flow and/or loss of revenue during the pendency of any changes to CHS’s Medicare provider numbers.

Anticipated Accounting Treatment

The merger will be accounted for by BioScrip as an acquisition. The aggregate consideration to be paid by BioScrip in connection with the merger will be allocated to CHS’s assets and liabilities based on their fair values, with any excess being treated as goodwill. CHS’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of BioScrip after consummation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date hereof. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

The completion of the merger is conditioned on, among other things, the receipt by BioScrip and CHS of tax opinions from King & Spalding LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, respectively, dated as of the closing date of the merger, to the effect that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on certain customary assumptions and representations provided by BioScrip and CHS. These tax opinions will not be binding on the IRS. Neither BioScrip nor CHS intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which the opinions described above are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

As a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code:

•	no gain or loss will be recognized by BioScrip or CHS as a result of the merger;

•	a U.S. holder of CHS common stock generally will recognize gain (but not loss) on the receipt of BioScrip common stock, cash and warrants to purchase BioScrip common stock in exchange for CHS common stock, with the amount of taxable gain limited to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of BioScrip common stock and warrants received in the merger over the holder’s tax basis in CHS common stock, and (ii) the amount of cash received by the U.S. holder in the merger (excluding cash received in lieu of fractional shares of BioScrip common stock); and

•	the amount of gain of a U.S. holder of CHS common stock in excess of such limitation will not be taxable.

This summary of the material U.S. federal income tax consequences of the merger and is not tax advice.

No Appraisal Rights

Under applicable law, BioScrip stockholders do not have the right to an appraisal of the value of their shares in connection with the merger with CHS.

PROPOSAL NO. 1

APPROVAL OF THE ISSUANCE OF BIOSCRIP COMMON STOCK

Under the terms of the Agreement and Plan of Merger, CHS will merge with and into a wholly-owned subsidiary of BioScrip and as a result will become an indirect wholly-owned subsidiary of BioScrip. CHS is a privately held company that is a leading provider of home infusion therapy and home nursing products and services to patients suffering from chronic and acute medical conditions.

If the merger is completed, we will:

•	repay the net indebtedness of CHS, which was approximately $132 million at December 31, 2009, and enter into a new credit facility;

•	pay cash consideration of $110 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share and having a five-year term.

If the net indebtedness of CHS at the closing of the merger is $132 million and CHS’s expenses incurred in connection with the merger are $10 million, then the number of shares of BioScrip common stock to be issued in connection with the merger (in addition to shares issuable upon exercise of the warrants being issued) would be approximately 12,655,600 shares, or approximately 24% of the then outstanding common stock of BioScrip, assuming that no outstanding options to purchase shares of CHS’s common stock are exercised before the closing of the merger. If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference would be paid in cash to the CHS stockholders and the other half would be paid in stock, valued at $8.3441 per share, the 10-day volume weighted trading average share price of BioScrip’s common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash payment of $110 million would be reduced by the amount of the excess.

In order to fund the cash payments and refinance existing indebtedness of CHS and BioScrip, BioScrip has received a financing commitment from Jefferies Finance, pursuant to which Jefferies Finance has committed to provide senior credit facilities in the amount of $150 million and a bridge loan facility in the amount of $225 million on the terms and subject to the conditions in the commitment letter. BioScrip intends to offer $225 million in senior unsecured notes in a private placement to “qualified institutional buyers” (as such term is defined in Rule 144A of the Securities Act). The bridge loan facility is expected to be drawn only if BioScrip is unsuccessful in selling the senior unsecured notes before the date on which the merger closes.

Under NASDAQ Rule 5635, a company listed on NASDAQ is required to obtain stockholder approval before the issuance of common stock if:

•	the common stock to be issued will have voting power equal to or greater than 20% of the voting power of the corporation outstanding before the issuance; or

•	the number of shares of common stock to be issued will be equal to or greater than 20% of the number of shares of common stock outstanding before the issuance.

The shares of BioScrip common stock to be issued, including the shares of common stock to be issued upon exercise of the warrants to be issued to the Stockholders and certain optionholders of CHS, exceed the thresholds under NASDAQ Rule 5635 and, therefore, the issuance requires the approval of our stockholders. Accordingly, you are being asked to approve the proposal to issue shares of BioScrip common stock.

The shares of BioScrip common stock to be issued, including the shares of common stock to be issued upon exercise of the warrants, will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated under the

Securities Act, as the offer and sale of such securities does not involve a public offering of the BioScrip common stock. The Stockholders and optionholders who are receiving the securities consist of eight investment funds and five individuals who are officers of CHS. We have determined that each of the Stockholders is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Each Stockholder has represented in the Agreement and Plan of Merger that he, she or it is an “accredited investor” as defined in Rule 501(a) and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the proposed investment in BioScrip common stock. The certificates for the shares of common stock and warrants being issued will bear legends that such securities have not been registered and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder.

Effect of the Proposed Issuance of Common Stock

The shares of BioScrip common stock to be issued pursuant to Proposal No. 1 in connection with the merger, plus the additional shares of common stock to be issued upon exercise of the warrants, would be identical to the shares of common stock now issued and outstanding, and this issuance would not affect the rights of current holders of BioScrip common stock.

Vote Required and Board of Directors Recommendation

Approval of the proposal to issue shares of BioScrip common stock requires the affirmative vote of a majority of the shares of BioScrip common stock present in person or represented by proxy and entitled to vote at the special meeting at which a quorum is present. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote on this proposal and broker “non-votes” could have the same effect as a vote cast against approval of the proposal if they cause less than a majority of the shares of BioScrip common stock present in person or represented by proxy, to be cast for the proposal. Accordingly, beneficial owners of BioScrip shares should instruct their brokers or nominees how to vote. The approval of Proposal No. 1 is a condition to the completion of the merger with CHS and thus a vote against this proposal effectively will be a vote against the merger with CHS.

The BioScrip board of directors has unanimously determined that the merger with CHS is fair to and in the best interests of BioScrip and its stockholders and has approved the issuance of BioScrip common stock in accordance with the Agreement and Plan of Merger and recommends that you vote “FOR” approval of the BioScrip Stock Issuance.

For a more detailed description of the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger, see the sections below entitled “The Agreement and Plan of Merger,” “The Stockholders’ Agreement,” “The Warrant Agreement,” “The Common Stock Voting Agreement” and “The Escrow Agreement.”

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material provisions of the Agreement and Plan of Merger and is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the Agreement and Plan of Merger that is important to you. We urge you to read the entire Agreement and Plan of Merger carefully because it is the legal document governing the proposed merger with CHS.

The description of the Agreement and Plan of Merger in this proxy statement has been included to provide you with information regarding its terms, and we recommend that you read carefully the Agreement and Plan of Merger in its entirety. Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the transaction, we do not intend for its text to be a source of business or operational information about BioScrip or CHS. That kind of information can be found elsewhere in this proxy statement and in the documents incorporated herein by reference. The Agreement and Plan of Merger contains representations and warranties of the parties as of specific dates and may have been used for the purposes of allocating risk between the parties other than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the Agreement and Plan of Merger, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Only the parties themselves may enforce and rely on the terms of the Agreement and Plan of Merger. As stockholders, you are not third party beneficiaries of the Agreement and Plan of Merger and therefore may not directly enforce or rely upon its terms and conditions and you should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of BioScrip or CHS or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement and Plan of Merger and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement.

General; Structure of Transaction

On January 24, 2010, BioScrip entered into the Agreement and Plan of Merger with Camelot, CHS, the Stockholders’ Representative, and the Stockholders. Pursuant to the Agreement and Plan of Merger, CHS will merge with and into Camelot, with Camelot as the surviving entity.

Closing of the Transaction

Unless the parties agree otherwise, the closing of the merger with CHS will take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, on the second business day following the satisfaction or waiver of all closing conditions, except for those conditions that, by their nature, have to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions. See the section below entitled “— Conditions to Closing the Transaction” beginning on page 61 for a more detailed discussion of the conditions. The merger is expected to be consummated promptly after the special meeting of BioScrip’s stockholders described in this proxy statement.

Consideration for the Transaction

If the merger is completed, BioScrip will:

•	repay the net indebtedness of CHS, which was approximately $132 million at December 31, 2009, and enter into a new credit facility;

•	pay cash consideration of $110 million, subject to adjustment as described below;

•	issue up to approximately 12.9 million shares of BioScrip common stock, subject to adjustment as described below, of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share and having a five-year term.

If the net indebtedness of CHS at the closing of the merger is $132 million and CHS’s expenses incurred in connection with the merger are $10 million, then the number of shares of BioScrip common stock to be issued in connection with the merger (in addition to shares issuable upon exercise of the warrants being issued) would be approximately 12,655,600 shares, or approximately 24% of the then outstanding common stock of BioScrip, assuming that no outstanding options to purchase shares of CHS’s common stock are exercised before the closing of the merger. If the net indebtedness of CHS at the closing of the merger is less than $132 million, then one-half of the difference will be paid in cash to the Stockholders and the other half will be paid in stock based on a value per share of $8.3441, the 10-day volume weighted trading average share price of the BioScrip common stock over the 10-day period ended January 22, 2010. If the net indebtedness of CHS exceeds $132 million, then the cash payment of $110 million will be reduced by the amount of the excess.

Representations and Warranties

The Agreement and Plan of Merger contains representations and warranties of each of the Stockholders, CHS and BioScrip. These representations are subject, in some cases, to specified exceptions and qualifications contained in the Agreement and Plan of Merger or in the information provided pursuant to disclosure obligations set forth in the Agreement and Plan of Merger. Some of the representations and warranties are qualified as to “materiality” or “material adverse effect.” For the purpose of the Agreement and Plan of Merger, a “material adverse effect” with respect to either CHS or BioScrip, as applicable, means a material adverse effect on the business, results of operations, properties or assets of CHS and its subsidiaries or BioScrip and its subsidiaries, as applicable, taken as a whole, with certain exclusions.

Representations and Warranties of the Stockholders

The Agreement and Plan of Merger contains representations and warranties of each of the Stockholders relating to, among other things:

•	with regard to those Stockholders that are not individuals, proper organization and existence;

•	with regard to those Stockholders that are not individuals, enforceability of the Agreement and Plan of Merger;

•	with regard to those Stockholders that are not individuals, due authorization, execution and delivery of the Agreement and Plan of Merger;

•	absence of defaults or conflicts;

•	authorizations and approvals;

•	ownership of CHS’s shares; and

•	absence of plan to distribute BioScrip’s shares and accredited investor status.

Representations and Warranties of CHS

The Agreement and Plan of Merger contains representations and warranties of CHS relating to, among other things:

•	proper corporate organization and existence;

•	the capitalization of CHS;

•	subsidiaries of CHS;

•	enforceability of the Agreement and Plan of Merger;

•	due authorization, execution and delivery of the Agreement and Plan of Merger;

•	absence of defaults or conflicts;

•	authorizations and approvals;

•	financial statements and undisclosed liabilities;

•	intellectual property;

•	compliance with laws;

•	material contracts, agreements and instruments of CHS and its subsidiaries;

•	litigation;

•	taxes;

•	permits and licenses;

•	participation in federal and state healthcare programs and third party payor participation;

•	healthcare regulatory matters;

•	compliance with healthcare laws, including Medicare, Medicaid and HIPAA, and billing practices;

•	healthcare licenses;

•	labor and employment matters;

•	employee benefit plans;

•	environmental matters;

•	real property;

•	insurance;

•	transactions with affiliates;

•	absence of certain changes or events;

•	banks and power of attorneys;

•	corporate records;

•	accounts receivable;

•	assets other than real property;

•	brokers and intermediaries; and

•	absence of sensitive payments by CHS, subsidiaries of CHS or affiliates of CHS.

Representations and Warranties of BioScrip and Camelot

The Agreement and Plan of Merger contains representations and warranties of BioScrip and Camelot relating to, among other things:

•	proper corporate organization and existence;

•	enforceability of the Agreement and Plan of Merger;

•	due authorization, execution and delivery of the Agreement and Plan of Merger;

•	capitalization of BioScrip;

•	capitalization and operations of Camelot;

•	Board of Director approvals;

•	absence of defaults or conflicts;

•	authorizations and consents;

•	financial statements and undisclosed liabilities;

•	absence of certain changes or events;

•	permits and licenses;

•	compliance with laws;

•	absence of sensitive payments by BioScrip, subsidiaries of BioScrip or affiliates of BioScrip;

•	taxes;

•	brokers and intermediaries;

•	sufficiency of funds;

•	litigation;

•	SEC filings;

•	healthcare and regulatory matters;

•	employee benefit plans;

•	insurance;

•	absence of reliance on information provided by Stockholders;

•	required shareholder vote; and

•	the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Covenants

The parties to the Agreement and Plan of Merger have various obligations and responsibilities under the Agreement and Plan of Merger, including, but not limited to, the following covenants:

Conduct of the Business of CHS.  Subject to certain exceptions, CHS has agreed, and has agreed to cause its subsidiaries to agree, to (i) conduct its business and operations in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business organization and (iii) use commercially reasonable efforts to retain the services of its executive officers and key employees, and to preserve the goodwill of its material customers and suppliers. In addition, CHS and its subsidiaries will not take any of the following actions without the prior written consent of BioScrip:

•	issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into or exchangeable for shares, rights, warrants or options to acquire shares or convertible securities;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock of CHS or its subsidiaries;

•	amend the organizational documents of CHS or any of its subsidiaries;

•	incur any indebtedness (other than ordinary course consistent with past practice borrowings and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

•	increase in any material manner the compensation of any employees or directors except as may be required under existing employment agreements or increases for rank-and-file employees as a granted in the ordinary course of business consistent with past practice;

•	pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employees benefit not provided for under the terms of an employee benefit plan of CHS other than in the ordinary course of business consistent with past practice;

•	enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan other than in the ordinary course of business consistent with past practice or as required by law;

•	other than in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of or subject to any lien (other than a permitted lien) any material property or asset;

•	acquire any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

•	other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions, except for travel and other normal business expenses to officers and employees;

•	make any change in any method of accounting other than those required by GAAP;

•	other than in the ordinary course of business consistent with past practice, amend or modify certain material contracts;

•	other than in the ordinary course of business consistent with past practice, make any capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate in any fiscal quarter;

•	other than in the ordinary course of business consistent with past practice, make any payment of its accounts payable or take receipt of its accounts receivable, or otherwise make any change in the treatment or handling of either of them;

•	declare, pay or otherwise make any dividend or distribution to the Stockholders; and

•	authorize, propose or agree in writing to take any of the foregoing actions.

Conduct of the Business of BioScrip.  Subject to certain exceptions, BioScrip has agreed, and has agreed to cause its subsidiaries to agree, to (i) conduct its business and operations in the ordinary course consistent with past practices, (ii) use commercially reasonable efforts to preserve intact its business organization and (iii) use commercially reasonable efforts to retain the services of its executive officers and key employees, and to preserve the goodwill of its material customers and suppliers. In addition, BioScrip and its subsidiaries will not take any of the following actions without the prior written consent of the Stockholders’ Representative:

•	issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into or exchangeable for shares, rights, warrants or options to acquire shares or convertible securities;

•	redeem, purchase or otherwise acquire any outstanding shares of capital stock of BioScrip and its subsidiaries;

•	amend the organizational documents of BioScrip or any of its subsidiaries;

•	adopt any amendment to the Rights Agreement, dated December 3, 2002, by and between BioScrip and American Stock Transfer & Trust Company, as Rights Agent, as amended (the “Rights Agreement”), other than the amendment expressly required by the Agreement and Plan of Merger;

•	incur any indebtedness (other than in connection with debt financing for the merger with CHS, ordinary course consistent with past practice borrowings and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

•	other than in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of or subject to any lien (other than a permitted lien) any material property or asset;

•	acquire any business, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

•	declare, pay or otherwise make any dividend or distribution to its stockholders; and

•	authorize, propose or agree in writing to take any of the foregoing actions.

Access to Information.  CHS and BioScrip each have agreed to give the other party and its authorized representatives reasonable access during normal business hours to its books, records, offices, and other facilities and properties, as CHS or BioScrip, as the case may be, may from time to time reasonably request. Any such access must be conducted in a manner that does not materially interfere with the businesses or operations of CHS or BioScrip, as the case may be. In addition, all information accessed by CHS or BioScrip or their respective representatives will be treated as confidential by the party accessing such information.

Public Announcements.  No party to the Agreement and Plan of Merger will issue or cause to be published a press release or other public announcement regarding the transaction without the prior written consent of the Stockholders’ Representative and BioScrip. If, upon advice of counsel, any party is required by law to issue a press release or other public announcement, then such party will use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

HSR Act Filings and other Public Filings.  If required by law, each party to the Agreement and Plan of Merger has agreed to file, within five business days from the date of the Agreement and Plan of Merger, all notifications and information required by the HRS Act. In addition, as promptly as practicable but in no event later than five business days from the date of the Agreement and Plan of Merger, each party will make or cause to be made all filings and submissions and obtain all authorizations and consents related to the consummation of the merger with CHS required by applicable law. Each of the parties agrees to cooperate with the other parties to furnish the necessary information required by any such filings to the other parties or to any governmental entity. BioScrip has agreed to take any action as may be required, to the extent any such action does not materially deprive BioScrip of the benefits of the merger with CHS, to resolve any challenge to the merger as violative of any antitrust laws.

Resignations.  CHS has agreed to cause to be delivered to BioScrip on the closing date of the merger such resignations of members of its board of directors and the boards of directors of its subsidiaries as BioScrip may request in writing at least two days prior to the closing date.

Further Assurances.  Each party to the Agreement and Plan of Merger has agreed to execute such documents and perform such further acts as may be reasonably required to carry out the provisions of the Agreement and Plan of Merger and the transactions contemplated thereby.

Debt Financing.  CHS has agreed to provide, and has agreed to cause its subsidiaries to provide, reasonable cooperation in connection with BioScrip’s arrangement of the debt financing contemplated by the Agreement and Plan of Merger or any alternative financing arrangement or any registered public offering or any private offering made in connection with the CHS merger, including assisting in the preparation of any required offering materials.

Letters of Credit.  BioScrip, at its sole cost and expense, has agreed to replace at the time of the closing of the merger all of the letters of credit of CHS and its subsidiaries existing as of the closing date. Existing letters of credit at the time of the execution of the Agreement and Plan of Merger aggregate approximately $2.3 million.

Termination of Affiliate Obligations.  On or before the date of closing of the merger, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all liabilities and obligations between CHS or its subsidiaries, on the one hand, and one or more of its affiliates or Stockholders, on the other hand, will be terminated in full, without any liability for CHS or its subsidiaries following the closing of the transaction.

Exclusivity.  Until the earlier of the closing date of the merger and the termination of the Agreement and Plan of Merger, the Stockholders and CHS have agreed not to, and have agreed to cause CHS’s subsidiaries and their respective directors, officers, employees, equity holders or advisors not to, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party with respect to the sale of shares or all or substantially all the assets of CHS or its subsidiaries, or any merger, recapitalization or similar transaction with respect to CHS or its subsidiaries or their respective businesses.

Employee Matters.  The Agreement and Plan of Merger requires BioScrip to take into account the service of certain employees of CHS and its subsidiaries for purposes of participation, coverage, vesting and level of benefits, as applicable, under all severance payment plans, employee benefit plans, programs and policies of BioScrip and its subsidiaries (including CHS and its subsidiaries) from and after the closing date of the merger to the same extent as such service was taken into account under corresponding benefit plans, programs and policies of CHS immediately prior to the closing date, unless such service credit would result in duplication of any benefits.

Restrictive Covenants of the Kohlberg Entities and Robert Cucuel.  The Agreement and Plan of Merger provides that for a period of three years from the date of closing, each of the Kohlberg Entities and Robert Cucuel (each on their own behalf) may not, and will cause their affiliates not to, directly or indirectly recruit or otherwise solicit or induce any member of senior management, key employee or officer of CHS or its subsidiaries to terminate his or her employment or other relationship with CHS or any of its subsidiaries, or hire any such person who has ceased to be employed or otherwise engaged by CHS or any of its subsidiaries during the preceding six months, subject to certain exceptions. The Kohlberg Entities and Mr. Cucuel also have agreed, for a period of three years from the date of closing, to keep confidential all information regarding BioScrip and its subsidiaries furnished to the Kohlberg Entities in connection with the merger of CHS, and all analyses, compilations, forecasts and other documents and records prepared by the Kohlberg Entities or their affiliates, directors, officers, employees and representatives which contain or are based on such information, and will cause their affiliates and representatives to keep such confidential information confidential. In addition, Mr. Cucuel has agreed, for a period of one year after the date of closing and subject to a one year extension as described below, that he will not (except to BioScrip in his capacity as a consultant after the date of closing) provide services substantially similar to those he performed for CHS or its subsidiaries or for certain of the Stockholders within the last year of his employment with CHS to any business which provides or offers home infusion therapy services or home nursing services in the United States, or solicit, contact or call upon any customer, potential customer, physician or hospital in the United States that competes with CHS or its subsidiaries at the time of the closing. Mr. Cucuel and CHS have agreed to enter, before the date of closing, into a separation and transition services agreement pursuant to which, among other things, Mr. Cucuel will provide certain consulting services on a non-exclusive basis to BioScrip for one year immediately following the closing date, with a one year extension at BioScrip’s election, which extension will also extend Mr. Cucuel’s non-competition covenant for an additional one year period.

Indemnification of Officers and Directors.  The organizational documents of BioScrip will continue to contain provisions no less favorable with respect to indemnification than are set forth in such organizational documents as of the date of the Agreement and Plan of Merger. From and after the closing, BioScrip will, (i) to the fullest extent permitted by law, indemnify and hold harmless each present and former director and officer of CHS and its subsidiaries against all costs and expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the closing), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the closing and (ii) subject to certain conditions, advance the expenses incurred by any indemnified party in connection with any such matter to the fullest extent permitted by law. In addition, for six years following the closing date, BioScrip will maintain a directors’ and officers’ liability insurance policy covering those persons who are currently covered by CHS’s directors’ and officers’ liability insurance policy with coverage in an amount and scope at least as favorable as CHS’s existing coverage, so long as such coverage does not, in the aggregate, exceed 200% of the annual premium currently paid by CHS for such coverage.

Proxy Statement; Special Meeting.  The Agreement and Plan of Merger requires BioScrip to call and hold a special meeting of stockholders as promptly as practicable to approve and adopt the BioScrip stock issuance proposal. BioScrip agreed, as promptly as practicable, to file with the SEC a proxy statement, containing the recommendation of the BioScrip board of directors that its stockholders vote in favor of the BioScrip stock issuance proposal, respond promptly to any SEC comments with respect to the preliminary proxy statement, mail a definitive proxy statement to BioScrip stockholders and solicit proxies from its stockholders for approval of the BioScrip stock issuance proposal. CHS has agreed to cooperate with BioScrip in connection with the preparation and filing of this proxy statement, including providing BioScrip promptly upon request with the information concerning CHS and its subsidiaries required to be included in this proxy statement.

8-K Filing.  At least five days prior to closing of the merger, BioScrip has agreed to prepare a draft Form 8-K announcing the closing, together with, or incorporating by reference, CHS’s financial statements, in form and substance reasonably acceptable to CHS and its accountant and in a format acceptable for EDGAR filing. Prior to the closing, BioScrip and CHS will prepare the press release announcing the consummation of the merger with CHS.

Required Information.  In connection with the preparation of the press release announcing the merger with CHS, and for such other reasonable purposes, CHS and BioScrip each have agreed, upon request by the other, to furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in the Agreement and Plan of Merger, or any other statement, filing, notice or application made by or on behalf of CHS or BioScrip to any third party and/or any governmental authority in connection with the transactions set forth in the Agreement and Plan of Merger.

Qualification as a Reorganization.  Each party to the Agreement and Plan of Merger has agreed to use its reasonable best efforts to cause the merger with CHS to qualify as a reorganization under Section 368(a) of the Code, and will not, without the prior written consent of the other parties to the Agreement and Plan of Merger, knowingly take any actions or cause any actions to be taken which could prevent the merger with CHS from qualifying as a reorganization under Section 368(a) of the Code.

Tax Matters.  During the period from the date of the Agreement and Plan of Merger to the closing date, CHS and its subsidiaries have agreed to: (i) prepare and timely file all required tax returns; (ii) consult with BioScrip with respect to all income tax and other material returns filed after the date of the Agreement and Plan of Merger; (iii) fully and timely pay all taxes due and payable in respect of such returns filed after the date of the Agreement and Plan of Merger; (iv) properly reserve for all taxes payable by them in a manner consistent with past practice; (v) promptly notify BioScrip of any legal action or audit pending or threatened against CHS or any of its subsidiaries in respect of any tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment without BioScrip’s prior consent (which consent will not be unreasonably withheld or delayed); (vi) not make or revoke any tax election, amend any tax return or adopt or change a tax accounting method or period without BioScrip’s prior consent (which consent will not be unreasonably withheld or delayed); and (vii) terminate any tax allocation agreement, tax sharing agreement or other similar agreement to which CHS or any of its subsidiaries is a party such that there are no further liabilities or obligations thereunder.

No Securities Transactions.  CHS, the Stockholders (except for the institutional stockholders of CHS) and their respective affiliates, directors, officers, employees, agents and representatives have agreed not to, directly or indirectly, engage in any transactions involving the securities of BioScrip prior to the time of the making of a public announcement of the transactions contemplated by the Agreement and Plan of Merger.

BioScrip Financing Obligations.  BioScrip has agreed to use its commercially reasonable efforts to perform all of its obligations under the Debt Financing Documents (as defined in the Agreement and Plan of Merger) and satisfy all conditions precedent to the funding thereunder that are within its control. In the event that the debt financing is not available to consummate the merger with CHS, BioScrip will use its commercially reasonable efforts to obtain alternative financing, but not on financial terms less favorable, taken as a whole, or other terms materially less favorable, taken as a whole, to BioScrip than those set forth in the Debt Financing Documents. Neither BioScrip nor its affiliates will, without the prior written consent of CHS, waive, terminate, amend, modify or supplement, (i) the Debt Financing Documents to materially decrease the aggregate amount of the facilities thereunder or the amount of the facilities available at closing to fund the merger with CHS, (ii) in any material respect, the terms or conditions of the commitment letter entered into between BioScrip and Jefferies Finance or any “market flex” provisions contained in the Debt Financing

Documents, (iii) the conditions precedent to the initial borrowing set forth in the exhibits and attachments to the commitment letter entered into between BioScrip and Jefferies Finance and any other letters or documents which constitute the Debt Financing Documents or (iv) the representations, warranties, covenants or defaults set forth in the exhibits and attachments to the commitment letter entered into between BioScrip and Jefferies Finance and any other letters or documents (other than the commitment letter entered into between BioScrip and Jefferies Finance), if such amendment, modification or supplement would result in the failure to satisfy a condition to the funding of the debt financing at closing.

Board Designation.  The Agreement and Plan of Merger provides that BioScrip will appoint two individuals designated by the Stockholders’ Representative to serve as directors on the board of directors of BioScrip.

Conditions to Closing the Transaction

Consummation of the merger is conditioned on BioScrip’s stockholders adopting and approving the proposal to issue shares of BioScrip common stock at the special meeting of stockholders called for this purpose.

In addition, the obligation of BioScrip to effect the transactions contemplated by the Agreement and Plan of Merger is conditioned on the satisfaction or waiver of various other conditions, including:

•	the representations and warranties of the Stockholders and CHS being true and correct as of the date of closing, or, to the extent they expressly relate to a specific date, then as of that specific date, with only these exceptions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.

•	CHS and the Stockholders having performed and complied in all material respects with the agreements and covenants required by the Agreement and Plan of Merger to be performed and complied with on or before the closing;

•	the Stockholders’ Representative and CHS having delivered the appropriate officer’s certificates to BioScrip;

•	any waiting period under the HSR Act applicable to the merger having terminated or expired;

•	on the date of closing, there existing no injunction or other order issued by any government authority or court of competent jurisdiction which prohibits the consummation of the merger or materially deprives BioScrip of the benefits of the merger;

•	BioScrip having received payoff letters with respect to the payment of the aggregate outstanding principal, and accrued interest and other amounts payable in respect of certain CHS credit agreements and the release of any liens related thereto;

•	BioScrip having received either (a) a statement by CHS certifying that it is not, and has not been during the time period specified, a United States real property holding corporation or (b) a certificate of non-foreign status from each Stockholder;

•	all required licenses, permits, consents, authorizations, approvals, qualifications and orders of governmental authorities and certain other persons having been obtained;

•	CHS having delivered to BioScrip a certificate of the Secretary of CHS;

•	the Escrow Agreement having been executed and delivered by the Stockholders’ Representative;

•	the Stockholders’ Agreement having been executed and delivered by each of the Stockholders and any holders of CHS stock options, if any, receiving shares of BioScrip’s common stock in connection with the merger with CHS;

•	BioScrip having received the proceeds of the debt financing on the specified terms;

•	BioScrip having received the opinion of King & Spalding LLP to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code;

•	BioScrip having received the audited consolidated balance sheet of CHS and its subsidiaries as of December 31, 2009 and the related audited consolidated statements of income, shareholders’ equity and cash flows of CHS and its subsidiaries for the year then ended, together with the notes and schedules thereto and an unqualified audit opinion of its independent registered public accounting firm with respect thereto;

•	BioScrip having receive the accountants’ consent and “comfort” letters that have been reasonably requested under the Agreement and Plan of Merger prior to the closing date in connection with the debt financing; and

•	in the event that the Stockholders would receive BioScrip common stock valued at the Applicable Stock Value as a result of cash amounts that otherwise would have been paid to the Stockholders causing the Threshold Percentage to be lower than 40.5% at the time of such payments, the Applicable Stock Value (as determined at 4:00 p.m. as of the last trading day immediately preceding the scheduled date of closing, and as adjusted for splits, conversions and reverse splits) not being less than $5.2151.

The obligation of CHS to effect the transactions contemplated by the Agreement and Plan of Merger is conditioned on the satisfaction or waiver of various conditions, including:

•	the representations and warranties of BioScrip being true and correct in all material respects as of the date of closing, or, to the extent they expressly related to a specific date, then as of the specific date, with only those exceptions which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect;

•	BioScrip and Camelot having performed and complied with the agreements and covenants required by the Agreement and Plan of Merger to be performed and complied with;

•	BioScrip having delivered the appropriate officer’s certificate to CHS;

•	any waiting period under the HSR Act applicable to the merger having been terminated or expired;

•	on the date of closing, there existing no injunction or other order issued by any government authority or court of competent jurisdiction which prohibits the consummation of the merger;

•	all required licenses, permits, consents, authorizations, approvals, qualifications and orders of governmental authorities and certain persons having been obtained;

•	BioScrip having delivered to CHS a certificate of the Secretary of BioScrip;

•	the Escrow Agreement having been executed and delivered by the Stockholders’ Representative and BioScrip;

•	the Stockholders’ Agreement having been executed and delivered by each of the Stockholders and any holders of CHS stock options, if any, receiving shares of BioScrip’s common stock in connection with the merger with CHS;

•	BioScrip having received the proceeds of the debt financing on the specified terms;

•	the BioScrip stockholders having approved the BioScrip stock issuance proposal;

•	CHS having received the opinion of Paul, Weiss to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the per share price (as determined at 4:00 pm as of the relevant date) of BioScrip’s common stock on NASDAQ (as adjusted for splits, conversions and reverse splits) not being less than $5.2151 for the 10 trading days immediately preceding the scheduled date of closing.

Indemnification

Subject to certain limitations, from and after the closing date, each Stockholder has agreed, on a several basis (and not a joint or joint and several basis), to indemnify and hold harmless any BioScrip Indemnitee from and against any and all Losses arising from, or in connection with, any (i) breach of any covenant or agreement made under the Agreement and Plan of Merger by the Stockholders, (ii) breach of any CHS Covenant (other than breaches of certain tax covenants and any Losses arising from taxes imposed on CHS or any of its subsidiaries as a result of a breach of any of the CHS Covenants, all of which are governed by a separate tax indemnity described below), (iii) breach of any of CHS’s representations (other than breaches of the tax representations which are governed by a separate tax indemnity described below), (iv) breach of any of the representations of the Stockholders, (v) any earnout or other amounts paid to the sellers or any other parties in connection with that certain Stock Purchase Agreement by and among Option Health, Ltd. (d/b/a Optioncare of the Quad Cities), Kathy Budge (f/k/a Kathy Goodwin) and Infusion Partners LLC, dated as of June 10, 2009, and (vi) claims made in pending or future suits, actions, investigations or other legal proceedings in respect of that certain membership interest purchase agreement dated as of June 20, 2008 by and between Professional Home Care Services, Inc. and Alexander Infusion, LLC, including the lawsuit filed by Alexander Infusion, LLC in the Supreme Court of the State of New York, Nassau County, on or around March 31, 2009. Each Kohlberg Entity will jointly and severally indemnify and hold harmless the BioScrip Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to the Agreement and Plan of Merger.

Subject to certain limitations, BioScrip has agreed to indemnify and hold harmless the Stockholders, each of such Stockholders’ respective affiliates, officers, directors, employees, stockholders, partners and members, and prior to the closing, CHS and any of its subsidiaries and their respective officers, directors and employees (each, a “Stockholder Indemnitee”, and together with the BioScrip Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of BioScrip or Camelot in the Agreement and Plan of Merger and (ii) the breach of any covenant or agreement made by BioScrip in the Agreement and Plan of Merger.

Generally the cumulative indemnification obligations of the Stockholders, on the one hand, or BioScrip, on the other hand, in the aggregate will not exceed an amount equal to the then available escrow fund (the “Escrow Fund”) established under the Escrow Agreement, as described below in the section entitled “The Escrow Agreement” (the “Cap”). However, any and all breaches constituting Unrestricted Claims will not be subject to the Cap. “Unrestricted Claims” refer any indemnity claims made with respect to: (i) any Specified Representations, (ii) any intentional or willful breaches by CHS of any covenants or agreements set forth in the Agreement and Plan of Merger, and (iii) any breach of any covenant or agreement made under the Agreement and Plan of Merger to be made or performed by the Stockholders following closing, and (iv) the tax indemnity. “Specified Representations” refer to each of the representations and warranties regarding the organization of the Stockholders, the due authorization, execution and delivery of the Agreement and Plan of Merger by the Stockholders, the enforceability of the Agreement and Plan of Merger, organization and qualification of CHS, the capitalization of CHS, subsidiaries of CHS, the binding obligations of CHS, the taxes and tax returns of CHS, absence of brokers used by CHS and BioScrip in connection with the merger, the organization of BioScrip and Camelot, the due authorization, execution and delivery of the Agreement and Plan of Merger by BioScrip and Camelot, the capitalization of BioScrip and the capitalization and operations of Camelot. The aggregate amount of Losses paid by any Stockholder will not exceed the amount of proceeds actually received by such Stockholder under the Agreement and Plan of Merger, except that with respect to each Kohlberg Entity, the aggregate amount of Losses paid by any Kohlberg Entity or all of the Kohlberg Entities will not exceed the amount of proceeds actually received by all of the Kohlberg Entities under the Agreement and Plan of Merger.

No indemnification claims for Losses will be asserted by the Stockholder Indemnitees or the BioScrip Indemnitees unless (i) any individual Loss or group or series of related Losses exceed $50,000 (the “DeMinimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable (which will not include for such purposes DeMinimis Losses) exceeds $1,500,000 (the “Basket Amount”). A Stockholder Indemnitee or a BioScrip Indemnitee, as the case may be, will be entitled to receive only amounts for Losses (which will include for such purposes DeMinimis Losses) in excess of the Basket Amount up to the Cap.

Claims (i) with respect to the earnout or other amounts paid to the sellers or any other parties in connection with that certain Stock Purchase Agreement by and among Option Health, Ltd. (d/b/a Optioncare of the Quad Cities), Kathy Budge (f/k/a Kathy Goodwin) and Infusion Partners LLC, dated as of June 10, 2009, (ii) under the tax indemnity, (iii) with respect to breaches of the covenants and agreements in the Agreement and Plan of Merger (other than with respect to pending or future suits, actions, investigations or other legal proceedings in respect of that certain membership interest purchase agreement dated as of June 20, 2008 by and between Professional Home Care Services, Inc. and Alexander Infusion, LLC, including the lawsuit filed by Alexander Infusion, LLC in the Supreme Court of the State of New York, Nassau County, on or around March 31, 2009) and (iv) with respect to the Specified Representations will not be subject to the Basket Amount, but instead will be recoverable from “dollar one.”

The cumulative indemnification obligations of the Stockholders (other than for Unrestricted Claims) will be recoverable solely from the Escrow Fund (as will be reduced from time to time to reflect payments, if any, made from time to time from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement). BioScrip has agreed, for itself and the BioScrip Indemnitees, that: (i) a BioScrip Indemnitee must first assert any claim for indemnification against the then available Escrow Fund in accordance with the terms of the Escrow Agreement and (ii) if the amount recoverable by a BioScrip Indemnitee in respect of a breach of a covenant or a representation of a Stockholder pertaining to any Unrestricted Claim exceeds the amount of the then available Escrow Fund or if the Escrow Agreement has terminated pursuant to its terms, then (a) a BioScrip Indemnitee may assert such claim solely against that Stockholder who is in breach of the Unrestricted Claim, and no other Stockholder will have any liability with respect to such Unrestricted Claim, and (b) in the case of an Unrestricted Claim that is a covenant or representation of CHS, against the Stockholders on a several basis based on their respective transaction percentages as set forth in the Agreement and Plan of Merger (and not on a joint or joint and several basis), for the amount of Losses not recovered by such BioScrip Indemnitee from the then available Escrow Fund. In the case of any such claim against a Kohlberg Entity, (i) the BioScrip Indemnitees may assert a claim against any Kohlberg Entity for any breach by any other Kohlberg Entity of any Unrestricted Claim that is a breach of a Stockholder covenant and (ii) each Kohlberg Entity will be liable based upon the aggregate transaction percentage as set forth in the Agreement and Plan of Merger of all Kohlberg Entities for the amount of Losses not recovered by such BioScrip Indemnitee for such Unrestricted Claims.

In connection with any release (or holdback by the escrow agent) of shares of BioScrip’s stock held in the escrow account, the escrow agent will release to the applicable party on such release date (or holdback in the Escrow Account on such date) such number of shares of BioScrip’s stock having an aggregate value (with each share of BioScrip’s stock based on a value per share of $8.3441) equal to the aggregate amount to be released (or held back) on such applicable date.

No Indemnitee will be entitled to be indemnified for special, consequential or punitive damages, including diminution in value, multiple of earnings or profits theory, business interruptions, or loss of business opportunity or reputation damages (except to the extent included in a third party claim).

No party will be obligated to indemnify any other person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the final purchase price (to the extent so included), including in the calculation of net indebtedness of CHS, (iii) any Losses for which a notice of a claim was not duly delivered prior to the end of the applicable survival period and (iv) any Losses to the extent which there is a related amount expressly reserved against in CHS’s financial statements. The representations and warranties, other than the Specified Representations, of the Stockholders, CHS and BioScrip will survive until the eighteen month anniversary of the date of closing of the merger. The Specified Representations will survive the date of closing for the applicable statute of limitations.

None of the limitations on the indemnification obligations of the parties to the Agreement and Plan of Merger will apply to claims based on fraud or intentional breaches. Representations and warranties of CHS and the Stockholders contained in the Agreement and Plan of Merger and any right of indemnification with respect thereto will not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, BioScrip or its affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

Tax Indemnity and Procedures

The Stockholders on a several basis have agreed to indemnify the BioScrip Indemnitees from and against any Losses as a result of: (i) taxes of CHS or its subsidiaries for any taxable period (or portion thereof) ending on or before the closing date; (ii) taxes imposed or sought to be imposed as a result of the breach of any tax covenant, representation or warranty; (iii) taxes with respect to any obligation to contribute to the payment of a tax determined on a consolidated or other group basis with respect to a group of corporations that includes or included CHS or any of its subsidiaries at any time on or before the closing date; and (iv) taxes incurred after the closing date related to certain tax returns.

The indemnification obligations described in the previous paragraph will survive the closing and will continue in full force and effect until after the applicable statute of limitations. These indemnification obligations are not subject to the Cap, the DeMinimis Loss exception or the Basket Amount.

Each Kohlberg Entity has agreed to jointly and severally indemnify and hold harmless BioScrip for any indemnification obligation of any Kohlberg Entity pursuant to the tax indemnities provided for in the Agreement and Plan of Merger.

From and after the closing date, BioScrip has agreed to indemnify the Stockholders and their affiliates against and hold harmless from any and all taxes for periods beginning on the closing date other than amounts for which BioScrip is entitled to be indemnified by the Stockholders as described above, and such indemnification will survive the closing and continue in full force and effect until the expiration of the applicable statute of limitations.

The Stockholders have agreed to prepare, at the Stockholders’ expense, and BioScrip has agreed to timely file, all tax returns of CHS or any of its subsidiaries with respect to any taxable period ending on or before the closing date. The Stockholders will pay any taxes due in respect of such tax returns. BioScrip has the right to review and comment on such tax returns, and any disputes will be resolved by an independent accounting firm mutually acceptable to the Stockholders and BioScrip. With respect to the income tax returns for the period ending on the closing date, the Stockholders’ Representative will have the sole discretion regarding whether the net operating loss generated in such period (if any) will be carried back or carried forward.

BioScrip has agreed to timely prepare and file all tax returns of CHS or any of its subsidiaries for taxable years or periods ending after the closing date. Tax returns that are required to be filed by or with respect to CHS or its subsidiaries for taxable periods that begin before and end after the closing date are required to be prepared consistently with past practice to the extent permitted by applicable law. The Stockholders’ Representative will have the right to review and comment on such tax returns, and any disputes will be resolved by an independent accounting firm mutually acceptable to the Stockholders and BioScrip.

Except to the extent required by law, neither BioScrip nor any of its affiliates will (or will cause or permit any of its subsidiaries to) amend, refile or otherwise modify any tax return relating in whole or in part to CHS or its subsidiaries with respect to any taxable period ending before the closing date (or with respect to any taxable period that begins before and ends after the closing date) without the written consent of the Stockholders which consent will not be unreasonably withheld or delayed.

The Stockholders will be entitled to any credits and refunds (including interest received thereon) in respect of any taxable period ending before the closing date to the extent such credits or refunds do not arise from or relate to the “carryback” of a tax item from a period beginning after the closing date to a taxable period ending before the closing date. BioScrip will cause such refund to be paid to the Stockholders promptly following receipt. If the Stockholders’ Representative determines that CHS and its subsidiaries will carry back the net operating losses (if any) as described above, BioScrip will cause Camelot (as successor to CHS) to file appropriate refund claims within a reasonable period after Camelot files such tax returns. Camelot (as successor to CHS) will be entitled to any other refunds (including any interest received thereon) in respect of any federal, state, local or foreign tax liability of CHS or any subsidiary.

BioScrip has agreed that it will not, without the prior consent of the Stockholders (which will not be unreasonably withheld or delayed), make, or cause or permit to be made, any tax election, or adopt or change any method of tax accounting, or undertake any other extraordinary action on the closing date, that would materially affect the taxes of the Stockholders or CHS or any of its subsidiaries prior to the closing date.

Termination

The Agreement and Plan of Merger may be terminated on or prior to the date of closing of the CHS merger as follows:

•	by mutual written consent of BioScrip and the Stockholders’ Representative; or

•	by either BioScrip or the Stockholders’ Representative if the closing date has not occurred on or before June 30, 2010 (subject to extension by mutual agreement in the event of regulatory or antitrust issues), but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger; or

•	subject to BioScrip’s obligations relating to challenges to the merger as violative of antitrust laws, by BioScrip or the Stockholders’ Representative if a court of competent jurisdiction or other governmental authority has issued an order or injunction or taken any other action (which order, injunction or action the parties will use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under the Agreement and Plan of Merger and such order or action has become final and nonappealable; or

•	by the Stockholders’ Representative, if neither CHS nor any of the Stockholders is then in material breach of any term of the Agreement and Plan of Merger, upon written notice to BioScrip, upon a material breach of any representation, warranty or covenant of BioScrip contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Agreement and Plan of Merger cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by the Stockholders’ Representative to BioScrip; or

•	by BioScrip, if BioScrip is not then in material breach of any term of the Agreement and Plan of Merger, upon written notice to Stockholders’ Representative, upon a material breach of any representation, warranty or covenant of CHS or the Stockholders contained in the Agreement and Plan of Merger such that the conditions to closing set forth in Agreement and Plan of Merger cannot be satisfied and such breach is not capable of being cured or has not been cured within 30 days after the giving of notice thereof by BioScrip to the Stockholders’ Representative; or

•	by the Stockholders’ Representative or BioScrip if the BioScrip stock issuance proposal has been submitted to the BioScrip stockholders for adoption by written consent or at a duly convened special meeting of stockholders (or adjournment thereof) and the approval of the BioScrip stockholders was not obtained.

Effect of Termination

In the event of termination of the Agreement and Plan of Merger by the parties in accordance with the provisions described above under the heading “— Termination,” the Agreement and Plan of Merger will become void and of no further force and effect, and none of the parties to the Agreement and Plan of Merger will have any liability in respect of such termination, except that nothing in the Agreement and Plan of Merger will relieve CHS or the Stockholders from any liability for any intentional or willful breach of the provisions of the Agreement and Plan of Merger prior to the termination of the Agreement and Plan of Merger. Certain provisions, including the treatment of confidential information, will survive the termination of the Agreement and Plan of Merger.

If the Agreement and Plan of Merger is terminated by BioScrip or the Stockholders’ Representative for failure to obtain BioScrip stockholder approval upon a vote taken thereon, or after June 30, 2010, and at the time of such termination approval of the BioScrip stock issuance proposal has not been obtained, then BioScrip will pay CHS up to $1,000,000 in fees and expenses incurred in connection with the Agreement and Plan of Merger and the merger with CHS after December 7, 2009 within two business days of BioScrip’s receipt of notice of the amount of such expenses. If BioScrip fails to pay such expenses when due, BioScrip will pay to CHS all of CHS’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such expenses and interest at a rate equal to Citibank’s Prime Lending Rate.

Fees and Expenses

Except as expressly provided in the Agreement and Plan of Merger, all costs and expenses incurred in connection with Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger will be paid by the party incurring such costs and expenses. CHS has agreed to pay certain expenses on the closing date from the cash portion of the purchase price, including: (i) all fees and expenses of CHS or any Stockholder related to the transactions contemplated by Agreement and Plan of Merger, including the fees and expenses of Paul, Weiss, Rifkin, Wharton & Garrison LLP and the fees and expenses of CHS’s independent registered public accounting firm and all other applicable independent registered public accounting firms attributable to any of CHS’s financial statements included in this proxy statement or any registered public offering or private offering of BioScrip made in connection with the transactions contemplated by the Agreement and Plan of Merger, (ii) 50% of any conveyance taxes, (iii) all amounts payable under the Management Agreement, dated as of September 19, 2006, between KCHS Holdings, Inc., a Delaware Corporation, CHS, and Kohlberg &Company, LLC, a Delaware limited liability company, as amended by the letter agreement dated January 8, 2007, (iv) any transaction bonus, discretionary bonus, “stay put” or other compensatory payments to be made to any optionholder or current or former employee, board member or consultant of CHS or any of its subsidiaries at closing as a result of the execution of the Agreement and Plan of Merger or consummation of the merger or at the discretion of CHS or any of its subsidiaries (other than any payments, including severance, due as a result of any action taken by BioScrip or any of its affiliates from and after the closing date and any “stay put” or bonus or similar payments made to any employee of CHS or its subsidiaries after the closing date, all of which will be borne entirely by BioScrip), and (v) all amounts payable in respect of the termination of the affiliate obligations described above under the heading “— Covenants — Termination of Affiliate Obligations.”

Amendments

The Agreement and Plan of Merger may not be amended except in writing signed on behalf of each of the parties thereto.

THE STOCKHOLDERS’ AGREEMENT

Concurrently with entering into the Agreement and Plan of Merger, BioScrip entered into a Stockholders’ Agreement with the Stockholders’ Representative, Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P. (collectively, the “Kohlberg Stockholders”), Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Capital Funding, Ltd. (collectively with the Kohlberg Stockholders, the “CHS Stockholders”). The following is a summary of the material provisions of the Stockholders’ Agreement and is qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the Stockholders’ Agreement that is important to you. We urge you to read the entire Stockholders’ Agreement carefully because it is the legal document governing important aspects of the relationship among BioScrip and the CHS Stockholders.

General

The Stockholders’ Agreement, which becomes effective upon the closing of the merger, governs the CHS Stockholders’ ownership interest in BioScrip following consummation of the merger. Based upon the shares of BioScrip common stock outstanding as of February 8, 2010, the shares of BioScrip common stock to be issued to the CHS Stockholders pursuant to the Agreement and Plan of Merger will represent approximately 24% of the total issued and outstanding common stock of BioScrip immediately after the completion of the merger.

Board Representation

Pursuant to the terms of the Stockholders’ Agreement, for as long as the Kohlberg Stockholders and/or their affiliates beneficially own in the aggregate: (a) at least 50% of the shares of BioScrip’s common stock received by the Kohlberg Stockholders at the closing of the merger pursuant to the Agreement and Plan of Merger (as adjusted for any splits, conversions and reverse splits on or after the closing) (the “Initial Kohlberg Shares”), the Stockholders’ Representative will be entitled to designate two nominees for election by BioScrip’s stockholders to the board of directors of BioScrip; and (b) at least 15% (but less than 50%) of the Initial Kohlberg Shares, the Stockholders’ Representative will be entitled to designate one nominee for election by BioScrip’s stockholders to the board of directors of BioScrip. If at any time the Kohlberg Stockholders and/or their affiliates beneficially own in the aggregate less than 15% of the Initial Kohlberg Shares, then the Stockholders’ Representative will not have the right to designate any nominees for election to BioScrip’s board of directors.

For as long as the Stockholders’ Representative has the right to nominate one or more directors in accordance with the Stockholders’ Agreement, the number of directors on BioScrip’s board of directors will be fixed at 10. BioScrip has agreed to include any person nominated by the Stockholders’ Representative in each slate of nominees recommended by BioScrip’s board of directors in connection with any stockholders meeting at which directors are to be elected and to use commercially reasonable efforts to ensure such nominees are elected as directors.

Upon the death, disability, retirement, resignation or removal (with or without cause) of any director nominated by the Stockholders’ Representative, the Stockholders’ Representative will be entitled to designate the replacement director for such director.

Until the Stockholders’ Representative ceases to have the right to designate one or more directors in accordance with the Stockholders’ Agreement, except as may be prohibited by law, at least one of the directors nominated by the Stockholders’ Representative will be entitled to representation on each of the audit committee, the compensation committee and the corporate strategy committee of BioScrip’s board of directors.

Transfer Restrictions

Under the terms of the Stockholders’ Agreement, for a period of two years from the closing date of the merger, none of the CHS Stockholders may make or solicit any sale, assignment, transfer, distribution or other disposition of any shares of BioScrip’s common stock, except for sales or transfers made:

•	pursuant to one or more registered secondary public offerings in connection with the exercise of the registration rights described below under the heading “— Registration Rights”;

•	pursuant to one or more private placements exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, including Rule 144 under the Securities Act (subject to BioScrip’s right to receive from the Stockholder making such transfer an opinion of counsel reasonably acceptable in form and substance to BioScrip that registration under the Securities Act is not required in connection with such transfer);

•	in the case of any CHS Stockholder who is an individual, to a member of such CHS Stockholder’s immediate family or to a trust, corporation, partnership or limited liability company, all of the beneficial interests in which are held by such CHS Stockholder or by one or more members of such CHS Stockholder’s immediate family;

•	to any of such CHS Stockholder’s affiliates; or

•	in the case of Blackstone Mezzanine Partners II, L.P., Blackstone Mezzanine Holdings II, L.P. and S.A.C. Domestic Capital Funding, Ltd. (the “Institutional Stockholders”), in connection with a pledge or collateral assignment of shares of BioScrip’s common stock to a third party lender or other financing source, or any foreclosure or other exercise of rights or remedies by a permitted pledgee or assignee whereby shares of BioScrip’s common stock are further sold, assigned or conveyed.

Before effecting any of the permitted transfers described above, a CHS Stockholder must provide at least five business days’ written notice to BioScrip specifying in reasonable detail the terms and conditions of such transfer. Any transferee of any shares of BioScrip common stock permitted under the Stockholders’ Agreement is referred to as a “Permitted Transferee.” Any Permitted Transferee (other than a family member) that beneficially owns more than 5% of the issued and outstanding shares of BioScrip’s common stock, will be subject to the restrictions, including the transfer restrictions, set forth in the Stockholders’ Agreement, and BioScrip has the right to require any Permitted Transferee that beneficially owns more than 5% of the issued and outstanding shares of BioScrip common stock to execute a joinder to the Stockholders’ Agreement.

Any disposition of or the creation of any encumbrance on any shares of BioScrip’s common stock in violation of the terms and conditions of the Stockholders’ Agreement will be null and void, and the purported transferee of any such dispositions or the purported holder of any such encumbrances will have no rights or privileges with respect to such shares of common stock.

Standstill Restrictions

Under the terms of the Stockholders’ Agreement, until the later of (a) the third anniversary of the closing date of the merger and (b) the date upon which the Stockholders’ Representative is no longer entitled to designate any nominees for director, except as expressly contemplated by the Stockholders’ Agreement or permitted in writing pursuant to a resolution of a majority of the directors of BioScrip, none of the CHS Stockholders (other than the Institutional Stockholders) or any directors, officers or controlled affiliates (or any directors or officers of such controlled affiliates) of any such CHS Stockholder may take any of the following actions:

•	effect, offer, propose or cause or participate in, or assist any other person to effect, offer or propose or participate in (i) any acquisition or any proposal to acquire any debt or equity securities of BioScrip after the closing (other than through the exercise of warrants as described under the section entitled “The Warrant Agreement” or the options to purchase CHS common stock that will be assumed by BioScrip at the closing of the merger with CHS and converted into options to purchase BioScrip common stock (each, a “Roll Over Option”)); (ii) any tender or exchange offer for debt or equity securities of BioScrip; (iii) any merger, consolidation, share exchange or business combination involving BioScrip or any material portion of its business or any purchase of all or any substantial part of the assets of BioScrip; (iv) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to BioScrip or any material portion of its business; or (v) any solicitation of proxies with respect to BioScrip or any action resulting in such person or entity becoming a participant in any election contest with respect to BioScrip;

•	propose or make any recommendation with respect to any matter for submission to a vote of stockholders of BioScrip;

•	form, join or participate in a group with respect to any shares of BioScrip’s common stock, other than any group consisting solely of a CHS Stockholder and its affiliates;

•	grant any proxy with respect to any share of BioScrip common stock to any person or entity not designated by BioScrip, other than a revocable proxy authorizing a representative of a CHS Stockholder to vote at a meeting of stockholders of BioScrip in the ordinary course of business;

•	deposit any shares of BioScrip’s common stock in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares, except for agreement solely among the CHS Stockholders and BioScrip and except for the permitted transfers described above under the heading “— Transfer Restrictions”;

•	execute any written stockholder consent with respect to BioScrip;

•	take any other action to seek to affect the control of BioScrip (other than in connection with any director nominated by the Stockholders’ Representative acting in accordance with such director’s fiduciary duties);

•	enter into any discussions, negotiations, arrangements or understandings with any person with respect to any of the restrictions described above, or advise, or advise, assist, encourage or seek to persuade others to take any action with respect to the restrictions described above;

•	disclose to any person any intention, plan or arrangement inconsistent with the restrictions described above that would result in any CHS Stockholder or BioScrip being required to make any such disclosure in any filing (other than a filing required under Sections 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with a permitted transfer) with a governmental authority or exchange or being required by applicable law to make a public announcement with respect thereto; or

•	request BioScrip or any of its affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any respect the Stockholders’ Agreement or the certificate of incorporation or the bylaws of BioScrip or any of its affiliates.

Registration Rights

The Stockholders’ Agreement provides for certain registration rights of the shares held by the CHS Stockholders, including (i) the aggregate issued and outstanding shares of BioScrip common stock beneficially owned by the CHS Stockholders, (ii) any other securities issued and issuable with respect to any such shares by BioScrip or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, including any such securities issued or issuable by BioScrip and (iii) BioScrip common stock issued upon the exercise of the warrants (as adjusted from time to time in accordance with their terms) (collectively, the “Stockholder Shares”).

Demand Registration

At any time after the six month anniversary of the closing date of the merger, holders of then-outstanding Stockholder Shares will have the right to require BioScrip to effect unlimited registrations of Stockholder Shares. Each request for registration must be made for Stockholders Shares having a market value of at least $25 million, based on the closing price of BioScrip’s common stock on the business day prior to the day such registration request is made. The demand registration rights granted in the Stockholders’ Agreement are subject to customary restrictions, such as limitations on the number of shares to be included in any underwritten offering imposed by the underwriter.

Piggyback Registration

BioScrip also has agreed to provide the CHS Stockholders with piggyback registration rights, such that if at any time BioScrip proposes register any shares under the Securities Act in connection with a public offering (subject to certain exceptions), then BioScrip will give each of the CHS Stockholders written notice of such registration as soon as practicable but in no event less than 30 days prior to such registration, and must include in such registration all Stockholder Shares requested in writing to be included therein. The piggyback registration rights granted in the Stockholders’ Agreement are subject to customary restrictions, such as limitations on the number of shares to be included in any underwritten offering imposed by the underwriter.

Expenses

BioScrip has agreed to pay all registration expenses, including the legal fees of one counsel for the selling CHS Stockholders, to be selected by the holders of a majority of the Stockholder Shares to be included in such registration, other than underwriting discounts or commissions on the sale of stockholder shares.

As a condition to including Stockholder Shares in any registration, the participating CHS Stockholders and BioScrip have agreed to execute a customary underwriting agreement or similar agreement in a form reasonably acceptable to BioScrip and the underwriter(s), if any, for such offering containing customary indemnification and holdback provisions. No CHS Stockholder will be required to incur indemnification obligations which are in excess of the net proceeds received by such CHS Stockholder pursuant to such registration or which relates to information not supplied by such CHS Stockholder for inclusion in the registration statement.

Postponement of Demand Registration

Under the Stockholders’ Agreement, BioScrip is entitled to postpone not more than once in any 12-month period, for a reasonable period of time not to exceed 90 days, the filing of a registration statement if in the good faith judgment of the board of directors of BioScrip (in consultation with outside advisors), such registration and offering would be reasonably expected to materially and adversely affect or materially interfere with any bona fide material financing of BioScrip or any material transaction under consideration by BioScrip, or would require disclosure of material non-public information which would materially and adversely affect BioScrip if disclosed prematurely. BioScrip will provide notice to any applicable CHS Stockholders of its decision to postpone filing a registration statement, which notice will include the reasons for the postponement and an estimation of the anticipated delay.

Restrictions on Other Agreements

Without the written consent of the CHS Stockholders holding not less than a majority of the Stockholder Shares (which consent may be given or withheld in the sole discretion of such CHS Stockholders), BioScrip is not permitted to grant any rights relating to the registration of its securities if the exercise thereof interferes with or is inconsistent with or will delay (or could reasonably be expected to interfere with or be inconsistent with or delay) the exercise and enjoyment by the CHS Stockholders of any of the demand registration rights described above under the heading “— Demand Registration.”

Transfer of Registration Rights

The registration rights described above may be assigned, in whole or in part, to any Permitted Transferee (which Permitted Transferee will be bound by the obligations of the Stockholders’ Agreement), but are not assignable by such Permitted Transferee to any subsequent transferee.

Subsequent Issuances and Purchases

All shares of BioScrip’s common stock (or any other series or class of capital stock of BioScrip) that are issued to or purchased by any CHS Stockholder after the closing of the merger with CHS, including without limitation, any shares obtained by exercise of a warrant or stock option (other than a Roll Over Option) or pursuant to any stock dividend, stock split or similar change, will become immediately subject to the terms of the Stockholders’ Agreement without further action by any party to the Stockholders’ Agreement.

Effect of Termination of the Agreement and Plan of Merger

The Stockholders’ Agreement will terminate automatically upon the termination of the Agreement and Plan of Merger in accordance with its terms.

Termination

Unless otherwise terminated earlier in accordance with its terms, the Stockholders’ Agreement will terminate upon the written consent of BioScrip and CHS Stockholders holding not less than a majority of the Stockholder Shares.

Amendment

The Stockholders’ Agreement may not be amended, waived, discharged or terminated except by a written instrument signed by BioScrip and CHS Stockholders holding not less than a majority of the Stockholder Shares.

THE WARRANT AGREEMENT

Pursuant to the Agreement and Plan of Merger, BioScrip has agreed to enter into a Warrant Agreement at the closing of the merger with the Stockholders and certain optionholders of CHS. The following is a summary of the material provisions of the Warrant Agreement and is qualified in its entirety by reference to the form of Warrant Agreement, a copy of which is attached to this proxy statement as Annex C and which we incorporate by reference into this document. This summary may not contain all of the information about the Warrant Agreement that is important to you. We urge you to read the entire Warrant Agreement carefully because it is the legal document governing the warrants to purchase shares of our common stock.

General

In connection with the consummation of the merger with CHS, BioScrip will issue warrants representing the right to purchase, in the aggregate, 3,400,945 shares of BioScrip’s common stock, subject to adjustment as set forth below and described more fully in the Warrant Agreement.

Exercise of Warrants and Exercise Price

The warrants may be exercised at any time prior to the fifth anniversary of the closing of the merger (the “expiration time”) upon the payment of the exercise price for each share of common stock with respect to which the warrants are then being exercised. The initial exercise price is equal to $10.00 per common share, subject to adjustment as described below and as described more fully in the Warrant Agreement. Upon the exercise of any warrants, a warrant holder may pay the applicable exercise price in cash or by “net exercise” such that the holder becomes entitled to receive, after notice to BioScrip, instead of the number of shares of BioScrip common stock such holder would have otherwise received had the exercise price been paid in cash, the number of shares of BioScrip common stock equal to the product of (i) the number of shares of BioScrip common stock issuable upon such exercise; multiplied by (ii) the quotient of (A) the last reported sale price per share of BioScrip common stock at the time of such exercise, minus the per share exercise price at the time of such exercise; divided by (B) the last reported sale price per share of BioScrip common stock at the time of such exercise.

Any warrants issued under the Warrant Agreement will be fully exercised pursuant to the terms thereof, without the need for any action by the holder of such warrants, immediately prior to the expiration time if the resulting value upon such automatic exercise would be greater than zero.

Upon the timely exercise of the warrants, BioScrip has agreed to cause (i) certificates representing the whole number of shares of common stock then being purchased to be delivered to, or registered in such name or names as may be designated by, the warrant holder and (ii) cash, if any, to be paid in lieu of fractional shares to the warrant holder.

Agreements of BioScrip

Under the terms of the Warrant Agreement, BioScrip will make certain agreements, including the following:

•	to keep adequate reserves of authorized and unissued shares or treasury shares so as to permit the exercise in full of all warrants issued under the Warrant Agreement into BioScrip common stock;

•	to take all such action as may be necessary to ensure that all shares of BioScrip common stock delivered upon the exercise of any warrant will be (i) duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights or liens and (ii) issued without violation of any applicable law;

•	subject to certain exceptions, to pay any and all taxes and charges that may be payable in respect of the initial issuance and delivery of each warrant certificate and each share of BioScrip common stock issued upon the exercise of any warrant;

•	upon any holder’s exercise of warrants, to cause such holder to become a record holder of the shares of BioScrip common stock issued upon such exercise;

•	except as otherwise set forth in the Stockholders’ Agreement described above in the section entitled “The Stockholders’ Agreement,” that prior to the exercise of any warrants, the holder of such warrants will not be entitled to any rights of a stockholder of BioScrip with respect to the common stock into which such warrants will be exercisable; and

•	not to avoid or seek to avoid the observance or performance of any of the terms of the Warrant Agreement by amendment of its charter or bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, and to at all times in good faith carry out the provisions of the Warrant Agreement.

Anti-Dilution Adjustments

Under the Warrant Agreement, if BioScrip declares and pays a dividend on its common stock in shares of BioScrip common stock, or effects a stock split, reverse stock split, subdivision, combination or reclassification of its common stock, then the number of shares of common stock issuable upon exercise of the warrants at the time of the record date of such dividend, stock split, reverse stock split, subdivision, combination or reclassification will be proportionately adjusted so that the holder of such warrants after such date will be entitled to purchase the number of shares of common stock which such holder would have owned or been entitled to receive in respect of the shares subject to such warrants after such date had such warrants been exercised immediately before such date. In such event, the exercise price in effect at the time of the effective date of such split, reverse split, subdivision, combination or reclassification also will be adjusted to take into account the new number of common shares issuable upon exercise of a holder’s warrants.

If BioScrip issues or sells any shares of its common stock for a consideration per share of less than 90% of the last reported sale price per share immediately prior to such issuance or sale, then immediately upon the effective time of such issuance or sale, the number of shares of BioScrip common stock issuable upon exercise of any warrants will be increased to account for such issuance or sale below the market price per share. This adjustment mechanism does not apply to certain types of common stock issuances, including (i) issuances of BioScrip common stock upon the conversion of any then-outstanding common stock equivalents, (ii) issuances of BioScrip common stock for which the Warrant Agreement otherwise provides adjustment, (iii) issuances of BioScrip common stock to employees of BioScrip or its subsidiaries that have been approved by BioScrip’s board of directors and (iv) the issuance of BioScrip common stock pursuant to the terms of the Rights Agreement.

If BioScrip fixes a record date to make a dividend or distribution to all holders of its common stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of BioScrip common stock), in each such case, the exercise price in effect before such record date will be reduced in accordance with the terms of the Warrant Agreement immediately thereafter and the number of shares of common stock issuable upon the exercise of any warrants will be increased, to account for such dividend or distribution. In the event that after the record date for such dividend or distribution is set, no dividend or distribution occurs, then the exercise price and the number of shares of BioScrip common stock issuable upon exercise of any warrants will be readjusted to the original exercise price and number of shares of BioScrip common stock issuable upon such exercise as though such record date had never been set.

If BioScrip undertakes any consolidation, merger (subject to certain exceptions) or sale of substantially all of its assets or any reclassification of its common stock (other than any reclassification described in the first paragraph of this subsection), then a warrant holder’s right to receive shares of BioScrip common stock upon the exercise of any warrants will be converted into the right to exercise such warrants to acquire the number of shares of stock or other security or property (including cash) which the BioScrip common stock issuable at the time of such consolidation, merger, sale of assets or reclassification upon exercise of such warrants immediately prior to the consolidation, merger, sale of assets or reclassification would have been entitled to receive upon consummation of such consolidation, merger, sale of assets or reclassification. BioScrip has agreed not to enter into or be a party to any business combination unless the successor of BioScrip (if any) assumes in writing all of the obligations of BioScrip under the Warrant Agreement.

Under the Warrant Agreement, BioScrip will agree to provide notice to the warrant holders of any event that would give rise to an adjustment in the number of shares of common stock or the type of consideration received upon the exercise of the warrants and/or an adjustment in the exercise price of the warrants. In addition, BioScrip will agree to take all actions necessary to legally and validly issue the BioScrip common stock that warrant holders are entitled to receive upon exercise of the warrants, including obtaining regulatory, national securities exchange or stockholder approvals.

Amendment

The Warrant Agreement generally may be amended only with the written consent of BioScrip and the holders of warrants representing at least a majority of BioScrip common stock issuable upon exercise of the warrants issued and outstanding (excluding warrants directly or indirectly held by BioScrip or its affiliates). However, the provisions governing (i) the exercise of warrants, (ii) amendment or waiver of the Warrant Agreement, (iii) the anti-dilution adjustments or (iv) any defined term used in the Warrant Agreement may be amended only upon the prior written consent of all holders of the warrants then outstanding (excluding warrants directly or indirectly held by BioScrip or its affiliates). No amendment of any of the provisions relating to the exercise price or the number of shares or kind of BioScrip common stock that may be purchased upon exercise of each warrant, and no change accelerating the occurrence of the expiration time, shall be effective as to a holder of warrants unless consented to in writing by such holder.

Relationship to Stockholders’ Agreement

The holders of the warrants will be subject in all respects to the terms of the Stockholders’ Agreement described above under the section entitled “The Stockholders’ Agreement.” By its acceptance of a warrant certificate, each warrant holder will agree to be bound by the provisions of the Stockholders’ Agreement, to the extent applicable.

THE COMMON STOCK VOTING AGREEMENT

Concurrently with the Agreement and Plan of Merger, CHS, the Stockholders’ Representative and certain directors and executive officers of BioScrip entered into a Common Stock Voting Agreement (the “Voting Agreement”). A copy of the Voting Agreement is attached as Exhibit 10.2 to our current report on Form 8-K filed with the SEC on January 27, 2010. This summary may not contain all of the information about the Voting Agreement that is important to you. We urge you to read to entire Voting Agreement carefully because it is the legal document relating to how certain directors and executive officers of BioScrip will vote their common stock in connection with the proposals described in this proxy statement.

General

On January 24, 2010, CHS, the Stockholders’ Representative, Richard H. Friedman, Barry A. Posner, Richard M. Smith and Stanley G. Rosenbaum entered into the Voting Agreement. In this description, we refer to Messrs. Friedman, Posner, Smith and Rosenbaum collectively as the “Management Stockholders” and to each individually as a “Management Stockholder.”

Agreement of Management Stockholders to Vote

Pursuant to the Voting Agreement, each of the Management Stockholders has agreed to the following:

•	that at any time that BioScrip conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving and adopting the transactions contemplated by the Agreement and Plan of Merger, such Management Stockholder will vote, or provide a consent with respect to, all of the shares of BioScrip common stock then owned by such Management Stockholder (the “Shares”) (i) in favor of the transactions contemplated by the Agreement and Plan of Merger and (ii) against any action or agreement that would compete with, impede, delay or interfere with the approval and adoption of the transactions contemplated by the Agreement and Plan of Merger; and

•	that at the first annual meeting of BioScrip’s stockholders following the closing of the merger with CHS, such Management Stockholder will vote his shares in favor of each of the director nominees designated by the Stockholders’ Representative.

Covenants

The Management Stockholders have various obligations and responsibilities under the Voting Agreement, including, but not limited to, the following covenants:

No Inconsistent Agreements.  Each Management Stockholder has agreed that he will not enter into any agreement or grant a proxy or power of attorney with respect to his Shares that is inconsistent with the Voting Agreement.

No Encumbrances.  Each Management Stockholder has agreed that he will not by any action or omission cause any encumbrances, rights of first refusal, agreements or limitations on his Shares or voting rights with respect to his Shares.

No Transfer.  Each Management Stockholder has agreed that he will not, directly or indirectly, for as long as the Voting Agreement is in effect, offer for sale, sell, transfer, give, assign or otherwise dispose of (each, a “Transfer”) or agree to Transfer, any Shares, other than to another Management Stockholder or to a person who agrees to be bound by the Voting Agreement. Any certificated Shares so Transferred will contain a legend (set forth in the Voting Agreement) regarding the transfer restrictions described in this paragraph.

No Groups.  Each Management Stockholder has agreed that he will not, and will cause each of his affiliates not to, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any Shares or other voting securities of BioScrip for purposes of opposing or competing with the transactions contemplated by the Agreement and Plan of Merger.

No Public Statements.  Each Management Stockholder has agreed that he will not, and will cause each of his affiliates, agents, advisors and representatives (other than BioScrip and its directors, officers, agents, employees, stockholders, advisors or representatives) not to, issue any press release or make any public statements with respect to the Voting Agreement, the Agreement and Plan of Merger or any of the transactions contemplated by the Agreement and Plan of Merger without the prior written consent of CHS, the Stockholders’ Representative and BioScrip.

Commercially Reasonable Efforts.  Each Management Stockholder has agreed to use commercially reasonably efforts to provide any necessary information and material with respect to all filings made by him with any governmental authority in connection with the Voting Agreement and the Agreement and Plan of Merger and the transactions contemplated therein.

Termination

The Voting Agreement will terminate upon the earlier to occur of (i) the completion of the first annual meeting of the BioScrip stockholders following the closing of the merger and (ii) the termination of the Agreement and Plan of Merger in accordance with its terms.

Specific Performance

Each of the parties to the Voting Agreement has acknowledged that irreparable damage would occur in the event that the provisions of the Voting Agreement are not performed in accordance with its terms and that money damages would be insufficient for any breach of the Voting Agreement. Accordingly, the Voting Agreement entitles the parties to specific performance of the terms of the Voting Agreement, in addition to any other remedy at law or in equity.

Amendment

The Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

THE ESCROW AGREEMENT

Pursuant to the Agreement and Plan of Merger, BioScrip has agreed to enter into an Escrow Agreement with U.S Bank National Association, as escrow agent (the “Escrow Agent”), and the Stockholders’ Representative. This summary may not contain all of the information about the Escrow Agreement that is important to you. A copy of the form of Escrow Agreement is attached as Exhibit A to Exhibit 2.1 to our current report on Form 8-K filed with the SEC on January 27, 2010. We urge you to read the entire Escrow Agreement carefully because it is the legal document governing a portion of the consideration to be paid to the Stockholders in connection with the merger.

General

The Escrow Agreement specifies the respective rights and obligations with respect to (i) 2,696,516 shares of BioScrip common stock having an aggregate value of $22.5 million (based on a value per share of $8.3441) (the “escrow property”), and (ii) any dividends and income earned on the escrow property (the “escrow property interest”). At the closing of the merger with CHS, BioScrip will deposit the escrow property in an escrow account with the Escrow Agent in partial satisfaction of payment of the final purchase price pursuant to the terms of the Agreement and Plan of Merger and for the sole purposes of satisfying (a) the Stockholders’ obligation, if any, to pay BioScrip a post-closing purchase price adjustment and (b) indemnification obligations, if any, in each case as required by the Agreement and Plan of Merger.

Role of the Escrow Agent

Under the Escrow Agreement, the Escrow Agent is required to maintain a separate account for the escrow property interest, and is required to invest the escrow property interest, from time to time as directed by the Stockholders’ Representative, in permitted investments. Any escrow property interest will accrue for the benefit of the Stockholders, and BioScrip will not be entitled to receive any amount from the escrow property interest account. In addition, the Escrow Agent is required to exercise all rights associated with the BioScrip common stock held as escrow property (including any voting rights) as directed by the Stockholders’ Representative, provided that any such rights must be exercised in a manner consistent with the terms of the Escrow Agreement and the Agreement and Plan of Merger.

Payment of Purchase Price Adjustment

If a purchase price adjustment is required to be paid to BioScrip pursuant to the terms of the Agreement and Plan of Merger, then the Stockholders’ Representative and BioScrip must give joint written notice to the Escrow Agent directing the disposition of the escrow property to BioScrip. Within three business days of receiving a notice of disposition, the Escrow Agent will disburse such number of shares of BioScrip common stock from the escrow property to BioScrip having an aggregate value as set forth in such disposition notice.

Indemnification Payments

If BioScrip intends to assert a claim against the escrow property for Losses pursuant to the terms of the Agreement and Plan of Merger as described above in the section entitled “The Agreement and Plan of Merger — Indemnification,” BioScrip must deliver a notice of such claim to the Escrow Agent and the Stockholders’ Representative before the termination of the applicable survival period for such claim. After the delivery of a claim notice, the Stockholders’ Representative will have 30 days to object to BioScrip’s right to indemnification or the amount of indemnification sought. If no such objection is received, then the Escrow Agent will deliver to BioScrip such number of shares of BioScrip common stock from the escrow property having an aggregate value (based on a value per share of $8.3441) equal to the lesser of (i) the amount of the available escrow property and (ii) the amount specified in BioScrip’s claim notice. If the Stockholders’ Representative submits an objection to BioScrip’s claim notice, then the Escrow Agent will deliver to BioScrip such number of shares of BioScrip common stock from the escrow property having an aggregate value (based on a value per share of $8.3441) equal to the amount that is not in dispute, and continue to hold in escrow such number of shares having an aggregate value equal to the amount in dispute until receiving either (a) a joint statement from BioScrip and the Stockholders’ Representative directing the disposition of the amount in dispute or (b) an order from a court of competent jurisdiction directing the disposal of the amount in dispute.

In the event that the number of shares of BioScrip common stock in the escrow property is insufficient to pay the amount of the purchase price adjustment in favor of BioScrip or any indemnification claim for which the escrow property is the sole and exclusive remedy in full (other than Unrestricted Claims), BioScrip will not be entitled to collect any amounts in excess of the then-available escrow property, and no Stockholder will be liable for any shortfall.

Final Distribution of Escrow Property

The Escrow Agreement will provide that, except as may otherwise be directed by the Stockholders’ Representative, the Escrow Agent will release all shares of BioScrip common stock remaining in the escrow property to the Stockholder’s Representative for the benefit of the Stockholders, on the 18 month anniversary of the closing of the merger. The Escrow Agent is required to retain in the remaining escrow property a number of shares of BioScrip common stock having an aggregate value, to the extent available, equal to any amount then payable to BioScrip pursuant to an indemnification claim plus any additional amount of indemnification losses claimed in good faith by BioScrip and disputed in good faith by the Stockholders’ Representative in accordance with the objection procedure described above.

Fees and Expenses

BioScrip and the Stockholders will agree to promptly reimburse the Escrow Agent for all out-of-pocket costs and expenses reasonably incurred by it with respect to the Escrow Agreement, including reasonable fees of legal counsel. All fees and expenses required to be paid under the Escrow Agreement will be paid fifty percent by BioScrip and fifty percent by the Stockholders’ Representative, on behalf of the Stockholders.

Indemnification of Escrow Agent

Under the Escrow Agreement, BioScrip, on the one hand, and the Stockholders’ Representative, on the other hand, on an equal basis, will agree to hold harmless and indemnify the Escrow Agent, its directors, officers, employees and agents from and against all obligations, liabilities, claims, suits, judgments, losses, damages, costs or expenses of any kind or nature, including without limitation, reasonable attorney’s fees, which may be imposed on, incurred by, or asserted against any of them in connection with the Escrow Agreement or the Escrow Agent’s duties thereunder, except to the extent arising from the Escrow Agent’s gross negligence or willful misconduct. To the extent the Escrow Agent is entitled to indemnification, fees or expenses under the Escrow Agreement and such indemnification, fees or expenses are not timely paid, the Escrow Agreement will have a lien for the payment of such indemnification, expenses or fees upon the escrow property.

Amendment

The Escrow Agreement may be amended only with the written consent of BioScrip, the Stockholders’ Representative and the Escrow Agent, which in the case of the Escrow Agent such consent may not be unreasonably withheld.

* * *

THE BOARD OF DIRECTORS
HAS UNANIMOUSLY APPROVED THE ISSUANCE OF BIOSCRIP
COMMON STOCK AND RECOMMENDS THAT YOU
VOTE “FOR” PROPOSAL NO 1.

PROPOSAL NO. 2

APPROVAL OF POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

You may be asked to vote to approve a proposal to adjourn the special meeting for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approval Proposal No. 1. We currently do not intend to propose adjournment of the special meeting of stockholders if there are sufficient votes to approve Proposal No. 1.

Vote Required

The affirmative vote of the holders of a majority of the shares of BioScrip common stock present in person or represented by proxy at the special meeting, whether or not a quorum is present, is required to approve the adjournment of the special meeting of stockholders. Abstentions with respect to this proposal will have the same effect as a vote against the proposal. Failures to vote and broker “non-votes” could have the same effect as votes cast against approval if they cause less than a majority of the shares of BioScrip common stock present, in person or by proxy, to be cast in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. BUSINESS DESCRIPTION

Overview

CHS is a leading provider of comprehensive home infusion therapy and home nursing products and services to patients suffering from acute or chronic conditions. CHS provides infusion pharmaceuticals, biopharmaceuticals, nutrients and related services and equipment to patients in the home through its 35 infusion locations servicing 22 states, primarily in the eastern United States. CHS also provides nursing and therapy visits and private duty nursing services to patients in the home through its 33 home nursing locations servicing six states. As of September 30, 2009, CHS had approximately 15,000 active patients on service through its branch network. CHS has relationships with a large number of payors, including insurers, managed care organizations and government payors. In the nine months ended September 30, 2009 and in the year ended December 31, 2008, CHS generated net revenue of $187.5 million and $230.9 million, respectively.

CHS operates in two business segments, home infusion therapy and home nursing:

•	Through its home infusion therapy segment, CHS delivers complex intravenous pharmaceutical products and corresponding clinical support services to patients. CHS delivers and provides infusion services to patients with chronic conditions requiring long-term infusion care services, such as pain management and parenteral nutrition, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy. In the nine months ended September 30, 2009, the home infusion therapy segment represented approximately 74% of CHS’s net revenue.

•	Through its home nursing segment, CHS provides skilled nursing and other therapy services to adult and pediatric patients. These services include skilled nursing, physical therapy, occupational and speech therapy, medical social work and home health aide services. Home nursing services are delivered to recovering, disabled, chronically ill or terminally ill patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living. In the nine months ended September 30, 2009, the home nursing segment represented approximately 26% of CHS’s net revenue.

CHS believes its differentiated business model allows its branches, supported by regional and corporate resources, to respond to local needs and provide customized and cost-efficient services to its patients. Its local branches are staffed by integrated teams of highly trained clinicians that ensure the delivery of high quality care to its patients. Its national home health care platform and centralized infrastructure provide the complementary structure and support necessary to operate in a complex regulatory environment and gives it the purchasing power needed to obtain better rates for pharmaceuticals and ancillary supplies. All of its locations are accredited by the Accreditation Commission for Health Care, Inc.

CHS offers substantial benefits to patients, payors and physicians:

•	Patients— CHS improves its patients’ quality of life by allowing them to remain at home while receiving the necessary medications, supplies and services for their treatment. It also helps patients manage their conditions through ongoing caregiver counseling and education regarding their treatment and provides ongoing monitoring to encourage patients to comply with their prescribed therapy.

•	Payors— CHS offers payors a comprehensive approach to meeting their home health care service needs and help them reduce their costs. Providing infusion pharmacy services in the patient’s home is generally more cost-effective than providing these therapies in an acute or sub-acute setting. Furthermore, CHS is responsive to payors’ service needs and provide them with customer satisfaction survey results, which assists them in meeting National Committee for Quality Assurance standards.

•	Physicians— CHS assists physicians with the administration of time-intensive and costly care management support. CHS’s patient monitoring and educational programs can help improve patient compliance with therapy protocols. CHS also provides physicians with important ongoing feedback related to their patients’ medical conditions, enabling them to better understand their patients’ conditions.

CHS’s History

CHS was incorporated by the Kohlberg Entities in Delaware on August 8, 2006 under the name KCHS Holdings, Inc., and changed its name to Critical Homecare Solutions Holdings, Inc. in 2007. CHS’s business operations began with the acquisition of all of the capital stock of Specialty Pharma and New England Home Therapies in September 2006. CHS has subsequently completed ten additional acquisitions. CHS presently leases 35 infusion locations and 33 home nursing locations servicing a total of 22 states.

Specialty Pharma.  CHS acquired all of the outstanding shares of Specialty Pharma, a comprehensive home infusion and specialty pharmacy provider, effective September 1, 2006, and paid a total consideration of approximately $34.9 million, consisting of $30.9 million in cash and the assumption of $4.0 million in liabilities.

New England Home Therapies.  CHS acquired all of the outstanding shares of New England Home Therapies, a Massachusetts-based provider of home infusion products and services, effective September 1, 2006. CHS paid a total consideration of approximately $21.2 million, consisting of $18.5 million in cash and the assumption of $2.7 million in liabilities. Under an earn out provision in the acquisition agreement, CHS was required to pay the former owners of New England Home Therapies additional consideration in the amount of $435,000. The additional consideration was reflected in its December 31, 2007 financial statements as an addition to goodwill and was paid in December 2007.

CHS financed a portion of the acquisitions of Specialty Pharma and New England Home Therapies by borrowings under its first lien credit facility and financed the remainder with the proceeds of the issuance of shares of its common stock to the Kohlberg Entities.

Deaconess Enterprises, Inc.  CHS acquired all of the outstanding shares of Deaconess, one of the largest providers of comprehensive infusion and nursing services in the United States, effective January 1, 2007 for a total consideration of approximately $170.7 million, consisting of $156.1 million in cash and the assumption of $14.6 million in liabilities. CHS financed the acquisition of Deaconess by borrowings under its credit facilities and from the proceeds of the sale of 57,500,000 shares of its common stock to the Kohlberg Entities and certain other third party investors, which shares were sold for an aggregate of $57.5 million.

Infusion Solutions, Inc.  CHS acquired all of the outstanding shares of Infusion Solutions, a New Hampshire-based infusion services provider, effective March 1, 2007 for a total consideration of approximately $9.1 million, consisting of $8.4 million in cash and the assumption of $0.7 million in liabilities. CHS financed the acquisition of Infusion Solutions by borrowings under its first lien credit facility. Infusion Solutions had net revenue of approximately $6.8 million in 2006.

Applied Health Care, LLC.  Effective June 1, 2007, CHS acquired all of the outstanding membership interests in Applied, a Texas provider of infusion, specialty pharmacy and other services, for a total consideration of approximately $9.3 million, consisting of $8.7 million in cash and the assumption of $0.6 million in liabilities. Under an earn-out provision in the acquisition agreement, CHS was required to pay the former owners of Applied additional consideration of $1.1 million. This additional consideration was reflected in its June 30, 2008 financial statements as goodwill and was paid in August 2008. CHS financed the acquisition of Applied from a portion of the proceeds of the sale of 8,048,079 shares of its common stock to the Kohlberg Entities and certain other third party investors and members of its management, which shares were sold for an aggregate of approximately $10.5 million.

Infusion Partners of Brunswick & Melbourne.  Effective July 1, 2007, CHS acquired Infusion Partners of Brunswick, LLC, a provider of home infusion and specialty pharmacy services in Georgia, and Infusion Partners of Melbourne, LLC, a provider of home infusion, respiratory and nutritional services in Florida, for a total consideration of approximately $11.4 million, consisting of $11.0 million in cash and the assumption of $0.4 million in liabilities. CHS financed the acquisitions of Infusion Partners of Brunswick & Melbourne by borrowings under its first lien credit facility. Infusion Partners of Brunswick & Melbourne had net revenue of approximately $5.6 million in 2006.

East Goshen Pharmacy, Inc.  Effective August 1, 2007, CHS acquired East Goshen Pharmacy, a provider of home infusion services in Delaware and Pennsylvania, for a total consideration of approximately

$6.4 million, consisting of $5.9 million in cash and the assumption of $0.5 million in liabilities. CHS financed the acquisition of East Goshen Pharmacy by borrowings under its first lien credit facility.

Wilcox Medical, Inc.  Effective April 1, 2008, CHS acquired Wilcox Medical, a provider of home infusion services in Vermont, for a total consideration of approximately $4.6 million, consisting of $3.8 million in cash and the assumption of $0.8 million in liabilities. CHS financed the acquisition of Wilcox Medical through the proceeds of the sale to investment funds managed by the Kohlberg Entities of 4,000 shares of preferred stock for a total consideration of $4.0 million.

Infusion Partners of Lexington.  Effective September 1, 2008, CHS acquired Infusion Partners of Lexington, a provider of home infusion and nursing services in Kentucky, for a total consideration of approximately $6.8 million, consisting of $6.5 million in cash and the assumption of $0.3 million in liabilities. CHS financed the acquisition of Infusion Partners of Lexington through the proceeds of the sale of 6,036 shares of preferred stock, which shares were sold for a total consideration of $6.0 million. The majority of the preferred shares were issued and sold to investment funds managed by the Kohlberg Entities.

National Health Infusion, Inc.  Effective December 1, 2008, CHS acquired National Health Infusion, a provider of home infusion services in Florida, for a total consideration of approximately $4.5 million, consisting of $4.2 million in cash and the assumption of $0.3 million in liabilities. CHS financed the acquisition of National Health Infusion through the issuance of 4,000 shares of preferred stock for a total consideration of $4.0 million. The majority of the preferred shares were issued to investment funds managed by the Kohlberg Entities.

Option Health, Ltd.  Effective June 1, 2009, CHS acquired Option Health, a provider of home infusion and nursing services in Illinois and Iowa, for a total consideration of approximately $9.4 million, consisting of $6.3 million in cash, the assumption of $0.8 million in liabilities and a note payable in the amount of $2.3 million. The purchase agreement allows for an additional earn-out payment to the former owner of Option Health that may range between $0 and $1.0 million based on the operating results of the acquired business during the one-year period beginning 60 days following the acquisition. A transition consulting agreement allows for additional bonus payments to the former owner of Option Health of up to $100,000 based on the operating results of the acquired business during the one-year period following acquisition. CHS recorded goodwill of $1.0 million in its financials in June 2009 to account for the fair market value of the earn-out payment liability and the bonus payment liability. CHS financed the acquisition of Option Health through the proceeds of the sale of 5,000 shares of preferred stock for a total consideration of $5.0 million. The majority of the preferred shares were issued and sold to investment funds managed by the Kohlberg Entities.

On November 15, 2002, New England Home Therapies, one of CHS’s predecessor entities, filed a voluntary petition for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”), after its accounts receivable financier, National Century Financial Enterprises, Inc. (“National Century”), defaulted on its contracted accounts receivable financing arrangement with New England Home Therapies. From that time until reorganization, New England Home Therapies and National Century continued in possession of their respective properties and operated and managed their respective businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. New England Home Therapies sought and obtained various orders from the bankruptcy court in order to stabilize its business and minimize the disruption caused by its bankruptcy proceedings.

New England Home Therapies’ plan of reorganization was filed on February 18, 2004 and was approved by the bankruptcy court on April 15, 2004 with the consent of all of New England Home Therapies’ creditors. In connection with this plan of reorganization, an agreement was reached with certain creditors that, in the event of the sale or liquidation of New England Home Therapies within four years of the plan of reorganization, a portion of the debt forgiven as part of the plan of reorganization would become due and payable to its creditors. In connection with CHS’s acquisition of New England Home Therapies, the stockholders from whom CHS purchased New England Home Therapies settled this claim.

New England Home Therapies did not apply fresh-start accounting as its stockholders remained intact both before and after the reorganization.

CHS’s Strengths

CHS believes that it has a number of competitive strengths, including:

•	A leading presence in the market for home infusion therapy products and services. CHS believes it is one of the leading providers by revenue of home infusion therapy products and services. CHS expects that its increasing scale will enhance its ability to achieve operating efficiency in areas such as regulatory compliance and operating systems, increase its purchasing power with suppliers and pharmaceutical wholesalers and manufacturers and improve its competitive positioning for national payor contracts.

•	A focus and reputation for high quality clinical care. CHS believes it has a reputation for high quality care and responsiveness to patient needs. All of its locations are accredited by the Accreditation Commission for Health Care, Inc. Each of its branches has an integrated team of nurses, pharmacists and therapists that have extensive clinical expertise and a commitment to serving the needs of its patients. Additionally, CHS has deployed clinical programs and believes these initiatives have improved quality of care and risk management through the implementation of best practices, which helps actively manage clinical compliance across all of its branch locations.

•	An attractive therapeutic focus within the home infusion market. CHS focuses on providing high value infusion therapies and specialty drugs that require complex clinical management. Many of its product offerings and services are designed to treat chronic conditions that require frequent drug administration, such as total parenteral nutritional, cancer and hemophilia. In addition to the recurring therapy requirement, these conditions require ongoing caregiver counseling and education regarding patient treatment and ongoing monitoring to encourage patients to comply with the prescribed therapy, including programs for enteral and total parenteral nutrition and pediatric infusion patients.

•	CHS’s business model combines the advantages of a national platform with the benefits of a local clinical services model. CHS’s business model balances the benefits of promoting local responsibility and accountability for quality of care and operating results with the efficiencies gained from centralizing key administrative functions. CHS’s home infusion pharmacies and nursing locations carry locally recognized branding and tailor their respective marketing efforts to address the specific needs of the communities, referral sources, patients and payors they serve.

•	Demonstrated ability to identify and integrate acquired businesses. CHS has a demonstrated track record of identifying, evaluating, acquiring and integrating companies in the home health market. CHS attributes part of its success in integrating these companies to its management’s ability to identify leading home infusion companies, operational knowledge and a disciplined approach to due diligence. CHS utilizes a comprehensive post-acquisition strategic plan developed to facilitate the integration of acquired businesses that includes maintaining local brand names, selectively altering product mix, centralizing accounting, purchasing and contracting functions, and transitioning acquired targets onto its information technology platform.

BioScrip’s Strategy for CHS

BioScrip’s goal is to be the leading provider of home infusion and home nursing services in the United States. Its business strategy to achieve this goal and capitalize on its many opportunities includes:

•	Continuing to focus on CHS’s core high value therapies. BioScrip intends to continue CHS’s focus on delivering its core high value therapies, such as anti-infective, total parenteral and enteral nutrition therapies. CHS has significant clinical experience with these therapies, which BioScrip believes are best managed and delivered on a local basis to patients in their homes due to the complexity and frequency of pharmaceutical administration and need for continued professional monitoring. These therapies collectively represented approximately 51% of CHS’s infusion revenue in the twelve months ended September 30, 2009. BioScrip also intends to continue to expand CHS’s portfolio of high value therapies as additional infusible pharmaceuticals come to market.

•	Continuing to operate a local clinical model that emphasizes customized patient care. Each of CHS’s branches utilizes a coordinated team comprised of nurses, therapists and pharmacists designed to locally administer and monitor the medical care of its patient population that frequently suffer from chronic diseases. These local teams are given the flexibility to customize patient care, which BioScrip believes assures the responsiveness, quality and personal touch that BioScrip’s patients expect.

•	Continuing to pursue a sales and marketing approach that targets both local and regional referral sources and payor contracts. Growing its business will require BioScrip to maintain strong relations with local and regional referral sources, patients and managed care payors. BioScrip’s sales and marketing strategy focuses on establishing and expanding these relationships. CHS currently has over 85 sales representatives and a large number of payors.

•	Expanding CHS’s relationships with national managed care organizations. BioScrip intends to leverage CHS’s current relationships, geographic coverage, clinical expertise and reputation, as well as corporate infrastructure, regulatory expertise and contacts, in order to expand its relationships with national managed care organizations and pursue national contracts with these organizations. CHS also offers clinical disease management for CHS home care therapies, which enhances its relationships with and make it attractive to managed care organizations.

•	Pursuing acquisitions of leading independent home infusion therapy providers in contiguous and other strategic markets. BioScrip believes that a substantial portion of the home infusion market consists of independent home infusion providers, and it believes that industry dynamics in the currently fragmented home infusion market favor consolidated providers and the operational efficiencies that come with scale. BioScrip plans to pursue strategic acquisitions of leading independent home infusion providers with established track records in markets contiguous to its existing operations. BioScrip believes acquisitions in contiguous markets can be efficiently integrated into its existing operations and added to its existing managed care contracts and payor and patient platforms. BioScrip also intends to selectively pursue strategic acquisitions where they can increase its presence in an existing market or where entering a new geographic area presents a compelling opportunity for BioScrip.

CHS’s Products and Services

Home Infusion Therapy

CHS is a leading provider of home infusion therapy services in the United States, and its focus has been to grow this segment of its business organically and through acquisitions. Home infusion therapy involves the preparation, delivery, administration and clinical monitoring of pharmaceutical treatments that are administered to a patient via intravenous (into the vein), subcutaneous (into the fatty layer under the skin), intramuscular (into the muscle) and intra-spinal (into the membranes around the spinal cord) methods. These therapies are prescribed when a patient’s condition is so severe that it cannot be treated effectively by oral medications.

Diseases commonly requiring infusion therapy include infections that are unresponsive to oral antibiotics, cancer and cancer-related pain, dehydration and gastrointestinal diseases or disorders that prevent normal functioning of the gastrointestinal system. Other conditions treated with infusion therapies may include chronic diseases like congestive heart failure, Crohn’s disease, hemophilia, immune deficiencies, multiple sclerosis, rheumatoid arthritis, growth disorders and genetic enzyme deficiencies.

CHS’s home infusion therapy services primarily involve the intravenous administration of medications treating a wide range of acute and chronic health conditions, such as infections, nutritional deficiencies and cancer. CHS’s services are most typically provided in the patient’s home but may also be provided at clinics, the physician’s office or at one of its ambulatory infusion centers. For the nine months ended September 30, 2009, its revenue payor mix for its home infusion therapy segment was 62% from managed care organizations and other third party payors, 20% from Medicaid and 18% from Medicare. Revenue from managed care organizations and other third party payors includes a limited amount of revenue pursuant to health plans operated by private payors on behalf of governmental payors, such as Medicare Advantage Plans and Medicare Part D.

CHS provides a wide selection of home infusion therapy products to meet the diverse needs of its payors and patients. CHS organizes its products into three tiers, with its first tier products comprising the core of its home infusion therapy business.

First Tier Products

Therapy Type	Description
Antibiotic and Anti-infective Therapy	Providing intravenous medication for infections related to diseases such as HIV/AIDS, wounds, cancer, osteomyelitis and the kidney and urinary tract
Enteral Nutrition	Delivering nutritional formulas by a tube directly into the stomach or colon
Total Parenteral Nutrition	Providing life-sustaining nutrients intravenously to patients with digestive or gastro-intestinal problems, most of whom have chronic conditions requiring treatment for life

Second Tier Products

Therapy Type	Description

Chemotherapy	Administering pharmaceuticals intravenously or orally to destroy cancer cells; CHS also provides BEAM Therapy, a four day pre-chemotherapy treatment given in advance of stem cell transplantation
Intravenous Immune Globulins (IVIG) Therapy	Administrating blood derivative products to patients with immune deficiency or altered immune status, who usually must receive therapy for life
Pain Management	Providing analgesic pharmaceuticals by intravenous or continuous injection therapy, delivered by a pump, to reduce pain and to manage symptoms resulting from either malignant or nonmalignant diseases

Third Tier Products

Therapy Type	Description
Respiratory Syncytial Virus (RSV) Prevention	RSV is a major cause of respiratory disease in young children and infants. Treatment commonly consists of monthly injections of Synagis®, a specialty pharmaceutical distributed throughout the “RSV season,” which lasts from approximately October through April
Respiratory Therapy/Home Medical Equipment	Providing oxygen systems, continuous or bi-level positive airway pressure devices, nebulizers, home ventilators, respiratory devices, respiratory medications and other medical equipment

Patients generally are referred to CHS by physicians, hospital discharge planners, managed care organizations and other referral sources. CHS’s medications are mixed and dispensed under the supervision of a registered pharmacist, and the therapy is typically delivered in the home of the patient by a registered nurse or trained caregiver. Depending on the preferences of the patient or the payor, these services may also be provided at an ambulatory infusion center, physician’s office or another alternate site.

Home Nursing

CHS conducts its home nursing and therapy services operations through licensed and Medicare-certified agencies. CHS’s health care professionals provide medically necessary health care services to adult and pediatric patients in their homes, including those suffering from chronic and acute illnesses, those in recovery from surgical procedures and those who require monitoring or care for other reasons. CHS’s key services and program offerings are skilled nursing, specialty nursing, which includes wound care, oncology nursing and infusion nursing, rehabilitation services, which includes physical therapy, occupational therapy and speech language pathology, medical social services and home health aid services. CHS’s services are provided by trained nurses, physical, occupational and speech therapists, infusion specialists, wound care specialists and social workers. CHS’s home nursing offerings also include private duty nursing care, in which CHS’s nurses provide services on an hourly or shift basis, and intermittent nursing care, in which CHS’s nurses provide services on an irregular basis or for a limited period of time. CHS’s nurses provide medical care to these patients through pain and symptom management, wound treatment and management, medication management, infusion therapy services, skilled assessment and observations of patients through home visits and telemonitoring and education to patients and family caregivers.

CHS’s typical home nursing location employs registered nurses, licensed practical nurses, physical, occupational and speech therapists, infusion specialists and wound care specialists. For the nine months ended September 30, 2009, its revenue payor mix for the home nursing segment was 15% from managed care organizations and third party payors, 52% from Medicare and 33% from Medicaid.

Geographic and Branch Overview

CHS is headquartered in Conshohocken, Pennsylvania, and has 35 infusion locations and 33 home nursing locations. CHS’s home infusion locations are primarily located in the eastern United States, and CHS’s home nursing locations are primarily located in the southeastern United States.

Sales and Marketing

CHS currently has over 85 sales representatives. CHS’s sales and marketing efforts are geared primarily toward development of strong relationships with key referral sources, such as physicians, hospital discharge planners, case managers, long-term care facilities and other health care professionals, primarily through regular contact with the referral sources. These sources typically refer patients to a panel of providers when they are discharged from the hospital or leave the physician’s office. CHS’s relationship-building process typically includes certain in-service programs, patient education programs and other programs designed to meet the specific needs of the referral sources and their patients. CHS does not make substantial use of television, radio or print advertising.

With respect to CHS’s home nursing services, adult nursing has a dedicated sales staff focused on promoting its disease management programs, clinical outcomes and highly trained and proficient staff. Private duty nursing does not utilize sales representatives and does not invest in direct sales and marketing, but instead receives the majority of its referrals through the case managers of TennCare. Accordingly, its primary marketing effort lies in maintaining a strong relationship with TennCare program directors and case managers.

CHS’s Suppliers

CHS obtains the pharmaceuticals and medical supplies and equipment that it provides to its patients through pharmaceutical wholesalers, manufacturers and distributors. Most of the pharmaceuticals that CHS purchases are available from multiple sources, and it believes the pharmaceuticals are available in sufficient quantities to meet CHS’s needs and the needs of its patients. These products are generally available from the vendors within one-to-two business days. Accordingly, CHS is not required to maintain high levels of inventory, in terms of days of inventory on hand. RSV treatment therapy, a non-first tier therapy for CHS, utilizes pharmaceuticals that are only available through a pharmaceutical wholesaler with an agreement with the manufacturer and may be subject to limits on distribution. Accordingly, it has been important for CHS to establish and maintain good working relations with the manufacturer and wholesaler in order to assure sufficient supply to meet its patients’ needs. IVIG therapy, another non-first tier therapy, utilizes pharmaceuticals that are available from more than one vendor. However, there have been periodic shortages of the product in the past. Accordingly, CHS has from time-to-time purchased additional days of inventory. These inventory purchases are evaluated relative to CHS’s projected requirements and overall availability of the product in order to minimize the risk of product expiration. CHS has a favorable relationship with one vendor through its agreement with its buying group to procure this product.

CHS utilizes certain national and local delivery companies as an important part of the local and national distribution of its products and services, particularly in the delivery of certain specialty pharmaceutical products. However, additional carriers are available in the event of a service disruption.

Competition

In each of CHS’s markets, it competes with a variety of national, regional and local providers. However, in the home infusion industry the majority of infusion services are offered by local, independent providers; the home nursing market tends to be dominated by the local providers. CHS believes that competition in each of its service lines is based on quality of care and reputation.

In home infusion therapy, CHS’s national competitors include Option Care, Inc. (a subsidiary of Walgreen Co.), Apria Healthcare Group Inc. (which includes its subsidiary, Coram, Inc.), Critical Care Systems, Inc. (a subsidiary of Medco Health Solutions, Inc.) and Omnicare, Inc. Within each market, however, CHS’s main competitors continue to be local independent providers, as the industry remains highly fragmented. There are only a small number of regional competitors, none of whom CHS believes are currently a competitive threat within its geographic service areas.

With respect to CHS’s home nursing services, it competes primarily with Gentiva Health Services, Inc., Almost Family, Inc., Amedisys, Inc. and LHC Group, Inc. on a national level. The home nursing segment is highly fragmented with many competing local providers in our areas of service.

In each market, some of CHS’s current competitors have, and potential future competitors may have, greater financial, operational, marketing and managerial resources than CHS. CHS believes it has been able to successfully compete based on its reputation, the strength of its growing presence in the eastern United States and its ability to effectively market its services at the national, regional and local levels and that these factors place CHS in a strong position against existing and potential competitors.

Payor Arrangements

CHS receives payment for its services and medications pursuant to provider agreements with managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the nine months ended September 30, 2009, CHS’s revenue payor mix in its home infusion therapy segment was 62% from managed care organizations and other third party payors, 20% from Medicaid and 18% from Medicare. For the nine months ended September 30, 2009, CHS’s revenue payor mix in its home nursing segment was 15% from managed care organizations and other third party payors, 52% from Medicare and 33% from Medicaid. Revenue from managed care organizations and other third party payors includes a limited amount of revenue pursuant to health plans operated by private payors on behalf of Medicare and Medicaid, such as home infusion therapy revenue under Medicare Advantage plans and Medicare Part D. CHS believes that neither of its segments are dependent on any one governmental managed care organization or non-governmental third party payor.

CHS currently has relationships with a large number of managed care organizations and other third party payors to provide infusion therapy services. These relationships are primarily at the local or regional level. A key element of CHS’s business strategy is to leverage its relationships, geographic coverage, clinical expertise and reputation in order to gain national contracts with payors. CHS’s infusion services contracts typically provide for it to receive a fee for preparing and delivering medications to patients in their homes. Pricing is typically negotiated in advance on the basis of average wholesale price (“AWP”) minus some percentage of contractual discount, or average sales price (“ASP”) plus some percentage of contractual discount, which is the typical means of negotiating pricing in the industry. In addition, CHS typically receives a per diem payment for the service component of care provided to patients in connection with infusion services.

AWP and ASP information is published by First DataBank and certain other private companies, including Medi-Span. As a result of the settlement of class-action lawsuits brought against First DataBank and Medi-Span, effective September 26, 2009, First DataBank and Medi-Span agreed to reduce the mark-up factor applied to Wholesale Acquisition Cost (“WAC”), on which AWP is based, from 1.25 to 1.20 for the approximately 1,400 drug codes that were the subject of the lawsuits. These AWP publishers also similarly reduced the mark-up factor on all other national drug codes on which they had marked up AWP. This voluntary reduction affected approximately 18,000 national drug codes. First DataBank and Medi-Span also have indicated that, within the next two years, they will discontinue publication of AWP information. In response to this change, a number of pharmacy benefit managers and third-party payors made adjustments to existing contracts with network pharmacy providers in order to preserve the economic structure of those agreements. The majority of the state Medicaid agencies did not make any such adjustments, the consequence of which is lowered reimbursement levels. The impact of the AWP rollback to CHS is estimated to be an annual reduction in net revenue of between $1.6 million and $1.8 million.

Most of CHS’s home nursing services are provided to beneficiaries of government sponsored programs. The majority of its skilled home nursing services are reimbursed by Medicare, based on the “prospective payment system” rates per episode, which vary by the complexity of patient condition. Typically, CHS receives predetermined payment based on a 60-day episode of skilled nursing care, assuming the nurses have made a minimum of five visits to the patient during that period. CHS’s pediatric and adult private duty nursing services are generally billed on an hourly basis and are reimbursed primarily through one of a number of managed care organizations contracted by the TennCare program to administer these services on behalf of state residents who qualify for such benefits. The services are reimbursed on a per diem basis based on pre-established guidelines and payment schedules.

CHS bills payors and tracks all of its accounts receivable through computerized billing systems. These systems allow CHS’s billing staff the flexibility to review and edit claims in the system before they are submitted to payors. Claims are submitted to payors either electronically or through the mail. CHS utilizes electronic claim submission whenever possible to expedite claim review and payment, and to minimize errors and omissions.

Government Regulation

The health care industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the health care industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, CHS’s business is impacted not only by those laws and regulations that are directly applicable to it but also by certain laws and regulations that are applicable to CHS’s managed care and other clients. CHS is also subject to periodic audits and requests for information by Medicare, Medicaid and third party agents, and the oversight agencies for these programs have various rights and remedies they can assert against CHS if they determine CHS has overcharged the programs or failed to comply with program requirements. If CHS fails to comply with the laws and regulations that are directly applicable to its business, CHS could suffer civil and/or criminal penalties, and it could be excluded from participating in Medicare, Medicaid and other federal and state health care programs, which would have an adverse impact on its business.

Medicare and Medicaid Reimbursement

Many of the products or services that CHS provides are reimbursed by Medicare and Medicaid and are therefore subject to extensive government regulation. Medicare is a federally funded program that provides health insurance coverage for qualified persons age 65 or older and for some disabled persons. The Medicare Program currently consists of four parts: Medicare Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home nursing and certain other types of health care services; Medicare Part B, which covers physicians’ services, outpatient services, items and services provided by medical suppliers, and a limited number of prescription drugs; Medicare Part C, which generally allows beneficiaries to enroll in private health care plans (known as Medicare Advantage plans); and Medicare Part D, established by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “Medicare Modernization Act”), which provides for a voluntary prescription drug benefit.

The Medicaid Program provides medical benefits to groups of low-income people, some who may have no medical insurance or inadequate medical insurance. Although the federal government establishes general guidelines for the program, Medicaid is a state administered program and each state sets its own guidelines regarding eligibility and services, subject to certain minimum federal requirements.

Congress often enacts legislation that affects, positively or negatively, the reimbursement rates of Medicare providers and that also may impact Medicaid providers. Generally, Medicare provider payment modifications occur in the context of budget reconciliation; however, Medicare changes also may occur in the context of broader health care policy legislation, including the health care reform legislation currently under consideration by Congress. In the last five years, Congress has reduced Medicare reimbursement for various providers, including Medicare Part A certified home health agencies, and Medicare Part B suppliers. Recent legislation that has affected CHS’s Medicare reimbursement rates for both home health and home infusion therapy includes primarily the Medicare Modernization Act and the Deficit Reduction Act of 2005 (the “Deficit Reduction Act”).

Home Infusion Therapy Segment

CHS’s home infusion therapy segment involves the delivery of complex intravenous pharmaceutical products and corresponding clinical support services to patients with chronic conditions requiring long-term infusion care services, such as pain management, parenteral nutrition and diabetic therapy, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy. As part of CHS’s home infusion therapy segment, CHS also provides certain rental equipment, such as infusion pumps, that is necessary in connection with the provision of these infusion products.

Medicare, which represented approximately 18% of CHS’s home infusion therapy net revenue for the nine months ended September 30, 2009, covers certain home infusion therapy primarily through its Part B benefit, as described below.

Current Reimbursement Rules:  Enteral nutrients are covered as a Medicare Part B benefit. Medicare pays for no more than a one-month supply of enteral nutrients for any one prospective billing period. Payment for Medicare covered enteral nutrients is generally split 80% by Medicare and 20% by the beneficiary. A physician must certify that enteral nutrition therapy is medically necessary for a Medicare beneficiary.

Infusion pumps are covered as equipment capable of withstanding repeated use when “medically necessary to ameliorate illness or injury or to improve functioning of a malformed body part.” Medical supplies and accessories necessary for the proper functioning of the equipment also are covered. Drugs and biologicals that must be put directly into the equipment to assure proper functioning are also covered. Although Medicare covers drugs and biologicals when used with an infusion pump, coverage decisions are often made at the local carrier level. Medicare rules instruct carriers to cover the cost of external infusion pumps in specific medical circumstances.

Inhalation drugs are used for the assessment, diagnostic evaluation, treatment, management, and monitoring of patients with deficiencies and abnormalities of cardiopulmonary function. Medicare reimbursement for inhalation drugs has been set at ASP plus 6% since 2006.

Respiratory therapy that is furnished to a beneficiary for use in the home is covered under the Medicare Part B program, whether furnished on a rental basis or purchased. Payment for RT/HME, prosthetics, orthotics, and supplies is made under a fee schedule. Payment is limited to the lower of the actual charge for the equipment or the fee schedule amount. After the supplier transfers title to the beneficiary for an item of RT/HME, maintenance and servicing payments may be made by the Medicare program for parts and labor not covered by the supplier’s or manufacturer’s warranty. These payments will be made if the Secretary of HHS determines that they are reasonable and necessary.

Oxygen provided in the home is covered by Medicare under the RT/HME benefit. Payment is made on a monthly basis, however, since January 1, 2006, a 36-month cap on the monthly payments for stationary and portable oxygen equipment applies. Payments for maintenance and servicing (for parts and labor not covered by the supplier’s or manufacturer’s warranty) will be made if the Secretary of HHS determines them to be reasonable and necessary. The 36-month cap did not impact net revenue until the period beginning January 1, 2009, at which time CHS estimates it resulted in an approximate $20,000 per month decrease in net revenue.

Recent Legislative Changes to Medicare Reimbursement:  The Medicare Modernization Act and the Deficit Reduction Act have changed some of the medical reimbursement rules applicable to CHS’s home infusion segment. The Medicare Modernization Act set reimbursement for inhalation drugs at 85% of AWP in 2004, set forth the ASP plus 6% methodology that has been in use since 2006, and also set reimbursement for infusion drugs at 95% of AWP.

The Deficit Reduction Act capped monthly payments for oxygen equipment at 36 months. In addition, the Medicare Modernization Act authorized a competitive bidding program for determining Medicare reimbursement rates for certain items of durable medical equipment, including enteral nutrients, supplies and equipment, and certain RT/HME products. CMS has the discretion to determine which products will be subject to competitive bidding. The statute requires that the first round of competitive bidding occur in ten metropolitan areas around the country. The second round of competitive bidding will be conducted in 70 additional geographic areas. CMS released the final rule implementing this program on April 10, 2007, and the program was set to go into effect on July 1, 2008. However, the Medicare Improvements for Patients and Providers Act (“MIPPA”) further delayed the program by 18 months and required CMS to rebid the first round of the program.

CHS submitted bids in metropolitan areas where CHS has operations when CMS re-opened the bidding process again in late 2009, subject to the requirements of MIPPA. Winners of the round one bids are expected to be announced by September 2010. If CHS’s bid is not accepted in these areas, it could negatively affect its revenue and its results of operations. The statute requires reimbursement for items and services subject to the competitive bidding program to be lower than the prices currently reimbursed by Medicare. The Secretary of HHS has the authority to apply competitively bid prices nationwide in the third round of the program. This authority, if used, could effectively create a nationwide competitive bidding program in the third round of the program, and all covered products and services nationwide would be reimbursed at competitively bid prices. In the final rule implementing the competitive bidding program, HHS noted its intention to use this authority. Applying competitively bid prices nationwide could have an adverse impact on CHS’s operations. It is unclear what impact, if any, competitive bidding may have on CHS’s operations in the affected areas.

In the future, Congress could enact additional changes to Medicare reimbursement, including enacting annual payment updates below statutory levels, modifying the competitive bidding program and reducing reimbursement rates.

Quality Standards/Accreditation:  As mandated by the Medicare Modernization Act, in August 2006, CMS issued quality standards for suppliers, which are being applied by independent accredited organizations approved by CMS. As modified by MIPPA, all Medicare suppliers had to be accredited before October 1, 2009. CHS is accredited by the Accreditation Commission for Health Care, Inc.

Medicare Parts B and D:  CHS’s infusion therapy segment is impacted by the Medicare Part D program. In connection with the enactment of the Medicare Modernization Act, CMS promulgated a substantial volume of new regulations implementing the federal government’s Voluntary Prescription Drug Benefit Program, known as Medicare Part D. CMS has attempted to clarify issues regarding coverage of infused drugs under Medicare Part D and the relationship with existing coverage under Medicare Part B. In certain cases, both Medicare Parts B and D will cover identical infused drugs. CMS has stated that coverage is generally determined by the diagnosis and the method of drug delivery. For example, parenteral nutrition is covered under Medicare Part B for patients with a non-functioning digestive tract. In all other situations, Medicare

Part D covers parenteral nutrition. Confusion regarding the appropriate coverage of infusion therapy could adversely affect CHS’s business.

Both the U.S. Department of Health and Human Services (“HHS”) Office of the Inspector General (“OIG”) and CMS continue to issue guidance with regard to the Medicare Part D program and compliance with related federal laws and regulations by Part D sponsors and their subcontractors. The receipt of federal funds made available through this program by CHS, its affiliates, or clients may be subject to compliance with these new regulations as well as the established laws and regulations governing the federal government’s payment for health care goods and services. There are many uncertainties about the financial and regulatory risks of participating in the Medicare Part D program and these risks could negatively impact CHS’s business in future periods.

Home Infusion and the 111th Congress:  Legislation has been introduced in the House and Senate that would establish Medicare coverage of home infusion therapy and home infusion drugs under Medicare Part B and consolidate coverage under Part D. As noted above, Medicare currently covers home infusion therapy for selected therapies primarily through the durable medical equipment benefit. It is anticipated that these bills would expand Medicare beneficiary access to the majority of home infusion therapies but there can be no guarantees as to what will be contained in any final legislation, should it be passed. Health care reform legislation currently before Congress does not change Medicare reimbursement for home infusion therapy or home infusion drugs.

Regulatory Changes for Home Infusion:  Under Medicare Part D, the ingredient costs and dispensing fees associated with the provision of home infusion therapies are covered under Medicare. Under Medicare Part B, no separate reimbursement of these costs is available. For eligible Medicare beneficiaries, the cost of equipment and supplies associated with infused covered Medicare Part D drugs will continue to be reimbursed on a limited basis under Medicare Part A or Part B, as applicable, and the cost of professional services associated with infused covered Medicare Part D drugs will continue to be reimbursed on a limited basis under Medicare Part A. For beneficiaries who are dually eligible for benefits under Medicare and a state Medicaid program, Medicaid covered infused drugs will be reimbursed under individual state coverage guidelines if coverage is denied by Medicare.

CMS finalized a rule codifying prior clarifications of CMS’ policies associated with the prescription drug benefit and providing certain other clarifications of these policies in 2008. This rule codifies CMS’ expectations of Medicare Part D sponsors regarding providing adequate access to home infusion pharmacies for infused covered drugs and proposing standards with respect to timeliness of delivery of drugs. In addition, in 2005, CMS published a final rule implementing its “inherent reasonableness” authority, which allows CMS or a Medicare contractor to increase or decrease payment amounts by up to 15% per year for certain products and services covered by Medicare when the existing payment amount is determined by CMS to be grossly excessive or grossly deficient. CMS could invoke its inherent reasonableness authority to reduce or increase reimbursement levels for certain of CHS’s products, which could have a positive or adverse effect on CHS’s results of operations. A reduction in payments received from or a loss of coverage under Medicare could result in similar actions being taken by private payors, which could have a material adverse effect on CHS’s results of operations. CMS has rarely exercised this authority in the last 10 years.

Home Infusion and Medicaid:  Budgetary concerns in many states have resulted in, and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for CHS’s products or services, or changes in regulations governing such reimbursements, could cause CHS’s revenue and profitability to decline and increase its working capital requirements.

Home Nursing Segment

Current Medicare Reimbursement for Home Health Agencies:  Home health agencies, including ours, are reimbursed under the Medicare program on a prospective payment system. Home health services include:

•	skilled nursing care;

•	physical, occupational, and speech therapy;

•	medical social work; and

•	home health aide services.

Medicare’s home health prospective payment system is comprised of a set payment for each 60-day episode of care, a case-mix adjustment based on a patient’s medical condition and service needs, an outlier payment for high cost patients and a low-utilization adjustment for patients who require only a few visits. Patients are assigned to case mix resource groups based on clinical and functional status and service use.

Medicare beneficiaries must be homebound to be eligible to receive covered home health services. In general, a beneficiary is considered homebound under Medicare rules if he/she has a condition due to an injury or illness that restricts his/her ability to leave the residence except with the aid of supportive devices (such as a wheelchair or crutches) or if leaving home is not medically advised.

To be covered by the Medicare program, skilled services must be provided in accordance with a physician’s orders and they must be reasonable and necessary for the treatment of the beneficiary’s illness or injury or for the restoration or maintenance of the function affected by the illness or injury. The amount, frequency and duration of the services must also be reasonable and consistent with the patient’s particular medical needs. Medicare beneficiaries do not pay any co-payments for home health services.

Payments under the home health prospective payment system are updated annually by the increase in the home health market basket. On August 29, 2007, CMS issued a final rule to update and refine the home health prospective payment system for calendar year 2008. Among its significant changes, the final rule reduced the national standardized 60-day episode rate for calendar year 2008 and also implemented similar reductions to the 60-day episode payment rate for 2009 through 2011. This rule also implemented a reduction in the national standardized 60-day episode payment rate of 2.75% in 2008 to account for changes in case mix not attributable to a patient’s actual condition. This reduction continued in 2009 and will continue through 2010. CHS expects these changes to have an immaterial impact on its business and its results of operations.

It is anticipated that legislative and other efforts to reduce the overall costs of health care in the United States will continue and that there will continue to be pressure on reimbursement rates. Although CHS monitors reimbursement developments closely, it cannot at this time predict with any degree of certainty what those efforts will entail or what effect, if any, they will have on its business and results of operations.

Potential Areas of Future Congressional Scrutiny:  In the future, Congress could enact changes to Medicare reimbursement affecting home health services, including reducing the annual payment updates to below the current statutory levels, making other modifications for home health agencies in rural areas, adding beneficiary co-payments, requiring additional quality reporting or performance requirements and making broad-based changes to reimbursement for post-acute care settings (which includes nursing homes, inpatient rehabilitation facilities and long term care).

Home Health and the 111th Congress:  Congress is currently debating comprehensive health care reform legislation. Competing bills that have passed the House of Representatives and the Senate contain significant payment reductions and policy changes affecting Medicare reimbursement to home health agencies. While Congress must reconcile differences between these two health care reform bills, any final bill may include payment reductions and policy changes that adversely affect CHS’s business.

Home Nursing and Medicaid:  CHS is also sensitive to possible changes in state Medicaid programs as it does business with several state Medicaid programs. Budgetary concerns in many states have resulted in, and may continue to result in, reductions to Medicaid reimbursement and Medicaid eligibility as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for CHS’s products or services, or changes in regulations governing such reimbursements, could cause CHS’s revenue and profitability to decline and increase its working capital requirements.

As examples, effective August 1, 2008, CHS’s contract with Amerigroup Community Care was amended to reduce the private duty nursing rate. Furthermore, TennCare, CHS’s largest Medicaid customer representing approximately 7.0% of CHS’s net revenue for the nine months ended September 30, 2009, has experienced substantial financial challenges since its inception in 1994. In 2002, the State of Tennessee proposed, but later withdrew, limitations on home health services. Since mid-2005, the State of Tennessee has restructured TennCare significantly and has disenrolled approximately 323,000 persons not required to be covered by federal Medicaid law. Additionally, the State of Tennessee has recently mandated that certain patients who were previously subject to traditional TennCare private duty nursing benefits be shifted to an agency that contracts with the Tennessee Department of Mental Retardation Services (“DMRS”). CHS has, to date, elected not to become a provider under the DMRS benefit. Due to a lack of DMRS providers and pending appeals that are underway, this change has not had a significant impact on CHS’s business. This change or similar changes in benefits designed to reduce Medicaid program budgetary constraints may, however, have an adverse impact on CHS’s patient population and results of operations in the future.

Government Investigations

The OIG is the organization charged with protecting the integrity of HHS programs, including Medicare, as well as the health and welfare of the beneficiaries of those programs. In 2005 and 2006, the OIG released several audit reports of individual home health agencies. The OIG has continued to display interest in the segments in which CHS operates and there may be more OIG activity in this area in coming years.

Professional Licensure

Nurses, pharmacists and certain other health care professionals employed by CHS are required to be individually licensed or certified under applicable state law. CHS performs criminal and other background checks on employees and is required under state licensure to ensure that its employees possess all necessary licenses and certifications. CHS believes that its employees comply in all material respects with applicable licensure laws.

Pharmacy Licensing and Registration

State laws require that each of CHS’s pharmacy locations be licensed as an in-state pharmacy to dispense pharmaceuticals in that state. Certain states also require that CHS’s pharmacy locations be licensed as an out-of-state pharmacy if those locations deliver prescription pharmaceuticals into those states from locations outside of the state. CHS believes that its pharmacy locations comply with all state licensing laws applicable to these businesses. If CHS’s pharmacy locations become subject to additional licensure requirements, are unable to maintain their required licenses or if states place burdensome restrictions or limitations on pharmacies, CHS’s ability to operate in some states would be limited, which could have an adverse impact on its business.

Laws enforced by the Drug Enforcement Administration, as well as some similar state agencies, require CHS’s pharmacy locations to individually register in order to handle controlled substances. A separate registration is required at each principal place of business where CHS dispenses controlled substances. Federal and state laws also require that CHS follow specific labeling, reporting and record- keeping requirements for controlled substances. CHS maintains federal and state controlled substance registrations for each of its facilities that require such registration and follows procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

Many states in which CHS operates also require home infusion companies to be licensed as home health agencies. CHS believes it is in material compliance with these laws, as applicable.

Home Health Agency Licensing

Home health agencies operate under licenses granted by the health authorities of their respective states. Home health agencies are surveyed for compliance with licensure regulation on a periodic basis, generally every 24 to 36 months. Certain states, including some in which CHS operates, carefully restrict new entrants into the market based on demographic and/or competitive changes. If CHS’s home health agencies become subject to new licensure requirements, are unable to maintain required licenses or if states place burdensome restrictions or limitations on home health agencies or home nursing agencies, CHS’s subsidiaries’ ability to operate in some states would be limited, which could have an adverse impact on its business. CHS, through its subsidiaries, operates its home health business through Medicare certified, licensed agencies and believes it is in compliance with all current licensure laws and regulations.

Food, Drug and Cosmetic Act

Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with, and pursuant to, a valid prescription. CHS believes that it complies in all material respects with all applicable requirements.

Fraud and Abuse Laws — Anti-Kickback Statute

Subject to certain statutory and regulatory exceptions (including exceptions relating to certain managed care, discount, bona fide employment arrangements, group purchasing and personal services arrangements), federal “anti-kickback” law prohibits the knowing and willful offer or payment of any remuneration to induce or reward the referral of an individual or the purchase, lease or order (or the arranging for or recommending of the purchase, lease or order) of healthcare items or services paid for in whole or in part by Medicare, Medicaid or other government-funded healthcare programs (including both traditional Medicaid fee-for-service programs as well as Medicaid managed care programs). Violation of the federal anti-kickback statute could subject CHS to criminal and/or civil penalties including suspension or exclusion from Medicare and Medicaid programs and other government-funded healthcare programs. A number of states also have enacted anti-kickback laws that sometimes apply not only to state-sponsored healthcare programs but also to items or services that are paid for by private insurance and self-pay patients. State anti-kickback laws can vary considerably in their applicability and scope and sometimes have fewer statutory and regulatory exceptions than the federal law. CHS’s management carefully considers the importance of such anti-kickback laws when structuring its operations, and believes that it is in compliance with these laws.

The federal anti-kickback law has been interpreted broadly by courts, the OIG and other administrative bodies. Because of the broad scope of those statutes, federal regulations establish certain safe harbors from liability. Safe harbors exist for certain properly reported discounts received from vendors, certain investment interests held by a person or entity, and certain properly disclosed payments made by vendors to group purchasing organizations, as well as for other transactions or relationships. Nonetheless, a practice that does not fall within a safe harbor is not necessarily unlawful, but may be subject to scrutiny and challenge. In the absence of an applicable exception or safe harbor, a violation of the statute may occur even if only one purpose of a payment arrangement is to induce patient referrals or purchases. Among the practices that have been identified by the OIG as potentially improper under the statute are certain “product conversion” or “switching” programs in which benefits are given by drug manufacturers to pharmacists or physicians for changing a prescription (or recommending or requesting such a change) from one drug to another. Anti-kickback laws have been cited as a partial basis, along with state consumer protection laws discussed below, for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies in connection with such programs. CHS attempts to structure its business relationships to satisfy an applicable safe harbor. In those situations, however, where a business relationship does not fully satisfy the elements of a safe harbor, or where no safe harbor exists, CHS attempts to satisfy as many elements of an applicable safe harbor as possible. The OIG is authorized to issue advisory opinions regarding the interpretation and applicability of the anti-kickback law, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. CHS has not, however, sought any such advisory opinions regarding its business relationships.

Fraud and Abuse Laws — False Claims Act

A range of federal civil and criminal laws target false claims and fraudulent billing activities. One of the most significant is the Federal False Claims Act (the “False Claims Act”), which imposes civil penalties for knowingly making or causing to be made false claims in order to secure a reimbursement from government-sponsored programs, such as Medicare and Medicaid. Investigations or actions commenced under the False

Claims Act may be brought either by the government or by private individuals on behalf of the government, through a “whistleblower” or “qui tam” action. The False Claims Act authorizes the payment of a portion of any recovery to the individual bringing suit. Such actions are initially required to be filed under seal pending their review by the DOJ. If the government intervenes in the lawsuit and prevails, the whistleblower (or plaintiff filing the initial complaint) may share with the Federal Government in any settlement or judgment. If the government does not intervene in the lawsuit, the whistleblower plaintiff may pursue the action independently. The False Claims Act generally provides for the imposition of civil penalties and for treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the False Claims Act.

Some states also have enacted statutes similar to the False Claims Act which may include criminal penalties, substantial fines, and treble damages. In recent years, federal and state governments have launched several initiatives aimed at uncovering practices that violate false claims or fraudulent billing laws. Under Section 1909 of the Social Security Act, which became effective January 1, 2007, if a state false claim act meets certain requirements as determined by the OIG in consultation with the U.S. Attorney General, the state is entitled to an increase of ten percentage points in its share of any amounts recovered under a state action brought under such a law. A number of states, including states in which CHS operates, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. CHS believes that it has procedures in place to ensure the accuracy of its claims. This legislation has led to increased auditing activities by state healthcare regulators. As a result, CHS may be subject to an increased number of audits. While CHS believes that it is in compliance with Medicaid and Medicare billing rules and requirements, there can be no assurance that regulators would agree with the methodology employed by CHS in billing for its products and services and a material disagreement between CHS and these governmental agencies on the manner in which CHS provides products or services could have a material adverse effect on its business and operations, its financial position and its results of operations.

The False Claims Act also has been used by the federal government and private whistleblowers to bring enforcement actions under so-called “fraud and abuse” laws like the federal anti-kickback statute and the federal self-referral law, commonly known as the “Stark Law.” Such actions are not based on a contention that an entity has submitted claims that are facially invalid. Instead, such actions are based on the theory that when an entity submits a claim, it either expressly or impliedly certifies that it has provided the underlying services in compliance with applicable laws, and therefore that services provided and billed for during an anti-kickback statute or Stark Law violation result in false claims, even if such claims are billed accurately for appropriate and medically necessary services. The availability of the False Claims Act to enforce alleged fraud and abuse violations has increased the potential for such actions to be brought, and which often are costly and time-consuming to defend.

Federal Ethics in Patient Referrals Law (Stark Law)

The Stark Law prohibits physicians from referring Medicare patients for “designated health services” (which include, among other things, outpatient prescription drugs, durable medical equipment and supplies and home health services) to an entity with which the physician, or an immediate family member of the physician, has a direct or indirect financial relationship, unless the financial relationship is structured to meet an applicable exception. Possible penalties for violation of the Stark Law include denial of payment, refund of amounts collected in violation of the statute, civil monetary penalties and program exclusion. CHS management carefully considers the Stark Law and its accompanying regulations in structuring its financial relationships with physicians and believes that it is in compliance with the Stark Law and the regulations promulgated thereunder.

In addition to the Stark Law, many of the states in which CHS operates have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. CHS attempts to structure all of its business relationships with physicians to comply with any applicable state self-referral laws.

Health Insurance Portability and Accountability Act of 1996

Most of CHS’s activities involve the receipt, use and disclosure of confidential medical, pharmacy or other health-related information concerning individuals, including the disclosure of the confidential information to an individual’s health benefit plan. In addition, CHS uses aggregated and blinded (anonymous) data for research and analysis purposes.

On April 14, 2003 the final regulations issued by HHS, regarding the privacy of individually identifiable health information (the “Privacy Regulations”) pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) took effect. The Privacy Regulations are designed to protect the medical information of a healthcare patient or health plan enrollee that could be used to identify the individual. CHS refers to this information as protected health information (“PHI”). The Privacy Regulations apply directly to certain entities known as “covered entities,” which include health plans, health care clearinghouses and healthcare providers who conduct certain healthcare transactions electronically. In addition, the Privacy Regulations require covered entities to enter into contracts requiring their “business associates” to agree to certain restrictions regarding the use and disclosure of PHI. The Privacy Regulations apply to PHI maintained in any format, including both electronic and paper records, and impose extensive restrictions on the way in which covered entities (and indirectly their business associates) may use and disclose PHI. In addition, the Privacy Regulations also give patients significant rights to understand and control how their PHI is used and disclosed. Often, use and disclosure of PHI must be limited to the minimum amount necessary to achieve the purpose of the use or disclosure. Certain of CHS’s businesses are covered entities directly subject to the Privacy Regulations, and others of CHS’s businesses are “business associates” of covered entities.

Since October 16, 2003, CHS and its predecessors have been subject to compliance with the rules governing transaction standards and code sets issued by HHS pursuant to HIPAA (the “Transactions Standards”). The Transactions Standards establish uniform standards to be utilized by covered entities in the electronic transmission of health information in connection with certain common healthcare financing transactions, such as healthcare claims. Under the Transactions Standards, any party transmitting or receiving health transactions electronically must send and receive data in a single format, rather than the large number of different data formats currently used. The Transactions Standards apply to CHS in connection with submitting and processing healthcare claims. The Transactions Standards also apply to many of CHS’s payors and to CHS’s relationships with those payors.

In addition, in February 2003, HHS issued final regulations governing the security of PHI pursuant to HIPAA (the “Security Standards”). The Security Standards impose substantial requirements on covered entities and their business associates regarding the storage, utilization of, access to and transmission of electronic PHI.

The requirements imposed by the Privacy Regulations, the Transactions Standards, and the Security Standards are extensive and have required substantial cost and effort to assess and implement. CHS has taken and will continue to take steps that it believes are reasonable to ensure that its policies and procedures are in compliance with the Privacy Regulations, the Transactions Standards and the Security Standards. The requirements imposed by HIPAA have increased CHS’s burden and costs of regulatory compliance (including our health improvement programs and other information-based products), altered CHS’s reporting and reduced the amount of information CHS can use or disclose if Members do not authorize such uses or disclosures.

Most states also have enacted health information privacy laws which restrict the use and disclosure of patient health information. In addition, several states recently have enacted pharmacy-related privacy legislation that applies not only to patient records but that also prohibits the transfer or use for commercial purposes of pharmacy data that identifies prescribers. In response to concerns about identity theft, many states also have adopted so-called “security breach” notification laws that may impose requirements regarding the safeguarding of personal information such as social security numbers and bank and credit card account numbers, and that impose an obligation to notify persons when their personal information has or may have been accessed by an unauthorized person. Many of these laws apply to CHS’s business and have and will continue to increase CHS’s burden and costs of privacy and security related regulatory compliance.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted, and included Title XIII, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”). The HITECH Act modified certain provisions of the HIPAA Privacy and Security Rules, and included additional requirements meant to protect the privacy and security of health information, including, but not limited to, a new federal breach notification obligation applicable to HIPAA covered entities and their business associates. HHS, as required by the HITECH Act, has issued a regulation setting forth the breach notification obligations applicable to covered entities and their business associates (the “HHS Breach Notification Rule”). The various requirements of the HITECH Act and the HHS Breach Notification Rule have different compliance dates, some of which have passed and some of which will occur in the future. With respect to those requirements whose compliance dates have passed, CHS believes that it is in compliance with these provisions. With respect to those requirements whose compliance dates are in the future, CHS is in the process of implementing these new requirements or has done so already, and believes that it will be in compliance with these requirements on or before the applicable compliance date.

Enforcement Efforts and Investigations

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices.

Legal Proceedings

Due to the nature of its business, CHS is involved in lawsuits that arise in the ordinary course of business. CHS does not believe that any lawsuit to which it currently is a party will have a material adverse effect on its business, financial condition, results of operations or liquidity.

Facilities

CHS’s operations are conducted through 35 infusion locations and 33 home nursing locations servicing 22 states, as well as its corporate headquarters in Conshohocken, Pennsylvania. CHS currently leases its corporate headquarters under a lease with a term that expires in May 2012 with an option to renew for an additional term of three years.

CHS maintains its infusion and home nursing locations for multiple operational and regulatory reasons. CHS’s operational staff, including customer service representatives, intake personnel, clinical supervisors, reimbursement personnel, pharmacists, technicians, warehouse personnel, managers and other support staff are housed in CHS’s locations. In addition, CHS’s infusion locations operate pharmacies, including clean rooms for the preparation of customized pharmaceutical treatments for its patients. CHS’s locations also store medical records, IT infrastructure, other ancillary products, supplies and equipment required for the administration of its services. CHS leases nearly all of these properties, and most of its lease terms are for a term of one to three years, while some of the properties are leased on a month-to-month basis.

CHS believes that its facilities are generally adequate for current and anticipated future use, although it may from time to time lease additional facilities as operations require.

Intellectual Property

CHS and its subsidiaries own and use a variety of trademarks and service marks, including Critical Homecare Solutions, Infinity Critical Homecare Solutions, CHS Critical Homecare Solutions, Infusion Partners, Infusion Care, Infusion Solutions, Infusion Care Systems, NE-HT, Wilcox Home Infusion, and Deaconess HomeCare, each of which have either been registered at the state or federal level or are being used pursuant to common law rights.

Insurance

CHS’s business of providing home infusion therapy and nursing services exposes it to litigation and potential liability for damages. CHS currently maintains insurance for general and professional liability claims in the amount of $1.0 million per claim and $3.0 million in aggregate per policy year, plus $10.0 million in umbrella coverage. Accordingly, the maximum coverage for a first claim in any policy year is $11.0 million, and the maximum aggregate coverage for all claims in a policy year is $13.0 million. These policies provide coverage on a claims-made or occurrence basis and have certain exclusions from coverage. These insurance policies generally must be renewed annually. There can be no assurance that CHS’s insurance coverage will be adequate to cover liability claims that may be asserted against it.

CHS’s employee health insurance policy has a $175,000 reinsurance and CHS’s workers compensation insurance policy has a $350,000 deductible per claim with an aggregate stop loss of approximately $1.4 million per year. CHS’s professional liability and special liability insurance policies contain deductibles of $50,000 and $25,000, respectively. In addition, CHS has limited coverage for its property insurance due to the location of many of its infusion and nursing locations in the Gulf Coast region. For the properties that are covered, the deductible on our property insurance policies is $10,000 per claim, with higher deductibles and recovery limits applicable to certain other losses, such as wind and flood damage, for properties in certain high-hazard counties. These policies, which generally must be renewed annually, also include coverage for business interruption.

Employees

As of September 30, 2009, CHS employed 2,219 persons, with 1,660 of those employees representing full-time equivalents. CHS’s home infusion segment employed 817 persons, and its home nursing segment employed 1,364 persons. CHS’s employees are not unionized, and CHS believes that its relations with its employees are positive.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with the financial statements and related notes thereto of CHS included elsewhere in this proxy statement. The following discussion may contain forward-looking statements that reflect the plans, estimates and beliefs of CHS and that are subject to known and unknown risks and uncertainties. The actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this proxy statement, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

CHS’s historical financial data discussed below reflects the historical results of operations and financial position of Critical Homecare Solutions Holdings, Inc. and its consolidated subsidiaries and its predecessors, Specialty Pharma and New England Home Therapies. Because of the limited time that has passed since CHS’s formation and its subsequent acquisition activity, it may be difficult to evaluate CHS’s future business prospects based on its prior operating results and those of the companies it has acquired and its historical results of operations should not be considered indicative of what its future results of operations will be.

Overview

CHS is a leading provider of comprehensive home infusion therapy services to patients suffering from acute or chronic conditions. CHS operates in two business segments, home infusion therapy and home nursing. Through CHS’s home infusion therapy segment, CHS delivers and provides complex intravenous pharmaceutical products and corresponding clinical support services to patients with chronic conditions requiring long-term infusion care services and acute conditions requiring short-term infusion care services. Through CHS’s home nursing segment, it provides skilled nursing and other therapy services, including physical therapy, occupational and speech therapy, medical social work and home health aide services, to recovering, disabled, chronically ill or terminally ill adult and pediatric patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living.

CHS estimates that a substantial portion of the home infusion market consists of independent home infusion providers, and it believes that industry dynamics in the currently fragmented home infusion market favor consolidated providers and the operational efficiencies that come with scale.

CHS’s business, and its industry in general, is subject to known material uncertainties, in both the short and long term, that could impact CHS’s results of operations, such as uncertainties relating to federal and state regulation of CHS’s industry and uncertainties related to CHS’s ability to receive reimbursement from its governmental and non-governmental payors. CHS’s management seeks in the ordinary course of its business to avoid or mitigate the effects of these uncertainties, if any, on its business. All of CHS’s internal policies and procedures are designed to cause its operations to be in compliance with the federal and state regulations to which its business and industry are subject. In addition, CHS’s management maintains regular contact with industry consultants and outside counsel to evaluate any developments in federal or state regulations that could affect CHS and to identify ways CHS can mitigate the effect of any such developments on its results of operations.

The Company

CHS was incorporated in Delaware on August 8, 2006, but its predecessors, Specialty Pharma and New England Home Therapies, have been in the home health care business since 2002 and 2000, respectively. Effective September 1, 2006, CHS acquired all of the outstanding shares of each its predecessors. CHS paid a total consideration of approximately $34.9 million, consisting of $30.9 million in cash and the assumption of $4.0 million in liabilities, for Specialty Pharma and approximately $21.2 million, consisting of $18.5 million in cash and the assumption of $2.7 million in liabilities, for New England Home Therapies. CHS financed a portion of the purchase prices of the acquisitions of its predecessors with borrowings under its first lien credit facility. CHS financed the remainder of the purchase prices of its acquisitions of its Predecessors with the proceeds of the issuance of 25,350,000 shares of CHS’s common stock to the Kohlberg Entities and certain members of CHS’s management, which shares were sold for an aggregate of $25.2 million. CHS recorded the acquisition of each of its predecessors under the purchase method of accounting. The results of the acquired operations are included in CHS’s financial statements beginning September 1, 2006.

Since the acquisitions of CHS’s predecessors, it has acquired and begun or completed integration of the following entities:

Date of	Entity	Business	Service
Acquisition	Acquired	Segment(s)	Areas

January 2007	Deaconess	Home Infusion, Home Nursing	Alabama, Georgia, Louisiana, Michigan, Mississippi, Ohio, Pennsylvania, Tennessee, Texas
March 2007	Infusion Solutions	Home Infusion	New Hampshire, Massachusetts
June 2007	Applied	Home Infusion	Texas
July 2007	Infusion Partners of Brunswick	Home Infusion	Georgia
July 2007	Infusion Partners of Melbourne	Home Infusion	Florida
August 2007	East Goshen Pharmacy	Home Infusion	Pennsylvania
April 2008	Wilcox Medical	Home Infusion	Vermont
September 2008	Infusion Partners of Lexington	Home Infusion	Kentucky
December 2008	National Health Infusion	Home Infusion	Florida
June 2009	Option Health	Home Infusion, Home Nursing	Illinois, Iowa

CHS completed the acquisition of Deaconess effective January 1, 2007 for a total final consideration of approximately $170.7 million, consisting of $156.1 million in cash and the assumption of $14.6 million in liabilities. CHS financed the acquisition of Deaconess with borrowings under its first lien credit facility and second lien term loan and from the proceeds of the sale of 57,500,000 shares of its common stock to the Kohlberg Entities and certain other third party investors, which shares were sold for an aggregate of $57.5 million. See “— Liquidity and Capital Resources — Credit Facilities” for a more complete discussion of the terms of CHS’s first lien credit facility and second lien term loan.

CHS financed the acquisitions of Infusion Solutions, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy with borrowings under its first lien credit facility. CHS financed the acquisition of Applied from a portion of the proceeds of the sale of 8,048,079 shares of its common stock to the Kohlberg Entities, certain other third party investors and members of CHS’s management, which shares were sold for an aggregate of approximately $10.5 million. The acquisition of Wilcox Medical was funded through the issuance of 4,000 shares of preferred stock for a total consideration of $4.0 million. The acquisition of Infusion Partners of Lexington was funded through the issuance of 6,000 shares of preferred stock for total consideration of $6.0 million. The acquisition of National Health Infusion was funded through the issuance of 4,000 shares of preferred stock for total consideration of $4.0 million. The acquisition of Option Health was funded through the issuance of 5,000 shares of preferred stock for total consideration of $5.0 and the issuance of a note payable of $2.3 million.

See “Critical Homecare Solutions Holdings, Inc. Business Description” for a more detailed discussion of its formation and acquisition history.

CHS’s Revenue and Expenses

Net Revenue.  CHS generates almost all of its revenue from reimbursement by government and third-party payors for goods and services provided to patients. CHS receives payment for goods and services from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the nine months ended September 30, 2009, CHS had a payor mix of 49% from managed care organizations and other third party payors, 28% from Medicare and 23% from Medicaid. See “— Critical Accounting Policies and Estimates” for a discussion of CHS’s revenue recognition policies.

As noted further in “Critical Homecare Solutions Holdings, Inc. Business Description — Government Regulation” and in “Critical Homecare Solutions Holdings, Inc. Business Description — Medicare and Medicaid Reimbursement,” certain changes in government regulation and policies are anticipated to have a negative impact on future revenue of CHS. In July 2008, Congress passed the Medicare Improvements for Patients and Providers Act of 2008 (“MIPPA”), which delayed the Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) competitive bidding program authorized under the Medicare Modernization Act during 2008. The bidding began October 21, 2009 and the program is scheduled to take effect on January 1, 2011. The long-term impact of the competitive bidding program cannot be determined at this point in time.

AWP and ASP information is published by First DataBank and certain other private companies, including Medi-Span. As a result of the settlement of class-action lawsuits brought against First Databank and Medi-Span, effective September 26, 2009, First DataBank and Medi-Span agreed to reduce the mark-up factor applied to WAC, on which AWP is based, from 1.25 to 1.20 for the approximately 1,400 national drug codes that were the subject of the lawsuits. These AWP publishers also similarly reduced the mark-up factor on all other national drug codes on which they had marked up AWP . This voluntary reduction affected represented approximately 18,000 national drug codes. First DataBank and Medi-Span also have indicated that, within the next two years, they will discontinue publication of AWP information in the future. In response to this change, a number of pharmacy benefit managers and third-party payors made adjustments to existing contracts with network pharmaceutical providers in order to preserve the economic structure of those agreements. The majority of the state Medicaid agencies did not make any such adjustments, the consequence of which is lowered reimbursement levels. The impact of the AWP rollback to CHS is estimated to be an annual reduction in net revenue of between $1.6 million and $1.8 million.

Cost of Revenue.  Cost of revenue consists of two components: cost of goods and cost of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients, but does not reflect depreciation. Cost of services consists of all other costs directly related to the production of revenue, including the salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Selling, Distribution, and Administrative Expenses.  Selling expenses relate primarily to salaries, benefits, and payroll taxes related to CHS’s sales and marketing representatives. Distribution costs are included in selling, distribution, and administrative expenses and represent the cost incurred to deliver product or services to the end users. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors. Administrative expense represents CHS’s overhead costs and consists of salaries and related taxes and benefits, payroll taxes, rent and insurance.

Critical Accounting Policies and Estimates

Use of Estimates.  The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in CHS’s financial statements and accompanying notes. Actual results could vary from estimates. The items in CHS’s financial statements that it believes are the most dependent on the application of significant estimates and judgments are as follows:

Revenue Recognition.  Patient revenue is recorded in the period during which goods are shipped or delivered or the services are provided. When both goods and services are provided, revenue is recognized upon confirmation that both the services were provided and the goods were delivered to the patient. When only goods are provided to the patient and the patient has the means to use the goods without requiring nursing or other related services, the revenue is recognized upon confirmation of the delivery of the goods.

When only services are provided, revenue is recognized upon confirmation that the services have been provided. CHS’s agreements with payors may include a provision for the use of a “per diem” payment for certain infusion services provided to patients. The per diem arrangement may include a variety of both goods and services, including, but not limited to, rental of medical equipment, care coordination services and medical supplies. Because CHS receives a single price for both goods and services in one combined billing, it cannot split revenue on its statements of income between product revenue and service revenue.

The Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be used as separate units of accounting. CHS provides a variety of therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in the Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification, CHS concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

CHS’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, CHS recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per diem is provided for daily usage of supplies and equipment, revenue is recognized on a per diem basis.

The amounts billed to third-party payors and patients are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require CHS to use estimates. Once known, any changes to these estimates are reflected in CHS’s statement of operations.

Both of CHS’s segments utilize billing and accounts receivable systems that are highly automated. While certain inputs into the system may be manual, the significant portion of the billing and accounts receivable process is automated. In CHS’s infusion segment, the majority of its acquisitions were utilizing CHS’s platform application prior to acquisition. Integration efforts for these systems have only required a migration from the division’s separate applications to the company-wide instance. The migration is not considered to be high risk, as very little user education is required since the applications are identical. As of September 2009, all divisions have converted or migrated to the company-wide CPR+ application.

CHS has selected the automated billing and accounts receivable system used by its adult nursing division as our platform application for nursing segment. CHS’s private duty nursing division converted to this system on October 1, 2007. With this conversion, the majority of CHS’s nursing operations are now on a single platform.

Self pay revenue represented 1% of net revenue for the nine months ended September 30, 2009, while self pay represented 5.1% of accounts receivable as of September 30, 2009. The collections of co-insurance due from the patient and other self-pay amounts are pursued directly by the local operations. The amount of self pay is not material for the infusion segment and only applies for a small number of payors for nursing. Additionally, self pay billings are minimized as CHS’s policy requires insurance verification before service is rendered, unless the patient is admitted and requires service at night, on a weekend or on a holiday. The frequency of these exceptions is not material and has not resulted in a significant amount of self pay net revenue. CHS’s policy is to make effort to collect the known and identified self-pay components of the billing arrangement at the time of delivery of care. When the payment cannot be obtained at the point of delivery, CHS performs follow-up billings and contacts with the patients. When these efforts are not successful and the account has been written off as a bad debt, CHS may engage outside collection agencies to assist in the pursuit of collection. CHS does not determine its bad debt provision separately for self pay as self pay is not material and is not considered to be a key metric of its business.

Home infusion

In CHS’s home infusion segment, infusion therapy and related health care service revenue are reported at the estimated net realizable amounts from patients and third-party payors. Pricing is typically negotiated in advance on the basis of AWP minus some percentage of contractual discount or ASP plus some percentage of contractual discount, which is the typical means of negotiating pricing in the industry. AWP and ASP information is published by First Databank and certain other private companies.

Due to the nature of the industry and the reimbursement environment in which CHS operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

Billings to payors for whom CHS is an “out-of-network” provider represented approximately 7% of net revenue for the year ended September 30, 2009 and are generally submitted at CHS’s usual customary charges. However, these payors typically pay at amounts that are less than CHS’s usual customary charges. CHS estimates the net realizable revenue on out-of-network billings based on its historical experience as well as estimated realizable amounts provided by the respective payor upon patient intake and insurance verification. CHS provides contractual reserves at the time of revenue recognition for the estimated differences between its initial billings for out-of-network patients. The actual difference between the initial estimate and the amount paid by the payor is recorded at the point of cash application, claim denial or account review.

Net revenue from payors for whom CHS is contracted as an “in network” provider is generally recognized at the contracted fee schedule amount. Revenue is recorded at the billing amount, which represents the amount of revenue that is expected to be realized per the contractual terms. Revenue from in-network commercial and other payors represented 59% of net revenue for the twelve months ended September 30, 2009.

Revenue from Medicare represented approximately 18% of net revenue for the nine months ended September 30, 2009 and 14% for the nine months ended September 30, 2008 and is recognized at the published fee schedules. Revenue from various state Medicaid programs represented approximately 20% of net revenue for the nine months ended September 30, 2009 and 16% for the nine months ended September 30, 2008 and is also recognized at the published fee schedule amount. Estimated differences between the amounts initially recognized as net revenue and actual are reserved for at the time of revenue recognition based on historical experience and typically relate to non-covered or denied services.

Home nursing

In CHS’s home nursing segment, revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenue to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Approximately 52% of nursing net revenue for the nine months ended September 30, 2009 was related to Medicare billings. Under the prospective payment system for Medicare reimbursement, net revenue is recorded based on a reimbursement rate which varies on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episode period.

Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

For non-Medicare payors, CHS has established contractual reserves for the amounts initially billed to the payors relative to the amounts expected to be realized. These estimates are based on CHS’s historical experience or specific contractual requirements identified for certain payors. Differences between the estimates and the actual contractual adjustments are typically recorded at the time of cash posting, claim denial or account review.

Home Nursing and Medicaid:  CHS is sensitive to possible changes in state Medicaid programs as it does business with several state Medicaid programs. Budgetary concerns in many states have resulted in, and may continue to result in, reductions to Medicaid reimbursement and Medicaid eligibility as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for CHS’s products or services, or changes in regulations governing such reimbursements, could cause CHS’s revenue and profitability to decline and increase its working capital requirements.

As examples, effective August 1, 2008, CHS’s contract with Amerigroup Community Care (“Amerigroup”) was amended to reduce the private duty nursing rate. Furthermore, TennCare, CHS’s largest Medicaid customer representing approximately 7.0% of CHS’s net revenue for the nine months ended September 30, 2009, has experienced substantial financial challenges since its inception in 1994. In 2002, the State of Tennessee proposed, but later withdrew, limitations on home health services. Since mid-2005, the State of Tennessee has restructured TennCare significantly and has disenrolled approximately 323,000 persons not required to be covered by federal Medicaid law. These disenrollments impacted our private duty nursing beginning September 7, 2008. The decrease in the Amerigroup reimbursement rate and the new restrictions on private duty nursing eligibility resulted in a decrease in net revenue of $4.6 million for the nine months ending September 30, 2009, with a corresponding decrease of $1.1 million in operating expenses, for a net decrease in operating income of $3.5 million.

The State of Tennessee has recently mandated that certain patients who were previously subject to traditional TennCare private duty nursing benefits be shifted to an agency that contracts with the DMRS. CHS has, to date, elected not to become a provider under the DMRS benefit. Due to a lack of DMRS providers and pending appeals that are underway, this change has not had a significant impact on CHS’s business. This change or similar changes in benefits designed to reduce Medicaid program budgetary constraints may, however, have an adverse impact on CHS’s patient population and results of operations in the future.

Accounts Receivable and Allowances for Doubtful Accounts.  CHS’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. Although CHS has a significant concentration of receivables from Medicare and Medicaid, it does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

CHS’s accounts receivable are reported net of contractual adjustments. Generally, CHS bills third-party payors based on the contractual charges or usual customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on its interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

CHS has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors. Increases to this reserve are reflected as a provision for bad debt in CHS’s statement of operations. CHS generates accounts receivable aging reports from its billing systems and utilizes these reports to help it monitor the condition of its outstanding receivables and evaluate the performance of its billing and reimbursement staff. CHS also utilize these aging reports, combined with historic write-off statistics generated from its billing systems, to determine its allowance for doubtful accounts. CHS regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

CHS does not require its patients or other payors to carry collateral for any amounts owed to CHS for services provided. Other than as discussed above, CHS’s concentration of credit risk relating to accounts receivable is limited due to its diversity of patients and payors. Further, CHS generally does not provide charity care.

The following table details CHS’s accounts receivable balances by aging category, excluding unbilled accounts receivable and contractual allowances, at September 30, 2009 and December 31, 2008 (in thousands):

	September 30,	December 31,
Aging Category	2009	2008

< 31 days	$18,420	$22,216
31-60 days	6,375	8,123
61-90 days	4,371	5,549
> 90 days	14,680	21,755

Total accounts receivable, gross	43,846	57,643
Allowance for uncollectible accounts	(6,435)	(9,675)
Allowance for contractual adjustments	(882)	(982)
Unbilled and other	6,063	5,085

Total accounts receivable, net	$42,592	$52,071

The aging by payor as of September 30, 2009 is as follows:

Aging Category	Medicare	Medicaid	Commercial and Other	Self Pay

< 31 days	$4,716	$3,761	$9,483	$459
31-60 days	1,695	1,494	2,938	249
61-90 days	1,239	819	2,048	265
> 90 days	1,777	3,092	8,554	1,257

Total accounts receivable, gross	$9,427	$9,166	$23,023	$2,230

Days sales outstanding, net of reserves, were 64 and 73 at September 30, 2009 and at December 31, 2008, respectively.

The accounts receivable aging summary does not include unbilled accounts receivable, which include billings on hold until the delivery of all contingent components has been completed (in the case of certain per diems), billings on hold pending receipt of documentation required by the third-party payor and billings pending prior approval from the third-party payor.

As noted above, the majority of CHS’s accounts receivable is due from third-party payors, including Medicare, Medicaid, commercial and governmental payors. The majority of these payors are billed electronically. Additionally, CHS receives payment electronically from a large number of its payors. Hard copy bills are generated from CHS’s automated collection system and distributed to third-party payors that are not billed electronically and to self-pay patients. CHS’s collection activities occur at the branch level, with the billing and collection activities of certain small branches performed by larger branches located in the same geographic area. Each branch maintains certain discretion regarding collection activities. These activities include research of the reasons certain claims are denied by third-party payors, resubmission of claims to third-party payors, rebilling and distribution of statements for self-pay and follow-up phone calls to third-party payors and self-pay patients. When CHS’s staff has followed these procedures and has determined that certain amounts are uncollectible, the amounts may be written-off, subject to certain required internal approvals. CHS generally does not use a threshold or dollar amount in determining whether to pursue collection or to write off accounts. Write-offs are generally specifically identified, with each write-off posted to the accounts receivable system. Write-offs that meet the requirements of collection agencies’ policies are turned over to collection agencies for the further pursuit of payment.

For the nine months ended September 30, 2009 and for the nine months ended September 30, 2008, a hypothetical change of 100 basis points in the bad debt provision as a percentage of net revenue would have impacted net income before income taxes by approximately $1.9 million and $1.7 million, respectively.

Goodwill and Intangible Assets.  Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. Goodwill is not amortized and is reviewed annually for impairment utilizing a two-step process. The first step of the impairment test requires the identification of the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as a multiple of earnings before interest, taxes, depreciation and amortization or discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. Generally accepted accounting practices require goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. CHS to performs its annual testing in the fourth quarter of each year. There were no impairment losses recognized for the nine months ended September 30, 2009 or the year ended December 31, 2008.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. CHS records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned to CHS’s acquisitions during the first year subsequent to the acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. Definite life purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with generally accepted accounting practices, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized for the nine months ended September 30, 2009 or the year ended December 31, 2008.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The trademarks associated with Deaconess HomeCare have limited lives of five years, and these trademarks are being amortized over the estimated useful life. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Self-insurance.  CHS is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. CHS has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain assumptions and historical claim payment patterns as well as estimates of claims incurred but not yet reported based on historical industry trends. These assumptions take into consideration the historical average claim volume, the average cost for settled claims, current trends in claim costs, changes in CHS’s business and workforce, and general economic factors. CHS’s self-insurance accruals are reviewed on a quarterly basis, or more frequently if factors dictate a more frequent review is warranted. CHS’s valuation is performed on an annual basis.

Projections of future loss are inherently uncertain because of the random nature of insurance claim occurrences and could be significantly affected if future occurrences and claims differ from historical trends.

Income taxes.  CHS accounts for income taxes under the liability method in accordance with generally accepted accounting practices. CHS recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in its financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. CHS estimates the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction.

CHS determines if a valuation allowance is required or not on the basis of an assessment of whether it is more likely than not that a deferred tax asset will be realized. This assessment takes into consideration tax planning strategies, including levels of historical taxable income and assumptions regarding the availability and character of future taxable income over the periods in which the deferred tax assets are deductible. The effect of a change in judgment concerning the reliability of deferred tax assets would be included in income from operations.

Results of Operations

Nine months ended September 30, 2009 compared to the nine months ended September 30, 2008

Net revenue (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Home infusion	$138,497	$117,165	$21,332	18.2%
Home nursing	48,960	49,581	(621)	(1.3)

Total	$187,457	$166,746	$20,711	12.4%

Net revenue increased from $166.7 million for the nine months ended September 30, 2008 to $187.5 million for the nine months ended September 30, 2009, an increase of $20.7 million or 12.4%. This change included an increase of $21.3 million, or 18.2%, in infusion revenue from 2008 to 2009, during which time net revenue increased from $117.2 million to $138.5 million. The increase was the result of organic growth and the acquisition of Wilcox effective April 1, 2008, Infusion Partners of Lexington effective September 1, 2008, National Health Infusion effective December 1, 2008 and Option Health effective June 1, 2009.

In July 2008, Congress passed MIPPA, which delayed round one of the Medicare DMEPOS competitive bidding program authorized under the Medicare Modernization Act for 18 months but also imposed a 9.5% nationwide reduction on all items subject to the competitive bidding process. The fee schedules of certain commercial payors were also impacted by the Medicare rate reduction, as the fee schedules are linked to the Medicare fee schedules. CHS estimates the 9.5% reduction for Medicare and certain commercial payors negatively impacted net revenue for the nine months ending September 30, 2009 by $0.6 million. Additionally, the Medicare cap on reimbursement for certain oxygen equipment impacted net revenue for the first time, beginning January 1, 2009. CHS estimates the cap has resulted in a decrease in net revenue of $0.2 million for the nine months ending September 30, 2009.

Nursing revenue decreased from $49.6 million to $49.0 million for the nine months ended September 30, 2008 to September 30, 2009, a decrease of $0.6 million or 1.3%. The decrease relates to certain restrictions that TennCare placed on eligibility for private duty services effective September 7, 2008. Additionally, Amerigroup Community Care, one of two, third-party administrators for TennCare in Middle Tennessee for private duty nursing, decreased its private duty nursing rate effective August 1, 2008. The resulting reduction in private duty nursing hours and rates contributed to a $4.6 million, or 24.7%, decrease in private duty nursing revenue, from $18.5 million for the nine months ending September 30, 2008 to $13.9 million for the nine months ending September 30, 2009. This decrease in private duty nursing revenue was partially offset by increases in skilled nursing revenue.

Cost of goods (excluding depreciation and amortization) (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Total	$59,597	$47,198	$12,399	26.3%
Percentage of net revenue	31.8%	28.3%

Total cost of goods (excluding depreciation and amortization) increased from $47.2 million for the nine months ended September 30, 2008 to $59.6 million for the nine months ended September 30, 2009, an increase of $12.4 million or 26.3%. The increase can be attributed to the increase in product sales as noted above. Cost of goods represented 43.0% of infusion net revenue for the nine months ended September 30, 2009, as compared to 40.3% for the nine months ended September 30, 2008. Cost of goods represents pharmaceuticals and supplies related to the infusion business. Cost of goods as a percentage of revenue increased in 2009 as a result of changes in CHS’s payor and therapy mix.

Cost of services provided (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Total	$31,534	$32,228	$(694)	(2.2)%
Percentage of net revenue	16.8%	19.3%

Total cost of services provided decreased from $32.2 million for the nine months ended September 30, 2008 to $31.5 million for the nine months ended September 30, 2009, a decrease of $0.7 million or 2.2%. Cost of services provided represented 19.3% of total net revenue for the nine months ended September 30, 2008 and 16.8% of total net revenue for the nine months ended September 30, 2009. Salaries and wages related to the private duty nursing business decreased by $1.4 million for the nine months ended September 30, 2009 due to the increased restrictions on TennCare patient eligibility and resulting patient volume decrease.

Selling, distribution and administrative expenses (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Total	$68,959	$63,645	$5,314	8.3%
Percentage of net revenue	36.8%	38.2%

Total selling, distribution and administrative expenses increased from $63.6 million for the nine months ended September 30, 2008 to $69.0 million for the nine months ended September 30, 2009, an increase of $5.3 million or 8.3%. The increase related primarily to salaries, payroll taxes and benefits, and contract labor, which increased from $41.0 million to $46.5 million (an increase of $5.5 million) and bad debt expense, which increased from $3.8 million to $4.7 million (an increase of $0.9 million). These increases were partially offset by a $2.1 decrease in transaction expenses related to the stock purchase agreement terminated in October 2008. Selling, distribution and administrative expenses as a percentage of net revenue decreased from 38.2% in 2008 to 36.8% in 2009 as CHS gained more operating efficiencies from its increased scale.

Interest and other financing costs (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Total	$5,493	$9,231	$(3,738)	(40.5)%
Percentage of net revenue	2.9%	5.5%

Interest and other financing costs decreased from $9.2 million for the nine months ended September 30, 2008 to $5.5 million for the nine months ended September 30, 2009, a decrease of $3.7 million or 40.5%. As a percentage of net revenue, interest and other financing costs decreased from 5.5% to 2.9% from 2008 to 2009. Total interest-bearing debt decreased from $151.8 million at September 30, 2008 to $142.3 million at September 30, 2009, while the weighted-average interest rate for the periods decreased from 7.1% to 4.3% from 2008 to 2009.

Provision for income taxes (dollars in thousands)

	Nine Months Ended
	September 30,		Increase/Decrease
	2009	2008	$	%

Total	$7,239	$5,574	$1,665	29.9%
Percentage of net revenue	3.9%	3.3%

The provision for income taxes increased from $5.6 million for the nine months ended September 30, 2008 to $7.2 million for the nine months ended September 30, 2009. The provision represented 38.3% and 47.4% of income before taxes for the nine months ended September 30, 2009 and 2008, respectively. The decrease in the tax rate as a percentage of income before taxes is primarily due to certain state income tax planning measures adopted by CHS effective January 1, 2009.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Net revenue (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Home infusion	$164,693	$131,356	$33,337	25.4%
Home nursing	66,175	62,497	3,678	5.9
Total	$230,868	$193,853	$37,015	19.1%

Net revenue increased from $193.9 million for the year ended December 31, 2007 to $230.9 million for the year ended December 31, 2008, an increase of $37.0 million or 19.1%. This change included an increase of $33.3 million, or 25.4%, in infusion revenue from 2008 to 2009, during which time net revenue increased from $131.4 million to $164.7 million. The increase was the result of organic growth and the acquisition of Wilcox Medical effective April 1, 2008, Infusion Partners of Lexington effective September 1, 2008 and National Health Infusion effective December 1, 2008. The acquisitions resulted in an increase in infusion locations from 33 at December 31, 2007 to 36 at December 31, 2008. Nursing revenue increased from $62.5 million for the year ended December 31, 2007 to $66.2 million for 2008, an increase of $3.7 million or 5.9%. The increase in nursing net revenue resulted from organic growth, as CHS did not acquire any nursing business during the period. While skilled nursing revenue increased by $3.9 million, or 9.9%, from the year ended December 31, 2007 to the year ended December 31, 2008, private duty nursing revenue remained relatively flat, contributing $23.6 million in net revenue in 2007 as compared to $23.4 million in 2008. Private duty nursing net revenue was impacted by certain restrictions that TennCare placed on eligibility for private duty services effective September 7, 2008. Additionally, Amerigroup Community Care, one of two, third-party administrators for TennCare in Middle Tennessee for private duty nursing, decreased its private duty nursing rate effective August 1, 2008.

Cost of goods (excluding depreciation and amortization) (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$69,593	$52,755	$16,838	31.9%
Percentage of net revenue	30.1%	27.2%

Total cost of goods (excluding depreciation and amortization) increased from $52.8 million for the year ended December 31, 2007 to $69.6 million for the year ended December 31, 2008, an increase of $16.8 million or 31.9%. The increase can be attributed to the increase in product sales as noted above. Cost of goods represented 42.3% of infusion net revenue for the year ended December 31, 2008, as compared to 40.2% for the year ended December 31, 2007. Cost of goods as a percentage of revenue increased in 2008 as a result of changes in CHS’s payor and therapy mix. Cost of goods represents pharmaceuticals and supplies related to the infusion business.

Cost of services provided (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$42,365	$42,591	$(226)	(0.5)%
Percentage of net revenue	18.4%	22.0%

Total cost of services provided decreased from $42.6 million for the year ended December 31, 2007 to $42.4 million for the year ended December 31, 2008, a decrease of $0.2 million or 0.5%. Cost of services provided represented 22.0% of total net revenue for the year ended December 31, 2007 and 18.4% of total net revenue for the year ended December 31, 2008.

Selling, distribution and administrative expenses (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$88,650	$72,071	$16,579	23.0%
Percentage of net revenue	38.4%	37.2%

Total selling, distribution and administrative expenses increased from $72.1 million for the year ended December 31, 2007 to $88.7 million for the year ended December 31, 2008, an increase of $16.6 million or 23.0%. The increase related primarily to salaries, payroll taxes and benefits, and contract labor, which increased from $47.1 million to $57.9 million (an increase of $10.8 million), patient mileage expense, which increased from $1.5 million to $3.7 million (an increase of $2.2 million) and bad debt expense, which increased from $4.6 million to $6.2 million (an increase of $1.6 million). The increase in bad debt expense relates to the overall growth in the business and the bad debt provision for certain legacy accounts receivable balances. Selling, distribution and administrative expenses as a percentage of net revenue increased from 37.2% in 2007 to 38.4% in 2008.

Terminated transaction costs (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$3,580	$4,379	$(799)	(18.2)%
Percentage of net revenue	1.8%	2.3%

Terminated transaction costs for the year ending December 31, 2008 represents expense related to CHS’s termination of a stock purchase agreement in October 2008. In 2007, CHS expensed $4.4 million related to its 2007 public offering, which was withdrawn in January 2008.

Interest and other financing costs (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$12,114	$15,324	$(3,210)	(20.9)%
Percentage of net revenue	5.2%	7.9%

Interest and other financing costs decreased from $15.3 million for the year ended December 31, 2007 to $12.1 million for the year ended December 31, 2008, a decrease of $3.2 million or 20.9%. As a percentage of net revenue, interest and other financing costs decreased from 7.9% to 5.2% from 2007 to 2008. Total interest-bearing debt decreased from $154.8 million at December 31, 2007 to $151.8 million at December 31, 2008, while the weighted-average interest rate for the periods decreased from 9.4% for 2007 to 7.0% for 2008.

Provision for income taxes (dollars in thousands)

	Year Ended
	December 31,		Increase/Decrease
	2008	2007	$	%

Total	$4,979	$2,328	$2,651	113.9%
Percentage of net revenue	2.2%	1.2%

The provision for income taxes increased from $2.3 million for the year ended December 31, 2007 to $5.0 million for the year ended December 31, 2008. The provision represented 45.5% and 59.1% of income before taxes for the year ended December 31, 2008 and 2007, respectively. The decrease in the tax rate as a percentage of income before taxes is primarily due to certain state income tax planning measures adopted by CHS in early 2008. The tax rate was higher in 2007 due to certain costs that were not deductible for state income tax purposes.

Year ended December 31, 2007

Net revenue

	Year Ended
	December 31, 2007
	Amount	% of Total
	(Dollars in thousands)

Net Revenue:
Home infusion	$131,356	67.8%
Home nursing	62,497	32.2

Total	$193,853	100.0%

CHS’s net revenue was $193.9 million for the year ended December 31, 2007. Its home infusion net revenue totaled $131.4 million, or 67.8% of its net revenue for the period. Net revenue in CHS’s home infusion segment for the year ended December 31, 2007 benefited from its acquisitions of Deaconess in January 2007, Infusion Solutions in March 2007, Applied in June 2007, Infusion Partners of Brunswick and Infusion Partners of Melbourne in July 2007 and East Goshen Pharmacy in August 2007. During this period, CHS’s operations grew from 10 locations in four states to 33 locations in 14 states.

CHS’s home nursing net revenue totaled $62.5 million, or 32.2% of its net revenue for the period. Net revenue in its home nursing segment during this period is solely attributable to CHS’s acquisition of Deaconess in January 2007. During the year ended December 31, 2007, CHS’s home nursing segment provided over 348,000 nursing and therapy visits and over 590,000 private duty nursing hours to patients in the home. As of December 31, 2007, CHS had 3,162 active nursing patients in three states.

Cost of goods and cost of services

Cost of goods for CHS’s home infusion segment was $52.8 million for the year ended December 31, 2007, or 40.2% of its home infusion segment net revenue. Cost of goods relates solely to CHS’s home infusion segment and consisted primarily of the cost of pharmaceuticals, supplies and equipment. As noted above, CHS’s net revenue benefited during the period from the acquisitions of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy. This resulted in a corresponding increase in the cost of goods and services provided during the period. As of

December 31, 2007, CHS employed 688 employees and operated 33 home infusion locations in its home infusion segment.

Cost of services for CHS’s home infusion segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $13.6 million and accounted for 10.4% of net revenue in this segment during this period. This growth was the result of organic growth as well as CHS’s acquisition of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy during this period.

Cost of services for CHS’s home nursing segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $29.0 million and accounted for 46.4% of net revenue in this segment during this period. As of December 31, 2007, CHS operated 32 home nursing locations in its home nursing segment. As noted above, CHS acquired all of the business in its home nursing segment through the Deaconess acquisition.

Selling, distribution and administrative expense

Selling, distribution and administrative expense for the year ended December 31, 2007 was $72.1 million, or 37.3% of net revenue. Selling, distribution and administrative expense consists primarily of $42.5 million of salaries, payroll taxes and benefits, $4.6 million of provision for bad debt and $4.5 million of employee travel, which accounted for 21.9%, 2.4% and 2.3%, respectively, of net revenue during this period.

CHS’s selling, distribution and administrative costs increased as a result of the acquisitions of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy.

Depreciation and amortization

Depreciation and amortization expense for the year ended December 31, 2007 was $3.4 million, or 1.8% of net revenue. Depreciation expense for this period related to property and equipment totaled $3.0 million, and amortization of capital lease assets totaled $0.4 million.

Stock issuance expense

Stock issuance expense for the year ended December 31, 2007 was $4.4 million, or 2.3% of net revenue. Stock issuance costs related to CHS’s withdrawal of filing its initial public offering with the SEC.

Interest expense

Interest expense for the year ended December 31, 2007 was $15.3 million, or 7.9% of net revenue. Interest expense reflects primarily the cost of CHS’s borrowings under its first lien credit facility and its second lien term loan during the period. The effective rate of these borrowings for the year ended December 31, 2007 was 9.39%. CHS’s indebtedness increased due to its borrowings for the acquisitions of Deaconess, Infusion Solutions, Infusion Partners of Brunswick and Melbourne and East Goshen Pharmacy. CHS financed approximately 72% of the cash purchase price payable at closing for the Deaconess, Infusion Solutions acquisitions, Infusion Partners of Brunswick and Melbourne and East Goshen Pharmacy, while it financed approximately 54% of the cash purchase price payable at closing for the New England Home Therapies and Specialty Pharma acquisitions.

Other income

Other income for the year ended December 31, 2007 was $0.6 million, or less than 1% of net revenue.

Provision for income taxes

Provision for income taxes for the year ended December 31, 2007 was $2.3 million, or 1.2% of net revenue. This represents an effective tax rate of 59.1% and includes federal and state income tax provisions.

CHS’s effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to it in the various jurisdictions in which it operates.

Seasonality

Although CHS’s results of operations are not affected to a material extent by seasonal variations in demand for its products or services, a small number of its products, however, are subject to fluctuations in demand due to seasonality. For example, Respiratory Synctial Virus (“RSV”) treatments are of a seasonal nature because RSV season lasts from approximately October through April each year. As a result, CHS’s net revenue from Synagis is higher during the first and fourth quarters of each year than during the second and third quarters of each year. Net revenue from Synagis accounted for approximately 5.0% and 2.7% of total net revenue for the nine months ended September 30, 2009 and 2008, respectively.

Liquidity and Capital Resources

Overview

CHS has financed its operations primarily through cash provided by operating activities, private sales of shares of CHS’s common and preferred stock and borrowings under its First Lien Facility and its Second Lien Term Loan. These sources of financing have been CHS’s principal sources of liquidity to date. See “Critical Homecare Solutions Holdings, Inc. Management Discussion and Analysis of Financial Condition and Results of Operations — The Company” for more information regarding the private sales of shares of CHS’s common and preferred stock, which were completed in connection with acquisitions completed by CHS. See “— Credit Facilities” for a discussion of the terms of CHS’s First Lien Facility and Second Lien Term Loan, which are to be repaid in connection with the acquisition.

CHS believes that its existing cash on hand, cash generated from operating activities and available borrowings under its First Lien Facility will be sufficient to satisfy its currently anticipated cash requirements at least through the next 12 months and thereafter.

CHS is a holding company with no material business operations. CHS’s most significant asset is the capital stock of its subsidiary Critical Homecare Solutions, Inc., which is itself a holding company. CHS conducts virtually all of its business operations through the direct and indirect subsidiaries of Critical Homecare Solutions, Inc. Accordingly, CHS’s only material sources of cash are dividends or other distributions or payments that are derived from earnings and cash flow generated by these subsidiaries. In addition, CHS’s credit facilities have restricted the ability of Critical Homecare Solutions, Inc. to make dividends or other distributions to CHS. Critical Homecare Solutions, Inc. has been dependent on its subsidiaries to generate sufficient funds to service its substantial indebtedness, which is secured by substantially all of CHS’s assets, including the common stock of Critical Homecare Solutions, Inc.’s subsidiaries.

Cash Flows

As of September 30, 2009, CHS had cash and cash equivalents of $6.9 million.

Net cash flow provided by operating activities increased to $22.3 million for the nine months ended September 30, 2009 from $5.6 million for the nine months ended September 30, 2008. This $16.7 million increase was primarily due to a change in operating activities and accounts receivable during the respective periods. The change in cash provided by operating activities is due primarily to acquisitions completed during the respective periods, a decrease in accounts receivable and a decrease in interest and other financing costs. Cash flows for the nine months ended September 30, 2009 include results for the Wilcox Medical acquisition effective April 1, 2008 and the Infusion Partners of Lexington acquisition effective September 1, 2008. In addition, cash flows for the nine months ended September 20, 2009 include results for the National Health Infusion acquisition effective December 1, 2008 and the Option Health acquisition effective June 1, 2009. Interest and other financing costs decreased due to additional repayments of long-term debt and a decrease in the weighted-average interest rate from 7.14% for the nine months ending September 30, 2008 to 4.33% for the nine months ended September 30, 2009. Accounts receivable provided net cash of $5.9 million for the nine months ending September 30, 2009, whereas accounts receivable for the nine months ending

September 30, 2008 used $4.4 million in net cash. Days sales outstanding, net of reserves, decreased from 75 days at September 30, 2008 to 64 days at September 30, 2009.

Net cash used in investing activities decreased to $8.7 million for the nine months ended September 30, 2009 from $15.2 million for the nine months ended September 30, 2008. This $6.5 million decrease primarily resulted from a decrease in payments for business acquisitions and a decrease in repayment of amounts due to sellers. These changes were due to a decrease in the number of business acquisitions from 2008 to 2009. During the nine months ended September 30, 2009, CHS acquired one business for cash of $6.3 million. During the nine months ended September 30, 2008, CHS acquired two businesses for cash of $10.3 million.

Net cash used in financing activities was $7.0 million for the nine months ended September 30, 2009 compared to net cash provided of $9.5 million for the nine months ended September 30, 2008. This $16.5 million decrease was primarily due to decreased proceeds from borrowings, decreased proceeds from the issuance of preferred stock and increased repayment of long-term debt. Proceeds from borrowings and proceeds from the issuance of preferred stock decreased due to decreased payments for business acquisitions. Repayment of long-term debt increased by $5.7 million as increased cash provided by operating activities allowed CHS to repay all borrowings under its revolving credit facility in 2009.

Capital Expenditures.  CHS had capital expenditures of $2.4 million during the nine months ended September 30, 2009 and $2.5 million during the nine months ended September 30, 2008. Capital expenditures in each period related primarily to purchases of medical equipment and vehicles.

In the absence of future significant acquisitions, CHS expects to incur approximately $700,000 of additional non-acquisition related capital expenditures during the remainder of 2009 and $4.0 million in 2010. CHS expects capital expenditures will be primarily to purchase medical equipment and vehicles. In the Agreement and Plan of Merger, CHS has agreed that it will not make capital expenditures of more than $1 million in any quarter without the approval of BioScrip.

Credit Facilities

CHS financed a portion of its operations through its first lien credit facility and second lien term loan.

Components of the facility include a first-priority senior secured $116.0 million Term Loan A facility (“Term Loan A”), a first-priority senior secured $20.0 million revolving credit facility (the “Revolver” and, collectively with Term Loan A, the “First Lien Facilities”), and a second-priority senior secured $34.0 million Term Loan B facility (“Term Loan B” or “Second Lien Facility”).

Borrowings under the First Lien Facilities are secured by substantially all of CHS’s assets. Second Lien Facility borrowings are secured on a second-priority basis, subordinate only to the First Lien Facilities, by substantially all the assets of CHS. In connection with the closing of the merger, BioScrip, on behalf of CHS, will repay all borrowings outstanding under the First Lien Facilities and the Second Lien Facility, and the facilities shall be cancelled and all liens under such facilities will be released.

As of September 30, 2009, CHS had $105.6 million of outstanding borrowings under Term Loan A and $34.0 million of outstanding borrowings under Term Loan B. As of September 30, 2009 there were no outstanding borrowings under the Revolver.

The weighted-average interest rate for the nine months ended September 30, 2009 and 2008 was 4.33% and 7.14%, respectively. The effective interest rate, after considering amortization of deferred financing fees, approximated 4.85% and 7.62% for the nine months ended September 30, 2009 and 2008, respectively.

Term Loan A matures in January 2012 and principal is repayable in quarterly installments of $1.4 million each in 2009 that escalate to $2.9 million in 2011, with the balance due at maturity. Interest on Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 1.5% to 2.5%, or the LIBOR rate plus the applicable margin of 2.75% to 3.75%. The applicable margin is subject to varying increments based on changes in leverage.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR rate plus the applicable margin of 6.50%.

The Revolver includes a facility for up to $4.0 million of standby letters of credit. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver. The Revolver is a component of the First Lien Facilities and bears interest at the rates established in the related first lien agreements. Outstanding letters of credit totaled $2.4 million as of September 30, 2009.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

CHS is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including the following:

•	minimum adjusted EBITDA, which requires that CHS’s adjusted EBITDA for the most recently completed four fiscal quarters exceed certain thresholds. CHS’s minimum adjusted EBITDA is tested on a quarterly basis. As of September 30, 2009, CHS’s First Lien Facility required that it maintain adjusted EBITDA of $31.3 million and its Second Lien Term Loan required that it maintain adjusted EBITDA of $27.3 million.

•	a maximum total leverage ratio, which requires that CHS’s ratio of consolidated indebtedness to its adjusted EBITDA for the most recently completed four fiscal quarters not exceed certain thresholds. The maximum total leverage ratio is tested on a quarterly basis. As of September 30, 2009, CHS’s First Lien Facility required that this ratio not exceed 3.75:1.00 and its Second Lien Term Loan required that this ratio not exceed 4.00:1.00.

•	a fixed charge coverage ratio, which requires that CHS’s ratio of (i) adjusted EBITDA for the most recently completed four fiscal quarters less capital expenditures, income tax expense and dividends paid to it by Critical Homecare Solutions, Inc. to (ii) the sum of cash interest expense and all scheduled debt repayments exceed certain thresholds. The fixed charge coverage ratio is tested on a quarterly basis. As of September 30, 2009, CHS’s First Lien Facility required that this ratio exceed 1.10:1.00 and its Second Lien Term Loan required that this ratio exceed 1.00:1.00.

In addition, it is a condition of any borrowing under CHS’s revolving credit facility under its First Lien Facility that it be in material compliance with the provisions of, and not be in default under, its First Lien Facility. As of September 30, 2009, CHS was in compliance with all of the financial and other covenants under its credit facilities.

Note Payable

In June 2009, CHS issued a $2.25 million 8% note due on December 31, 2010. Interest is payable quarterly in arrears. The note is subordinated in right of payment to all existing senior indebtedness. The note was used as partial consideration for the purchase of Option Health, Ltd.

Commitments and Contingencies

The following table sets forth CHS’s contractual obligations as of September 30, 2009.

	Payments Due by Period
		2009
	Total	(3 months)	2010	2011	2012	Thereafter
	(In thousands)

Long Term Debt Obligations	$141,902	$1,445	$10,917	$11,556	$83,984	$34,000
Interest-Long Term Debt Obligations*	15,267	1,523	5,887	5,384	2,396	77
Capital Lease Obligations	395	42	140	116	78	19
Operating Lease Obligations	8,213	864	3,001	2,112	1,474	762
Interest-Capital Lease Obligations	29	2	10	9	6	2

Total	$165,806	$3,876	$19,955	$19,177	$87,938	$34,860

*	Computed using interest rates in effect as of September 30, 2009.

On January 8, 2007, Critical Homecare Solutions, Inc. issued a $0.7 million letter of credit against CHS’s First Lien Facility to secure its performance on its workers’ compensation policy. This letter of credit has a term of one year, and was renewed for an additional year in January 2008 for an increase of $1.1 million for a total of $1.8 million. On September 26, 2007, CHS issued a letter of credit against the First Lien Facilities in the amount of $75,000 securing CHS’s performance under a vehicle lease agreement that was executed in the fourth quarter of 2007. The letter of credit expires on August 7, 2010.

On January 8, 2009, CHS issued a letter of credit against the First Lien Facilities in the amount of $480,000 to secure its performance on its workers’ compensation policy written by a new carrier.

Inflation

CHS is impacted by rising costs for certain inflation-sensitive operating expenses such as vehicle fuel, labor and employee benefits. CHS believes that inflation will not have a material effect on its business but may have an impact on its future financial results.

Off-Balance Sheet Arrangements

As of September 30, 2009, CHS had no off-balance sheet arrangements or obligations.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate risk

Based on the variable-rate debt in CHS’s debt portfolio at September 30, 2009, a one percent increase or decrease in interest rates would increase or decrease, respectively, CHS’s interest expense by $1.4 million on an annual basis.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF BIOSCRIP

The following unaudited pro forma combined financial information has been prepared to assist you in your analysis of the financial effects of the merger of BioScrip with CHS. The unaudited pro forma combined financial information was prepared using the historical consolidated financial statements of BioScrip and CHS. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of BioScrip and CHS included in or incorporated by reference into this proxy statement.

The accompanying unaudited pro forma combined financial information gives effect to the merger with CHS, assuming a purchase price of $242 million in cash, which will be used to retire approximately $132 million of CHS debt, and the issuance of BioScrip common stock and warrants. The assumed preliminary fair value of the common stock is $108 million, based on a price per share of $8.3441, and the value of the warrants is $15 million, for total merger consideration of $365 million. The pro forma adjustments related to the merger with CHS are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the fair value of the assets and liabilities of CHS, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed has only just commenced. BioScrip has not had sufficient time to completely evaluate the significant identifiable assets and liabilities assumed of CHS, and in particular CHS’s unique identifiable intangible assets. Accordingly, the pro forma adjustments, including the allocations of purchase price, are very preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial information. Final adjustments will result in modifications to the final purchase price, debt components and allocation of the purchase price, which will affect the fair value assigned to the tangible or intangible assets and amount of interest expense, depreciation and amortization expense, and other recorded in the statement of operations. The effect of the changes to the statements of operations could be material. The unaudited pro forma financial information is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma information does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger with CHS. The pro forma financial information also does not reflect expenses related to integration activity or exit costs that may be incurred by BioScrip or CHS in connection with this merger.

The unaudited pro forma combined balance sheet assumes that the merger with CHS took place on September 30, 2009 and combines BioScrip’s unaudited September 30, 2009 balance sheet with the unaudited balance sheet of CHS as of September 30, 2009. The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009 assume that the merger with CHS took place on January 1, 2008. The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2008 combines BioScrip’s audited consolidated statement of operations for the fiscal year ended December 31, 2008 with CHS’s audited consolidated statement of operations for the fiscal year ended December 31, 2008. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2009 combines BioScrip’s unaudited consolidated statement of operations for the nine months ended September 30, 2009 with CHS’s unaudited consolidated statement of operations for the nine months ended September 30, 2009.

BIOSCRIP INC

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	BioScrip	CHS
	Historical	Historical	Preliminary
	September 30,	September 30,	Pro Forma		Pro Forma
	2009	2009	Adjustments		Combined
	(in thousands, except for per share amounts)

ASSETS
Current assets
Cash and cash equivalents	$—	$6,857	$23,416	(A)	$30,273
Receivables, net	147,326	42,592			189,918
Inventory	47,833	3,935			51,768
Prepaid expenses and other current assets	3,866	2,571			6,437
Deferred tax assets		3,662			3,662

Total current assets	199,025	59,617	23,416		282,058

Property and equipment, net	15,674	7,254			22,928
Goodwill	24,498	220,350	83,537	(B)	328,385
Intangible assets		21,605			21,605
Deferred financing fees		1,605	10,395	(C)	12,000
Other assets	983	1,820			2,803

Total assets	$240,180	$312,251	$117,348		$669,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$39,584	$—	$(39,584	)(A)	$—
Current portion of long term debt		7,945	$(5,445	)(D)	2,500
Current portion of capital lease obligations		145			145
Accounts payable	62,909	2,905			65,814
Claims payable	4,228				4,228
Income taxes payable		—
Amounts due to plan sponsors	5,951				5,951
Accrued expenses and other current liabilities	10,200	18,544			28,744

Total current liabilities	122,872	29,539	(45,029)		107,382

Deferred taxes	1,095	7,339			8,434
Income taxes payable — long term	3,512				3,512
Capital lease obligations		250			250
Long term debt		133,958	188,542	(E)	322,500

Total liabilities	127,479	171,086	143,513		442,078

CHS Preferred stock	—	25,036	(25,036	)(F)	—
Stockholders’ equity
Common stock in excess of par value	4	91	(91	)(G)	4
Treasury stock, shares at cost	(10,366)				(10,366)
Additional paid-in capital	252,274	96,524	26,476	(H)	375,274
Accumulated (deficit) earnings	(129,211)	19,514	(27,514	)(I)	(137,211)

Total stockholders’ equity	112,701	116,129	(1,129)		227,701

Total liabilities and stockholders’ equity	$240,180	$312,251	$117,348		$669,779

See accompanying notes to unaudited pro forma combined financial information including Note 6 for an explanation of the preliminary pro forma adjustments

BIOSCRIP INC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	BioScrip	CHS
	Historical	Historical
	Fiscal Year Ended	Fiscal Year Ended	Preliminary
	December 31,	December 31,	Pro Forma		Pro Forma
	2008	2008	Adjustments		Combined
	(in thousands, except for per share amounts)

Revenue(1)	$1,401,911	$230,868			$1,632,779
Cost of revenue	1,259,741	111,958			1,371,699

Gross profit	142,170	118,910	—		261,080
Selling, general and administrative expenses	116,904	82,409			199,313
Bad debt expense	4,667	6,241			10,908
Goodwill and intangible impairment charges	93,882	—			93,882
Terminated transaction costs	—	3,580			3,580
Depreciation and amortization	10,234	3,615			13,849

(Loss) income from operations	(83,517)	23,065	—		(60,452)
Interest expense, net	2,711	12,119	16,198	(A)	31,028

(Loss) income before income taxes	(86,228)	10,946	(16,198)		(91,480)
Tax (benefit) provision	(12,196)	4,979	(6,479	)(B)	(13,696)

Net (loss) income	(74,032)	5,967	(9,719)		(77,784)
Cumulative preferred stock dividends	—	(244)	244	(C)	—

Net (loss) income available to common stockholders	$(74,032)	$5,723	$(9,475)		$(77,784)

Net (loss) income available to common stockholders per share
Basic	$(1.93)	$0.06			$(1.51)
Diluted	$(1.93)	$0.06			$(1.51)
Weighted average common shares outstanding
Basic	38,417	90,898			51,360
Diluted	38,417	96,857			51,360

See accompanying notes to unaudited pro forma combined financial information including Note 7 for an explanation of the preliminary pro forma adjustments

BIOSCRIP INC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	BioScrip	CHS
	Historical	Historical
	Nine Months Ended	Nine Months Ended	Preliminary
	September 30,	September 30,	Pro Forma		Pro Forma
	2009	2009	Adjustments		Combined
	(in thousands, except for per share amounts)

Revenue(1)	$987,974	$187,457			$1,175,431
Cost of revenue	872,100	91,131			963,231

Gross profit	115,874	96,326	—		212,200
Selling, general and administrative expenses	90,739	64,274			155,013
Bad debt expense	5,410	4,685			10,095
Depreciation and amortization	3,596	2,986			6,582

Income from operations	16,129	24,381	—		40,510
Interest expense, net	1,471	5,492	16,308	(A)	23,271

Income before income taxes	14,658	18,889	(16,308)		17,239
Tax provision (benefit)	1,249	7,239	(6,523	)(B)	1.965

Net income	13,409	11,650	(9,785)		15,274
Cumulative preferred stock dividends	—	(1,291)	1,291	(C)	—

Net income available to common stockholders	$13,409	$10,359	$(8,494)		$15,274

Net income available to common stockholders per share
Basic	$0.35	$0.11			$0.30
Diluted	$0.34	$0.10			$0.29
Weighted average common shares outstanding:
Basic	38,807	90,898			51,750
Diluted	39,345	104,424			52,288

See accompanying notes to unaudited pro forma combined financial information including Note 7 for an explanation of the preliminary pro forma adjustments

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Description of Transaction

On January 24, 2010, BioScrip entered into an Agreement and Plan of Merger with Camelot, CHS, the Stockholders’ Representative, and the Stockholders. CHS is a privately held company that is a leading provider of home infusion therapy and home nursing products and services to patients suffering from chronic and acute medical conditions. Pursuant to the Agreement and Plan of Merger, at the effective time of the merger, CHS will merge with and into Camelot, with Camelot as the surviving entity.

If the merger is completed, BioScrip will:

•	repay the net indebtedness of CHS, which is approximately $132 million at December 31, 2009;

•	pay cash consideration of $110 million;

•	issue 12,655,649 shares of BioScrip common stock of which 2,696,516 shares initially will be held in escrow to fund indemnification payments, if any; and

•	issue warrants to acquire 3,400,945 shares of BioScrip common stock, exercisable at $10 per share over a five-year period.

In order to fund the cash payments and refinance existing indebtedness of CHS and BioScrip, BioScrip has entered into a commitment letter with Jefferies Finance, pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million in debt financing, comprised of $150 million senior credit facilities and $225 million in other debt facilities.

As consideration for the acquisition of CHS, each share of CHS common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive (i) a number of shares of BioScrip common stock, par value $0.0001 per share, (ii) cash and (iii) following the closing of the merger, its pro rata share of any dividends or distributions of BioScrip common stock made from the escrow fund, in each case calculated in accordance with the terms of the Agreement and Plan of Merger. In addition, at the closing, BioScrip will issue to the Stockholders and certain optionholders of CHS a number of warrants to purchase shares of BioScrip common stock.

2.	Basis of Presentation

The unaudited pro forma combined financial information is based on the historical financial statements of BioScrip and CHS and prepared and presented pursuant to the regulations of the Securities and Exchange Commission regarding pro forma financial information. The pro forma adjustments include the application of the acquisition method under Accounting Standards Codification (ASC) Topic 805, Business Combinations, with respect to the merger.

ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the merger.

The merger is expected to be closed on or around March 31, 2010. Accordingly, the pro forma adjustments reflected in the accompanying unaudited pro forma combined financial information may be materially different from the actual acquisition accounting adjustments required as of the acquisition date. In addition, ASC Topic 805 establishes that the value of equity-related consideration transferred in a business combination be measured as of the acquisition date. Depending on the magnitude of changes in the value of BioScrip common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to the stockholders could differ from the amount assumed in this unaudited pro forma combined financial information.

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total merger-related transaction costs to be incurred by BioScrip are expected to be $20 million, which includes approximately $12 million of costs associated with the issuance of debt. Under ASC Topic 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma combined balance sheet reflects anticipated merger-related transaction costs to be incurred by BioScrip which are estimated to be approximately $8 million and assumed to be paid in connection with the closing of the merger. Costs associated with debt issuance will be amortized over the life of the underlying debt instrument.

The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The pro forma financial information does not reflect revenue opportunities and cost savings that we expect to realize after the merger with CHS. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the merger with CHS. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by BioScrip or CHS in connection with the merger.

Certain CHS amounts have been reclassified to conform to BioScrip’s presentation. These reclassifications had no effect on previously reported net earnings. There were no material transactions between BioScrip and CHS during the periods presented in the unaudited pro forma combined financial information that would need to be eliminated.

3.	Accounting Policies

Upon completion of the merger, BioScrip will perform a detailed review of CHS’s accounting policies and procedures. As a result of that review, BioScrip may identify differences between the accounting policies and procedures of the two companies that, when conformed, may have a material impact on the future operating results. Any differences from unifying the accounting policies of the combine companies cannot be reasonably estimated at this time so no adjustment to pro forma combined financial statements have been made.

4.	Estimate of Consideration Expected to be Transferred and Purchase Price to be Allocated

A preliminary estimate of consideration expected to be transferred to effect the merger and the aggregate purchase price to be allocated is presented in the table below.

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

(In thousands)

Cash payable as merger consideration(a)	$110,000
Assumption and refinance of CHS debt(a)	132,000
Value of BioScrip common stock issued as merger consideration(b)	108,000
Value of BioScrip warrants issued as merger consideration(b)	15,000

Estimate of merger consideration to acquire the shares of CHS	$365,000

(a)	BioScrip has received a financing commitment from Jefferies Finance pursuant to which Jefferies Finance has committed to provide BioScrip with $375 million in debt financing, comprised of $150 million in senior credit facilities and $225 million in other debt facilities. BioScrip expects to fund the cash payments, repay existing indebtedness of CHS and refinance indebtedness of BioScrip, with newly borrowed funds including a $100 million, 5 year term loan and the issuance of $225 million in senior unsecured five and a half year notes.

(b)	The estimated value of BioScrip shares issuable as merger consideration is based upon the 10-day weighted average of the closing common stock price as of January 22, 2010 of $8.3441 per share. Accordingly, the unaudited pro forma combined financial information assumes that BioScrip will issue 12,655,649 shares and roll over stock options with a combined value of approximately $108 million in connection with the merger. Warrants are valued at $15 million based on 3,400,945 issued, exercisable at $10 per share over a five year period. If the common stock value of BioScrip falls below 62.5% of the weighted average stock value of $8.3441 used to value the common stock for the 10 trading days immediately preceding the scheduled date of closing, or $5.2151 per share, a condition of CHS closing the merger agreement would not be satisfied.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma combined financial information. Each of these adjustments represents very preliminary estimates of the fair values of CHS’s assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the merger is completed and will be based on the fair value of CHS’s assets and liabilities at that time. Accordingly, the actual adjustments to CHS’s assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma combined financial information.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by BioScrip upon merger, reconciled to the estimate of consideration expected to be transferred:

(In thousands)

Book value of CHS net assets acquired as of September 30, 2009:	$141,165
Debt paid down prior to closing by CHS	6,857
Write off of CHS deferred financing costs	(1,605)
Record goodwill adjustment	83,537
CHS debt to be repaid at closing	135,046

Purchase price allocated	$365,000

Debt:  Debt shown as paid down prior to closing is estimated as the cash balance available as of September 30, 2009 in the unaudited pro forma combined financial information. Under the terms of the agreement, any amounts in excess of $132 million not paid down prior to closing will be deducted from the $110 million cash payment due to stockholders. As of September 30, 2009, the unpaid balance in the

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

unaudited pro forma combined financial information is estimated to be $135.046 million. The actual amount at closing is expected to more closely approximate $132 million.

Goodwill:  Goodwill is calculated as the excess of the merger date fair value of the consideration expected to be transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets:  Intangible assets are not adjusted in the pro forma information. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the unaudited pro forma combined financial information. Amortization recorded in the statements of operations may also differ based on the valuation of intangible assets.

Income taxes:  No adjustments to the tax basis of CHS’s assets and liabilities are expected as a result of the merger.

6.	Adjustments to Unaudited Pro Forma Combined Balance Sheet:

(A) The sources and uses of funds relating to the proposed merger transaction are as follows:

(In thousands)

Sources:
Debt expected to be issued in connection with the merger (See Note 4(a))	$325,000
Uses:
Cash consideration to stockholders of CHS	(106,954)
Assumption and refinance of CHS debt	(135,046)
Repay BioScrip line of credit	(39,584)
Estimated transaction-related expenses	(20,000)

Net adjustment of cash and cash equivalents	$23,416

(B) Reflects adjustments for goodwill (See Note 5):

(In thousands)

Eliminate CHS’s historical goodwill	$(220,350)
Record transaction goodwill	303,887

Goodwill adjustment	$83,537

(C) Reflects adjustments to deferred financing fees:

(In thousands)

Debt financing fees	$12,000
Write-off of existing CHS deferred financing costs	(1,605)

Deferred financing fees adjustment	$10,395

(D) Reflects adjustments related to short term debt:

(In thousands)

Elimination of CHS short-term debt	$(7,945)
Reclassification of short term portion of newly issued debt	2,500

Short term debt adjustment	$(5,445)

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

(E) Reflects adjustments related to long term debt:

(In thousands)

Debt expected to be issued by BioScrip in connection with the merger (See Note 4(a))	$325,000
Elimination of existing CHS long term debt	(133,958)
Reclassification of short term portion of newly issued debt	(2,500)

Long term debt adjustment	$188,542

(F) Reflects adjustment to eliminate CHS preferred stock.

(G) Reflects adjustment to eliminate CHS common stock.

(H) Reflects adjustments to additional paid-in capital:

(In thousands)

Eliminate CHS existing paid-in capital	$(96,524)
Issuance of BioScrip common stock	108,000
Issuance of BioScrip warrants	15,000

Additional paid-in capital adjustment	$26,476

(I) Reflects adjustment to retained earnings:

(In thousands)

Eliminate CHS retained earnings	$(19,514)
Impact of transaction closing costs expensed at time of closing	(8,000)

Retained earnings adjustment	$(27,514)

7.	Adjustments to Unaudited Pro Forma Combined Statements of Earnings:

(A) Interest expense adjustments:

	Year Ended	Nine Months Ended
	December 31, 2008	September 30, 2009
	(In thousands)

Estimated interest on new debt	$29,313	21,985
Amortization of deferred financing costs	1,715	1,286
Eliminate interest cost on BioScrip line of credit	(2,711)	(1,471)
Eliminate CHS interest on debt	(12,119)	(5,492)

Total interest adjustments	$16,198	16,308

BioScrip expects to fund the cash component of the merger consideration and refinancing of CHS long-term debt with newly borrowed funds. BioScrip currently expects that the amounts borrowed in connection with the transaction will be through notes issued in the capital markets with maturities of five and a half years and through a five year term loan. Based on current capital market conditions, the blended interest cost of the debt facilities is expected to be approximately 9.00%. BioScrip’s ability to access such debt markets may be restricted or costs may be materially greater than the costs assumed in the unaudited pro forma combined information. BioScrip has obtained commitments from Jefferies Finance to provide the funding necessary to close the transaction.

BIOSCRIP, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION — (Continued)

A change of one percentage point in the costs associated with estimated borrowed funds to be used to fund the transaction would result in a change of approximately $3.2 million per annum to the pre-tax pro forma earnings. Costs incurred in connection with the issuance of merger related debt will be deferred and amortized over the term of the debt. The amount of such costs is expected to be approximately $12 million.

(B) Reflects the income tax effects of pro forma adjustments at the expected combined statutory rate of 40%.

(C) Reflects the elimination of CHS preferred stock dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF BIOSCRIP

The following table sets forth, as of February 8, 2010 (unless otherwise indicated), certain information concerning the beneficial shareholdings of (a) each director, (b) each of our “named executive officers” (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder of more than five percent of BioScrip common stock and (d) all directors and executive officers as a group (based on 40,420,776 shares of common stock outstanding as of February 8, 2010). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

	Number of Shares
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)(3)		Percent of Class(3)

Heartland Advisors, Inc.	5,861,565	(4)	14.50%
789 North Water Street Milwaukee, WI 53202-3508
FMR LLC	2,849,423	(5)	7.05%
82 Devonshire Street Boston, MA 02109
BlackRock, Inc.	2,286,335	(6)	5.66%
40 E. 52nd Street New York, NY 10022
Essex Investment Management Company, LLC	2,169,832	(7)	5.37%
125 High Street, 29th Floor Boston, MA 02110-2702
Richard H. Friedman	2,411,944	(8)	5.77%
Richard M. Smith	155,000	(9)	*
Barry A. Posner	384,388	(10)	*
Stanley G. Rosenbaum	378,167	(11)	*
Russel J. Corvese	220,646	(12)	*
Charlotte W. Collins	48,800	(13)	*
Louis T. DiFazio	41,000	(14)	*
Myron Z. Holubiak	66,100	(15)	*
David R. Hubers	181,700	(16)	*
Richard L. Robbins	88,500	(17)	*
Stuart A. Samuels	108,700	(18)	*
All Directors and Executive Officers as a group (18 persons)	4,505,242	(19)	10.43%

*	Percentage less than 1% of class.

(1)	Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 100 Clearbrook Road, Elmsford, NY 10523.

(2)	The inclusion in this table of any shares of BioScrip common stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all such shares beneficially owned by such person.

(3)	Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after February 8, 2010 upon the exercise of an option to purchase shares of BioScrip common stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(4)	Based on information contained in Schedule 13G filed with the SEC on February 10, 2010 by Heartland Advisors, Inc., referred to herein as “Heartland.” Heartland advises that it is an investment advisor registered with the SEC. Heartland, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, President and principal shareholder of Heartland, share dispositive and voting power with respect to the shares held by Heartland’s clients and managed by Heartland. Heartland and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares and disclaim the existence of a group.

(5)	Based on information contained in Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC, referred to herein as “FMR.” FMR advises that it is a parent holding company. FMR’s wholly owned subsidiary, Fidelity Management & Research Company, an investment adviser registered with the SEC, is the beneficial owner of 1,452,000 shares of BioScrip common stock. FMR’s indirect wholly owned subsidiary, Pyramis Global Advisors, LLC, an investment adviser registered with the SEC, is the beneficial owner of 26,810 shares of BioScrip common stock. FMR’s indirect wholly owned subsidiary, Pyramis Global Advisors Trust Company, a bank, is the beneficial owner of 1,089,113 shares of BioScrip common stock. FIL Limited, referred to herein as “FIL,” is a qualified institution and is the beneficial owner of 281,500 shares of BioScrip common stock. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act. FMR filed the Schedule 13G with the SEC on a voluntary basis as if all of the shares were beneficially owned by it and FIL on a joint basis.

(6)	Based on information contained in Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc., referred to herein as “BlackRock.” BlackRock advises that it is a parent holding company or control person in accordance with Rule 13d-i(b)(l)(ii)(G) of the Exchange Act.

(7)	Based on information contained in Schedule 13G filed with the SEC on January 25, 2010 by Essex Investment Management Company, LLC, referred to herein as “Essex.” Essex advises that it is an investment advisor registered with the SEC.

(8)	Includes 1,395,865 shares issuable upon exercise of the vested portion of options held by Mr. Friedman. Excludes 225,000 shares subject to the unvested portion of options held by Mr. Friedman. Includes 250,000 shares of BioScrip common stock owned by the Richard H. Friedman Grantor Retained Annuity Trust. Mr. Friedman is a trustee of the trust.

(9)	Includes 35,000 shares issuable upon exercise of the vested portion of options held by Mr. Smith. Excludes 70,000 shares subject to the unvested portion of options held by Mr. Smith.

(10)	Includes 334,262 shares issuable upon exercise of the vested portion of options held by Mr. Posner. Excludes 133,750 shares subject to the unvested portion of options held by Mr. Posner.

(11)	Includes 193,410 shares issuable upon exercise of the vested portion of options held by Mr. Rosenbaum. Excludes 146,874 shares subject to the unvested portion of options held by Mr. Rosenbaum.

(12)	Includes 177,808 shares issuable upon exercise of the vested portion of options to purchase BioScrip common stock held by Mr. Corvese. Excludes 112,500 shares subject to the unvested portion of options held by Mr. Corvese. Does not include 239,460 shares of BioScrip common stock held in the Corvese Irrevocable Trust — 1992, of which Mr. Corvese is a trustee. Mr. Corvese disclaims beneficial ownership of such shares of BioScrip common stock.

(13)	Includes 35,000 shares issuable upon exercise of the vested portion of options to purchase BioScrip common stock held by Ms. Collins.

(14)	Includes 25,000 shares issuable upon exercise of the vested portion of options held by Dr. DiFazio.

(15)	Includes 52,600 shares issuable upon exercise of the vested portion of options held by Mr. Holubiak.

(16)	Includes 92,200 shares issuable upon exercise of the vested portion of options held by Mr. Hubers. Also includes 16,000 shares of BioScrip common stock held by the David R. Hubers Grantor Retained Annuity Trust; 25,000 shares of BioScrip common stock held by the David R. Hubers Revocable Trust; and 12,940 shares of BioScrip common stock held by the Hubers Grandchildren’s Trust. Mr. Hubers is a trustee of these trusts.

(17)	Includes 25,000 shares subject to the vested portion of options held by Mr. Robbins.

(18)	Includes 92,200 shares issuable upon exercise of the vested portion of options held by Mr. Samuels.

(19)	Includes 2,756,313 shares issuable upon exercise of the vested portion of options. Excludes 1,146,038 shares subject to the unvested portion of options.

FUTURE BIOSCRIP STOCKHOLDER PROPOSALS

Whether or not the merger with CHS is completed, BioScrip will hold its regular annual meeting of stockholders in 2010. BioScrip’s By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice is considered timely if it is delivered to the secretary at the principal executive offices of BioScrip not less than 90 days and not more than 120 days prior to the first anniversary of the annual meeting held in 2009. In the event that the date of the 2010 annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made. Accordingly, unless the 2010 annual meeting is advanced or delayed, notice will be considered timely for the annual meeting of stockholders to be held in 2010 if it has been received not later than the close of business on January 28, 2010 and not earlier than the close of business on December 29, 2009.

In addition, the By-Laws require that such written notice set forth: (i) for each person whom the stockholder proposes to nominate for election or re-election to the Board of Directors, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of BioScrip’s capital stock which are directly or indirectly owned beneficially or of record by the person, (d) the date such shares were acquired and the investment intent of such acquisition, and (e) all other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as director if elected; and (ii) as to the stockholder giving the notice, (u) the name and address of such stockholder, as they appear on BioScrip’s books and records, (v) the class and number of shares of BioScrip’s capital stock that are beneficially owned by such stockholder, (w) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (x) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (y) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and (z) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of BioScrip’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

In the case of other proposals by stockholders at an annual meeting, the By-Laws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the reasons for conducting such business at the annual meeting; (c) the name and address, as they appear on BioScrip’s books, of such stockholder; (d) the class and number of shares of BioScrip’s stock that is beneficially owned by such stockholder; (e) any material interest of such stockholder in such business; (f) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (g) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of BioScrip’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

Stockholder proposals intended to be presented at the 2010 annual meeting must have been received by the Company at its principal executive offices at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Corporate Secretary, no later than November 27, 2009, in order to be eligible for inclusion in BioScrip’s proxy statement and proxy card relating to that meeting. Upon receipt of any proposal, BioScrip will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

If you and other residents with the same last name at your mailing address own shares of BioScrip’s common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this proxy statement to stockholders to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials for the special meeting and you wish to reduce the number of reports you receive in the future and save BioScrip the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for the special meeting, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to BioScrip, Inc., Corporate Secretary, 100 Clearbrook Road, Elmsford, NY 10523 or contact BioScrip, Inc. Investor Relations at 914-460-1600.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Attention: Corporate Secretary
(914)-460-1600

Our common stock is listed on the Nasdaq Global Market under the symbol “BIOS.” You can read and copy reports, proxy statements and other information about us at the NASDAQ’s offices at One Liberty Plaza, 165 Broadway, New York, N.Y. 10006.

The SEC allows us to “incorporate by reference” into this proxy statement information that we file with the SEC. This means we can disclose important information to you by referring you to the documents containing this information. The information we incorporate by reference is considered to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this proxy statement. This proxy statement incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on March 5, 2009;

•	Our 2009 annual meeting proxy statement on Schedule 14A, which we filed with the SEC on March 27, 2009;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended September 31, 2009, March 31, 2009 and June 30, 2009, which we filed with the SEC on November 2, 2009 (as amended on December 2, 2009), May 5, 2009 and August 4, 2009, respectively; and

•	Our current reports on Form 8-K, which we filed with the SEC on January 1, 2009, March 4, 2009, July 9, 2009, July 30, 2009, August 18, 2009, August 26, 2009, September 10, 2009, October 30, 2009, December 31, 2009 and January 27, 2010.

You may also obtain copies of any document incorporated by reference in this proxy statement, without charge, by requesting them in writing or by telephone at the following address:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, NY 10523
Attention: Corporate Secretary
(914)-460-1600

Any request for documents should be made by March 18, 2010 to ensure timely delivery of the documents. Documents will be distributed within one business day of receipt of such request.

You should rely only on the information we have provided to you in voting your shares at the special meeting. We have not authorized any person to provide information or make any representation about the merger with CHS other than that provided in this proxy statement or in any of the materials we have incorporated by reference in this proxy statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

On January 15, 2010, Deloitte & Touche LLP (“Deloitte”) informed CHS, by notice to a CHS director, that Deloitte had concluded that it was not currently independent with respect to CHS. CHS understands from Deloitte that this conclusion by Deloitte was a result of a communication to Deloitte from Kohlberg Capital Corporation. Thus, Deloitte’s notification did not relate to any action or activity of CHS. The Kohlberg Entities, which are associated with Kohlberg & Company, L.L.C. (“Kohlberg & Co.”), control CHS through their ownership of a majority of all of the equity of CHS. Two of CHS’s directors are Partners of Kohlberg & Co. and also serve on the board of directors and own shares of Kohlberg Capital Corporation. On January 20, 2010, as a result of Deloitte’s conclusion regarding its independence, CHS dismissed Deloitte as its registered public accounting firm. Both the Board of Directors of CHS and the Board’s Audit Committee approved the decision to dismiss Deloitte.

Deloitte’s reports on CHS’s financial statements for each of the fiscal years ended December 31, 2007 and December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Furthermore, during the Company’s two most recent fiscal years and the subsequent interim period preceding the dismissal of Deloitte, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its reports on the consolidated financial statements of CHS for the fiscal year ended December 31, 2007 or the fiscal year ended December 31, 2008.

CHS has subsequently retained PricewaterhouseCoopers LLP as its independent registered public accounting firm.

INDEX TO THE CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND

ACQUIRED COMPANY CONSOLIDATED FINANCIAL STATEMENTS

Page

Critical Homecare Solutions Holdings, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2008 and 2007	F-3
Consolidated Statements of Operations for the years ended December 31, 2008 and 2007	F-4
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007	F-6
Notes to Consolidated Financial Statements for the years ended December 31, 2008 and 2007	F-7
Report of Independent Certified Public Accountants	F-27
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-28
Consolidated Statements of Operations for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006	F-29
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006	F-30
Consolidated Statements of Cash Flows for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006	F-31
Notes to Consolidated Financial Statements for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006	F-32

Unaudited Condensed Consolidated Financial Statements
Balance Sheets as of September 30, 2009 and December 31, 2008	F-52
Statements of Operations for the nine months ended September 30, 2009 and 2008	F-53
Statement of Stockholders’ Equity for the nine months ended September 30, 2009	F-54
Statements of Cash Flows for the nine months ended September 30, 2009 and 2008	F-55
Notes to Unaudited Condensed Consolidated Financial Statements	F-56

Specialty Pharma, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-75
Consolidated Balance Sheet as of August 31, 2006	F-76
Consolidated Statement of Operations for the period from January 1, 2006 to August 31, 2006	F-77
Consolidated Statement of Shareholders’ Deficit for the period from January 1, 2006 to August 31, 2006	F-78
Consolidated Statement of Cash Flows for the period from January 1, 2006 to August 31, 2006	F-79
Notes to Consolidated Financial Statements	F-80

New England Home Therapies, Inc.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-91
Balance Sheet as of August 31, 2006	F-92
Statement of Operations for the period from January 1, 2006 to August 31, 2006	F-93
Statement of Shareholders’ Equity for the period from January 1, 2006 to August 31, 2006	F-94
Statement of Cash Flows for the period from January 1, 2006 to August 31, 2006	F-95
Notes to Financial Statements	F-96

Deaconess Enterprises, Inc.
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-103
Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 2006	F-104
Consolidated Statement of Stockholders’ Equity for the year ended December 31, 2006	F-105
Consolidated Statement of Cash Flows for the year ended December 31, 2006	F-106
Notes to Consolidated Financial Statements	F-107

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Critical Homecare Solutions Holdings, Inc.
Conshohocken, Pennsylvania

We have audited the accompanying consolidated balance sheets of Critical Homecare Solutions Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Critical Homecare Solutions Holdings, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

April 22, 2009

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$263,840	$1,679,521
Accounts receivable — net of allowance for doubtful accounts of $9,674,715 and $5,167,950 in 2008 and 2007, respectively	52,071,131	45,474,288
Inventories	4,579,824	3,633,628
Deferred tax assets	4,972,876	5,967,608
Prepaids and other current assets	1,331,989	2,318,068

Total current assets	63,219,660	59,073,113
PROPERTY AND EQUIPMENT — Net	7,282,604	6,722,465
GOODWILL	210,736,927	196,792,548
INTANGIBLE ASSETS — Net	21,859,929	21,422,836
DEFERRED FINANCING FEES — Net	2,088,563	2,728,642
OTHER ASSETS	1,692,701	1,530,562

TOTAL	$306,880,384	$288,270,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,629,593	$5,603,924
Accrued expenses	21,086,837	22,909,956
Current portion of long-term debt	5,800,000	2,975,000
Current portion of capital lease obligations	188,963	238,459

Total current liabilities	30,705,393	31,727,339
Long-term debt, net of current portion	145,600,000	151,400,000
Long-term capital lease obligations — net of current portion	231,387	180,224
Deferred tax liabilities	6,878,519	8,688,915

Total liabilities	183,415,299	191,996,478

COMMITMENTS AND CONTINGENCIES (Note 11)
Preferred stock, $0.001 par value — 5,000,000 shares authorized; 20,036 and 0 shares issued and outstanding as of December 31, 2008 and 2007, respectively (with a liquidation preference of $20,280,403 as of December 31, 2008)	20,036,500
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value — 100,000,000 shares authorized; 90,898,079 issued and outstanding as of December 31, 2008 and 2007, respectively	90,898	90,898
Additional paid-in capital	95,473,651	94,285,521
Retained earnings	7,864,036	1,897,269

Total stockholders’ equity	103,428,585	96,273,688

TOTAL	$306,880,384	$288,270,166

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

NET REVENUE	$230,868,353	$193,853,167
COSTS AND EXPENSES:
Cost of goods (excluding depreciation and amortization)	69,592,953	52,754,941
Cost of services provided	42,364,898	42,591,044
Selling, distribution, and administrative expenses	82,408,769	67,505,376
Provision for doubtful accounts	6,240,975	4,566,504
Depreciation and amortization	3,615,079	3,405,507
Terminated transaction costs	3,580,085	4,378,810

Total costs and expenses	207,802,759	175,202,182

OPERATING INCOME	23,065,594	18,650,985
INTEREST AND OTHER FINANCING COSTS	(12,113,501)	(15,324,249)
OTHER INCOME (EXPENSE) — Net	(6,586)	613,017

INCOME BEFORE INCOME TAXES	10,945,507	3,939,753
PROVISION FOR INCOME TAXES	4,978,740	2,328,217

NET INCOME	5,966,767	1,611,536
CUMULATIVE PREFERRED STOCK DIVIDENDS	(243,903)
INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,722,864	$1,611,536

BASIC EARNINGS PER COMMON SHARE	$0.06	$0.02

DILUTED EARNINGS PER COMMON SHARE	$0.06	$0.02

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	90,898,079	86,050,106

Diluted	96,857,146	86,840,355

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the years ended December 31, 2008 and 2007

				Additional
	Common Stock		Subscription	Paid-in	Retained
	Shares	Amount	Receivable	Capital	Earnings	Total

BALANCE — December 31, 2006	25,350,000	$25,350	$(175,000)	$25,324,650	$285,733	$25,460,733
Issuance of common stock at fair value — January 2007	57,500,000	57,500		57,442,500		57,500,000
Issuance of common stock at fair value June 2007	8,048,079	8,048		10,454,452		10,462,500
Stock subscription receivable			175,000			175,000
Compensation expense related to issuance of stock options				1,063,919		1,063,919
Net income					1,611,536	1,611,536

BALANCE — December 31, 2007	90,898,079	90,898		94,285,521	1,897,269	96,273,688
Compensation expense related to issuance of stock options				1,188,130		1,188,130
Net income					5,966,767	5,966,767

BALANCE — December 31, 2008	90,898,079	$90,898	$	$95,473,651	$7,864,036	$103,428,585

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2008 and 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,966,767	$1,611,536
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	6,240,975	4,566,504
Depreciation and amortization	3,615,079	3,405,507
Write-off of stock issuance costs	83,653	4,378,810
Amortization and write-off of deferred financing fees	766,672	1,511,334
Write-off of preacquisition costs	417,175
Provision for deferred taxes	(287,624)	(179,485)
Loss (gain) on fixed asset dispositions	65,329	(267,689)

Compensation expense related to issuance of stock options	1,188,130	1,063,919

Change in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	(11,000,866)	(15,389,605)
Inventories	(743,558)	551,874
Prepaids and other current assets	1,105,566	(1,414,337)
Other assets	(250,212)	(5,718,463)
Accounts payable and accrued expenses	(5,358,192)	4,470,186

Net cash provided by (used in) operating activities	1,808,894	(1,409,909)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for businesses acquisitions — net of cash acquired	(15,627,218)	(176,858,426)
Repayment of amounts due to sellers	(481,963)	(11,394,577)
Cash paid for preacquisition costs	(404,212)	(15,416)
Cash paid for property and equipment	(3,667,653)	(3,128,048)
Proceeds from disposition of fixed assets	300,959	270,727

Net cash used in investing activities	(19,880,087)	(191,125,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	6,750,000	165,500,000
Repayment of long-term debt and capital lease obligations	(9,999,573)	(36,862,362)
Payment of deferred financing fees	(131,415)	(3,407,197)
Proceeds from issuance of preferred stock	20,036,500
Proceeds from issuance of common stock		67,962,500
Proceeds from stock subscription		175,000

Net cash provided by financing activities	16,655,512	193,367,941

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,415,681)	832,292
CASH AND CASH EQUIVALENTS — Beginning of period	1,679,521	847,229

CASH AND CASH EQUIVALENTS — End of period	$263,840	$1,679,521

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$11,714,245	$12,789,009

Income taxes	$5,368,153	$3,850,581

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$276,240	$—

See notes to consolidated financial statements

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	OVERVIEW, BASIS OF PRESENTATION, AND SIGNIFICANT ACCOUNTING POLICIES

Critical Homecare Solutions Holdings, Inc. and subsidiaries (CHS or the “Company”) provides infusion therapy and home nursing services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information, and providing pharmacy consulting services. The Company also contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other healthcare services, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company commenced operations on September 1, 2006, and is primarily owned by certain investment funds managed by Kohlberg and Co, L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represents less than 1% of the total outstanding shares as of December 31, 2008. The Company did not declare any dividends during the years ended December 31, 2008 and 2007.

In connection with its formation, on September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (SPI) and its wholly owned subsidiary, Professional Home Care Services, Inc. (PHCS), and all of the stock of New England Home Therapies, Inc. (NEHT). In 2007, the Company acquired the stock of Deaconess Enterprises, Inc. (DEI), Infusion Solutions, Inc. (ISI), Applied Health Care, Inc. (AHC), Infusion Partners of Brunswick, Inc. (IPB), Infusion Partners of Melbourne, Inc. (IPM) and East Goshen Pharmacy, Inc. (EGP). In 2008, the Company acquired the stock of Wilcox Medical, Inc. (WC), Optioncare of Lexington (OCL) and National Health Infusion (NHI). See Note 2 for further discussion regarding the Company’s acquisitions. The financial position and operating results of the acquired operations are included in the accompanying consolidated financial statements of the Company since the respective dates of acquisition.

As of December 31, 2008, the Company operated 69 locations in 17 states.

During the fiscal year 2008, the Company was engaged in a proposed transaction related to the sale of all of its outstanding common and preferred shares. The Company entered into a definitive stock purchase agreement on February 6, 2008, with MBF Healthcare Acquisition Corp. (MBH), a publicly traded special purpose acquisition company and withdrew the filing of its initial public offering on Form S-1 with the SEC. Pursuant to the terms of the original agreement and subsequent amendments, MBH was to acquire all of the outstanding common stock of the Company. The stock purchase agreement for MBH’s proposed acquisition of the Company was mutually terminated as of October 31, 2008, by MBH and Kohlberg, in its capacity as the representative of the stockholders of the Company.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments — The Company has cash and cash equivalents, short-term receivables and payables, and long-term debt obligations, including capital leases. The carrying value of cash and cash equivalents, accounts receivables, and accounts payables approximate their current value. Borrowings under the Company’s secured credit facilities and other long-term debt obligations (see Note 6) include debt with

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

variable interest rates, totaling $151,400,000 at December 31, 2008. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s accounts receivable consists of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then adjusts the revenue down to the anticipated collectible amount. The adjustment is based on interpretation of the terms of the applicable managed care contract, fee schedule, or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors and patients. Increases to this reserve are reflected as a provision for doubtful accounts in the accompanying consolidated statements of operations. The Company generates accounts receivable aging reports from its billing systems and utilizes these reports to monitor the condition of outstanding receivables and evaluate the performance of billing and reimbursement staff. The Company also utilizes these aging reports, combined with historic write-off statistics generated from the billing systems, to determine the allowance for doubtful accounts. The Company regularly performs an analysis of the collectability of accounts receivable and considers factors such as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed for services provided. Other than as discussed below, the Company’s concentration of credit risk relating to accounts receivable is limited due to the diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are returned to either the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of the Company’s pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Prepaids and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Net — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of an asset, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the lesser

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of fair value or the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Medical equipment	13 months to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Equipment, vehicles, and other assets	3 to 5 years
Building	20 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses during the years ended December 31, 2008 and 2007.

Goodwill and Intangible Assets — Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill is not amortized and is reviewed annually at a reporting unit level for impairment utilizing a two-step process. SFAS No. 142 requires goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the years ended December 31, 2008 and 2007.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses, and certificates of need. The Company records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned during the first year subsequent to an acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. In accordance with FASB SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with SFAS No. 142, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the years ended December 31, 2008 and 2007.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The ISI trademark and certain of the trademarks associated with DEI have limited lives of two and five years, respectively, as determined by contractual rights to use the brand names. These trademarks are being amortized over the estimated useful lives. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Deferred Financing Fees — Net — Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the deferred financing fees is recorded as interest and other financing costs in the accompanying consolidated statements of operations. In the event of debt modification, the unamortized balance of deferred financing fees is tested for debt extinguishment treatment in accordance with generally accepted accounting principles.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition — The Company generates almost all of its revenue from reimbursement by government and other third-party payors for services provided to patients. The Company receives payment for services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the years ended December 31, 2008 and 2007, the Company had a payor mix of 51% and 51% from managed care organizations and non-governmental third party payors, respectively, 25% and 29% from Medicare, respectively, and 24% and 20% from Medicaid, respectively. At December 31, 2008, Medicare and Medicaid represented 23% and 22% of accounts receivable, respectively. At December 31, 2007, Medicare and Medicaid represented 16% and 24% of accounts receivable, respectively.

Patient revenue is recorded in the period during which the services are provided, and is directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates. Once known, any changes to these estimates are reflected in the results of operations.

In the Company’s home infusion segment, infusion therapy and related health care services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered. The Company’s agreements with payors occasionally specify receipt of a “per-diem” payment for infusion therapy services that are provided to patients. This “per-diem” payment includes multiple components of care provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient, and medical supplies. “Per-diem” revenue is recognized over the course of the period the components of care are provided.

In certain situations, revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per-diem or contract basis whereby the insurance carrier pays the Company a combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per-diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review.

In the Company’s home nursing segment, revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient’s condition, service needs, and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of $3,088,033 and $3,051,950 relating to the home nursing Medicare Prospective Payment System (PPS) program and to certain infusion monthly equipment rentals was recorded in accrued expenses in the consolidated balance sheets as of December 31, 2008 and 2007, respectively.

Multiple Deliverables — Emerging Issues Task Force (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”) addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be viewed as separate units of accounting. The Company provides a variety of therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in EITF Issue No. 00-21, the Company concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

The Company’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, the Company recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per-diem is provided for daily usage of supplies and equipment, revenue is recognized on a pro rata basis.

Cost of Goods and Cost of Services Provided — Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefits and contract labor directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying consolidated statements of operations and totaled $6,493,156 and $5,266,281 for the years ended December 31, 2008 and 2007, respectively. Such expense represents the delivery costs related to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Terminated Transaction Costs — In contemplation of the stock purchase agreement, the Company withdrew the filing of its initial public offering on Form S-1 with the Securities and Exchange Commission (SEC) in January 2008. The Company expensed $83,653 and $4,378,810 in stock issuance costs during the years ended December 31, 2008 and 2007, respectively.

The stock purchase agreement for MBH’s proposed acquisition of the Company was mutually terminated as of October 31, 2008, by MBH and Kohlberg, in its capacity as the representative of the stockholders of the Company. The Company expensed $3,496,432 in terminated transaction costs related to MBH’s proposed acquisition of the Company during the year ended December 31, 2008.

Income Taxes — The Company uses the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. Current income taxes are based on the year’s taxable income for federal and state income tax reporting purposes.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company adopted the provisions of FASB Interpretation FIN No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies (“SFAS No. 5”). As required by FIN No. 48, which clarifies SFAS No. 109, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied FIN No. 48 to all tax positions for which the statute of limitations remained open. There was no impact to the consolidated financial statements upon implementation of FIN No. 48.

Self Insurance — The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Use of Estimates — The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses in the accompanying consolidated financial statements.

Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, goodwill and intangibles, the allowance for doubtful accounts, the valuation of stock option grants, and self-insurance reserves for workers’ compensation costs and employee medical benefits. Actual results could differ from those estimates.

New Accounting Pronouncements — In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 was effective on January 1, 2008. The Company did not adopt the fair value option for any financial assets or liabilities; thus this statement did not have an impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for consistently measuring fair value under U.S. generally accepted accounting principles and expands disclosures about fair value measurements. The Company adopted the provisions of SFAS No. 157 on January 1, 2008. The adoption of this statement for financial assets and liabilities did not have a material effect on the Company’s financial position, results of operations, or cash flows.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Management has deferred application of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financials statements on a recurring basis, until fiscal years beginning after November 15, 2008. The Company does not anticipate that the adoption of this statement will have a material impact on the Company’s financial position, results of operations, or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determining the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142,

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets. The intent of FSP FAS 142-3 is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”) and other applicable accounting literature. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not anticipate that the adoption of this statement will have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 amends and expands disclosure requirements of FASB SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), including, reasons for the use of derivative instruments, related accounting, and affect on consolidated financial statements. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company does not anticipate that the adoption of this statement will have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, which replaces SFAS No. 141. SFAS No. 141(R) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, SFAS No. 141(R) requires acquisition costs to be expensed as incurred, in-process research and development to be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination to be generally expensed subsequent to the acquisition date, and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally to affect income tax expense. SFAS No. 141(R) also includes a substantial number of new disclosure requirements. SFAS No. 141(R) is effective prospectively, except for taxes, for financial statements issued for fiscal years beginning after December 15, 2008. The Company anticipates that the prospective application of the provisions of SFAS No. 141(R) could have a material impact on the fair values assigned to assets and liabilities of future acquisitions upon adoption on January 1, 2009.

2.	ACQUISITIONS

On December 22, 2008, the Company acquired all of the outstanding stock of NHI, a provider of home infusion services with one location in the state of Florida. The total consideration to complete the acquisition was $4,489,347, which was financed with cash of $4,233,070 and the assumption of $256,277 of liabilities. As of December 31, 2008, $237,094 is due to the sellers to settle the post-closing determination of certain assets and liabilities relative to established targets. The effective date of the NHI acquisition was December 1, 2008.

On September 23, 2008, the Company acquired all of the outstanding stock of OCL, a provider of home infusion and nursing services with one location in the state of Kentucky. The total consideration to complete the acquisition was $6,774,049, which was financed with cash of $6,481,585 and the assumption of $292,464 of liabilities. The effective date of the OCL acquisition was September 1, 2008.

On April 23, 2008, the Company acquired all of the outstanding stock of WC, a provider of home infusion with two locations in the state of Vermont. The total consideration to complete the acquisition was $4,493,549, which was financed with cash of $3,769,190 and the assumption of $724,359 of liabilities. The effective date of the WC acquisition was April 1, 2008. The purchase agreement allows for additional purchase price adjustments up to $275,000 based on the operating results of the acquired business during the one-year period following the acquisition.

On August 3, 2007, the Company acquired all of the outstanding stock of EGP, a provider of home infusion services in Delaware and Pennsylvania. The total consideration to complete the acquisition of EGP

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was $6,361,574, which was financed with cash of $5,839,741 and the assumption of $521,833 of liabilities. The effective date of the EGP acquisition was August 1, 2007.

On July 25, 2007, the Company acquired all of the outstanding stock of IPM and IPB in separate acquisitions. IPM and IPB provide home infusion, specialty, and pharmacy services in Florida and Georgia, respectively. The total consideration to complete the acquisitions was $11,357,039, financed with cash of $11,006,933 and the assumption of $350,106 of liabilities. The effective date of the IPM and IPB acquisitions was July 1, 2007.

On June 27, 2007, the Company acquired all of the outstanding shares of AHC, a provider of home infusion therapy services with operations in the state of Texas. The total consideration to complete the acquisition was $9,274,160 and was financed with cash of $8,736,784 and the assumption of $537,376 of liabilities. As part of the purchase agreement, the Company was required to remit to the sellers additional consideration to the extent that the acquired business continued to treat two of its patients with a specific therapy during the twelve-month period following the acquisition date. The sellers earned approximately $1,050,000 in connection with the aforementioned therapy. The effective date of the AHC acquisition was June 1, 2007.

On March 14, 2007, the Company acquired all of the outstanding shares of ISI, a provider of infusion therapy services in New Hampshire. The total consideration to complete the acquisition was $9,094,503, financed with cash of $8,355,700, and the assumption of $738,803 of liabilities. The effective date of the ISI acquisition was March 1, 2007.

On January 8, 2007, the Company acquired all of the outstanding shares of DEI, a provider of infusion therapy services, adult and pediatric home health care services, and private duty nursing services with 44 operating locations in nine states. The total consideration to complete the acquisition was $170,732,123, financed with cash of $156,142,018 and the assumption of $14,590,105 of liabilities. The effective date of the DEI acquisition was January 1, 2007.

Each of these acquisitions was performed to expand our geographic footprint and increase our offerings of services. These acquisitions were recorded under the purchase method of accounting, and accordingly, the financial position and operating results of the acquired operations are included in the consolidated financial statements of the Company subsequent to the date of their respective acquisitions.

The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocations for NHI, OCL, and WC are preliminary and are subject to adjustment, which may be material, pending a final determination of income tax allocations, contingent consideration, and acquisition-related costs. The allocated fair value of assets acquired and liabilities assumed as of December 31, 2008, is summarized in the table below.

Amounts due to sellers for cash represents the Company’s liability for the seller’s cash, which is due to the sellers as of the effective date of each transaction, per the terms of the respective purchase agreements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	NHI	OCL		WC	EGP	IPM and IPB	AHC	ISI	DEI

Cash	$59,663	$		$75,475	$66,631	$736,875	$860,354	$110,693	$10,103,801
Accounts receivable	201,401		1,227,474	532,805	491,927	395,440	748,069	1,043,206	22,118,045
Inventories	21,428		155,142	181,210	222,533	60,730	148,480	261,158	1,746,228
Deferred income taxes	67,611		118,337	165,318			271,385	252,074	3,828,053
Other assets	1,554			7,193	500	5,126	12,282	6,930	782,469
Property and equipment	6,331		93,004	61,947	78,029	24,696	140,122	130,373	2,427,296
Intangible assets	213,600		628,500	26,500	55,000	44,000	785,042	170,600	14,715,000
Goodwill	3,977,422		4,551,592	3,518,576	5,528,598	10,857,071	7,168,780	7,230,162	132,117,444

Total identifiable assets	4,549,010		6,774,049	4,569,024	6,443,218	12,123,938	10,134,514	9,205,196	187,838,336
Accounts payable and accrued expenses	256,277		292,464	724,359	521,833	350,106	537,376	738,803	14,465,105
Long-term debt and capital lease obligations									125,000
Deferred income taxes					15,013	30,024			7,002,412

Total identifiable net assets	4,292,733		6,481,585	3,844,665	5,906,372	11,743,808	9,597,138	8,466,393	166,245,819
Amounts due to sellers for cash	59,663			75,475	66,631	736,875	860,354	110,693	10,103,801

Purchase price	$4,233,070		$6,481,585	$3,769,190	$5,839,741	$11,006,933	$8,736,784	$8,355,700	$156,142,018

Changes in the allocated fair market value from the initial allocation to the current allocation as of December 31, 2008, relate primarily to additional transaction costs, adjustments to certain liabilities, and adjustments to deferred taxes.

Interest expense, net of taxes, of $62,378 and $469,539 has been recognized in the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007, respectively, relative to the imputed interest on the purchase price from the effective dates to the closing dates.

As each of the above acquisitions was for stock, the goodwill arising from the transactions is generally not deductible for tax purposes.

3.	PROPERTY AND EQUIPMENT — NET

As of December 31, 2008 and 2007, property and equipment consisted of the following:

	2008	2007

Medical equipment	$7,652,429	$4,939,395
Leasehold improvements	970,740	607,460
Equipment, vehicles, and other assets	4,925,620	3,978,400
Building		353,750

Total property and equipment — gross	13,548,789	9,879,005
Less accumulated depreciation and amortization	(6,266,185)	(3,156,540)

Property and equipment — net	$7,282,604	$6,722,465

In June 2008, the Company sold its building in Tennessee for $227,865. The building was a part of the Home Nursing segment. The net pretax loss from the sale was $100,828 and is included in selling, distribution, and administrative expenses in the consolidated statements of operations.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in property and equipment are equipment and vehicles that are held under capital lease arrangements as of December 31, 2008 and 2007, as follows (also see Note 10):

	2008	2007

Medical equipment	$369,451	$478,520
Equipment, vehicles, and other assets	555,548	279,308

Total property and equipment — gross	924,999	757,828
Less accumulated depreciation and amortization	(394,395)	(269,196)

Property and equipment — net	$530,604	$488,632

Depreciation expense was $3,178,749 and $3,003,600 for the years ended December 31, 2008 and 2007, respectively.

4.	GOODWILL AND INTANGIBLE ASSETS

As of December 31, 2008, goodwill consists of the following:

Balance — December 31, 2007	$196,792,548
Goodwill acquired	13,944,379

Balance — December 31, 2008	$210,736,927

As of December 31, 2008 and 2007, intangible assets consist of the following:

	2008	2007

Trademarks — nonamortizable	$15,329,200	$15,139,200
Certificates of need — nonamortizable	5,486,000	4,900,000
Non-compete agreements — amortizable	644,442	560,842
Trademarks — amortizable	1,220,000	1,220,000
Other intangibles — amortizable	57,363	43,541
Accumulated amortization:
Noncompete agreements	(294,565)	(147,959)
Trademarks	(550,000)	(270,000)
Other intangibles	(32,511)	(22,788)

Intangible assets-net	$21,859,929	$21,422,836

The weighted-average remaining life as of December 31, 2008, of non-compete agreements is 2.6 years, trademarks is 2.7 years, and other intangibles is less than 1.0 year, with the total weighted-average remaining life of all intangible assets of 2.6 years.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense on intangible assets was $436,330 and $401,907 for the years ended December 31, 2008 and 2007, respectively. Amortization expense on intangible assets in each of the next five years is expected to be the following:

2009	$382,205
2010	330,233
2011	292,216
2012	30,685
2013	9,389

$1,044,728

5.	ACCRUED EXPENSES

As of December 31, 2008 and 2007, accrued expenses consisted of the following:

	2008	2007

Accrued accounting and legal fees	$143,042	$304,442
Accrued payroll expenses	7,279,828	6,987,565
Deferred revenue	3,088,033	3,051,950
Accrued refunds payable	3,636,231	3,744,999
Amounts due to sellers	296,757	608,403
Other accrued expenses	4,916,020	5,310,917
Accrued workers’ compensation	1,234,541	1,119,762
Accrued benefits	303,381	1,221,642
Accrued interest	189,004	560,276

Accrued expenses	$21,086,837	$22,909,956

6.	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

As of December 31, 2008 and 2007, long-term debt and capital lease obligations consist of the following:

	2008	2007

First Lien Facilities and Second Lien Facility	$144,400,000	$147,300,000
Revolving credit facility	7,000,000	7,000,000
Capital lease obligations	420,350	418,683
Other		75,000

	151,820,350	154,793,683
Less — obligations maturing within one year	5,988,963	3,213,459

Long-term debt — net of current portion	$145,831,387	$151,580,224

The weighted-average interest rate for the years ended December 31, 2008 and 2007, was 7.04% and 9.39%, respectively. The effective interest rate, after considering amortization of deferred financing fees, approximated 7.53% and 9.88% for the years ended December 31, 2008 and 2007, respectively.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

First Lien Facilities and Second Lien Facility

On January 8, 2007, the Company completed a debt refinancing in connection with the acquisition of DEI. This refinancing resulted in a syndicate of institutions providing total available financing of $154,000,000. Components of the facility include a first-priority senior secured $100,000,000 Term Loan A facility (“Term Loan A”), a first-priority senior secured $20,000,000 revolving credit facility (the “Revolver” and, collectively with Term Loan A, the “First Lien Facilities”), and a second-priority senior secured $34,000,000 Term Loan B facility (“Term Loan B” or “Second Lien Facility”).

At closing, $92,000,000 of Term Loan A and the full amount of $34,000,000 of Term Loan B were drawn, and the full Revolver was undrawn. In addition, deferred financing fees related to a previous financing of $832,428 were written off. This amount is included in interest and other financing costs in the accompanying consolidated statement of operations.

The Company borrowed the remaining $8,000,000 under Term Loan A on March 14, 2007, to finance the acquisition of ISI.

In April 2007, the Company entered into a $67,000,000 notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8,000,000 of additional principal for an additional cost of $8,000. The agreement effectively places a ceiling on interest relating to $75,000,000 of debt at a rate of 6% for a period of two years. The Company has not designated this cap as a hedging instrument, and accordingly, any unrealized gain or loss on the interest rate cap has been recorded as a component of earnings. The impact of the interest rate cap on the consolidated statement of operations for the years ended December 31, 2008 and 2007, was insignificant.

On July 25, 2007, the Company amended its First Lien Facilities and incurred an additional $16,000,000 of borrowings. These borrowings were used to finance the acquisitions of IPM, IPB, and EGP. Accordingly, the aggregate principal amount of Term Loan A was increased from $100,000,000 to $116,000,000.

Term Loan A matures in January 2012 and principal is repayable in quarterly installments of $1,450,000 each in 2009 that escalate to $2,900,000 in 2011, with the balance due at maturity. Interest on Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 1.5% to 2.5%, or the London Inter-Bank Offered Rate (LIBOR) plus the applicable margin of 2.75% to 3.75%. The applicable margin is subject to varying increments based on changes in leverage.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR plus the applicable margin of 6.50%.

The Revolver includes a facility for up to $4,000,000 of standby letters of credit. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver. The Revolver is a component of the First Lien Facilities and bears interest at the rates established in the related first lien agreements.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

Borrowings under the First Lien Facilities are secured by substantially all of the Company’s assets. Second Lien Facility borrowings are secured on a second-priority basis, subordinate only to the First Lien Facilities, by substantially all the assets of the Company.

The Company is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including minimum adjusted EBITDA, maximum total leverage and fixed charge coverage. The Company was in compliance with these covenants as of December 31, 2008.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Letters of Credit

On January 8, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $705,393 securing its performance on its workers’ compensation insurance policy. The letter of credit had a term of one year.

On January 8, 2008, the Company increased its letter of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policy by $1,075,000, to a total of $1,780,393. The letter of credit has a one-year term, with an automatic extension of one year.

On September 26, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $75,000 securing its performance under a vehicle lease agreement that was executed in the fourth quarter of 2007. The letter of credit expires on August 7, 2009.

Maturities of debt outstanding, including capital lease obligations, in each of the next five years is as follows:

2009	$5,988,963
2010	8,796,388
2011	11,677,272
2012	91,340,459
2013	34,017,268

$151,820,350

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	EARNINGS PER COMMON SHARE

Basic earnings per common share is calculated based on income or loss available to common shareholders divided the weighted-average number of common shares outstanding during the period. Diluted earnings per common share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. There were no antidilutive shares excluded from earnings per share during the years ended December 31, 2008 or 2007. The calculation of basic and diluted earnings per common share is presented below:

	Year Ended
	December 31,
	2008	2007

Basic earnings per share computation:
Numerator — income available to common shareholders	$5,722,864	$1,611,536
Denominator — weighted-average number of common shares outstanding	90,898,079	86,050,106

Basic earnings per common share	$0.06	$0.02

Diluted earnings per share computation:
Numerator — income available to common shareholders	$5,722,864	$1,611,536
Cumulative preferred stock dividends	243,903

Total income available to common shareholders — diluted basis	$5,966,767	$1,611,536

Denominator:
Weighted-average number of common shares outstanding	90,898,079	86,050,106
Weighted-average additional shares assuming exercise of stock options and conversion of preferred stock	5,959,067	790,249

Total weighted average common shares outstanding-diluted basis	96,857,146	86,840,355

Diluted earnings per common share	$0.06	$0.02

8.	EQUITY

Preferred Stock — The Company has 5,000,000 shares of preferred stock authorized for issuance at the discretion of the Board of Directors, subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation. The Board of Directors is expressly authorized to set the terms for the establishment or issuance of any series of preferred stock, the designation of such series, and the powers, preferences, and rights of such series, and the qualifications, limitations, or restrictions thereof.

During the year ended December 31, 2008, the Company raised $20,036,500 through the placement of Series A Convertible Preferred Stock.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2008, the Company has outstanding the following convertible preferred stock:

				Liquidation	Dividend
Date of Issue	Issue	Amount	Shares	Preference	Rate		Redeemable	Exchangeable

April 22, 2008	Series A	$4,000,000	4,000	$1,000	4	% (A)	At any time with the consent of over 75% of the preferred share owners	At any time into share of Common Stock
September 22, 2008	Series A	$6,000,000	6,000	$1,000	4	% (A)	At any time with the consent of over 75% of the preferred share owners	At any time into share of Common Stock
September 23, 2008	Series A	$36,000	36	$1,000	4	% (A)	At any time with the consent of over 75% of the preferred share owners	At any time into share of Common Stock
December 19, 2008	Series A	$10,000,000	10,000	$1,000	4	% (A)	At any time with the consent of over 75% of the preferred share owners	At any time into share of Common Stock

(A)	The dividend rate is 4% per year during the six-month period following the issuance date and 11% per year thereafter. The dividends, which accrue on the liquidation preference, are payable when, as and if declared by the Company’s board of directors.

The Series A Convertible Preferred Stock has preferential rights over the Common Stock with respects to rights to receive dividends and rights on liquidation, dissolution, or winding up.

According to the preferred stock agreement, the rate at which the preferred stock is convertible into common stock is the quotient of (A) the sum of the Series A Liquidation Preference (the original purchase price) plus all accrued and unpaid dividends as of the date of conversion to the extent not included in the Series A Liquidation Preference as of such date divided by (B) the Fair Market Value of the Common Stock as of the business day immediately preceding the date of conversion. Fair Market Value is defined as the amount that a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s length transaction (assuming no consideration is given for minority investment discounts or discounts related to illiquidity or restrictions in transferability).

Stock Based Compensation — In December 2004, the FASB released SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) requires all equity-based payments to employees to be recognized in the results of operations based on the grant date fair value of the award. The Company adopted SFAS No. 123(R) on September 1, 2006.

The Company’s 2006 Equity Incentive Plan (the “Plan”), which is shareholder approved, permits the grant of share options to executives and key employees. Option awards are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. The Plan allows for the settlement of the options through the issuance of common or preferred shares or the payment of cash, at the direction of the Board of Directors. No options were settled in cash during the years ended December 31, 2008 and 2007.

The fair values of the stock options granted by the Company under the Plan were determined using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumptions with respect to the selected model inputs. Because the Company’s stock was not publicly traded during the period, the historical weighted-average of the Company’s peer group within the healthcare sector was used. The peer group included two public companies that provide home infusion services and two public companies that provide home nursing services. The calculation of volatility was based on 6.25 years, which is consistent with the expected term of the awards. The grant life was based on the “simplified method” for “plain vanilla” option permitted by Topic 14 of SAB 110, Share-Based Payment (“SAB 110”). The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

The following assumptions have been used in the determination of the fair value for options granted during the year ended December 31, 2007. The weighted-average fair value of options granted during the year ended December 31, 2008, was $0.55. There were no options granted during the year ended December 31, 2008.

Year Ended
December 31,
2007

Risk-free interest rate	4.70%
Expected term	6.25
Expected volatility	44.65%
Dividend yield	—

A summary of stock option activity under the Plan as of and during the year ended December 31, 2008, is presented below:

			Weighted-
		Weighted-	Average Grant
		Average	Date Fair
	Options	Exercise Price	Value

Outstanding — December 31, 2007	8,931,000	$1.05	$0.55
Grants	—	—	—
Forfeitures	(151,000)	1.05	0.55

Outstanding — December 31, 2008	8,780,000	$1.05	$0.55

Vested and exercisable — December 31, 2008	2,893,125	$1.04	$0.55

As of December 31, 2008, there was approximately $2,519,182 of total unrecognized compensation cost related to unvested stock options granted under the Plan that the Company had not recorded. That cost is expected to be recognized through 2011. Compensation expense of $1,188,130 and $1,063,919 was recognized during the years ended December 31, 2008 and 2007, respectively, and is included in selling, distribution, and administrative expenses in the accompanying consolidated statements of operations. There have been no exercises of stock option awards since inception of the Plan. The intrinsic value of the options at December 31, 2008, was $7,879,750.

During June 2007, the Company amended the Plan to allow for immediate vesting of unvested awards upon filing of an initial public offering or upon a change in control, as defined. There has been no accounting recognition for this modification in the accompanying consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	INCOME TAXES

For the years ended December 31, 2008 and 2007, the income tax provision consisted of the following:

	2008	2007

Current:
Federal	$2,785,685	$1,193,080
State and local	2,480,679	1,314,622

	5,266,364	2,507,702

Deferred:
Federal	(219,438)	(220,841)
State and local	(68,186)	41,356

	(287,624)	(179,485)

Income tax provision	$4,978,740	$2,328,217

As of December 31, 2008 and 2007, deferred tax assets and liabilities consist of the following:

	2008	2007

Deferred tax assets:
Inventory	$154,535	$228,587
Loss carryforward	2,484,894	1,597,416
Accrued liabilities	2,776,431	2,480,412
Stock options	1,003,513
Transaction costs	1,320,224	1,523,591
Accounts receivable	4,473,045	3,884,734

Deferred tax assets before valuation allowance	12,212,642	9,714,740
Valuation allowance	(2,258,094)	(1,439,592)

Net deferred tax assets	9,954,548	8,275,148
Deferred tax liabilities:
Prepaid expense	111,748	162,602
Deferred revenue	950,400	621,893
Property and equipment	261,699	(94,451)
Intangibles	10,536,344	9,561,541
Other		744,870

Deferred tax liabilities	11,860,191	10,996,455

Net deferred tax liabilities	$1,905,643	$2,721,307

For the years ended December 31, 2008 and 2007, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	2008	2007

Federal tax at statutory rate of 34%	$3,721,472	$1,339,515
Nondeductible meals and entertainment	96,853	79,696
Other adjustments	77,017	158,058
State tax provision — net of federal benefit	1,083,398	750,948

Income tax provision	$4,978,740	$2,328,217

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. With the exception of certain state net operating losses, management believes it is more likely than not that the results of future operations will generate sufficient taxable

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income to realize the net deferred tax assets. As of December 31, 2008, the Company had state net operating loss carry-forwards for tax purposes of approximately $40.3 million that expire from 2011 through 2026. At December 31, 2008, the Company had a valuation allowance for certain state net operating loss carry-forwards where it was uncertain whether the carry-forward would be utilized. The valuation allowance increased by $0.9 million from the amount recorded at December 31, 2007.

Uncertain Tax Positions — On January 1, 2007, the Company adopted the provisions of FIN No. 48, Accounting for Uncertainty in Income Taxes. The Company recognized no charge to the opening balance of retained earnings as of January 1, 2007, as a result of the implementation of FIN No. 48. The total amount of unrecognized tax benefits as of December 31, 2008, was $474,082, none of which would impact the effective rate if recognized. Accrued interest and penalties were insignificant during the years ended December 31, 2008 and 2007.

The following table summarizes the activity related to the Company’s unrecognized tax benefits, excluding interest and penalties, for the year ended December 31, 2008:

Balance — December 31, 2007	$100,000
Additions and reductions based on tax positions related to the current year
Additions and reductions for tax positions of prior years	374,082
Settlements with taxing authorities
Expiration of the statute of limitations for the assessment of taxes

Balance — December 31, 2008	$474,082

The Company does not anticipate the balance of gross unrecognized tax benefits at December 31, 2008, to significantly change during the next twelve months.

As of December 31, 2008, the Company is subject to U.S. federal and state income tax examinations for the consolidated tax years of 2006 and 2007. In addition, many of the Company’s subsidiaries have separate filed state returns that are still subject to tax examination.

10.	LEASE COMMITMENTS

The Company leases their administrative and operating facilities, certain vehicles, medical equipment, and office equipment under various operating and capital leases. Lease terms range from one to ten years with renewal options on certain leases for additional periods. At December 31, 2008, future minimum annual payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term capital leases and non-cancelable operating leases were as follows:

	Capital	Operating
	Leases	Leases

2009	$208,335	$3,047,546
2010	107,292	2,370,910
2011	82,218	1,629,104
2012	42,283	1,299,635
2013	17,651	690,081
2014 and thereafter		17,715

Total minimum lease payments	457,779	$9,054,991

Less amounts representing interest	37,429

Present value of net minimum payments under capital leases	420,350
Less current portion	188,963

	$231,387

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended December 31, 2008 and 2007, the Company recognized rent expense and executory costs under operating leases of $3,832,618 and $3,064,765, respectively, which is included in selling, distribution, and administration expenses in the consolidated statements of operations.

11.	COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes is likely to have a material adverse effect on the results of operations, cash flows, or financial condition.

12.	SEGMENT INFORMATION

Based on types of services performed and consistent with the Company’s internal financial reporting structure and performance assessment, the Company has identified two reportable segments: Home Infusion and Home Nursing. The Home Infusion segment delivers complex intravenous pharmaceutical products and corresponding clinical support services. The Home Nursing segment provides skilled nursing and other therapy services, including occupational therapy, medical social work and home health aide services. Financial information by segment as of and for the years ended December 31, 2008 and 2007, is as follows:

As of and for the Year Ended December 31, 2008	Home Infusion	Nursing	Corporate	Consolidated

Net revenue	$164,693,020	$66,175,333	$—	$230,868,353
Operating income	25,291,328	11,396,440	(13,622,174)	23,065,594
Reconciliation to net income:
Interest and other financing costs				(12,113,501)
Other income (expense) — Net				(6,586)
Provision for income taxes				(4,978,740)

Net income				5,966,767

Total assets	$221,258,860	$74,493,959	$11,127,565	$306,880,384

Goodwill	$157,468,449	$53,268,478	$—	$210,736,927

Purchases of property and equipment	$3,533,629	$164,114	$246,150	$3,943,893

As of and for the Year Ended December 31, 2007	Home Infusion	Nursing	Corporate	Consolidated

Net revenue	$131,356,459	$62,496,708	$—	$193,853,167
Operating income	21,751,759	12,047,544	(15,148,318)	18,650,985
Reconciliation to net income:
Interest and other financing costs				(15,324,249)
Other income (expense) — Net				613,017
Provision for income taxes				(2,328,217)

Net income				1,611,536

Total assets	$199,435,620	$75,063,733	$13,770,813	$288,270,166

Goodwill	$143,348,615	$53,443,933	$—	$196,792,548

Purchases of property and equipment	$1,991,941	$662,857	$473,250	$3,128,048

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	RELATED-PARTY TRANSACTIONS

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one-year automatic renewals thereafter, unless either party provides 30-day advance notice of its intent not to renew the agreement. The annual base management fee increased from $250,000 in 2006 to $500,000 on January 8, 2007, and is payable in arrears in quarterly installments, plus reimbursement of certain expenses, including travel and legal fees pertaining to the Company. The Company incurred base management fees of $500,000 and $495,139 and reimbursed Kohlberg for certain expenses totaling $9,141 and $21,621 during the years ended December 31, 2008 and 2007, respectively.

Accounts payable to Kohlberg at December 31, 2008 and 2007, was $125,000 and $126,000, respectively.

The Kohlberg management agreement also includes a provision whereby the Company agrees to compensate Kohlberg for services rendered to the Company with respect to the consummation of acquisition transactions. During the year ended December 31, 2007, the Company paid Kohlberg $3,000,000 in connection with the DEI transaction, plus $129,367 of reimbursable expenses for a total payment of $3,129,367. These transaction fees include services rendered to the Company by Kohlberg including sourcing the transaction, due diligence investigation, transaction price, and document negotiation.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Critical Homecare Solutions Holdings, Inc.
Conshohocken, Pennsylvania

We have audited the accompanying consolidated balance sheets of Critical Homecare Solutions Holdings, Inc. (formerly KCHS Holdings, Inc) and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Critical Homecare Solutions Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period from September 1, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 28, 2008

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006

	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,679,521	$847,229
Accounts receivable — net of allowance for doubtful accounts of $5,167,950 and $601,446 in 2007 and 2006, respectively	45,474,288	9,692,246
Inventories	3,633,628	1,746,373
Deferred tax assets	5,967,608	1,770,822
Prepaids and other current assets	2,318,068	193,614

Total current assets	59,073,113	14,250,284
PROPERTY AND EQUIPMENT — Net	6,722,465	3,803,291
GOODWILL	196,792,548	35,402,999
INTANGIBLE ASSETS — Net	21,422,836	6,026,932
DEFERRED FINANCING FEES — Net	2,728,642	832,779
PREACQUISITION COSTS	—	1,084,587
OTHER ASSETS	1,530,562	111,197

TOTAL	$288,270,166	$61,512,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,603,924	$3,318,389
Accrued expenses	22,909,956	4,084,263
Current portion of long-term debt	2,975,000	781,250
Current portion of capital lease obligations	238,459	259,462

Total current liabilities	31,727,339	8,443,364
Long-term debt, net of current portion	151,400,000	24,562,500
Long-term capital lease obligations, net of current portion	180,224	418,647
Deferred tax liabilities	8,688,915	2,626,825

Total liabilities	191,996,478	36,051,336

COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value — 5,000,000 shares authorized; 0 issued and outstanding at December 31, 2007 and 2006, respectively	—	—
Common stock, $0.001 par value — 100,000,000 shares authorized; 90,898,079 and 25,350,000 issued and outstanding at December 31, 2007 and 2006, respectively	90,898	25,350
Subscription receivable	—	(175,000)
Additional paid-in capital	94,285,521	25,324,650
Retained earnings	1,897,269	285,733

Total stockholders’ equity	96,273,688	25,460,733

TOTAL	$288,270,166	$61,512,069

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2007, and for the period from September 1, 2006
(date of inception) to December 31, 2006

		Period from
		September 1,
		2006 to
		December 31,
	2007	2006

NET REVENUE	$193,853,167	$16,897,004

COSTS AND EXPENSES:
Cost of goods (excluding depreciation and amortization)	52,754,941	7,471,712
Cost of services provided	42,591,044	1,679,214
Selling, distribution, and administrative expenses	67,505,376	5,507,193
Provision for doubtful accounts	4,566,504	601,446
Depreciation and amortization	3,405,507	416,405
Write-off of stock issuance costs	4,378,810	—

Total costs and expenses	175,202,182	15,675,970

OPERATING INCOME	18,650,985	1,221,034
INTEREST AND OTHER FINANCING COSTS	(15,324,249)	(755,507)
OTHER (EXPENSE) INCOME — Net	613,017	(1,316)

INCOME BEFORE INCOME TAXES	3,939,753	464,211
PROVISION FOR INCOME TAXES	2,328,217	178,478

NET INCOME	$1,611,536	$285,733

BASIC EARNINGS PER SHARE	$0.02	$0.01

DILUTED EARNINGS PER SHARE	$0.02	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	86,050,106	25,350,000

Diluted	86,840,355	25,350,000

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the year ended December 31, 2007, and for the period from September 1, 2006
(date of inception) to December 31, 2006

				Additional
	Common Stock		Subscription	Paid-in	Retained
	Shares	Amount	Receivable	Capital	Earnings	Total

BALANCE — September 1, 2006	—	$—	$—	$—	$—	$—
Issuance of common stock	25,350,000	25,350	(175,000)	25,324,650	—	25,175,000
Net income	—	—	—	—	285,733	285,733

BALANCE — December 31, 2006	25,350,000	25,350	(175,000)	25,324,650	285,733	25,460,733
Issuance of common stock at fair value — January, 2007	57,500,000	57,500	—	57,442,500	—	57,500,000
Issuance of common stock at fair value — June, 2007	8,048,079	8,048	—	10,454,452	—	10,462,500
Stock subscription receivable	—	—	175,000	—	—	175,000
Compensation expense related to issuance of stock options	—	—	—	1,063,919	—	1,063,919
Net income	—	—	—	—	1,611,536	1,611,536

BALANCE — December 31, 2007	90,898,079	$90,898	$—	$94,285,521	$1,897,269	$96,273,688

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended December 31, 2007, and for the period from September 1, 2006
(date of inception) to December 31, 2006

		Period from
		September 1,
		2006 to
		December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,611,536	$285,733
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	4,566,504	601,446
Depreciation and amortization	3,405,507	475,215
Write-off of stock issuance costs	4,378,810	—
Write-off and amortization of deferred financing fees	1,511,334	—
Provision for deferred taxes	(179,485)	178,478
Compensation expense related to issuance of stock options	1,063,919	—
Change in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	(15,389,605)	(1,644,502)
Inventories	551,874	(349,228)
Prepaids and other current assets	(1,414,337)	144,055
Other assets	(5,718,463)	—
Accounts payable and accrued expenses	4,470,186	794,575

Net cash provided by (used in) operating activities	(1,142,220)	485,772

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions — net of cash acquired	(176,858,426)	(48,053,419)
Repayment of amounts due to sellers	(11,394,577)	—
Cash paid for preacquisition costs	(15,416)	(230,107)
Cash paid for property and equipment	(3,125,010)	(1,020,423)

Net cash used in investing activities	(191,393,429)	(49,303,949)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	67,962,500	25,175,000
Proceeds from stock subscription	175,000	—
Repayment of long-term debt and capital lease obligations	(36,862,362)	(254,594)
Proceeds from borrowings	165,500,000	25,636,491
Payment of deferred financing fees	(3,407,197)	(891,491)

Net cash provided by financing activities	193,367,941	49,665,406

NET INCREASE IN CASH AND CASH EQUIVALENTS	832,292	847,229
CASH AND CASH EQUIVALENTS — Beginning of period	847,229	—

CASH AND CASH EQUIVALENTS — End of period	$1,679,521	$847,229

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$12,789,009	$645,717

Income taxes	$3,850,581	$—

NONCASH INVESTING AND FINANCING ACTIVITIES		—
Assets purchased under capital lease	$—	$65,215

See notes to consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	OVERVIEW, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Critical Homecare Solutions Holdings, Inc. (CHS or the “Company”) provides infusion therapy and home nursing services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company also contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other healthcare services, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company commenced operations on September 1, 2006 and is primarily owned by certain investment funds managed by Kohlberg and Co, L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represent less than 1% of total outstanding shares as of December 31, 2007. The Company did not declare any dividends during the year ending December 31, 2007 or the period from September 1, 2006 (date of inception) to December 31, 2006.

On September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (SPI) and its wholly-owned subsidiary, Professional Home Care Services, Inc. (PHCS) and all of the stock of New England Home Therapies, Inc. (NEHT). In 2007, the Company acquired the stock of Deaconess Enterprises, Inc. (DEI), Infusion Solutions, Inc. (ISI), Applied Health Care, Inc. (AHC), Infusion Partners of Brunswick, Inc. (IPB), Infusion Partners of Melbourne, Inc. (IPM) and East Goshen Pharmacy, Inc. (EGP). See Note 2 for further discussion regarding the Company’s acquisitions. The financial position and operating results of the acquired operations are included in the consolidated financial statements of the Company since the respective dates of acquisition.

As of December 31, 2007, the Company had a total of 65 locations operating in 14 states.

Principles of Consolidation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments — Company has cash and cash equivalents, short-term receivables and payables, and long-term debt obligations, including capital leases. The carrying value of cash and cash equivalents, accounts receivables, and accounts payables approximate their current value. Borrowings under the CHS credit agreement and other long-term debt obligations (see Note 7) include debt with variable interest rates, totaling $154,375,000 at December 31, 2007. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s accounts receivable consists of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual customary charges for goods and services provided and then

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contractually adjusts the revenue down to the anticipated collectible amount based on interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors and patients. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statements of operations. The Company generates accounts receivable aging reports from the billing systems and utilizes these reports to monitor the condition of outstanding receivables and evaluate the performance of billing and reimbursement staff. The Company also utilizes these aging reports, combined with historic write-off statistics generated from the billing systems, to determine the provision for doubtful accounts. The Company regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed for services provided. Other than as discussed below, the Company’s concentration of credit risk relating to accounts receivable is limited due to the diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of the Company’s pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Prepaids and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Net — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Medical equipment	13 months to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Equipment, vehicles, and other assets	3 to 5 years
Building	20 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeds the fair value of the asset. The Company did not recognize any impairment losses during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006.

Goodwill and Intangible Assets — Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets (FASB 142), goodwill is not amortized and is reviewed annually at a reporting unit level for impairment utilizing a two-step process. FASB 142 requires goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. The Company records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned during the first year subsequent to an acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. In accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FASB 144), definite life purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with FASB 142, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The ISI trademark and certain of the trademarks associated with DEI have limited lives of two and five years, respectively, as determined by contractual rights to use the brand names. These trademarks are being amortized over the estimated useful lives.

Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Deferred Financing Fees — Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the deferred financing fees is recorded as interest and other financing costs in the accompanying consolidated statements of operations. In the event of debt modification, the unamortized balance of deferred financing fees is tested for debt extinguishment treatment in accordance with generally accepted accounting principles.

Revenue Recognition — The Company generates almost all of its revenue from reimbursement by government and other third-party payors for services provided to patients. The Company receives payment for services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, the Company has a payor mix of 51% and 74% from managed care organizations and non-governmental third party payors, respectively, 29% and 17% from Medicare, respectively, and 20% and 9% from Medicaid, respectively. Medicare and Medicaid represent 16% and 24% of accounts receivable at December 31, 2007, respectively. At December 31, 2006, Medicare and Medicaid represented 21% and 10% of accounts receivable, respectively.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Patient revenue is recorded in the period during which the services are provided, and is directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates. Once known, any changes to these estimates are reflected in operations.

In the Company’s home infusion segment, infusion therapy and related health care services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered. The Company’s agreements with payors occasionally specify receipt of a “per-diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes multiple components of care provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the components of care are provided.

In certain situations, revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per diem or contract basis whereby the insurance carrier pays the Company a combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

In the Company’s home nursing segment, revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of $3,051,950 and $473,806 relating to the home nursing Medicare PPS program and to certain infusion monthly equipment rentals was recorded in other accrued liabilities in the consolidated balance sheets as of December 31, 2007 and 2006, respectively.

Multiple Deliverables — Emerging Issues Task Force No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF No. 00-21”), addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be used as separate units of accounting. The Company provides a variety of

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in EITF 00-21, the Company concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

The Company’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, the Company recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per diem is provided for daily usage of supplies and equipment, revenue is recognized on a per diem basis.

Cost of Goods and Cost of Services Provided — Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefits and contract labor directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying consolidated statements of operations and totaled $5,266,281 and $648,105 during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, respectively. Such expense represents the delivery costs related to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Stock Issuance Costs — In contemplation of the stock purchase agreement more fully discussed in Note 15, the Company withdrew the filing of its initial public offering on Form S-1 with the SEC in January 2008. Accordingly, $4,378,810 in costs incurred through December 31, 2007 in relation to the initial public offering was charged to stock issuance expense in the accompanying consolidated statement of operations.

Income Taxes — The Company uses the liability method of accounting for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes.

The Company adopted the provisions of FASB Interpretation 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. Previously, the Company had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards 5, Accounting for Contingencies. As required by Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. At the adoption date, the Company applied Interpretation 48 to all tax positions for which the statute of limitations remained open. There was no impact to the financial statements upon adoption of FIN 48.

Self Insurance — The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period.

Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, goodwill and intangibles, the allowance for doubtful accounts, the valuation of stock option grants, and self-insurance reserves for workers’ compensation costs and employee medical benefits. Actual results could differ from those estimates.

New Accounting Pronouncements — In March 2008, the FASB issued Statement No. 161, Disclosure about Derivative Instruments and Hedging Activities, an amendment to FASB Statement No. 133 (FASB 161). FASB 161 amends and expands disclosure requirements of FASB statement No. 133, Accounting for Derivative Instruments and Hedging Activities, including, reason for use of derivative instruments, related accounting, and affect on consolidated financial statements. This Statement is effective for an entity’s first fiscal year that begins after November 15, 2008. Management is currently evaluating the Statement to determine what impact, if any, it will have upon adoption on January 1, 2009.

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (FASB 141(R)), which replaces FASB 141. FASB 141(R) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, FASB 141(R) will require acquisition costs to be expensed as incurred, acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies, in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. FASB 141(R) also includes a substantial number of new disclosure requirements. FASB 141(R) is effective prospectively, except for taxes, to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company anticipates that the prospective application of the provisions of FASB 141(R) could have a material impact on the fair values assigned to assets and liabilities of future acquisitions.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the Statement to determine what impact, if any, it will have upon adoption on January 1, 2008.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (FASB 157). FASB 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FASB 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February, 2008, the FASB issued staff position 157-2, Effective date of FASB statement No. 157 (FSP 157-2). FSP 157-2 delays the effective date of FASB 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 is effective upon issuance. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

2.	ACQUISITIONS

On August 3, 2007, the Company acquired all of the outstanding stock of EGP, a provider of home infusion services in Delaware and Pennsylvania. The total consideration to complete the acquisition of EGP was $6,396,404, which was financed with cash of $5,875,971 and the assumption of $520,433 of liabilities. In addition, the purchase agreement allows for additional purchase price adjustment up to $900,000 payable to the sellers within 90 days following the one year anniversary of the acquisition.

This amount is payable based on the operating results of the acquired business during the one-year period following the acquisition. The effective date of the EGP acquisition was August 1, 2007.

On July 25, 2007, the Company acquired all of the outstanding stock of IPM and IPB in separate acquisitions. IPM and IPB provide home infusion, specialty and pharmacy services in Florida and Georgia, respectively. The total consideration to complete the acquisitions was $10,933,230, financed with cash of $10,753,966 and the assumption of $179,264 of liabilities. The effective date of the IPM and IPB acquisitions was July 1, 2007.

The above acquisitions were financed through an additional $16 million borrowing under the Company’s First Lien Facilities (see Note 7).

On June 27, 2007, the Company acquired all of the outstanding shares of AHC, a provider of home infusion therapy services with operations in the state of Texas. The total consideration to complete the acquisition was $8,118,729 and was financed with cash of $7,587,934 and the assumption of $530,795 of liabilities. In addition, the Company may be required to remit to the sellers additional consideration up to $1,400,000 to the extent that the acquired business continues to treat two of its current patients with a specific therapy during the twelve-month period following the acquisition date. Should this amount be paid, it will be treated as additional goodwill. There is a quarterly settlement of this additional consideration if gross profit from the specific therapy reaches a pre-determined threshold during the first, second or third quarters following the acquisition date. As of the date of these financial statements, the sellers have earned approximately $200,000 in connection with the aforementioned therapy. The effective date of the AHC acquisition was June 1, 2007.

On March 14, 2007, the Company acquired all of the outstanding shares of ISI, a provider of infusion therapy services in New Hampshire with one operating location. The total consideration to complete the acquisition was $8,742,624, financed with cash of $8,067,266 and the assumption of $675,358 of liabilities. The effective date of the ISI acquisition was March 1, 2007.

On January 8, 2007, the Company acquired all of the outstanding shares of DEI, a provider of infusion therapy services, adult and pediatric home health care services, and private duty nursing services with forty four operating locations in nine states. The total final consideration to complete the acquisition was $170,587,924, financed with cash of $155,997,819 and the assumption of $14,590,105 of liabilities. The effective date of the DEI acquisition was January 1, 2007.

Each of these acquisitions was performed to expand our geographic footprint and increase our offerings of services. These acquisitions were recorded under the purchase method of accounting, and accordingly, the

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial position and operating results of the acquired operations are included in the consolidated financial statements of the Company subsequent to the date of their respective acquisitions.

The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocations for ISI, AHC, IPM, IPB and EGP are preliminary and are subject to adjustment, which may be material, pending a final determination of income tax allocations, contingent consideration and acquisition-related costs. The allocated fair value of assets acquired and liabilities assumed as of December 31, 2007, is summarized as follows:

	EGP	IPM & IPB	AHC	ISI	DEI

Cash	$66,631	$736,875	$860,354	$110,693	$10,103,801
Accounts receivable	494,412	555,317	748,069	1,043,206	22,118,045
Inventories	222,533	60,730	148,480	261,158	1,746,228
Deferred income taxes	—	—	271,385	251,236	3,828,053
Other assets	10,635	5,125	12,282	6,930	782,469
Property and equipment	78,029	24,696	140,122	130,373	2,427,296
Intangible assets	55,000	44,000	785,042	170,600	14,715,000
Goodwill	5,484,176	10,335,387	6,013,349	6,879,121	132,293,232

Total identifiable assets	6,411,416	11,762,130	8,979,083	8,853,317	188,014,124
Accounts payable and accrued expenses	520,433	179,264	530,795	675,358	14,465,105
Amounts due sellers	—	798,876	860,354	110,693	10,248,000
Deferred income taxes	15,012	30,024	—	—	7,178,200
Long-term debt and capital lease obligations	—	—	—	—	125,000

Purchase price	$5,875,971	$10,753,966	$7,587,934	$8,067,266	$155,997,819

Changes in the allocated fair market value from the initial allocation to the current allocation as of December 31, 2007 relate primarily to additional transaction costs, adjustments to certain liabilities and adjustments to deferred taxes.

Interest expense, net of taxes, of $469,539 has been recognized in the consolidated financial statements of the Company for the year ending December 31, 2007 relative to the imputed interest on the purchase price from the effective dates to the closing dates.

Amounts due to sellers represent the post-closing determination of cash and certain assumed liabilities relative to established targets due by the Company to the sellers. The majority of the liability relates to cash, which accrues to the benefit of the sellers as of the effective date of each transaction, per the terms of the respective purchase agreements.

As each of the above acquisitions was for stock, the goodwill arising from the transactions is generally not deductible for tax purposes.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s pro forma unaudited results of operations for its significant subsidiaries as if the acquisitions of SPI, NEHT, DEI, ISI, AHC, IPB and IPM had occurred at the beginning of 2006, are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006
	(Unaudited)	(Unaudited)
	(In thousands except per share amounts)

Revenue	$200,932	$181,675

Operating income	$20,520	$20,673

Net income	$2,418	$4,073

Basic and diluted earnings per share	$0.03	$0.05

Significant pro forma adjustments relate to the elimination of salaries and benefits of employees not retained, interest on debt utilized to purchase the acquired businesses, depreciation and amortization, the income tax effect of the pro forma adjustments, and the conversion of the acquired businesses from S Corporations to C Corporations.

As of September 1, 2006, CHS acquired 100% of the outstanding common stock of SPI and NEHT. SPI is a comprehensive infusion and specialty provider in Connecticut. NEHT is a Massachusetts-based provider of home infusion products and services. The total consideration to complete the acquisition of SPI was $34,855,490 and was financed with cash of $30,876,790 and the assumption of $3,978,700 of liabilities. The total consideration to complete the NEHT acquisition was $21,232,899 which included $18,475,546 of cash and the assumption of $2,757,353 of liabilities. The allocated fair value of assets acquired and liabilities assumed is as follows:

	SPI	NEHT

Cash	$473,492	$337,660
Accounts receivable	4,627,142	4,059,277
Inventories	646,380	750,766
Other assets	1,334,106	964,076
Property and equipment	1,291,983	1,803,236
Intangible assets	3,502,000	2,562,000
Goodwill	24,482,501	11,304,782

Total identifiable assets	36,357,604	21,781,797

Accounts payable and accrued expenses	3,775,915	2,385,390
Deferred income taxes	1,502,114	548,898
Long-term debt and capital lease obligations	202,785	371,963

Purchase price	$30,876,790	$18,475,546

In addition, the purchase agreement for NEHT includes a provision for additional purchase price, contingent upon NEHT achieving certain financial measures for the period January 1, 2007 through September 30, 2007. The Company recorded $435,000 of additional consideration related to the purchase price with an offset to goodwill during 2007.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY AND EQUIPMENT

As of December 31, 2007 and 2006, property and equipment consists of the following:

	2007	2006

Medical equipment	$4,515,596	$3,194,330
Leasehold improvements	478,957	114,642
Equipment, vehicles, and other assets	4,530,702	831,040
Building	353,750	—

Total property and equipment — gross	9,879,005	4,140,012
Less accumulated depreciation and amortization	(3,156,540)	(336,721)

Property and equipment — net	$6,722,465	$3,803,291

Included in property and equipment are equipment and vehicles that are held under capital lease arrangements as of December 31, 2007 and 2006, as follows (see also Note 11):

	2007	2006

Medical equipment	$478,520	$442,843
Equipment, vehicles, and other assets	279,308	266,363

Total property and equipment — gross	757,828	709,206
Less accumulated depreciation and amortization	(269,196)	(54,934)

Property and equipment — net	$488,632	$654,272

Depreciation expense was $3,003,600 and $377,566 during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, respectively.

4.	GOODWILL AND INTANGIBLE ASSETS

As of December 31, 2007, goodwill consists of the following:

Balance — December 31, 2006	$35,402,999
Acquisitions	161,005,265
Additional consideration paid for NEHT and SPI	384,284

Balance — December 31, 2007	$196,792,548

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007 and 2006, intangible assets consist of the following:

	2007	2006

Trademarks — nonamortizable	$15,139,200	$5,800,000
Certificates of need — nonamortizable	4,900,000	—
Noncompete agreements — amortizable	560,842	260,000
Trademarks — amortizable	1,220,000	—
Other intangibles — amortizable	43,541	5,771
Accumulated amortization:
Noncompete agreements	(147,959)	(37,740)
Trademarks	(270,000)	—
Other intangibles	(22,788)	(1,099)

Intangible assets-net	$21,422,836	$6,026,932

The weighted average remaining life as of December 31, 2007 of non-compete agreements is 3.1 years, trademarks is 3.7 years and other intangibles is 1.0 years, with the total weighted average remaining life of all intangible assets of 3.1 years.

Amortization expense on intangible assets was $401,907 and $38,839 during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, respectively. Amortization expense on intangible assets in each of the next five years is expected to approximate the following:

2008	$425,759
2009	356,881
2010	311,325
2011	274,143
2012	15,528

$1,383,636

5.	PREACQUISITION COSTS

Preacquisition costs of $1,084,587 incurred as of December 31, 2006 were transferred to goodwill during the year ended December 31, 2007 as part of the purchase price allocation upon successful closing of the related transactions.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	ACCRUED EXPENSES

As of December 31, 2007 and 2006, accrued expenses consist of the following:

	2007	2006

Accrued accounting and legal fees	$304,442	$819,885
Accrued payroll expenses	6,987,565	1,146,181
Deferred revenue	3,051,950	473,806
Accrued refunds payable	3,744,999	248,118
Amounts due to sellers	608,403	268,167
Other accrued expenses	5,310,917	1,108,260
Accrued workers’ compensation	1,119,762	—
Accrued benefits	1,221,642	1,266
Accrued interest	560,276	18,580

Accrued expenses	$22,909,956	$4,084,263

7.	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consist of the following:

	2007	2006

First Lien Facilities and Second Lien Facility	$147,300,000	$—
Credit agreement	—	24,843,750
Revolving credit facility	7,000,000	500,000
Capital lease obligations	418,683	678,109
Other	75,000	—

	154,793,683	26,021,859
Less — obligations maturing within one year	3,213,459	1,040,712

Long-term debt — net of current portion	$151,580,224	$24,981,147

In connection with the acquisition of DEI, the Company completed a debt refinancing on January 8, 2007, resulting in a syndicate of institutions providing total available financing of $154,000,000. Components of the facility include a first-priority senior secured $100,000,000 Term Loan A facility (“Term Loan A”), a first-priority senior secured $20,000,000 revolving credit facility (the “Revolver”) (Term Loan A together with Revolver are “First Lien Facilities”), and a second-priority senior secured $34,000,000 Term Loan B facility (“Term Loan B” or “Second Lien Facility”). The Revolver includes a facility for up to $4,000,000 of standby letters of credit. On July 25, 2007, the Company amended its First Lien Credit Facility and incurred an additional $16,000,000 of borrowings. These borrowings were used to finance the acquisitions of Option Care of Brunswick, Inc., Option Care of Melbourne, Inc., and East Goshen Pharmacy, Inc. Accordingly, the aggregate principal amount of Term Loan A was increased from $100,000,000 to $116,000,000.

In connection with the two refinancings, the Company incurred deferred financing fees of $3,410,803. These costs are amortized over the life of the First Lien Facility and Second Lien Facility. Amortization of deferred financing fees included in interest expense was $682,161 during the year ended December 31, 2007. Amortization of deferred financing fees related to the previous credit facility totaled $58,712 for the period from September 1, 2006 (the date of inception) to December 31, 2006.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Term Loan A matures in January 2012 and principal is repayable in quarterly installments beginning at $625,000 in 2007 and escalating to $2,900,000 in 2011, with the balance due at maturity. Interest on Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 2%, or the LIBOR rate plus the applicable margin of 3.25%. The applicable margin is subject to varying increments based on changes in leverage.

The Revolver matures in January 2012. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR rate plus the applicable margin of 6.50%. The applicable margin is subject to varying increments based upon changes in leverage.

The weighted-average interest rate during the twelve months ended December 31, 2007 was 9.39%. The effective interest rate, after considering amortization of deferred financing fees, approximated 9.88% during the year ended December 31, 2007.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

Borrowings under First Lien Facilities are secured by substantially all of the Company’s assets. Second Lien Facility borrowings are secured on a second-priority basis (subordinate only to the First Lien Facilities) by substantially all the assets of the Company.

The Company is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including minimum adjusted EBITDA, maximum total leverage and fixed charge coverage. The Company was in compliance with these covenants as of December 31, 2007.

At closing, $92,000,000 of Term Loan A and the full amount of $34,000,000 of Term Loan B were drawn. The Company borrowed the remaining $8,000,000 under Term Loan A on March 14, 2007 to finance the acquisition of ISI. At closing, the full Revolver was undrawn. As of December 31, 2007, the Company had $7,000,000 of borrowings outstanding under the Revolver. On July 25, 2007, the Company amended its First Lien Credit Facility and incurred an additional $16,000,000 of borrowings. These borrowings were used to finance the acquisitions of Option Care of Brunswick, Inc., Option Care of Melbourne, Inc., and East Goshen Pharmacy, Inc.

On January 8, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $705,393 securing its performance on its workers’ compensation insurance policy. The letter of credit has a term of one year. On September 26, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $75,000 securing its performance under a vehicle lease agreement that was executed in the fourth quarter of 2007. The letter of credit expires on August 7, 2008.

Prior to securing the First Lien Facilities and the Second Lien Facility, the Company borrowed under the terms of a credit agreement and revolving credit facility that provided total financing of $32,500,000. Upon refinancing of the credit agreement in January 2007, remaining deferred financing fees approximating $832,428 were written off. This amount is included in interest and other financing costs in the accompanying consolidated statement of operations.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maturities of debt outstanding, including capital lease obligations, in each of the next five years is as follows:

2008	$3,213,459
2009	5,943,519
2010	8,733,905
2011	11,602,800
2012	91,300,000
2013 and thereafter	34,000,000

In April 2007, the Company entered into a $67,000,000 notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8,000,000 of additional principal for an additional cost of $8,000. The agreement effectively places a ceiling on interest at a rate of 6% for a period of two years. The Company has not designated this cap as a hedging instrument, and accordingly any unrealized gain or loss on the interest rate cap has been recorded as a component of earnings. The impact of the interest rate cap on the consolidated statement of operations for the year ended December 31, 2007 was insignificant.

8.	EARNINGS PER SHARE

Basic earnings per share is calculated based on net income or loss divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. There were no antidilutive shares excluded from earnings per share during the year ended December 31, 2007 or the period from September 1, 2006 (the date of inception) to December 31, 2006. The calculation of basic and diluted earnings per share is presented below:

		Period from
	Year Ended	September 1, 2006
	December 31,	to December 31,
	2007	2006

Basic earnings per share computation:
Numerator —
Net income applicable to common shares	$1,611,536	$285,733
Denominator —
Weighted-average number of common shares outstanding	86,050,106	25,350,000

Basic earnings per common share	$0.02	$0.01
Diluted earnings per share computation:
Numerator —
Net income applicable to common shares	$1,611,536	$285,733
Denominator:
Weighted-average number of common shares outstanding	86,050,106	25,350,000
Weighted-average additional shares assuming conversion of stock options	790,249	—

Total weighted average common shares outstanding-diluted basis	86,840,355	25,350,000

Diluted earnings per common share	$0.02	$0.01

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	EQUITY

Preferred Stock — The Company has 5,000,000 shares of preferred stock authorized for issuance at the discretion of the Board of Directors, subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation. The Board of Directors is expressly authorized to set the terms for the establishment or issuance of any series of preferred stock, the designation of such series, and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof.

Stock Based Compensation — In December 2004, the FASB released Statement No. 123(R), Share-Based Payment (“FASB 123(R)”). FASB No. 123(R) is a revision of FASB No. 123, Accounting for Stock-Based Compensation, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB Statement No. 123(R) requires all equity-based payments to employees to be recognized in the results of operations based on the grant date fair value of the award. The Company adopted FASB No. 123(R) on September 1, 2006.

The Company’s 2006 Equity Incentive Plan (the “Plan”), which is shareholder approved, permits the grant of share options to executives and key employees. Option awards are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. The Plan allows for the settlement of the options through the issuance of common or preferred shares or the payment of cash, at the direction of the Board of Directors.

The fair values of the stock options granted by the Company under the Plan were determined using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to the selected model inputs. Because the Company’s stock was not publicly traded during the period, the historical weighted average of the Company’s peer group within the healthcare sector was used. The peer group included two public companies that provide home infusion services and two public companies that provide home nursing services. The calculation of volatility was based on 6.25 years, which is consistent with the expected term of the awards. The grant life was based on the “simplified method” for “plain vanilla” option as outlined in Topic 14 of SAB 107, Share-Based Payment. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

The following assumptions have been used in the determination of the fair value for options issued during the year ended December 31, 2007:

Year Ended
December 31,
2007

Risk — free interest rate	4.70%
Expected term	6.25
Expected volatility	44.65%
Dividend yield	—
Weighted-average fair value	0.55%

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of stock option activity under the Plan as of and during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006 is presented below:

		Weighted —	Weighted —
		Average	Average Grant
		Exercise	Date Fair
	Shares	Price	Value

Outstanding at September 1, 2006	—	$—	$—
Grants	2,792,500	1.00	0.53
Forfeitures	—	—	—
Outstanding at December 31, 2006	2,792,500	1.00	0.53
Grants	6,163,500	1.08	0.57
Forfeitures	(25,000)	1.00	0.52
Outstanding at December 31, 2007	8,931,000	1.05	0.55
Vested and exercisable at December 31, 2007	6,989,125	1.00	0.53

As of December 31, 2007, there was approximately $3,765,116 of total unrecognized compensation cost related to unvested stock options granted under the Plan that the Company had not recorded. That cost is expected to be recognized through 2011. Compensation expense of $1,063,919 was recognized during the year ended December 31, 2007 and is included in selling, distribution and administrative expenses in the accompanying consolidated statement of operations. There have been no exercises of stock option awards since inception of the Plan. The intrinsic value of the options at December 31, 2007 and 2006 was $2,210,250 and $0, respectively.

During June 2007, the Company amended the Plan to allow for immediate vesting of unvested awards upon filing of an initial public offering or upon a change in control, as defined. There has been no accounting recognition for this modification in the accompanying consolidated financial statements.

10.	INCOME TAXES

For the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, respectively, the income tax provision consisted of the following:

		Period from
		September 1,
	Year Ended	2006 to
	December 31,	December 31,
	2007	2006

Current:
Federal	$1,193,080	—
State and local	1,314,622	—

	2,507,702	—

Deferred:
Federal	(220,841)	163,864
State and local	41,356	14,614

	(179,485)	178,478

Income tax provision	$2,328,217	$178,478

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007 and 2006, deferred tax assets and liabilities consist of the following:

	2007	2006

Deferred tax assets — net — current:
Allowance for doubtful accounts	$3,885,073	$1,070,199
Accrued liabilities	2,480,668	413,178
Loss carryforward	157,824	109,394
Deferred revenue	—	175,460
Other	65,990	2,591

Subtotal	6,589,555	1,770,822

Deferred revenue	(621,947)	—

Total current deferred tax assets — net	$5,967,608	$1,770,822

Deferred tax liabilities — net — noncurrent:
Intangibles	$8,038,652	$2,627,125
Other	650,263	(300)

Total noncurrent deferred tax liabilities — net	$8,688,915	$2,626,825

For the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

		Period from
		September 1,
	Year Ended	2006 to
	December 31,	December 31,
	2007	2006

Income tax benefit computed at U.S. federal statutory rate	$1,339,515	$157,831
State income taxes, net of federal income tax benefit	750,948	14,614
Effective state rate differences	158,058	—
Nondeductible expenses	79,696	6,033

Income tax provision	$2,328,217	$178,478

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. The operating loss carryforwards as of December 31, 2007, for federal and state tax purposes are $296,000 and $2,300,000, respectively. The federal net operating loss expires in 2026, and the state net operating loss expires in 2011.

Uncertain Tax Positions — On January 1, 2007 the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). As a result of the implementation of FIN 48, the Company recognized a $0 charge to the opening balance of retained earnings as of January 1, 2007. The total amount of unrecognized tax benefits, excluding the impact of interest and penalties, as of December 31, 2007 was $100,000 of which $0 would impact the effective rate if recognized. In accordance with its accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. During 2007, no accrued interest and penalties were reported in the income statement. The balance of accrued interest and penalties at December 31, 2007 was $0.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the activity related to the Company’s unrecognized tax benefits, excluding interest and penalties for 2007:

Unrecognized

Balance as of January 1, 2007	$—
Additions and reductions based on tax positions related to the current year	100,000
Additions and reductions for tax positions of prior years	—
Settlements with taxing authorities	—
Expiration of the statute of limitations for the assessment of taxes	—

Balance as of December 31, 2007	$100,000

The Company does not anticipate the balance of gross unrecognized tax benefits at December 31, 2007 to significantly change during the next twelve months.

As of December 31, 2007, the Company is subject to U.S. Federal and state income tax examinations for the consolidated tax year of 2006. In addition, many of the Company’s subsidiaries have separate filed state returns that are still subject to tax examination.

11.	LEASE COMMITMENTS

The Company leases their administrative and operating facilities, certain vehicles, medical equipment, and office equipment under various operating and capital leases. Lease terms range from one to seven years with renewal options on certain leases for additional periods. Future minimum payments under capital leases and non-cancelable operating leases in each of the next five years are as follows:

	Capital	Operating
	Leases	Leases

2008	$264,566	$1,643,623
2009	152,505	1,262,933
2010	35,393	921,191
2011	11,579	748,526
2012	—	458,889
2013 and thereafter	—	322,230

Total minimum lease payments	464,043	$5,357,392

Less amounts representing interest	45,360

Present value of net minimum payments under capital leases	418,683
Less current portion	238,459

	$180,224

For the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006, the Company recognized rent expense under operating leases of $3,064,765 and $234,561, respectively.

12.	COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on the experience of the subsidiaries prior to their acquisition by the Company.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is not aware of any litigation either pending or filed that it believes is likely to have a material adverse effect on the results of operations, cash flows or financial condition.

13.	SEGMENT INFORMATION

Based on types of services performed and consistent with the Company’s internal financial reporting structure and performance assessment, the Company has identified two reportable segments: home infusion and home nursing. The Home Infusion segment delivers complex intravenous pharmaceutical products and corresponding clinical support services. The Home Nursing segment, which was acquired on January 1, 2007 in connection with the DEI acquisition, provides skilled nursing and other therapy services, including occupational therapy, medical social work and home health aide services. Prior to this acquisition, the Company operated in only one reportable segment for the period from September 1, 2006 (the date of inception) to December 31, 2006. Financial information by segment as of and for the year ended December 31, 2007 is as follows:

	Home	Home
	Infusion	Nursing	Corporate	Consolidated

Revenues	$131,356,459	$62,496,708	$—	$193,853,167
Income from Operations	21,751,759	12,047,544	(15,148,318)	18,650,985
Reconciliation to net income:
Other income				(613,017)
Interest and other financing costs				15,324,249
Income tax provision				2,328,217

Net Income				$1,611,536

Total assets	$199,435,620	$75,063,733	$13,770,813	$288,270,166

Goodwill	$143,348,615	$53,443,933	$—	$196,792,548

Purchases of property and equipment	$1,991,941	$659,819	$473,250	$3,125,010

14.	RELATED PARTY TRANSACTIONS

During 2006, the Company entered into three secured promissory notes with certain of its executives for a combined $175,000, the proceeds with which were used to purchase common stock and were recorded by the Company as a subscription receivable, which is a reduction of equity. The notes included interest at a rate of 5%, compounding and payable annually with a six year maturity. During August 2007, the promissory notes were repaid by the executives to the Company.

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one-year automatic renewals thereafter, unless either party provides 30-day advance notice of its intent not to renew the agreement. The annual base management fee increased from $250,000 in fiscal 2006 to $500,000 on January 8, 2007 and is payable in arrears in quarterly installments, plus reimbursement of certain expenses, including travel and legal fees pertaining to the Company. The Company incurred base management fees of $495,139 and $70,652 and reimbursed Kohlberg for certain expenses totaling $21,621 and $0 during the year ended December 31, 2007 and the period from September 1, 2006 (the date of inception) to December 31, 2006.

Accounts payable to Kohlberg at December 31, 2007 and 2006 is $126,000 and $62,500, respectively.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Kohlberg management agreement also includes a provision whereby the Company agrees to compensate Kohlberg for services rendered to the Company with respect to the consummation of acquisition transactions. During the year ended December 31, 2007, the Company paid Kohlberg $3,000,000 in connection with the DEI transaction, plus $129,367 of reimbursable expenses for a total payment of $3,129,367. This transaction fee is included in the cost of the DEI acquisition. The Company paid Kohlberg $1,000,000 in 2006 related to transactions fees plus $211,219 of reimbursable expenses for a total payment of $1,211,219. These transaction fees include services rendered to the Company by Kohlberg including sourcing the transaction, due diligence investigation, transaction price and document negotiation.

15.	SUBSEQUENT EVENTS

On January 8, 2008, the Company increased its letter of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policy by $1,075,000, to a total of $1,780,393.

On February 6, 2008, the Company entered into a definitive stock purchase agreement with MBF Healthcare Acquisition Corp. (“MBH”), a publicly traded special purpose acquisition company and withdrew the filing of its initial public offering on Form S-1 with the SEC. Pursuant to the terms of the transaction, MBH will acquire all of the outstanding common stock of the Company for $420 million in cash, subject to customary adjustments as set forth in the stock purchase agreement. Commensurate with the transaction, the Company’s parent and certain senior members of the Company’s management team will purchase $35 million of MBH common stock. The closing of the transaction is subject to certain conditions including MBH stockholder approval and less than 30% of MBH shareholders shall have exercised their rights to convert their shares into a pro rata share amount of the related trust fund in accordance with MBH’s certificate of incorporation. Assuming requisite shareholder approval and all other conditions are met, the Company anticipates the transaction will be consummated in the second or third quarter of 2008. In connection with the proposed transaction, the Company’s management agreement with Kohlberg will be terminated, and all outstanding borrowings under the Company’s bank credit facilities will be satisfied by the selling shareholders.

In September 2007, the Company entered into a letter of intent with the sole shareholder of an infusion provider with two locations in Vermont to acquire all of its outstanding shares. The Company completed its preliminary due diligence in March 2008 and has concluded that the acquisition is probable. The proposed acquisition is $4,200,000, with $3,500,000 payable at closing, $500,000 payable to an escrow account and $200,000 in assumed accounts payable and accrued liabilities. The acquisition is anticipated to close in April 2008, with an effective date of April 1, 2008.

******

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share amounts)

	September 30, 2009	December 31, 2008

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,857	$264
Accounts receivable — net of allowance for doubtful accounts of $6,435 and $9,675 on September 30, 2009 and December 31, 2008, respectively	42,592	52,071
Inventories	3,935	4,580
Deferred tax assets	3,662	4,973
Prepaids and other current assets	2,571	1,332

Total current assets	59,617	63,220
PROPERTY AND EQUIPMENT — Net	7,254	7,282
GOODWILL	220,350	210,737
INTANGIBLE ASSETS — Net	21,605	21,860
DEFERRED FINANCING FEES — Net	1,605	2,088
OTHER ASSETS	1,820	1,693

TOTAL ASSETS	$312,251	$306,880

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,905	$3,629
Accrued expenses	18,544	21,087
Current portion of long-term debt	7,945	5,800
Current portion of capital lease obligations	145	189

Total current liabilities	29,539	30,705
Long-term debt, net of current portion	133,958	145,600
Long-term capital lease obligations, net of current portion	250	231
Deferred tax liabilities	7,339	6,879

Total liabilities	171,086	183,415
COMMITMENTS AND CONTINGENCIES (Note 11)
Preferred stock, $0.001 par value — 5,000,000 shares authorized; 25,036 and 20,036 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively(with a liquidation preference of $26,571 and $20,280 as of September 30, 2009 and December 31, 2008, respectively)	25,036	20,036
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value — 125,000,000 shares authorized; 90,898,079 issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	91	91
Additional paid-in capital	96,524	95,474
Retained earnings	19,514	7,864

Total stockholders’ equity	116,129	103,429

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$312,251	$306,880

See accompanying notes to condensed consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except share amounts)

	Nine Months Ended
	September 30,
	2009	2008

NET REVENUE	$187,457	$166,746
COSTS AND EXPENSES:
Cost of goods (excluding depreciation and amortization)	59,597	47,198
Cost of services provided	31,534	32,228
Selling, distribution and administrative expenses	64,274	59,878
Provision for doubtful accounts	4,685	3,767
Depreciation and amortization	2,986	2,577
Write-off of stock issuance costs	—	84

Total costs and expenses	163,076	145,732

OPERATING INCOME	24,381	21,014
INTEREST AND OTHER FINANCING COSTS	(5,493)	(9,231)
OTHER INCOME (EXPENSE) — NET	1	(26)

INCOME BEFORE INCOME TAXES	18,889	11,757
PROVISION FOR INCOME TAXES	7,239	5,574

NET INCOME	11,650	6,183
CUMULATIVE PREFERRED STOCK DIVIDENDS	(1,291)	(76)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$10,359	$6,107

BASIC EARNINGS PER COMMON SHARE	$0.11	$0.07

DILUTED EARNINGS PER COMMON SHARE	$0.10	$0.06

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	90,898	90,898

Diluted	104,424	95,941

See accompanying notes to condensed consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited and in thousands, except share amounts)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

BALANCE — December 31, 2008	90,898	$91	$95,474	$7,864	$103,429
Compensation expense related to issuance of stock options	—	—	1,050	—	1,050
Net income	—	—	—	11,650	11,650

BALANCE — September 30, 2009	90,898	$91	$96,524	$19,514	$116,129

See accompanying notes to condensed consolidated financial statements.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands, except share amounts)

	Nine Months Ended
	September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,650	$6,183
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for doubtful accounts	4,685	3,767
Depreciation and amortization	2,986	2,577
Write-off of stock issuance costs	—	84
Amortization of deferred financing fees	581	574
Provision for deferred taxes	865	—
Loss (gain) on fixed asset dispositions	219	76
Compensation expense related to issuance of stock options	1,050	906
Change in operating assets and liabilities — net of effects of acquisitions:
Accounts receivable	5,890	(4,375)
Inventories	869	(363)
Prepaids and other current assets	(1,172)	361
Other assets	(143)	(254)
Accounts payable and accrued expenses	(5,177)	(3,970)

Net cash provided by operating activities	22,303	5,566

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for business acquisitions, net of cash acquired	(6,196)	(11,559)
Repayment of amounts due to sellers	(124)	(1,128)
Cash paid for pre acquisition costs	—	(338)
Cash paid for property and equipment	(2,410)	(2,495)
Proceeds from disposition of fixed assets	50	285

Net cash used in investing activities	(8,680)	(15,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	—	5,750
Repayment of long-term debt and capital lease obligations	(11,929)	(6,198)
Payment of deferred financing fees	(101)	(111)
Proceeds from issuance of preferred stock	5,000	10,036

Net cash (used in) provided by financing activities	(7,030)	9,477

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,593	(192)
CASH AND CASH EQUIVALENTS — Beginning of period	264	1,679

CASH AND CASH EQUIVALENTS — End of period	$6,857	$1,487

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$5,112	$9,544
Income taxes	$4,177	$3,412
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Note payable issued to acquire business	$2,250	$—
Capital lease obligations incurred to acquire property and equipment	$156	$115

See accompanying notes to condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	OVERVIEW, BASIS OF PRESENTATION, AND SIGNIFICANT ACCOUNTING POLICIES

Critical Homecare Solutions Holdings, Inc. and subsidiaries (“CHS” or the “Company”) provides infusion therapy and home nursing services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information, and providing pharmacy consulting services. The Company also contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other healthcare services, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company commenced operations on September 1, 2006 and is primarily owned by certain investment funds managed by Kohlberg and Co, L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represents less than one percent of the total outstanding shares as of September 30, 2009. The Company did not declare any dividends during the nine months ended September 30, 2009 and 2008.

In connection with its formation, on September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (“SPI”) and its wholly owned subsidiary, Professional Home Care Services, Inc. (“PHCS”), and all of the stock of New England Home Therapies, Inc. (“NEHT”). In 2007, the Company acquired the stock of Deaconess Enterprises, Inc. (“DEI”), Infusion Solutions, Inc. (“ISI”), Applied Health Care, Ltd. (“AHC”), Option Care of Brunswick, Inc. (“Infusion Partners of Brunswick” or “IPB”), Option Care of Melbourne, Inc. (“Infusion Partners of Melbourne” or “IPM”) and East Goshen Pharmacy, Inc. (“EGP”). In 2008, the Company acquired the stock of Wilcox Medical, Inc. (“WC”), Scott-Wilson, Inc. (“Infusion Partners of Lexington” or “IPL”) and National Health Infusion, Inc. (“NHI”). In 2009, the Company acquired the stock of Option Health, Ltd. (“OH”). See Note 2 for further discussion regarding the Company’s acquisitions. The financial position and operating results of the acquired operations are included in the accompanying condensed consolidated financial statements of the Company since the respective dates of acquisition.

As of September 30, 2009, the Company operated 69 locations servicing 22 states.

During the fiscal year 2008, the Company was engaged in a proposed transaction related to the sale of all of its outstanding common and preferred shares. The Company entered into a definitive stock purchase agreement on February 6, 2008 with MBF Healthcare Acquisition Corp. (“MBH”), a publicly traded special purpose acquisition company and withdrew the filing of its initial public offering on Form S-1 with the SEC. Pursuant to the terms of the original agreement and subsequent amendments, MBH was to acquire all of the outstanding common stock of the Company. The stock purchase agreement for MBH’s proposed acquisition of the Company was mutually terminated as of October 31, 2008 by MBH and Kohlberg, in its capacity as the representative of the stockholders of the Company. Transaction-related expenses are included in selling, distribution and administrative expenses in the accompanying condensed consolidated statements of operations and totaled $2.1 million for the nine months ended September 30, 2008.

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries. Certain information and footnote disclosure normally included in financial statements have been condensed or omitted, as permitted by Rule 10-01 of the Security and Exchange Commission’s Regulation S-X, “Interim Financial Statements”. It is suggested that these condensed consolidated unaudited financial statements be read in conjunction with financial statements and notes thereto included in the Company’s annual financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Subsequent events have been evaluated through February 5, 2010, the date these interim financial statements were issued.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments — The Company has cash and cash equivalents, short-term receivables and payables, and long-term debt obligations, including capital leases. The carrying value of cash and cash equivalents, accounts receivables, and accounts payables approximate their fair value. Borrowings under the Company’s secured credit facilities and other long-term debt obligations (see Note 6) include debt with variable interest rates, totaling $141.9 million and $151.4 million at September 30, 2009 and December 31, 2008, respectively. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s accounts receivable consists of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then adjusts the revenue down to the anticipated collectible amount. The adjustment is based on interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors and patients. Increases to this reserve are reflected as a provision for doubtful accounts in the accompanying condensed consolidated statements of operations. The Company generates accounts receivable aging reports from its billing systems and utilizes these reports to monitor the condition of outstanding receivables and evaluate the performance of billing and reimbursement staff. The Company also utilizes these aging reports, combined with historic write-off statistics generated from the billing systems, to determine the allowance for doubtful accounts. The Company regularly performs an analysis of the collectability of accounts receivable and considers factors such as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed for services provided. Other than as discussed below, the Company’s concentration of credit risk relating to accounts receivable is limited due to the diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are returned to either the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of the Company’s pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Prepaids and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Net — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal of an asset, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the lesser of fair value or the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Medical equipment	13 months to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Equipment, vehicles, and other assets	3 to 5 years
Building	20 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses during the nine months ended September 30, 2009 and 2008.

Goodwill and Intangible Assets — Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with the Intangibles — Goodwill and Other Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification, goodwill is not amortized and is reviewed annually at a reporting unit level for impairment utilizing a two-step process. Generally accepted accounting principles require goodwill to be tested for impairment annually and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the nine months ended September 30, 2009 and 2008.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. The Company records intangible assets at their estimated fair value at the date of acquisition and amortizes the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned during the first year subsequent to an acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. Definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. Intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the nine months ended September 30, 2009 and 2008.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The ISI trademark and certain of the trademarks associated with DEI have limited lives of two and five years, respectively. These trademarks are being amortized over the estimated useful lives. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Deferred Financing Fees — Net — Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the deferred financing fees is recorded as interest and other financing costs in the accompanying condensed consolidated statements of operations. In the event of debt modification, the unamortized balance of deferred financing fees is tested for debt extinguishment treatment in accordance with GAAP.

Revenue Recognition — The Company generates almost all of its revenue from reimbursement by government and other third-party payors for services provided to patients. The Company receives payment for services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the nine months ended September 30, 2009 and 2008, the Company had a payor mix of 49% and 51% from managed care organizations and other third party payors, respectively, 28% and 26% from Medicare, respectively, and 23% and 23% from Medicaid, respectively. At September 30, 2009, Medicare and Medicaid represented 21% and 21% of accounts receivable, respectively. At December 31, 2008, Medicare and Medicaid represented 23% and 22% of accounts receivable, respectively.

Patient revenue is recorded in the period during which the services are provided, and is directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates. Once known, any changes to these estimates are reflected in the results of operations.

In the Company’s home infusion segment, infusion therapy and related health care services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered. The Company’s agreements with payors occasionally specify receipt of a “per-diem” payment for infusion therapy services that are provided to patients. This “per-diem” payment includes multiple components of care provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per-diem” revenue is recognized over the course of the period the components of care are provided.

In certain situations, revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per-diem or contract basis whereby the insurance carrier pays the Company a combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per-diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenue and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

In the Company’s home nursing segment, revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during

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this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of $3.2 million and $3.1 million relating to the home nursing Medicare Prospective Payment System (PPS) program and to certain infusion monthly equipment rentals was recorded in accrued expenses in the condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008, respectively.

Multiple Deliverables  — The Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification addresses situations in which multiple products and/or services are delivered at different times under one arrangement with a customer and provides guidance in determining whether multiple deliverables should be viewed as separate units of accounting. The Company provides a variety of therapies to patients, the majority of which have multiple deliverables, such as the delivery of drugs and supplies and the provision of related nursing services to train and monitor patient administration of the drugs. After applying the criteria from the final model in the Multiple-Element Arrangements Subtopic of the FASB Accounting Standards Codification, the Company concluded that separate units of accounting do exist in its revenue arrangements with multiple deliverables.

The Company’s revenue recognition policy is designed to recognize revenue when each deliverable is provided to the patient. For example, revenue from drug sales is recognized upon confirmation of the delivery of the products, and revenue from nursing services is recognized upon receipt of nursing notes confirming the service has been provided. In instances in which the amount allocable to the delivered item is contingent upon delivery of additional items, the Company recognizes revenue after all the deliverables in the arrangement have been provided. In instances that a per-diem is provided for daily usage of supplies and equipment, revenue is recognized on a pro rata basis.

Cost of Goods and Cost of Services Provided — Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefits and contract labor directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying condensed consolidated statements of operations and totaled $5.1 million and $4.8 million for the nine months ended September 30, 2009 and 2008, respectively. Such expense represents the delivery costs related to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Income Taxes — The Company uses the liability method of accounting for income taxes in accordance with the Income Taxes Topic of the FASB Accounting Standards Codification. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. Current income taxes are based on the year’s taxable income for federal and state income tax reporting purposes.

As required by the Income Taxes Topic of the FASB Accounting Standards Codification, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax

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authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Self Insurance — The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Use of Estimates — The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the accompanying condensed consolidated financial statements.

Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, goodwill and intangibles, the allowance for doubtful accounts, the valuation of stock option grants, and self-insurance reserves for workers’ compensation costs and employee medical benefits. Actual results could differ from those estimates.

New Accounting Pronouncements — In October 2009, the FASB issued guidance under Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”), which updates ASC 605-25, Multiple Elements Arrangements (“ASC 605-25”). ASU 2009-13 provides new guidance on how to determine if an arrangement involving multiple deliverables contains more than one unit of accounting, and if so allows companies to allocate arrangement considerations in a manner more consistent with the economics of the transaction. ASU 2009-13 is effective for the Company, prospectively, for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010; early application is permitted. The Company is currently evaluating the impact of adopting ASU 2009-13 on its financial position, results of operations or cash flows.

In June 2009, the FASB issued guidance under ASC 105, Generally Accepted Accounting Principles (“ASC 105”), which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of ASC 105, the Company has updated references to GAAP in its financial statements issued for the nine months ended September 30, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued guidance under ASC 855, Subsequent Events (“ASC 855”). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance is effective for interim and annual fiscal periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 effective June 30, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued guidance under ASC 825-10, Financial Instruments (“ASC 825-10”). This guidance requires disclosures about fair value of financial instruments for interim reporting periods that were previously only required in annual financial statements. This guidance is effective for interim periods ending after June 15, 2009. The Company adopted the provisions of ASC 825-10 effective June 30, 2009 . The adoption of this statement did not have a material effect on the Company’s financial position, results of operation or cash flows.

In April 2008, the FASB issued guidance under ASC 350-30, Intangible Goodwill and Other (“ASC 350-30”). ASC 350-30 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under the Intangibles — Goodwill and Other Topic of the FASB Accounting Standards Codification. The intent of ASC 350-30 is to

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improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805, Business Combinations (“ASC 805”) and other applicable accounting literature. The Company adopted the provisions of ASC 350-30 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued guidance under ASC 815-10, Disclosures about Derivative Instruments and Hedging Activities (“ASC 815-10”). ASC 815-10 amends and expands derivatives and hedging disclosure requirements, including, reasons for the use of derivative instruments, related accounting, and affect on the condensed consolidated financial statements. The Company adopted the provisions of ASC 815-10 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued guidance under ASC 805, Business Combinations. ASC 805 changes the accounting for business combinations by requiring an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. In addition, ASC 805 requires acquisition costs to be expensed as incurred, in-process research and development to be recorded at fair value as an indefinite-lived intangible asset at the acquisition date, restructuring costs associated with a business combination to be generally expensed subsequent to the acquisition date and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally to affect income tax expense. ASC 805 also includes a substantial number of new disclosure requirements. The Company adopted the provisions of ASC 805 effective January 1, 2009. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

2.	ACQUISITIONS

On June 10, 2009, the Company acquired all of the outstanding stock of OH, a provider of home infusion and nursing services with one location in the state of Illinois. The total consideration to complete the acquisition was $9.4 million, which was financed with cash of $6.3 million, a note payable of $2.3 million and the assumption of $872,000 of liabilities. As of September 30, 2009, $30,000 is due to the sellers to settle the post-closing determination of certain assets and liabilities relative to established targets. The effective date of the OH acquisition was June 1, 2009. The purchase agreement allows for an additional earnout payment to the former owner that may range between $0 and $1 million based on the operating results of the acquired business during the one-year period beginning 60 days following the acquisition. The transition consulting agreement allows for additional bonus payments to the former owner that may range between $0 and $85,000 based on the operating results of the acquired business during the one-year period following the acquisition. On June 1, 2009, the Company recorded a payable to the former owner of OH and increased goodwill by $900,000 and $75,000 to account for the fair market value of the earnout payment liability and the bonus payment liability, respectively.

On December 22, 2008, the Company acquired all of the outstanding stock of NHI, a provider of home infusion services with one location in the state of Florida. The total consideration to complete the acquisition was $4.5 million, which was financed with cash of $4.2 million and the assumption of $264,000 of liabilities. The effective date of the NHI acquisition was December 1, 2008.

On September 23, 2008, the Company acquired all of the outstanding stock of IPL, a provider of home infusion and nursing services with one location in the state of Kentucky. The total consideration to complete the acquisition was $6.8 million , which was financed with cash of $6.5 million and the assumption of $292,000 of liabilities. The effective date of the IPL acquisition was September 1, 2008.

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On April 23, 2008, the Company acquired all of the outstanding stock of WC, a provider of home infusion with two locations in the state of Vermont. The total consideration to complete the acquisition was $4.6 million , which was financed with cash of $3.8 million and the assumption of $784,000 of liabilities. The effective date of the WC acquisition was April 1, 2008.

Each of these acquisitions was performed to expand the Company’s geographic footprint and increase the Company’s offerings of services. These acquisitions were recorded under the purchase method of accounting, and accordingly, the financial position and operating results of the acquired operations are included in the condensed consolidated financial statements of the Company subsequent to the date of their respective acquisitions.

The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocations for OH and NHI are preliminary and are subject to adjustment, which may be material, pending a final determination of working capital and income tax allocations. In accordance with business combinations accounting, measurement period adjustments related to OH will be retrospective in nature. The allocated fair value of assets acquired and liabilities assumed as of September 30, 2009 is summarized in the table below (in thousands).

Amounts due to sellers for cash represents the Company’s liability for the seller’s cash, which is due to the sellers as of the effective date of each transaction, per the terms of the respective purchase agreements.

	OH	NHI	IPL	WC

Cash	$78	$60	$—	$76
Accounts receivable	1,262	143	1,144	507
Inventories	224	21	155	181
Deferred income taxes	—	68	118	165
Other assets	66	2	—	7
Property and equipment	353	6	93	62
Intangible assets	51	214	629	27
Goodwill	8,718	4,155	5,185	3,603

Total identifiable assets	10,752	4,669	7,324	4,628
Accounts payable and
Accrued expenses	872	264	292	783
Contingent purchase price obligations	975	—	—	—
Note payable	2,250	—	—	—
Deferred income taxes	256	103	547	—
Total identifiable net assets	6,399	4,302	6,485	3,845
Amounts due to sellers for cash	78	60	—	76

Cash purchase price	$6,321	$4,242	$6,485	$3,769

Changes in the allocated fair market value from the initial allocation to the current allocation as of September 30, 2009 relate primarily to adjustments to certain liabilities and adjustments to deferred taxes.

Interest expense, net of taxes, of $10,000 and $50,000 has been recognized in the condensed consolidated financial statements of the Company for the nine months ended September 30, 2009 and 2008, respectively, relative to the imputed interest on the purchase price from the effective dates to the closing dates.

Each of the above acquisitions is included in the Company’s Home Infusion segment; therefore, all of the goodwill recorded in the acquisitions has been allocated to that segment. The goodwill recognized is

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

attributable primarily to expected synergies and the assembled workforce. As each of the above acquisitions was for stock, the goodwill arising from the transactions is generally not deductible for tax purposes.

3.	PROPERTY AND EQUIPMENT — NET

As of September 30, 2009 and December 31, 2008, property and equipment consisted of the following (in thousands):

	September 30, 2009	December 31, 2008

Medical equipment	$9,050	$7,652
Leasehold improvements	1,354	971
Equipment, vehicles, and other assets	5,482	4,925

Total property and equipment — gross	15,886	13,548
Less accumulated depreciation and amortization	(8,632)	(6,266)

Property and equipment — net	$7,254	$7,282

In June 2008, the Company sold its building in Tennessee for $228,000. The building was a part of the Home Nursing segment. The net pretax loss from the sale was $101,000 and is included in selling, distribution and administrative expenses in the condensed consolidated statements of operations.

Included in property and equipment are equipment and vehicles that are held under capital lease arrangements as of September 30, 2009 and December 31, 2008, as follows (in thousands):

	September 30, 2009	December 31, 2008

Medical equipment	$369	$369
Equipment, vehicles, and other assets	712	556

Total property and equipment — gross	1,081	925
Less accumulated depreciation and amortization	(542)	(394)

Property and equipment — net	$539	$531

Depreciation expense was $2.7 million and $2.3 million for the nine months ended September 30, 2009 and 2008, respectively.

4.	GOODWILL AND INTANGIBLE ASSETS

As of September 30, 2009, goodwill consists of the following (in thousands):

Balance — December 31, 2008	$210,737
Goodwill acquired	8,718
Measurement period adjustments relating to 2008 acquisitions	895

Balance — September 30, 2009	$220,350

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NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of September 30, 2009 and December 31, 2008, intangible assets consist of the following (in thousands):

	September 30, 2009	December 31, 2008

Trademarks — nonamortizable	$15,329	$15,329
Certificates of need — nonamortizable	5,486	5,486
Non-compete agreements — amortizable	690	645
Trademarks — amortizable	1,220	1,220
Other intangibles — amortizable	65	57
Accumulated amortization:
Noncompete agreements	(415)	(295)
Trademarks	(725)	(550)
Other intangibles	(45)	(32)

Intangible assets-net	$21,605	$21,860

The weighted average remaining life as of September 30, 2009 of non-compete agreements is 2.0 years, trademarks is 2.0 years and other intangibles is less than 1.0 year, with the total weighted average remaining life of all intangible assets of 2.0 years.

Amortization expense on intangible assets was $308,000 and $326,000 for the nine months ended September 30, 2009 and 2008, respectively. Amortization expense on intangible assets for the remainder of 2009 and in each of the next five years is expected to be the following (in thousands):

2009 (three months)	$94
2010	336
2011	301
2012	39
2013	17
2014 and thereafter	3

$790

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5.	ACCRUED EXPENSES

As of September 30, 2009 and December 31, 2008, accrued expenses consisted of the following (in thousands):

	September 30, 2009	December 31, 2008

Accrued accounting and legal fees	$—	$143
Accrued payroll expenses	5,474	7,280
Deferred revenue	3,206	3,088
Accrued refunds payable	3,409	3,636
Amounts due to sellers	30	297
Accrued seller earnout	920	—
Other accrued expenses	3,574	4,916
Accrued workers’ compensation	1,181	1,235
Accrued benefits	714	303
Accrued interest	36	189

Accrued expenses	$18,544	$21,087

6.	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consist of the following (in thousands):

	September 30, 2009	December 31, 2008

First Lien Facilities and Second Lien Facility	$139,653	$144,400
Revolving credit facility	—	7,000
Note payable	2,250	—
Capital lease obligations	395	420

	142,298	151,820
Less — obligations maturing within one year	8,090	5,989

Long-term debt — net of current portion	$134,208	$145,831

The weighted-average interest rate for the nine months ended September 30, 2009 and 2008 was 4.33% and 7.14%, respectively. The effective interest rate, after considering amortization of deferred financing fees, approximated 4.85% and 7.62% for the nine months ended September 30, 2009 and 2008, respectively.

First Lien Facilities and Second Lien Facility

Components of the facility include a first-priority senior secured $116.0 million Term Loan A facility (“Term Loan A”), a first-priority senior secured $20.0 million revolving credit facility (the “Revolver” and, collectively with Term Loan A, the “First Lien Facilities”), and a second-priority senior secured $34.0 million Term Loan B facility (“Term Loan B” or “Second Lien Facility”).

Term Loan A matures in January 2012 and principal is repayable in quarterly installments of $1.4 million each in 2009 that escalate to $2.9 million in 2011, with the balance due at maturity. Interest on Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 1.5% to 2.5%, or the LIBOR rate plus the applicable margin of 2.75% to 3.75%. The applicable margin is subject to varying increments based on changes in leverage.

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Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR rate plus the applicable margin of 6.50%.

The Revolver includes a facility for up to $4.0 million of standby letters of credit. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver. The Revolver is a component of the First Lien Facilities and bears interest at the rates established in the related first lien agreements.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

Borrowings under the First Lien Facilities are secured by substantially all of the Company’s assets. Second Lien Facility borrowings are secured on a second-priority basis, subordinate only to the First Lien Facilities, by substantially all the assets of the Company.

The Company is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including minimum adjusted EBITDA, maximum total leverage and fixed charge coverage. The Company was in compliance with these covenants as of September 30, 2009.

In April 2007, the Company entered into a $67.0 million notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8.0 million of additional principal for an additional cost of $8,000. The agreement effectively placed a ceiling on interest relating to $75.0 million of debt at a rate of 6% for a period of two years. The Company did not designate this cap as a hedging instrument, and accordingly, any unrealized gain or loss on the interest rate cap has been recorded as a component of earnings. The impact of the interest rate cap on the condensed consolidated statement of operations for the nine months ended September 30, 2009 and 2008 was insignificant. The notional interest rate cap terminated in April 2009.

Note Payable

In June 2009, the Company issued a $2.25 million 8% note due on December 31, 2010. Interest is payable quarterly in arrears. The note is subordinated in right of payment to all existing senior indebtedness. The note was used as partial consideration for the purchase of Option Health, Ltd.

Letters of Credit

On January 8, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $705,000 securing its performance on its workers’ compensation insurance policy. The letter of credit had a term of one year.

On January 8, 2008, the Company increased its letter of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policy by $1.1 million, to a total of $1.8 million. The letter of credit has a one-year term, with an automatic extension of one year.

On January 8, 2009, the Company increased its letter of credit against the First Lien Facilities securing its performance on its worker’s compensation insurance policy by $480,000, to a total of $2.3 million. The letter of credit has a one-year term, with an automatic extension of one year.

On September 26, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $75,000 securing its performance under a vehicle lease agreement that was executed in the fourth quarter of 2007. The letter of credit expires on August 7, 2010.

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Future Maturities of Debt Outstanding

Maturities of debt outstanding, including capital lease obligations, in each of the next five years is as follows (in thousands):

2009 (3 months)	$1,486
2010	11,057
2011	11,673
2012	84,062
2013	34,020
2014 and thereafter	—

$142,298

7.	EARNINGS PER COMMON SHARE

Basic earnings per common share is calculated based on income or loss available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. There were no antidilutive shares excluded from earnings per share during the nine months ended September 30, 2009 and 2008.

There were no common shares issued upon the exercise of options during the nine months ended September 30, 2009.

The calculation of basic and diluted earnings per common share is presented below (in thousands, except per share amounts):

	Nine Months Ended
	September 30,
	2009	2008

Basic earnings per share computation:
Numerator — net income	$11,650	$6,183
Cumulative preferred stock dividends	(1,291)	(76)

Income available to common shareholders	$10,359	$6,107

Denominator — weighted-average number of common shares outstanding	90,898	90,898

Basic earnings per common share	$0.11	$0.07

Diluted earnings per share computation:
Numerator — net income	$11,650	$6,183
Cumulative preferred stock dividends	(1,291)	(76)

Income available to common shareholders	$10,359	$6,107

Denominator:
Weighted-average number of common shares outstanding	90,898	90,898
Weighted-average additional shares assuming exercise of stock options and conversion of preferred stock	13,526	5,043

Total weighted average common shares outstanding – diluted basis	104,424	95,941

Diluted earnings per common share	$0.10	$0.06

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8.	EQUITY

Preferred Stock — The Company has 5,000,000 shares of preferred stock authorized for issuance at the discretion of the Board of Directors, subject to limitations prescribed by Delaware law and the Company’s certificate of incorporation. The Board of Directors is expressly authorized to set the terms for the establishment or issuance of any series of preferred stock, the designation of such series, and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof.

During the nine months ended September 30, 2009, the Company raised $5.0 million through the placement of Series A Convertible Preferred Stock.

As of September 30, 2009, the Company has outstanding the following convertible preferred stock:

Date of				Liquidation	Dividend
Issue	Issue	Amount	Shares	Preference	Rate		Redeemable	Exchangeable

4/22/08	Series A	$4,000,000	4,000	$1,000	11	%(A)	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
9/22/08	Series A	$6,000,000	6,000	$1,000	11	%(A)	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
9/23/08	Series A	$36,500	36	$1,000	11	%(A)	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
12/19/08	Series A	$10,000,000	10,000	$1,000	11	%(A)	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock
6/9/09	Series A	$5,000,000	5,000	$1,000	4	%(A)	At any time with the consent of over 75% of the preferred shareowners	At any time into shares of Common Stock

The dividend rate is 4% per year during the six-month period following the issuance date and eleven percent per year thereafter. The dividends, which accrue on the liquidation preference, are payable when, as and if declared by the Company’s board of directors.

The Series A Convertible Preferred Stock has preferential rights over the Common Stock with respects to rights to receive dividends and rights on liquidation, dissolution, or winding up.

According to the preferred stock agreement, the rate at which the preferred stock is convertible into common stock is the quotient of (A) the sum of the Series A Liquidation Preference (the original purchase price) plus all accrued and unpaid dividends as of the date of conversion to the extent not included in the Series A Liquidation Preference as of such date divided by (B) the Fair Market Value of the Common Stock as of the business day immediately preceding the date of conversion. Fair Market Value is defined as the amount that a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s length transaction (assuming no consideration is given for minority investment discounts or discounts related to illiquidity or restrictions in transferability).

Stock Based Compensation — The Company’s 2006 Equity Incentive Plan (the “Plan”), which is shareholder approved, authorizes the grant of share options of up to 13 million common shares to executives and key employees. Option awards are granted with an exercise price equal to the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. The Plan allows for the settlement of the options through the issuance of common or preferred shares or the payment of cash, at the direction of the Board of Directors. No options were settled in cash during the nine months ended September 30, 2009 and 2008.

The fair values of the stock options granted by the Company under the Plan were determined using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to the selected model inputs. Because the Company’s stock was not publicly traded during the period, the historical weighted average volatility of the Company’s peer group within the healthcare sector was used. The peer group included two public companies that provide home infusion services and two public companies that provide home nursing services. The calculation of volatility was based on 6.25 years,

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

which is consistent with the expected term of the awards. The grant life was based on the “simplified method” for “plain vanilla” option permitted the Compensation — Stock Compensation Topic of the FASB Accounting Standards Codification. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

The following assumptions have been used in the determination of the fair value for options granted during the nine months ended September 30, 2009. There were no options granted during the nine months ended September 30, 2008.

Risk-free interest rate	1.99%
Expected term	6.25
Expected volatility	44.65%
Dividend yield	—

A summary of stock option activity under the Plan as of and during the nine months ended September 30, 2009 is presented below:

			Weighted
		Weighted	Average
		Average	Grant
		Exercise	Date Fair
	Options	Price	Value

Outstanding — December 31, 2008	8,780,000	$1.05	$0.55
Grants	2,653,750	1.95	0.90
Forfeitures	(462,750)	1.23	0.51

Outstanding — September 30, 2009	10,971,000	$1.26	$0.63

Vested and exercisable — September 30, 2009	4,188,125	$1.05	$0.55

Exercise prices for options outstanding as of September 30, 2009 range from $1.00 to $1.95. The weighted average remaining contractual life of the options outstanding and exercisable at September 30, 2009 was 7.9 and 7.4 years, respectively.

As of September 30, 2009, there was approximately $3.3 million of total unrecognized compensation cost related to unvested stock options granted under the Plan that the Company had not recorded. That cost is expected to be recognized over a weighted average period of 2.2 years. Compensation expense of $1.0 million and $900,000 was recognized during the nine months ended September 30, 2009 and 2008, respectively, and is included in selling, distribution and administrative expenses in the accompanying consolidated statements of operations. There have been no exercises of stock option awards since inception of the Plan. As of September 30, 2009, the aggregate intrinsic value of the options outstanding was $7.5 million and the aggregate intrinsic value of the options exercisable was $3.8 million.

9.	INCOME TAXES

For the nine months ended September 30, 2009 and 2008 respectively, the income tax provision consisted of the following (in thousands):

	Nine Months Ended
	September 30,
	2009	2008

Federal	$6,384	$4,129
State and local	855	1,445

Total income tax provision	$7,239	$5,574

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

For the nine months ended September 30, 2009 and 2008, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following (in thousands):

	Nine Months Ended
	September 30,
	2009	2008

Income tax expense computed at U.S. federal statutory rate	$6,611	$4,115
State income taxes (net of federal income tax benefit) and nondeductible expenses	628	1,459

Total income tax provision	$7,239	$5,574

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. As of September 30, 2009, the Company had state net operating loss carry forwards for tax purposes of approximately $38.5 million that expire from 2014 through 2028. At September 30, 2009, the Company had a valuation allowance for certain state net operating loss carry forwards where it was uncertain whether the carry forward would be utilized.

The total amount of unrecognized tax benefits as of September 30, 2009, was $474,000, none of which would impact the effective rate if recognized. Accrued interest and penalties were insignificant during the nine months ended September 30, 2009 and 2008. The Company does not anticipate the balance of gross unrecognized tax benefits at September 30, 2009 to significantly change during the next twelve months.

As of September 30, 2009, the Company’s 2007 consolidated federal tax return is under examination. The Company is not aware of any significant proposed audit adjustments. The Company is also subject to U.S. federal income tax examinations for the consolidated tax years 2006 and 2008, and state income tax examinations for the consolidated tax years 2006 through 2008. In addition, many of the Company’s subsidiaries have filed separate state tax returns that are still subject to examination.

10.	LEASE COMMITMENTS

The Company leases their administrative and operating facilities, certain vehicles, medical equipment, and office equipment under various operating and capital leases. Lease terms range from one to ten years with renewal options on certain leases for additional periods. At September 30, 2009, future minimum annual

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

payments, excluding executory costs such as property taxes, insurance and maintenance, under long-term capital leases and non-cancelable operating leases were as follows (in thousands):

	Capital	Operating
	Leases	Leases

2009 (3 months)	$44	$864
2010	150	3,001
2011	125	2,112
2012	84	1,474
2013	21	744
2014 and thereafter	—	18

Total minimum lease payments	424	$8,213

Less amounts representing interest	29

Present value of net minimum payments under capital leases	395
Less current portion	145

	$250

For the nine months ended September 30, 2009 and 2008, the Company recognized rent expense and executory costs under operating leases of $3.0 million and $2.7 million, respectively, which is included in selling, distribution, and administration expenses in the condensed consolidated statements of operations.

11.	COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes is likely to have a material adverse effect on the results of operations, cash flows or financial condition.

12.	SEGMENT INFORMATION

Based on types of services performed and consistent with the Company’s internal financial reporting structure and performance assessment, the Company has identified two reportable segments: Home Infusion and Home Nursing. The Home Infusion segment delivers complex intravenous pharmaceutical products and corresponding clinical support services. The Home Nursing segment provides skilled nursing and other therapy services, including occupational therapy, medical social work and home health aide services. Financial

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

information by segment as of and for the nine months ended September 30, 2009 and 2008 is as follows (in thousands):

	Home
	Infusion	Nursing	Corporate	Consolidated

As of and for the Nine Months ended September 30, 2009
Net Revenue	$138,497	$48,960	$—	$187,457
Operating Income	23,708	7,422	(6,749)	24,381
Reconciliation to Net Income:
Interest and other financing costs				(5,493)
Other income (expense) — net				1
Provision for income taxes				(7,239)

Net Income				$11,650

Total Assets	$224,900	$72,219	$15,132	$312,251

Goodwill	$167,082	$53,268	$—	$220,350

Purchases of Property and Equipment	$2,457	$73	$36	$2,566

	Home
	Infusion	Nursing	Corporate	Consolidated

As of December 31, 2008 and for the Nine Months ended September 30, 2008
Net Revenue	$117,165	$49,581	$—	$166,746
Operating Income	20,670	9,016	(8,672)	21,014
Reconciliation to Net Income:
Interest and other financing costs				(9,231)
Other income (expense) — net				(26)
Provision for income taxes				(5,574)

Net Income				$6,183

Total Assets	$221,259	$74,494	$11,127	$306,880

Goodwill	$157,468	$53,269	$—	$210,737

Purchases of Property and Equipment	$3,534	$164	$246	$3,944

13.	RELATED PARTY TRANSACTIONS

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one-year automatic renewals thereafter, unless either party provides 30-day advance notice of its intent not to renew the agreement. The annual base management fee increased from $250,000 in 2006 to $500,000 on January 8, 2007, and is payable in arrears in quarterly installments, plus reimbursement of certain expenses, including travel and legal fees pertaining to the Company. The Company incurred base management fees of $375,000 and $375,000 and reimbursed Kohlberg for certain expenses totaling $7,000 and $5,000 during the nine months ended September 30, 2009 and 2008, respectively.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Accounts payable to Kohlberg at September 30, 2009 and December 31, 2008 was $126,000 and $125,000, respectively.

14.	SUBSEQUENT EVENTS

On January 24, 2010, the Company entered into an agreement and plan of merger with BioScrip, Inc. (“BioScrip”), a publicly traded company. Pursuant to the terms of the transaction, BioScrip will acquire all of the outstanding common stock of the Company for approximately $343 million, subject to certain adjustments as set forth in the stock purchase agreement. The closing of the transaction is subject to certain conditions including BioScrip shareholder approval. Assuming requisite shareholder approval and all other conditions are met, the Company anticipates the transaction will be consummated in the first half of 2010. In connection with the proposed transaction, the Company’s management agreement with Kohlberg will terminate, and all outstanding borrowings under the Company’s bank credit facilities will be satisfied at closing.

* * * * * *

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Critical Homecare Solutions Holdings, Inc.
Conshohocken, Pennsylvania

We have audited the accompanying consolidated balance sheet of Specialty Pharma, Inc. and subsidiary (the “Company”) as of August 31, 2006, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the period from January 1, 2006 to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Specialty Pharma, Inc. and subsidiary as of August 31, 2006, and the results of their operations and their cash flows for the period from January 1, 2006 to August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 5, 2007

SPECIALTY PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET
As of August 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$473,491
Accounts receivable, net of allowance for doubtful accounts of $2,044,448	4,721,553
Inventories	646,380
Deferred income taxes	1,379,467
Prepaid expenses and other current assets	72,394

Total current assets	7,293,285
Property and equipment — net	1,470,973
Intangible assets — net	202,083
Goodwill	2,739,680
Other assets	25,006

Total assets	$11,731,027

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,762,525
Accrued expenses	1,624,528
Current portion of capital lease obligations	290,021
Current portion of long-term debt	1,662,886

Total current liabilities	5,339,960
Long-term liabilities:
Deferred income taxes	214,496
Capital lease obligations, net of current portion	240,018
Long-term debt, net of current portion	1,078,096

Total long-term liabilities	1,532,610

Commitments and contingencies (Note 12)
Series A cumulative convertible preferred stock, $.0001 par value, 245,000 shares authorized, issued and outstanding with a liquidation preference of $6,314,257	6,314,257
Shareholders’ deficit:
Common stock, $.0001 par value, 755,000 shares authorized; 68,236 issued and outstanding at August 31, 2006	7
Accumulated deficit	(1,455,807)

Total shareholders’ deficit	(1,455,800)

Total liabilities and shareholders’ deficit	$11,731,027

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS
For the period from January 1, 2006 to August 31, 2006

Net revenue	$19,741,008
Cost and expenses:
Cost of goods (excluding depreciation and amortization)	10,792,878
Cost of services	1,625,679
Selling, distribution, and administrative	5,982,129
Provision for doubtful accounts	723,105
Depreciation and amortization	1,572,923

Total costs and expenses	20,696,714

Operating loss	(955,706)
Interest and other financing costs — net	(260,813)
Other income — net	4,000

Loss before income taxes	(1,212,519)
Income tax benefit	432,431

Net loss	(780,088)

Undistributed cumulative preferred stock dividends	(352,077)

Net loss attributable to common shareholders	$(1,132,165)

Weighted average number of common shares outstanding:
Basic and diluted	68,236

Net loss per common share
Basic and diluted	$(16.59)

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIT
For the period from January 1, 2006 to August 31, 2006

				Total
	Common Stock		Accumulated	Shareholders’
	Shares	Par Value	Deficit	Deficit

Balance at January 1, 2006	68,236	$7	$(323,642)	$(323,635)
Net loss	—	—	(780,088)	(780,088)
Undistributed cumulative preferred stock dividends	—	—	(352,077)	(352,077)

Balance at August 31, 2006	68,236	$7	$(1,455,807)	$(1,455,800)

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY PHARMA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from January 1, 2006 to August 31, 2006

Cash flows from operating activities
Net loss	$(780,088)
Adjustments to reconcile net loss to cash flows provided by operating activities:
Provision for doubtful accounts	723,105
Depreciation and amortization	1,572,923
Deferred taxes, net	(432,431)
Amortization of debt issuance costs	2,526
Changes in assets and liabilities
Decrease in accounts receivable	941,635
Decrease in inventories	180,295
Increase in prepaids and other	75,025
Decrease in accounts payable and accrued expenses	(441,613)

Net cash provided by operating activities	1,841,377

Cash flows from investing activities
Cash paid for property and equipment	(597,137)

Net cash used in investing activities	(597,137)

Cash flows from financing activities
Principal payments on debt and capital lease obligations	(910,663)

Net cash used in financing activities	(910,663)

Increase in cash and cash equivalents	333,577
Cash and cash equivalents — January 1, 2006	139,914

Cash and cash equivalents — August 31, 2006	$473,491

Cash paid during the period for:
Interest	$258,528

Income taxes	$500,215

Non-cash activities
Undistributed cumulative preferred stock dividends	$352,077

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of business

Specialty Pharma, Inc., through its wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”) (together, the “Company”), provides infusion therapy and related healthcare services, and specialty pharmacy services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Many of its locations provide other ancillary healthcare services as well, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company began operations in November 2002. Certain members of the Company’s management own shares of the Company, the total of which represent 21% of total outstanding shares as of August 31, 2006.

As of August 31, 2006, the Company had a total of three locations operating in the state of Connecticut.

2.	Summary of significant accounting policies

Principles of Consolidation — The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments — The Company has cash and cash equivalents, short-term trade receivables and payables, and long-term debt obligations, including capital leases. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate their current fair value. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statement of operations. The Company regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory at any balance sheet date.

Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

During 2006, the Company evaluated the useful lives of its asset categories comprising property and equipment. In light of changes in certain payor reimbursement policies, as well as how these and other assets are utilized, the useful lives for certain asset categories were changed effective January 1, 2006 to better reflect the periods over which the benefits of such assets were consumed by the Company. Specifically, the useful lives of certain rental medical equipment were changed from 60 months to 13 months. As a result of the change in estimated useful lives, the Company recorded an additional $614,558 of depreciation expense for the period from January 1, 2006 to August 31, 2006.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exceeds the fair value of the asset. No asset impairment charges have been recognized as of August 31, 2006, and for the period from January 1, 2006 to August 31, 2006.

Goodwill and Intangible Assets — In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets deemed to have indefinite lives are not subject to amortization. Goodwill represents the difference between the purchase price of acquired businesses and the fair value of the net assets acquired. Goodwill is not amortized, rather it is reviewed for impairment at a reporting unit level on at least an annual basis.

Intangible assets include non-compete agreements and other intangible assets. Noncompete agreements arise from acquisitions and are being amortized on a straight-line basis over 3 years. The value assigned to intangible assets at the time of acquisition is based on an evaluation of the estimated future benefit to be realized from that asset. The other intangible assets consisted of a payor contact with Anthem for $250,000 which is being amortized over 10 years.

In accordance with SFAS No. 142, the Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is reviewed annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. The Company compares expected future discounted cash flows to be generated by the asset or related reporting unit to its carrying value. If the carrying value exceeds the sum of the future cash flows, the Company would perform an additional fair value measurement calculation to determine the impairment loss, which would be charged to operations in the period identified.

Income Taxes — The Company accounts for income taxes under the liability method in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates. Deferred taxes result primarily from temporary differences arising from the variance between the book and tax basis of certain assets.

Revenue Recognition and Contractual Allowances — The Company performs infusion therapy, respiratory therapy, and related healthcare services and specialty pharmacy services. Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services — Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

The amount of infusion therapy, respiratory therapy, and related healthcare services revenue that is recorded is estimated based on the Company’s interpretation of the terms of the applicable managed care contract or other arrangement with the payor. These services comprised 75% of total revenue during the period from January 1, 2006 to August 31, 2006.

Specialty Pharmacy Services — Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physician, patients, and pharmacies by our Company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon predetermined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer. Revenue related to specialty pharmacy services represented 25% of net revenue during the period from January 1, 2006 to August 31, 2006.

Revenue and Accounts Receivable Concentrations — During the period from January 1, 2006 to August 31, 2006, revenue received under arrangements with Medicare and Medicaid accounted for approximately 19% of the Company’s revenue, while Anthem Blue Cross accounted for 48%. No other payor accounted for more than 10% of the Company’s revenue. The Company had $1,672,514 and $2,031,282 of accounts receivable outstanding related to Medicare/Medicaid and Blue Cross/Blue Shield, respectively, as of August 31, 2006.

For the eight months ended August 31, 2006, the company’s net revenues related to the sale of Synagis, a specialty pharmaceutical used in the prevention of respiratory syncytial virus, totaled $3,930,000 or 20% of the total net revenues.

Cost of Revenues — Cost of revenues consists of two components — cost of goods and costs of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statement of operations and total $783,535 during the period from January 1, 2006 to August 31, 2006. Such expenses represent the costs incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Earnings (loss) per share — Basic per share information is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of convertible potential common stock on the net loss available to common shareholders and the weighted average number of shares outstanding. The Company excluded 42,712 stock option shares and 245,000 shares of preferred stock from its computation of diluted

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

earnings per share due to the antidilutive effect of these securities on basic earnings per share. The calculation of basic and diluted earnings per share is presented below:

Period Ended
August 31, 2006

Net loss	$(780,088)
Undeclared cumulative preferred stock dividends	(352,077)

Net loss applicable to common shares	$(1,132,165)

Weighted average number of common shares outstanding	68,236

Basic and diluted loss per common share	$(16.59)

Stock Options — The Company adopted SFAS No. 123R, “Share-Based Payment” prospectively, on January 1, 2006 which permitted the Company to continue to use the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by the fair value method or measuring compensation expense using the intrinsic value approach under Accounting Principles Board (“APB”) Opinion No. 25. The Company used the intrinsic value approach. Accordingly, no compensation expense was recognized since the exercise price of the award was equal to the estimated fair value at the grant date. For disclosure purposes, the Company elected to follow the minimum value method and has therefore excluded volatility in estimating the value of the options.

The estimated fair values of stock options granted during the year ended December 31, 2003 were derived using a Black-Scholes model. The assumptions used in the Black-Scholes model were based on the date when the stock options were granted. The risk-free rate was based on the US Treasury zero coupon issues with a remaining term which approximates the estimated life assumed at the date of grant. The expected life until exercise was based on management’s estimate as the award vests over a four year period and has a ten year life. The following table includes the assumptions used in estimating fair values and the resulting weighted average fair value of a stock option granted in the periods presented:

2003 Stock
Assumption	Grant

Risk-free interest rate	3.16%
Dividend yield	0%
Expected years until exercise	6.25

There were no stock option awards granted during the period from January 1, 2006 through August 31, 2006.

The weighted average fair value of stock options calculated using the Black-Scholes pricing model for options granted during 2003 was $3.58. At August 31, 2005 29,365 of these options were exercisable.

In September of 2006 the Company cancelled all 42,712 options associated with its 2003 award.

Segment Information — In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements.

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant items subject to such estimates and assumptions include useful lives of property and equipment, goodwill and intangibles, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Recently Issued and Adopted Accounting Pronouncements — In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s consolidated financial statements as a result of adopting FIN No. 48.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of SFAS 157 will have on the Company’s consolidated financial statements upon adoption.

3.	Property and equipment

A summary of property and equipment and related accumulated depreciation and amortization at August 31, 2006, is as follows:

Medical equipment	$2,318,432
Leasehold improvements	163,915
Equipment, vehicles, and other	423,266

Total property and equipment	2,905,613
Less accumulated depreciation and amortization	(1,434,640)

Property and equipment — net	$1,470,973

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation and amortization expense was $1,375,200 for the period from January 1, 2006 to August 31, 2006. Included in property and equipment are equipment and vehicles with a net book value of $515,017 that are held under capital lease arrangements as follows:

		Accumulated	Net Book
	Cost	Amortization	Value

Medical equipment	$860,086	$388,078	$472,008
Equipment, vehicles, and other assets	427,106	384,097	43,009

	$1,287,192	$772,175	$515,017

Depreciation and amortization of property and equipment in the accompanying statement of operations includes $150,023 of depreciation of capital lease assets.

4.	Intangible assets

As of August 31, 2006, intangible assets consist of the following:

Noncompete agreements	$900,000
Purchased contracts	250,000

Total intangible assets	1,150,000
Accumulated amortization	947,917

Intangible assets — net	$202,083

The weighted average remaining life of intangible assets as of August 31, 2006, is 3.3 years. Amortization expense for the period from January 1, 2006 through August 31, 2006 amounted to $197,723. Amortization expense on intangible assets in each of the next five years is expected to approximate the following:

Four months ending December 31,
2006	33,333
Twelve months ending December 31,
2007	25,000
2008	25,000
2009	25,000
2010	25,000
2011	25,000

5.	Accrued expenses

At August 31, 2006, accrued expenses were comprised of the following:

Accrued accounting and legal fees	$204,937
Accrued payroll expenses	633,575
Deferred revenue	251,906
Accrued refunds payable	126,129
Uninvoiced inventory and other accrued expenses	407,981

Accrued expenses — net	$1,624,528

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Long-term debt

At August 31, 2006, long-term debt consisted of the following:

Term loan facility	$325,000
Revolving credit facility	1,321,410
Note payable to Omni-Professional Home Services, Inc.	1,000,000
Other note payable	94,572

2,740,982
Less — obligations maturing within one year	1,662,886

Long-term debt — net of current portion	$1,078,096

The revolving credit facility, which bears interest at the London InterBank Offer Rate (5.4% at August 31, 2006) plus 4.5%, is provided to the Company under a 2003 agreement, which expires September 2007. The terms of the agreement allow the Company to borrow up to $3,000,000 for operations. The line is collateralized by substantially all of the assets of the Company. At August 31, 2006, available borrowings were $1,678,590.

The term loan facility bears interest at the London InterBank Offer Rate (5.4% at August 31, 2006) plus 6.5%. Interest and principal payments are due in equal monthly installments of $25,000. The note is secured by substantially all of the assets of the Company.

The Company has a note payable to the former shareholders of the Company, Omni Professional Home Care, Inc. The note bears interest at a rate of 6% which is payable in quarterly installments. The principal balance is payable on September 28, 2007. The note is subordinate to term loan facility and the revolving credit facility.

The Company is required under its term loan facility and revolving credit facility to maintain certain financial ratio covenants, including minimum levels of debt service and debt to earnings ratios. The Company was not in compliance with these covenants as of August 31, 2006. As a result, the borrowings under the term loan facility and the revolving credit facility have been classified within the current portion of long-term debt in the accompanying consolidated balance sheet.

As described further in Note 13, all of the Company’s outstanding shares were sold on September 19, 2006 in a transaction with an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the revolving credit facility, the term loan facility and other notes payable as of September 19, 2006.

Maturities of debt outstanding as of August 31, 2006 for each of the next five years are as follows:

Four months ending December 31,
2006	$1,651,742
Twelve months ending December 31,
2007	1,016,945
2008	18,473
2009	20,131
2010	21,942
Thereafter	11,749

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Lease commitments

The Company leases all of its office and warehouse facilities. In addition, certain vehicles, medical equipment, and office equipment are leased under various operating and capital leases. Lease terms range from one to three years with renewal options on certain leases for additional periods. Rent expense for the period from January 1, 2006 to August 31, 2006 was $353,439. At August 31, 2006, the future minimum payments under leases were as follows:

	Capital Leases	Operating Leases

Four months ending December 31,
2006	$132,949	$73,717
Twelve months ending December 31,
2007	278,907	146,334
2008	167,879	41,174
2009	29,698	14,104
2010	—	—

Total minimum lease payments	609,433	$275,329

Less amounts representing interest	79,394

Present value of net minimum payments under capital leases	530,039
Less current portion	290,021

	$240,018

8.	Series A cumulative convertible preferred stock

The Company has Series A preferred stock with a par value of $.0001 per share, with 245,000 shares authorized, issued and outstanding at August 31, 2006. The stock has a liquidation preference of $20 per share. The shares of preferred stock are convertible to common stock initially on a one-for-one basis, subject to certain adjustments. Each share of the Series A preferred stock is convertible at the option of the holder. The shares are also subject to certain redemption provisions at the discretion of the holder. These shares do not become subject to redemption until September 22, 2006, at the earliest.

The preferred stock accrues compounding dividends at an annual rate of 9% and participates in dividends payable to holders of common stock. Holders of preferred stock are entitled to the greater of its original purchase price plus accrued but unpaid dividends thereon or what holders of the shares of common stock would be entitled to receive upon conversion thereof upon a liquidating event.

During the period from January 1, 2006 to August 31, 2006, the Board of Directors did not declare any dividends. Accordingly, as of August 31, 2006, the amount of dividends in arrears on the preferred stock was approximately $1,414,257. These dividends are included in the redemption value of the Series A preferred stock as shown in the accompanying balance sheet.

9.	Shareholders’ equity

Common stock has a par value of $.0001 per share with 755,000 shares authorized and 68,236 shares issued and outstanding at August 31, 2006.

The Specialty Pharma, Inc. Equity Compensation Plan (the “Plan”) was approved by the Board of Directors on September 22, 2003. Under this plan, the Company may grant nonqualified stock options to officers, employees and advisers and incentive stock options to officers and other key employees at an exercise

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prices of not less than 100% of fair market value as determined by the Board of Directors. Generally, the options vest over varying periods, typically four years. Upon a change in control, as defined, outstanding options become fully vested. The Plan also provides for grants of restricted common stock awarded at the discretion of the Board of Directors. No restricted stock awards have been granted under the Plan.

There were 42,712 option awards outstanding at January 1, 2006. No option awards were made during the period from January 1, 2006 to August 31, 2006. Additionally, no awards were forfeited or exercised during this period.

As a result of the sale of the Company’s stock to Critical Homecare Solutions, Inc., which is more fully discussed in Note 13, 100% of the qualified and incentive stock options were canceled.

10.	Income taxes

At August 31, 2006, the income tax benefit consisted of the following:

Current:
Federal	$—
State and local	—

—
Deferred:
Federal	(413,022)
State and local	(19,409)

Total income tax benefit	$(432,431)

At August 31, 2006, deferred tax assets and liabilities consist of the following:

Deferred tax assets:
Allowance for doubtful accounts	$828,001
Accrued liabilities	180,466
Net operating loss carryforward	371,000

Total current deferred tax assets	$1,379,467

Deferred tax liabilities:
Property and equipment	$136,804
Intangible assets	77,692

Total deferred tax liabilities	$214,496

At August 31, 2006, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

Income tax benefit computed at U.S. federal statutory rate	$(412,256)
State income taxes — net of federal income tax effect	(12,810)
Permanent differences	2,767
Other	(10,132)

Income tax benefit	$(432,431)

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Based upon historical and projected levels of taxable

SPECIALTY PHARMA, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income we believe it is more likely than not that we will realize the benefits of the deferred tax assets. The federal operating loss carryforward of $1.0 million and state operating loss carryforward of $0.2 million as of August 31, 2006 expires in 2026 and 2011, respectively.

11.	Employee benefits program

The Company sponsors a 401(k) savings plan that covers substantially all employees. Expenses related to the defined contribution plan amounted to $57,003 during the period from January 1, 2006 through August 31, 2006.

12.	Commitments and contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

13.	Subsequent events

On September 19, 2006, all of the Company’s outstanding preferred stock was repurchased for cash of $1,442,646 while its common stock was sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the revolving credit facility, the term loan credit facility, installment notes payable and certain capital lease obligations, as of September 19, 2006.

Under the terms of the Plan, all issued stock options were canceled upon the sale of all of the outstanding shares of the Company on September 19, 2006.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Critical Homecare Solutions Holdings, Inc.
Conshohocken, Pennsylvania

We have audited the accompanying balance sheet of New England Home Therapies, Inc. (the “Company”) as of August 31, 2006, and the related statement of operations, shareholders’ equity, and cash flows for the period from January 1, 2006 to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of New England Home Therapies, Inc. as of August 31, 2006, and the results of its operations and its cash flows for the period from January 1, 2006 to August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/  Deloitte & Touche LLP

Philadelphia, Pennsylvania
October 5, 2007

NEW ENGLAND HOME THERAPIES, INC.

BALANCE SHEET
As of August 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$144,949
Cash, restricted to pay preference vendor payables	192,712
Accounts receivable, net of allowance for doubtful accounts of $1,545,238	4,069,823
Inventories	750,764
Prepaid expenses and other current assets	9,978

Total current assets	5,168,226
Property and equipment
Medical equipment	2,899,767
Office furniture, fixtures and equipment	54,987
Vehicles	237,525
Leasehold improvements	2,500

3,194,779
Less accumulated depreciation	1,237,263

Net property and equipment	1,957,516

Other non-current assets
Deposits	103,927

Total assets	$7,229,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$935,599
Current portion of long-term debt	455,879
Current portion of capital lease obligations	260,593
Accrued expenses	1,252,340
Deferred revenue	244,194

Total current liabilities	3,148,605

Capital lease obligations, net of current portion	317,776
Long-term debt, net of current portion	2,110,870

Total long-term liabilities	2,428,646

Commitments and contingencies (Note 10)
Shareholders’ equity
Common stock, $.01 par value, 200,000 shares authorized; 2,000 shares issued and outstanding at August 31, 2006	20
Retained earnings	1,652,398

Total shareholders’ equity	1,652,418

Total liabilities and shareholders’ equity	$7,229,669

The accompanying notes are an integral part of these financial statements.

NEW ENGLAND HOME THERAPIES, INC.

STATEMENT OF OPERATIONS
For the period from January 1, 2006 to August 31, 2006

Revenues, net	$13,216,900
Costs and expenses
Cost of goods (excluding depreciation and amortization)	3,934,832
Cost of services	1,774,423
Selling, distribution, and administrative	5,563,990
Provision for doubtful accounts	597,379
Depreciation & amortization	692,084
Loss on asset disposal	24,285

Total costs and expenses	12,586,993

Income from operations	629,907
Interest expense, net	160,111
Other income — net	(172,444)

Income before income taxes	642,240
Income tax benefit	5,113

Net income	$647,353

Basic and diluted net income per share	$323.68
Weighted average number of shares outstanding	2,000
Pro forma income tax information (Note 2) — Unaudited
Pro forma income tax expense	$263,319
Pro forma net income	$378,921
Basic and diluted pro forma net income per share	$189.46

The accompanying notes are an integral part of these financial statements.

NEW ENGLAND HOME THERAPIES, INC.

STATEMENT OF SHAREHOLDERS’ EQUITY
For the period from January 1, 2006 to August 31, 2006

				Total
	Common Stock		Retained	Shareholders’
	Shares	Par Amount	Earnings	Equity

Balance at January 1, 2006	2,000	$20	$1,144,309	$1,144,329
Net income	—	—	647,353	647,353
Dividends paid	—	—	(139,264)	(139,264)

Balance at August 31, 2006	2,000	$20	$1,652,398	$1,652,418

The accompanying notes are an integral part of these financial statements.

NEW ENGLAND HOME THERAPIES, INC.

STATEMENT OF CASH FLOWS
For the period from January 1, 2006 to August 31, 2006

Cash flows from operating activities
Net income	$647,353
Adjustments to reconcile net income to cash flows from operating activities:
Provision for doubtful accounts	597,379
Loss on disposal of assets	24,285
Depreciation and amortization	692,084
Changes in assets and liabilities
Accounts receivable	(1,356,106)
Inventories	26,890
Prepaid expenses and other current assets	85,490
Accounts payable and accrued expenses	220,391

Net cash provided by operating activities	937,766

Cash flows from investing activities
Cash paid for property and equipment	(640,005)
Increase in restricted cash	(149,493)

Net cash used in investing activities	(789,498)

Cash flows from financing activities
Proceeds from long-term debt and credit arrangements	7,099,484
Principal payments on debt and capital lease obligations	(7,354,472)
Dividends paid to shareholders	(139,264)
Payment of debt issue costs	(20,000)

Net cash used in financing activities	(414,252)

Decrease in cash and cash equivalents	(265,983)
Cash and cash equivalents — January 1, 2006	410,932

Cash and cash equivalents — August 31, 2006	$144,949

Cash paid during the period for:
Interest	$301,349
Income taxes	$—
Non-cash activities
Purchase of assets under capital lease	$281,995

The accompanying notes are an integral part of these financial statements.

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Description of Business

New England Home Therapies, Inc. (the “Company”) through its offices located in Southborough Massachusetts; Concord, New Hampshire, and Lewiston, Maine, provides complete home care services consisting of pharmacy services, infusion therapy, respiratory care, nutrition management, home medical equipment and other ancillary healthcare services principally to patients in the New England area. The Company contracts with managed care organizations and physicians to become the provider assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third party payors, hospitals, physicians, and other referral sources to provide respiratory, home medical equipment, pharmaceuticals and complex compounded solutions to patients for intravenous delivery in patients’ homes or other non-hospital settings.

2.	Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Cash and Cash Equivalents — Cash and cash equivalents include cash on deposit with various financial institutions, but exclude restricted balances. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value. Certain cash balances are restricted according to certain provisions of the Company’s reorganization plan, which is further discussed in Note 3.

Accounts Receivable and Allowances for Doubtful Accounts — The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statement of operations. The Company regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients. Further, the Company generally does not provide charity care.

Inventories — Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Agency guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory at any balance sheet date.

Prepaid Expenses and Other Current Assets — Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment — Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Asset Category	Useful Life

Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of August 31, 2006, and for the period from January 1, 2006 to August 31, 2006.

Capital Leases — The assets and liabilities of equipment held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated useful lives. Amortization of assets under capital leases is included in depreciation and amortization expense in the statement of operations.

Income Taxes — The Company accounts for income taxes under the asset and liability method in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. The shareholders of the Company have elected to be taxed as an S Corporation under IRC

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Subchapter S. Items of income and expense are passed through and taxed to the individual shareholders and therefore, in most cases, no corporate level tax is paid. However, Massachusetts state income tax regulations stipulate that an S Corporation will be subject to a corporate level tax on its taxable income if its total gross receipts exceed $6 million in any taxable year. Also, New Hampshire state income tax regulations stipulate that an S corporation must continue to pay income taxes as if they were C Corporation.

The Company has disclosed in the statement of operations for the period from January 1, 2006 to August 31, 2006 the pro forma effect of income taxes had it been taxed as a C corporation for federal tax reporting purposes during that period.

Revenue Recognition and Contractual Allowances — Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services — Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

Revenue and Accounts Receivable Concentrations — During the period from January 1, 2006 to August 31, 2006, net revenue received under arrangements with Medicare and Medicaid accounted for approximately 26% of the Company’s net revenue while net revenue received from Harvard Pilgrim accounted for 22% of the Company’s net revenue. As of August 31, 2006, approximately 39% and 12% of the Company’s account receivable balances were due from Medicare/Medicaid and Harvard Pilgrim, respectively.

Cost of Revenues — Cost of revenues consists of two components — cost of goods sold and cost of services provided. Cost of goods sold consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses — Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statement of operations and total $1,079,508 during the period from January 1, 2006 to August 31, 2006. Such expenses represent the cost incurred to deliver product or services to the end user.

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Earnings per share — These financial statements include “basic” and “diluted” per share information. Basic per share information is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of potential common shares on both net income and the weighted average number of shares outstanding. The Company had no potentially dilutive common shares during the period ended August 31, 2006.

Segments — In accordance with Statement of Financial Accounting Standards (SFAS) No. 131 Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Recently Issued Accounting Pronouncements — In February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the Statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This Standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

In September 2006, the FASB issued FAS 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the Standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of FAS 157 will have on the Company’s financial statements upon adoption.

3.	Reorganization Costs

Subsequent to the Company’s accounts receivable financier, National Century Financial Enterprises, Inc. (“NCFE”), defaulting on the Company’s contracted accounts receivable financing arrangement, the Company filed a voluntary petition on November 15, 2002 (the petition date) for relief under Chapter 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Massachusetts Western Division (the Bankruptcy Court). The case was assigned number 02-46956-JBR.

On February 18, 2004, the Company filed a Plan of Reorganization for the restructuring of its outstanding creditor claims. With the consent of all the Company’s creditors, this plan was approved on April 15, 2004 by the Bankruptcy Court, pursuant to the provisions of Chapter 11 of the Bankruptcy Code, for the restructuring of its outstanding creditor claims. In connection with the Bankruptcy Plan of Reorganization, an agreement was reached with certain creditors that, in the event of the sale or liquidation of the Company within 4 years

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

of the Plan of Reorganization, a portion of the debt forgiven in bankruptcy would become due and payable to the creditors.

Restricted cash was $192,712 as of August 31, 2006. This restricted cash balance relates to preferential vendor accounts payable associated with the Company’s Chapter 11 bankruptcy and plan of reorganization.

Other income reflects a gain of $172,444 that was recognized on the early extinguishment of its debt with NCFE, which is discussed further in Note 6.

On September 19, 2006, the Company was sold to Critical Homecare Solutions, Inc. (see Note 12). In connection with the sale of its outstanding shares, the Company paid $1,200,500 to unsecured creditors on debt previously forgiven in bankruptcy. This amount was paid on September 19, 2006. Additionally, the balance related to preferential vendor accounts payable, and the restricted cash amounts associated with it, were transferred to the sellers at the time the Company was sold.

4.	Equipment Held under Capital Leases

Following is a summary of equipment held under capital leases at August 31, 2006:

Medical, other equipment and vehicles	$1,148,756
Accumulated amortization	724,062

Net book value	$424,694

Depreciation and amortization of property and equipment in the accompanying statement of operations includes $139,723 of amortization of capital lease assets.

5.	Accrued Expenses

At August 31, 2006, accrued expenses were comprised of the following:

Accrued professional fees	$255,552
Accrued interest	30,294
Accrued payroll expenses	345,138
Uninvoiced inventory and other accrued expenses	621,356

Accrued expenses	$1,252,340

6.	Debt

The Company’s debt as of August 31, 2006 consists of the following:

Notes payable — “Class 2”	$192,712
Revolver	1,210,168
Term loan	700,000
Term loan — PCI	463,869

2,566,749
Less current maturities	455,879

Total long-term borrowings	$2,110,870

In April 2006, the Company entered into a Loan and Security Agreement with The Property and Casualty Initiative, LLC, (“PCI”) a Massachusetts limited liability company, pursuant to which PCI made a term loan (the “Term loan — PCI”) in the aggregate principal amount of $500,000. This loan is a senior secured credit

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

facility governed by an intercreditor agreement with Chittenden (as defined below). The Term loan — PCI accrues interest at 8.5% and amortizes in monthly payments of principal and interest in the amount of $12,358 commencing on May 1, 2006 through the maturity date of April 10, 2010.

In April 2006, the Company entered into a $3,250,000 senior credit facility with Chittenden Trust Company d/b/a Chittenden Bank, a Vermont trust company (“Chittenden”), consisting of a $750,000 term facility (the “Term Loan”) and a $2,500,000 revolving facility (the “Revolver”). This loan is a senior secured credit facility governed by an intercreditor agreement with PCI. The Term Loan accrues Interest at Prime plus 1% with principal payments of $12,500 per month together with interest at the applicable rate. The Term Loan maturity date is April 4, 2011. The Revolver accrues interest at Prime plus 1% with interest only payments payable in arrears monthly. The Revolver maturity date is June 1, 2008. The terms of the agreement provides for a 0.375% fee paid monthly on the undrawn portion of the Revolver. At August 31, 2006 the Company had $1,964,832 available under this facility.

The Company is required under the Term Loan to maintain certain financial ratio covenants, including minimum levels of debt service and tangible net worth. The Company was in compliance with these covenants as of August 31, 2006.

The Company incurred debt issuance costs of $20,000 relating to the Term Loan, Revolver and Term Loan — PCI.

At August 31, 2006 the Company owed $192,712 related to preferential vendor accounts payable under a “Class 2” note payable to all remaining unsecured creditors arising from the Company’s Plan of Reorganization. This note, which is non-interest bearing, is also secured by a junior lien on all of the Company’s assets. This note, which requires minimum monthly payments of $25,000, has been discounted using LIBOR plus 2% and is due on February 25, 2007. In the event of default, the note will bear interest at LIBOR plus 6%.

Maturities of debt outstanding as of August 31, 2006 for each of the next five years is as follows:

Four months ending December 31,
2006	$186,662
Twelve months ending December 31,
2007	359,120
2008	276,208
2009	287,896
2010	1,406,863
Thereafter	50,000

7.	Employee Benefits Program

The Company sponsors a 401(k) savings plans that covers substantially all employees. Expenses related to the defined contribution plan amounted to $18,596 during the period from January 1, 2006 through August 31, 2006.

8.	Lease Commitments

The Company leases all of its office and warehouse facilities. In addition, certain vehicles, medical equipment, and office equipment are leased under various operating and capital leases. Lease terms range from one to six years with renewal options on certain leases for additional periods. Rental payments for office space

NEW ENGLAND HOME THERAPIES, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

are generally increased annually by the consumer price index. At August 31, 2006, the future minimum payments under such leases were as follows:

	Capital	Operating
	Leases	Leases

Four months ending December 31,
2006	$161,411	$96,325
Twelve months ending December 31,
2007	191,539	280,475
2008	161,338	52,310
2009	124,136	18,240
2010	15,809	—

Thereafter	—	—

Total minimum lease payments	654,233	$447,350

Less amounts representing interest	75,864

Present value of net minimum payments under capital leases	578,369
Less current portion	260,593

	$317,776

For the period from January 1, 2006 to August 31, 2006, the Company recognized rent expense of $203,397.

9.	Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on its experience. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

10.	Shareholders’ Equity

The Company has entered into an agreement with its shareholders to restrict the transfer of its shares in certain circumstances including death, retirement, or termination of a shareholder. On September 8, 2006, in connection with the sale of the Company’s common shares, the shareholders and all directors of the Company agreed to waive this restriction.

Common shares have a par value of $.01 per share with 200,000 shares authorized and 2,000 shares issued and outstanding at August 31, 2006. Additionally during the period, the shareholders of the Company received distributions totaling $139,264 from retained earnings, as shown on the Company’s statement of shareholders’ equity for the period from January 1, 2006 to August 31, 2006.

11.	Subsequent Events

On September 19, 2006, all of the Company’s outstanding common shares were sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the notes payable, term loans and certain capital lease obligations. Additionally, the balance related to preferential vendor accounts payable, and the restricted cash amounts associated with it, were transferred to the sellers at the time the Company was sold.

On June 27, 2007, the Company converted to a Delaware corporation. In connection therewith, the Company elected to be treated as an C corporation for federal and state income tax purposes.

DEACONESS ENTERPRISES, INC. REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Deaconess Enterprises, Inc. and Subsidiaries:

In our opinion, the consolidated statement of income and comprehensive income, of shareholders’ equity and of cash flows for the year ended December 31, 2006 present fairly, in all material respects, the results of operations and cash flows of Deaconess Enterprises, Inc. and its subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Cincinnati, Ohio
October 3, 2007

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
Year ended December 31, 2006

2006

Net revenue	$113,697,146
Costs and expenses
Cost of sales (excluding depreciation and amortization)	57,114,097
Selling, general and administrative	37,619,054
Provision for doubtful accounts	3,046,140
Depreciation and amortization	1,415,966

Total costs and expenses	99,195,257

Operating income	14,501,889
Interest expense	1,050,932
Other (income) expense — net	(755,899)

Income before income taxes and discontinued operations	14,206,856
Income tax provision	5,956,550

Income from continuing operations	8,250,306
Income (loss) from discontinued operations, net of tax	503,801

Net income	8,754,107
Unrealized gain (loss) on interest rate swap	21,062

Comprehensive income	$8,775,169

The accompanying notes are an integral part of these consolidated financial statements.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Year ended December 31, 2006

				Accumulated
				Other	Total
	Common Stock		Retained	Comprehensive	Stockholders’
	Shares	Par Value	Earnings	Income (Loss)	Equity

Balance at December 31, 2005	100	$500	$22,810,024	$19,922	$22,830,446
Unrealized gain on interest rate	—	—	—	21,062	21,062
swap, net of income tax of $12,909
Dividends	—	—	(14,635,021)	—	(14,635,021)
Net income	—	—	8,754,107	—	8,754,107

Balance at December 31, 2006	100	$500	$16,929,110	$40,984	$16,970,594

The accompanying notes are an integral part of these consolidated financial statements.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
December 31, 2006

2006

Operating activities
Net income	$8,754,107
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,069,975
Amortization	386,076
Allowance for doubtful accounts	3,963,481
Deferred income taxes	(33,618)
Gain on sale of subsidiary operations	(413,175)
Deferred compensation	302,351
Loss on disposal of fixed assets	97,028
Changes in operating assets and liabilities, net of effects of business acquisitions and dispositions
Accounts receivable	(4,371,121)
Prepaid expenses	871,801
Income taxes receivable	—
Inventory	(110,676)
Due from affiliates	135,494
Other current assets	169,198
Accounts payable	(571,498)
Income taxes payable	(639,260)
Accrued compensation	410,360
Other accrued liabilities	(2,052,915)
Other	140,833

Net cash provided by operating activities	8,108,441

Investing activities
Proceeds from the sale of subsidiary operations	540,000
Business acquisitions	(296,281)
Capital expenditures	(1,649,825)

Net cash used in investing activities	(1,406,106)
Financing activities
Dividend to parent	(294,002)
Proceeds from long-term borrowings	—
Repayment of long-term borrowings	(2,107,077)

Net cash used in financing activities	(2,401,079)

(Decrease) increase in cash and cash equivalents	4,301,256
Cash and cash equivalents at beginning of year	5,802,545

Cash and cash equivalents at end of year	$10,103,801

Cash paid for income taxes (Federal and state)	$6,610,556

Cash paid for interest expense	$997,790

Non-cash activity
Derivative instruments	$66,103

The accompanying notes are an integral part of these consolidated financial statements.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

Deaconess Enterprises, Inc. (“DEI” or the “Company”) provides a broad range of adult and pediatric home health care services, private duty nursing services and infusion therapy services. The Company provides these core services through carefully designed clinical specialty and disease management programs. The Company also provides case management services in order to assist the family and patient by coordinating the provision of services between the insurer or other payor, the physician, the hospital and other health care providers. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization for medically fragile children and adults. The private duty and infusion therapy services are accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). The availability of a wide array of home care services and products in most of its markets allows the Company to deliver high quality, cost effective, single source care to its customers.

Consolidation

The consolidated financial statements include the accounts of DEI and its wholly owned subsidiaries. DEI is a controlled entity of the Deaconess Associations, Inc. (“DAI”). The entities consolidated herein include:

•	Deaconess Enterprises, Inc. (“DEI”)

•	Deaconess HomeCare, Inc. (“DHC”)

•	South Mississippi Home Health, Inc. and Subsidiaries (“SMHH”)

•	Regional Ambulatory Diagnostics, Inc. (dba “DHHC”)

•	Elk Valley Professional Affiliates, Inc. and Subsidiaries (“EVPA”)

•	Wyoming Valley Home Care, Inc. (“WVH”)

•	Elk Valley Health Services, Inc. (“EVHS”)

•	Infusion Partners, Inc. (“IP”)

•	Knoxville Home Therapies, LLC (“KHT”)

•	Erwine’s Home Health Care, Inc. (“EHHC”)

•	Erwine’s Private Duty, Inc (“EPD”)

•	MCH Services Inc. and Subsidiaries (“MCH”)

•	Mid-State Medical Oxygen and Equipment, Inc. (“MSMOE”)

•	HSG, Inc. (“HSGI”)

•	Surgical Plus, Inc. (“SPI”)

As described in Note 2, the assets of EHHC, EPD and WVH were sold in May 2006. On December 31, 2006, DEI distributed the stock of EHHC, EPD, MCH, WVH, MSMOE, HSGI and SPI to DAI. The accompanying consolidated financial statements reflect these divestitures as discontinued operations.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentration of Credit Risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily in a small number

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The concentration of credit risk with respect to accounts receivable, which are primarily health care industry related, represent a risk to the Company given the current health care environment. The risk is somewhat limited due to the large number of payors including Medicare and Medicaid, insurance companies, and individuals and the diversity of geographic locations in which the Company operates. The Company had $13,270,546 of accounts receivable outstanding related to Medicare and various state Medicaid programs as of December 31, 2006. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses of its accounts receivable balances to ensure that recorded amounts reflect net realizable values.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor. Due to the complexity of billing arrangements within the industry in which it operates, the Company may, from time-to-time, receive overpayments from certain payors. The Company has recorded a liability of $2,665,168 as of December 31, 2006 for liabilities for potential refunds based on estimates derived from the Company’s historical experience and specific overpayments identified in the cash posting process.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statements of income. The Company regularly performs an analysis of the collectability of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients. Further, the Company generally does not provide charity care.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the related asset’s estimated useful life. Maintenance and repairs are charged to operations as incurred. Estimated useful lives for the principal asset categories are as follows:

Useful Life

Computer hardware and software	1 to 10 years
Furniture, fixtures and equipment	3 to 10 years
Vehicles	3 to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Buildings	40 years

Goodwill

Goodwill represents the difference between the costs of acquired businesses and the fair value of the net assets acquired. Goodwill is not amortized, rather it is reviewed for impairments at a reporting unit level on at least an annual basis. No goodwill impairment charges have been recognized in the periods presented.

Intangible Assets

Intangible assets, including certificates of need, licenses, patient/customer lists, managed care contracts and non-compete agreements, arising from certain of our acquisitions, are being amortized on the straight-line basis over the estimated useful life of each asset, ranging from three to ten years. The value assigned to each intangible asset at the time of acquisition is based on an evaluation of the estimated future financial benefit to be realized from that asset.

Impairment of Long-lived Assets

The Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized in 2006.

Financial Instruments

The Company has cash and cash equivalents, short-term trade receivables, trade payables and long-term debt instruments. The carrying values of cash and cash equivalents, trade receivables and trade payables approximate fair value. The terms of the Company’s credit agreement include debt with variable interest rates, totaling $12,941,667 at December 31, 2006. The carrying value of such debt approximates fair value.

The Company utilizes interest rate swap contracts to manage the risk associated with fluctuations in interest rates. The Company’s policy is not to utilize financial instruments for trading or speculative purposes. Interest rate swap contracts are used to reduce the impact of fluctuating interest rates on the Company’s long-term debt. Under these swap agreements the Company receives variable interest rate payments and makes fixed interest rate payments.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 contains numerous requirements, including the recognition of derivative instruments in the financial statements at fair value. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company’s derivatives have been designated as cash flow hedges, and as such, changes in the fair value of the hedges are recognized in other comprehensive income until the hedged item is recognized in earnings.

Self Insurance

The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Revenue

Revenue Recognition and Contractual Adjustments — Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate adjustments to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per diem” revenue is recognized ratably over the course of the period the services and goods are provided.

Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physician, patients, and pharmacies by our company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon predetermined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer.

Under the Prospective Payment System (“PPS”) for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies on the severity of the patient’s condition, service needs and certain other factors; revenue is recognized ratably over a 60-day episode period. Revenue is subject to

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of approximately $2.5 million relating to the Medicare PPS program was recorded in other accrued liabilities in the consolidated balance sheet as of December 31, 2006.

As of December 31, 2006, the Company had no material claims, disputes or unsettled matters with third-party payors nor were there any material pending settlements with third-party payors. Approximately 64% of the Company’s net revenue from continuing operations for the year ended December 31, 2006 was paid under arrangements with Medicare and Medicaid.

Cost of Sales

Cost of sales consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients and certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles and goodwill; valuation allowances for receivables and deferred income tax assets; net realizable revenue amounts; valuation of derivative instruments; liabilities associated with self-insured employee benefit programs; and assets and obligations related to employee benefits. Actual results could differ from those estimates. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available to the Company.

Newly Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of FAS 157 will have on the Company’s financial statements upon adoption.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

2.	Business Acquisitions, Divestiture and Discontinued Operations

The Company has acquired a number of businesses, all of which were recorded using the purchase method of accounting. The assets acquired and liabilities assumed were recorded at estimated fair values based on information available and on current assumptions as to future operations. The results of operations of the acquired businesses have been included in consolidated results from their respective acquisition dates.

In May 2006, the Company sold the operations of its EHHC, EPD and WVH subsidiaries for proceeds of $1,625,000, consisting of cash of $400,000 and a note receivable of $1,225,000. The note receivable includes 48 monthly payments of $20,000, beginning June 1, 2006 with interest at 8%. There is a final payment of $265,000 due on July 1, 2010.

On December 31, 2006, the Company distributed its stock in these entities as well as its stock in MCH, HSGI, SPI, and MSMOE to DAI. The outstanding note receivable received from the sale of the operations of EHHC, EPD and WVH subsidiaries was included as part of this dividend.

The operations of these entities is being presented as discontinued operations for all periods. Summarized balance sheet information of distributed subsidiaries as of the date of distribution is as follows:

Cash	$294,002
Accounts receivable, net	3,360,931
Other current assets	164,090
Property and equipment	96,324
Goodwill	4,279,713
Note receivable	1,085,000

Total assets of distributed subsidiaries	$9,280,060

Intercompany payables	$6,742,165
All other liabilities	2,008,143

$8,750,308

In connection with the distributions, the Company also distributed to DAI certain intercompany receivables owed by MCH to the remaining DEI subsidiaries totaling $6,742,165 representing other subsidiaries’ receivables from MCH.

In connection with the distributions, the Company also distributed certain tax assets and liabilities that totaled $1,577,674 related to the subsidiaries and the transaction.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On December 31, 2006, DAI assumed sponsorship of the Infusion Partners, Inc. Supplemental Executive Compensation Plan (“IPSECP”), including the assumption of the rights and obligations arising under the IPSECP. Reference is made to Note 9 for further description of the IPSECP. The excess of the plan’s liabilities over the plan assets totaled $214,570 at December 31, 2006 and was distributed to DAI.

In December 2006, the Company declared a $6,000,000 cash dividend to DAI which was paid in two installments in January 2007. This dividend payable is reflected in other accrued liabilities in the consolidated balance sheet at December 31, 2006.

The following are reflected in the accompanying financial statements as dividends:

Stockholder’s equity of distributed subsidiaries	$529,752
Other subsidiaries’ receivables from MCH	6,742,165
IPSECP net liabilities	(214,570)
Tax assets and liabilities	1,577,674
Cash dividend payable	6,000,000

Total dividend	$14,635,021

Included in income (loss) from discontinued operations in the consolidated statements of income for the years ended December 31, 2006 are the following:

2006

Net revenue	$30,683,445

Operating income (loss)	$459,100

Gain on sale	$413,175

Tax provision (benefit)	$335,867

Income (loss) from discontinued operations	$503,801

In September 2006, the Company acquired certain assets (primarily inventory and equipment) and the home infusion business of J.P. Solutions, Inc. (doing business as Home Care Solutions of Kentucky), a Kentucky-based company, for a purchase price of $546,281, of which $296,281 was paid in cash and $250,000 was financed by the seller. Additionally, the seller may earn an additional $125,000 if the entity achieves certain financial targets. In connection with the acquisition, the Company recorded $21,281 of inventory, $40,000 of property and equipment, $350,000 of intangible assets and $135,000 of goodwill. The goodwill is not being amortized but is deducted for tax purposes.

3.	Related Party Transactions

Affiliated entities of the Company include DAI and Deaconess Management Company. Transactions with DAI include the allocation of general and administrative expenses which amount to $1,452,381 for the year ended December 31, 2006, and is calculated based upon revenues of the Company. The amount of allocated general and administrative expenses included in discontinued operations was $306,834 for the year ended December 31, 2006. The Company had $0 due to DAI at December 31, 2006.

Reference is made to Note 2 regarding certain distributions and divestitures from the Company to DAI during 2006.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Property and Equipment

The composition of property and equipment is as follows at December 31, 2006:

Computer hardware and software	$6,372,471
Furniture, fixtures and equipment	3,569,247
Vehicles	768,134
Leasehold improvements	550,529
Buildings	408,173

11,668,554
Accumulated depreciation and amortization	(8,122,246)

Net property and equipment	$3,546,308

5.	Other Assets

Licenses and noncompete agreements are being amortized over useful lives of three and five years, respectively. All other intangible assets are being amortized over ten years. Amortization expense for intangible assets in each of the next five years is expected to approximate the following:

For the Year Ending December 31,

2007	$310,021
2008	$280,833
2009	$280,390
2010	$279,120
2011	$272,420

6.	Long-Term Borrowing Arrangements

The Company has a credit facility with a bank that provides for a $5 million revolving line of credit with interest at Prime minus 1/2%, a $17 million note amortized over ten years with a seven year maturity and a $10 million step-down revolving note with a ten year term. Both notes bear interest at LIBOR (5.34% at December 31, 2006) + 131 basis points or alternative pricing of Prime minus 1/2%. The rate at December 31, 2006 was 6.7%. The credit facility is collateralized pursuant to a Security Agreement in all assets of the Company. Additionally, the $10 million step-down revolving note ($1,750,000 outstanding at December 31, 2006) is guaranteed by DAI. The Company had no borrowings outstanding under the revolving line of credit at December 31, 2006.

The credit facility contains various operating and financial covenants. The more restrictive of these covenants requires a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio not to be greater than 3.0 to 1.0 and cash flow coverage ratio not to be less than 1.2 to 1.0.

The acquisition notes are payable over two years and bear interest at approximately 4.25% per annum.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a schedule of future minimum payments by year of aggregate long-term debt with a fixed maturity date.

For the Year Ending December 31,

2007	$2,757,400
2008	2,657,400
2009	1,707,400
2010	1,707,400
2011	1,707,400
Thereafter	2,736,069

$13,273,069

7.	Operating Leases

The Company operates principally in leased offices and warehouse facilities. In addition, certain equipment is leased under operating leases. Rent expense related to continuing operations approximated $1.9 million under these leases for the year ended December 31, 2006.

A summary of the Company’s minimum commitments under the operating leases for the next five years and thereafter is as follows:

For the Year Ending December 31,

2007	$1,299,366
2008	604,454
2009	242,250
2010	121,944
2011	96,381
Thereafter	—

$2,364,395

8.	Income Taxes

The income tax provision for the year ended December 31, 2006 is summarized below:

2006
Current:
Federal	$4,897,642
State	1,190,689

6,088,331
Deferred:
Federal	(117,911)
State	(13,870)

(131,781)

Income tax provision	$5,956,550

Income tax expense (benefit) related to income (loss) from discontinued operations was $335,867 for the year ended December 31, 2006.

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company received a one-time tax credit for companies doing business in areas of the country significantly affected by Hurricane Katrina. As a result, the income tax provision for 2006 includes a net tax credit of $134,252 for this item.

A reconciliation of the income tax provision for continuing operations to the statutory federal income tax rate is as follows:

Year Ended
December 31, 2006
Statutory federal income tax rate of 34% applied to pre-tax income	$4,830,818
Permanent differences (meal, penalties, etc.) @ 34%	40,952
State taxes (state tax @ 66)%	756,276
Other	328,504

$5,956,550

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

Year Ended
December 31, 2006
Allowance for doubtful accounts	$1,814,642
Net operating loss carryforward	209,843
Compensation related accruals	599,005
Interest related accruals	(25,119)
Property, equipment and intangibles	139,346
Service income accrual	(704,201)
Other, net	(72,156)

Net deferred tax asset	$1,961,360

Based upon historical and projected levels of taxable income we believe it is more likely than not that we will realize the benefits of the deferred tax assets.

Other current assets include income taxes receivable of $45,568 at December 31, 2006. The Company has Federal net operating loss carry forwards amounting to approximately $617,000 at December 31, 2006, which expire in 2011. The Federal net operating loss carry forward is subject to utilization limitations imposed by Internal Revenue Code Section 382.

9.	Employee Retirement Plans

The Company has a contributory savings plan which qualifies under Section 401(k) of the Internal Revenue Code, covering all employees of the Company. Eligible employees may contribute up to 15% of their annual basis earnings. The Company, at its discretion, may match employee contributions. Expenses related to its 401(k) plan amounted to $256,667 in 2006.

In 2006, the Company formed the IPSECP which is a non-qualified deferred compensation plan available to approximately twenty employees of IP. The IPSECP provided participants with the advantage of pre-tax contributions and tax deferred compounding of interest. The IPSECP had assets, which represent the fair market value of the investments, of $395,000 and plan liabilities of $609,570 at December 31, 2006. The Company recognized $302,352 of expense related to the IPSECP and transferred $307,218 of previously

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognized benefit liabilities to the plan in 2006 in continuing operations. As described in Note 2, all assets and liabilities related to the deferred compensation plan were distributed to DAI on December 31, 2006.

10.	Commitments and Contingencies

As a result of operating in the healthcare industry, the Company’s business entails an inherent risk of lawsuits alleging malpractice, product liability or related legal theories, which can involve large claims and significant defense costs. The Company is, from time to time, subject to such litigation arising in the ordinary course of business. The Company currently maintains professional and commercial liability insurance intended to cover such claims. As of December 31, 2006, the insurance coverage is provided under an “occurrence” policy which provides, subject to the terms and conditions of the policy, coverage for claims occurring during the term of the policy and provides coverage for losses regardless of when a claim is made including subsequent to the termination of the policy. Accordingly, claims based on occurrences during the policy term but asserted subsequently are insured.

The Company is subject to claims and law suits arising in the ordinary course of business and provides for contingencies when they become known and estimable. The Company believes the ultimate resolution of such current pending legal proceedings should not have a material adverse effect on the consolidated financial position or results of operations.

On April 18, 2003, EVPA and its former owner and a former officer were named in a lawsuit by the US Department of Labor (“DOL”). The suit alleged prohibited transactions and breaches of fiduciary duty by the former owner prior to the Company acquiring EVPA. The Company settled the allegations in 2006 at a total cost of $325,001 which is reflected in the accompanying consolidated statement of income in selling, general and administrative expense.

11.	Derivative Financial Instruments

In January 2005, the Company entered into an interest rate swap to convert floating rate debt into fixed rate debt to reduce its exposure to increases in interest rates of the debt under the Company’s credit facility. The interest rate swap expires in January 2010. The notional amount of the swap at December 31, 2006 was $7 million. Pursuant to the swap agreements, the Company pays a fixed rate of 5.89% and receives a variable rate equal to the three-month LIBOR. The Company had designated the interest rate swap as a hedge to manage the fluctuations in cash flows resulting from the interest rate risk attributable to changes in the LIBOR interest rates of the debt. The fair value of the contract, net of the income tax impact of ($25,119) is reflected in accumulated other comprehensive income in the accompanying consolidated statement of stockholders’ equity at December 31, 2006.

12.	Insurance Recovery

During 2005, the Company suffered business interruption losses from the impact of Hurricane Katrina on the Company’s facilities in Louisiana and Mississippi. The Company finalized the claim against the insurance carrier in 2006, recognizing an approximate $729,000 gain in other income on the reimbursement for business interruption losses.

13.	Subsequent Events

On January 4, 2007, the Company paid cash dividends totaling $5,350,000 to DAI. On January 5, 2007, the Company paid an additional cash dividend of $650,000 to DAI, for total January 2007 distributions of $6,000,000.

On January 8, 2007, DAI sold all of its outstanding stock in the Company to Critical Homecare Solutions, Inc. (“CHS”) for consideration of approximately $151,860,000. The effective date of the transaction was January 1, 2007. In connection with the transaction, DAI paid the outstanding balances of $12,969,528 on the

DEACONESS ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bank credit facility and revolving note as well as $75,138 on the note payable to a former owner and extinguished the related credit facilities.

In connection with the acquisition of its stock by CHS, the Company pledged all of its assets as security for and became a guarantor of CHS’s obligations under its amended first and second lien credit facilities dated January 8, 2007. The first lien credit facility provides a term note of $92 million, a $20 million revolving credit facility and an $8 million delayed draw loan that was fully drawn on March 14, 2007. The second lien term loan is dated January 8, 2007, with a principal balance of $34 million.

On April 16, 2007, the Company terminated its $7 million notional interest rate swap for proceeds of $52,382.

On April 11, 2007, the Company sold its healthcare licenses for two nursing operations in Louisiana for $250,000. In 2006, these branches generated $600,724 of revenue.

Annex A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BIOSCRIP, INC.,
CAMELOT ACQUISITION CORP.,
CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.,
KOHLBERG INVESTORS V, L.P.,
AS THE STOCKHOLDERS’ REPRESENTATIVE
AND
THE STOCKHOLDERS NAMED HEREIN
(SOLELY FOR THE PURPOSES STATED HEREIN)
DATED AS OF JANUARY 24, 2010

Page

ARTICLE I DEFINITIONS		A-2
1.1	Definitions	A-2
1.2	Other Capitalized Terms	A-9
1.3	Interpretive Provisions	A-12

ARTICLE II THE MERGER		A-12
2.1	The Merger	A-12
2.2	Effective Time	A-13
2.3	Effect of the Merger	A-13
2.4	Certificate of Incorporation; By-Laws	A-13
2.5	Directors and Officers of the Surviving Corporation	A-13

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES		A-13
3.1	Determination of Merger Consideration	A-13
3.2	Conversion of Common Stock; Cancellation of Series A Preferred Stock	A-14
3.3	Exchange of Certificates for Common Stock	A-14
3.4	Stock Transfer Books	A-15
3.5	Withholding Taxes	A-15
3.6	Purchase Price Adjustment	A-16
3.7	Treatment of Options and Aggregate Option Consideration	A-17
3.8	Relationship Among the Stockholders	A-19
3.9	Limitation on Cash Consideration Payable to the Stockholders	A-19

ARTICLE IV THE CLOSING; TRANSACTIONS TO BE EFFECTED AT THE CLOSING		A-20
4.1	Closing; Closing Date	A-20
4.2	Transactions to be Effected at the Closing	A-20

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS		A-21
5.1	Organization	A-21
5.2	Binding Obligations	A-21
5.3	No Defaults or Conflicts	A-21
5.4	No Authorization or Consent Required	A-22
5.5	The Shares	A-22
5.6	Investment Representations	A-22
5.7	Exclusivity of Representations	A-22

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-23
6.1	Organization and Qualification	A-23
6.2	Capitalization of the Company	A-23
6.3	Subsidiaries	A-23
6.4	Binding Obligation	A-24
6.5	No Defaults or Conflicts	A-24
6.6	No Authorization or Consents Required	A-24
6.7	Financial Statements	A-24
6.8	Intellectual Property	A-25
6.9	Compliance with the Laws	A-26

A-i

Page

6.10	Contracts	A-26
6.11	Litigation	A-27
6.12	Taxes	A-27
6.13	Permits	A-28
6.14	Health Care Programs and Third Party Payor Participation	A-28
6.15	Health Care Regulatory	A-29
6.16	Medicare, Medicaid; Company’s Legal and Billing Compliance	A-30
6.17	Employee Benefit Plans	A-32
6.18	Environmental Compliance	A-34
6.19	Insurance	A-34
6.20	Real Property	A-34
6.21	Affiliate Transactions	A-35
6.22	Absence of Certain Changes or Events	A-35
6.23	Labor and Employment Matters	A-35
6.24	Banks; Power of Attorney	A-36
6.25	Corporate Records	A-36
6.26	Accounts Receivable	A-36
6.27	Assets	A-36
6.28	Brokers	A-36
6.29	Absence of Sensitive Payments	A-36
6.30	Exclusivity of Representations	A-37

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB		A-37
7.1	Organization and Qualification	A-37
7.2	Binding Obligation	A-37
7.3	Capitalization of the Parent; Capitalization and Operations of Merger Sub	A-37
7.4	Board of Directors Approval; Rights Plan; Antitakeover Statute	A-38
7.5	No Defaults or Conflicts	A-39
7.6	No Authorization or Consents Required	A-39
7.7	Financial Statements	A-39
7.8	Absence of Certain Changes or Events	A-39
7.9	Permits; Compliance with Law	A-40
7.10	Absence of Sensitive Payments	A-40
7.11	[Intentionally Omitted]	A-40
7.12	[Intentionally Omitted]	A-40
7.13	Taxes	A-40
7.14	Brokers	A-41
7.15	Sufficient Funds	A-41
7.16	Litigation	A-42
7.17	SEC Filings	A-42
7.18	Health Care/Regulatory Representations and Warranties	A-42
7.19	Employee Benefit Plans	A-42
7.20	Insurance	A-44
7.21	[Intentionally Omitted]	A-44

A-ii

Page

7.22	Parent’s Reliance	A-44
7.23	Requisite Vote	A-44
7.24	Investment Company Act	A-44

ARTICLE VIII COVENANTS		A-44
8.1	Conduct of Business of the Company; Conduct of the Business of the Parent	A-44
8.2	Access to Information; Confidentiality; Public Announcements	A-46
8.3	Filings and Authorizations; Consummation	A-47
8.4	Resignations	A-48
8.5	Further Assurances	A-48
8.6	Reserved	A-49
8.7	Letters of Credit	A-49
8.8	Termination of Affiliate Obligations	A-49
8.9	Exclusivity	A-49
8.10	Waiver of Conflicts Regarding Representation	A-49
8.11	Employee Matters	A-50
8.12	Restrictive Covenants	A-50
8.13	Indemnification; Directors’ and Officers’ Insurance	A-51
8.14	Proxy Statement; Special Meeting	A-52
8.15	Other Actions	A-53
8.16	Required Information	A-53
8.17	Reserved	A-53
8.18	Reserved	A-53
8.19	No Securities Transactions	A-53
8.20	Qualification as a Reorganization	A-53
8.21	Tax Matters	A-53
8.22	Parent’s Financing Obligations	A-54
8.23	Reserved	A-54
8.24	Parent Board of Directors	A-54
8.25	Additional Actions	A-54

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT		A-55
9.1	Representations and Warranties Accurate	A-55
9.2	Performance	A-55
9.3	Officer’s Certificate	A-55
9.4	HSR Act; Legal Prohibition	A-55
9.5	Payoff Letters	A-55
9.6	FIRPTA Affidavit	A-55
9.7	Required Consents	A-55
9.8	Secretary’s Certificates	A-55
9.9	Escrow Agreement	A-55
9.10	Stockholder Approval	A-55
9.11	New Parent Stockholders Agreement	A-56
9.12	Debt Financing	A-56
9.13	Tax Opinion	A-56

A-iii

Page

9.14	Audited Financial Statements	A-56
9.15	Accountants’ Consents	A-56
9.16	Applicable Stock Value	A-56

ARTICLE X CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		A-56
10.1	Representations and Warranties Accurate	A-56
10.2	Performance	A-56
10.3	Officer Certificate	A-56
10.4	HSR Act; Legal Prohibition	A-56
10.5	Escrow Agreement	A-57
10.6	Stockholder Approval	A-57
10.7	Required Consents	A-57
10.8	Secretary’s Certificate	A-57
10.9	New Parent Stockholders Agreement	A-57
10.10	Debt Financing	A-57
10.11	Parent Stock Price	A-57
10.12	Tax Opinion	A-57

ARTICLE XI TERMINATION		A-57
11.1	Termination	A-57
11.2	Survival After Termination	A-58
11.3	Termination Expenses	A-58

ARTICLE XII INDEMNIFICATION		A-58
12.1	Survival	A-58
12.2	Indemnification by the Stockholders; Indemnification by the Parent	A-59
12.3	Limitations on Indemnification; Escrow Account	A-59
12.4	Indemnification Claim Process	A-61
12.5	Indemnification Procedures for Non-Third Party Claims	A-62
12.6	Exclusive Remedy	A-62
12.7	Tax; Insurance; Other Indemnification	A-62
12.8	Tax Treatment of Indemnity Payments	A-63

ARTICLE XIII TAX INDEMNITY AND PROCEDURES		A-63
13.1	Indemnification	A-63
13.2	Tax Returns	A-64
13.3	Cooperation	A-64
13.4	Contests	A-65
13.5	Refunds	A-65
13.6	Tax Elections	A-65

ARTICLE XIV MISCELLANEOUS		A-65
14.1	Expenses	A-65
14.2	Amendment	A-66
14.3	Entire Agreement	A-66
14.4	Headings	A-66
14.5	Notices	A-66

A-iv

Page

14.6	Exhibits and Schedules	A-67
14.7	Waiver	A-67
14.8	Binding Effect; Assignment	A-67
14.9	No Third Party Beneficiary	A-67
14.10	Counterparts	A-67
14.11	Release	A-67
14.12	Governing Law and Jurisdiction	A-68
14.13	Consent to Jurisdiction and Service of Process	A-68
14.14	WAIVER OF JURY TRIAL	A-68
14.15	Conveyance Taxes	A-68
14.16	Specific Performance	A-68
14.17	Severability	A-68

ANNEXES AND EXHIBITS

Annex A	Stockholders and Shares
Annex B	List of Optionholders, Number of Options and Exercise Price
Annex C	Stockholder Percentage
Annex D	List of Warrantholders and Number of Warrants
Exhibit A	Form of Escrow Agreement
Exhibit B	Voting Agreement
Exhibit C	Form of CHS Stockholder Approval Unanimous Consent
Exhibit D	New Parent Stockholders Agreement
Exhibit E	Form of Warrant Agreement

SCHEDULES

Schedule 1.1(a)	Knowledge of the Parent
Schedule 1.1(b)	Knowledge of the Company
Schedule 1.2	Permitted Encumbrances
Schedule 3.7	Optionholders
Schedule 5.3	Stockholder Defaults or Conflicts
Schedule 5.4	Authorizations or Consents Required by Stockholders
Schedule 5.5	Stockholder Ownership of Company Capital Stock
Schedule 6.1	Foreign Qualifications
Schedule 6.2	Company Capitalization
Schedule 6.3	Company Subsidiary
Schedule 6.5	Company Defaults or Conflicts
Schedule 6.6	Authorizations or Consents Required by Company
Schedule 6.7(d)	Earn-Out Arrangements
Schedule 6.7(e)	Auditor Notifications
Schedule 6.8(a)	Intellectual Property Rights
Schedule 6.8(b)	Exceptions to Intellectual Property Rights
Schedule 6.8(e)	Violation of Intellectual Property Rights
Schedule 6.9	Compliance with Laws

A-v

Schedule 6.10(a)	Contracts
Schedule 6.10(b)	Indemnification Claims
Schedule 6.11	Litigation
Schedule 6.12	Taxes
Schedule 6.13	Permits
Schedule 6.14(a)	Programs; Program Agreements
Schedule 6.14(b)	Third Party Payor Contracts
Schedule 6.15(a)	Pending Program Participations/Enrollments
Schedule 6.15(b)	Pending Reimbursement Audits/Appeals
Schedule 6.16(f)	Company Reimbursement Approvals
Schedule 6.16(g)	Health Care Audits
Schedule 6.16(i)(ii)	HIPAA Complaints
Schedule 6.16(j)	Health Care Licenses
Schedule 6.17(a)	Company Benefit Plans
Schedule 6.17(b)	Exceptions to Qualified Plans
Schedule 6.17(d)	Multiemployer Plans
Schedule 6.17(e)	Exceptions to Company Benefit Plan Compliance
Schedule 6.17(f)	Acceleration
Schedule 6.18	Environmental Compliance
Schedule 6.20(a)(i)	Owned Real Property
Schedule 6.20(a)(ii)	Owned Real Property — Title; Owned Property Leases; Options
Schedule 6.20(a)(iii)	Owned Real Property — Condition
Schedule 6.20(b)	Leased Real Property
Schedule 6.21	Affiliate Transactions
Schedule 6.22	Certain Changes or Events
Schedule 6.24	Banks; Power of Attorney
Schedule 7.3	Parent Capitalization
Schedule 7.5	Parent Defaults or Conflicts
Schedule 7.6	Authorizations or Consents Required by Parent
Schedule 7.7(d)	Auditor Notifications
Schedule 7.9(b)	Compliance with Laws
Schedule 7.13	Taxes
Schedule 7.16	Litigation
Schedule 7.19(a)	Parent Benefit Plans
Schedule 7.19(b)	Parent Benefit Plan Qualifications
Schedule 7.19(d)	Multiemployer Plans
Schedule 7.19(e)	Exceptions to Parent Benefit Plan Compliance
Schedule 7.19(f)	Acceleration
Schedule 8.1(a)	Conduct of Business of the Company
Schedule 8.1(b)	Conduct of Business of the Parent
Schedule 8.7	Letters of Credit
Schedule 8.25	Additional Actions
Schedule 9.7	Company Required Consents
Schedule 10.7	Parent Required Consents

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of January 24, 2010 (this “Agreement”) by and among BioScrip, Inc., a Delaware corporation (the “Parent”), Camelot Acquisition Corp., a Delaware corporation (“Merger Sub”), Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P. (the “Stockholders’ Representative”), solely in its capacity as the Stockholders’ Representative hereunder, and Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively and together with the Stockholders’ Representative, the “Stockholders”), solely for the purposes specified on the signature pages hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parent, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company, in which the Company will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “Merger”);

WHEREAS, the respective boards of directors of the Parent and Merger Sub have, by resolutions duly adopted, approved and adopted this Agreement and deemed this Agreement and the transactions contemplated hereby (including the Merger) advisable and fair to and in the best interests of their respective stockholders, and recommend the approval by the Parent’s stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company has, by resolutions duly adopted, approved and adopted this Agreement and deemed this Agreement and the transactions contemplated hereby (including the Merger) advisable and fair to and in the best interests of the Company and its stockholders, and recommended the approval by the Company’s stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement;

WHEREAS, the Parent, as the sole stockholder of Merger Sub, has approved the Merger and the transactions contemplated hereby in accordance with this Agreement;

WHEREAS, Robert Cucuel (“Cucuel”) acknowledges that he has become familiar with the Company’s trade secrets and other confidential information concerning the Company and that his services have been of special, unique and extraordinary value to the Company and thus, as an integral part of the Merger Agreement, including the sale of Cucuel’s ownership interests in the Company, and in order to adequately protect the interests of the Parent and the Surviving Corporation, Cucuel agrees to be bound by certain restrictive covenants as set forth herein;

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Parent are entering into voting agreements with the Parent, the Company and the Stockholders’ Representative, the form of which is attached hereto as Exhibit B, pursuant to which such stockholders have agreed to vote their shares of Parent’s Stock in favor of the Merger and the other transactions contemplated hereby, in each case in accordance with the terms and conditions of this Agreement (the “Voting Agreements”);

WHEREAS, immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall secure the necessary approval of its stockholders by promptly obtaining an executed unanimous written consent in the form of Exhibit C from all holders of capital securities of the Company entitled to vote on this Agreement and the Merger in accordance with the DGCL (the “CHS Stockholder Approval”); and

WHEREAS, the parties intend that the Merger qualify as a “reorganization” pursuant to Section 368(a) of the Code (as defined below);

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means the GAAP methods and practices utilized in preparing the Interim Balance Sheet, applied on a consistent basis.

“Acknowledgement of Liability Certificate” means a written certificate pursuant to which the Indemnitor certifies to the Indemnitee in writing that, if a specific Third Party Claim were resolved in the favor of such third party claimant, the Indemnitee would be entitled to be indemnified from and against any Losses with respect to such Third Party Claim in accordance with the terms and limitations set forth in this Agreement.

“Affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Indebtedness” means all Indebtedness of the Company and the Company Subsidiaries existing immediately prior to the Closing that is not being repaid at the Closing under Section 4.2 hereof.

“Bank” shall have the meaning as set forth in the definition of First Lien Credit Agreement.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), any employee welfare benefit plan (as defined in ERISA Section 3(1)) and any deferred compensation, stock purchase, stock option, severance pay, employment, change in control, retention, vacation pay, salary continuation, disability, sick leave, bonus or other incentive compensation, life insurance or other employee benefit plan, contract, program, policy or other arrangement, whether funded or unfunded, written or oral or qualified or not qualified under Section 401(a) of the Code.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Cash Consideration at Closing” means (i) $110,000,000, plus (ii) one half (1/2) of the excess, if any, of (x) $132,000,000 over (y) the Estimated Company Net Indebtedness Amount minus (iii) the sum of (A) the amount of Company Expenses, (B) the Preferred Liquidation Amount and (C) the excess, if any, of (1) Estimated Company Net Indebtedness Amount over (2) $132,000,000.

“CHS Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated January 8, 2007, as amended by that certain Amendment No. 1 to Amended and Restated Stockholders Agreement, dated November 9, 2007 by and among KCHS Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., Blackstone Mezzanine Partners II, L.P., Robert Cucuel, Mary Jane Graves, and Nitin Patel.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the commitment letter, dated as of the date hereof, between Parent and Jefferies, including all exhibits, annexes and attachments thereto.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Cash” means all cash and cash equivalents of the Company and the Company Subsidiaries existing as of the Closing Date as determined in accordance with GAAP.

“Company Financial Statements” means, collectively, means (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006, December 31, 2007 and December 31, 2008, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the years then ended, together with the notes and schedules thereto; (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2009 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine (9) months ended September 30, 2008 and September 30, 2009, (iii) the audited consolidated balance sheet of Specialty Pharma, Inc. as of August 31, 2006, and the related audited consolidated statements of income, shareholders’ deficit and cash flows of Specialty Pharma, Inc. for the period from January 1, 2006 to August 1, 2006, together with the notes and schedules thereto; (iv) the audited balance sheet of New England Home Therapies, Inc. as of August 31, 2006, and the related audited statements of income, shareholders’ equity and cash flows of New England Home Therapies, Inc. for the period from January 1, 2006 to August 31, 2006, together with the notes and schedules thereto; and (v) the audited consolidated balance sheet of Deaconess Enterprises, Inc. as of December 31, 2006, and the related audited consolidated statements of income, stockholder’s equity and cash flows of Deaconess Enterprises, Inc. for the year ended December 31, 2006, together with the notes and schedules thereto.

“Company Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) general economic conditions affecting the United States that do not disproportionately affect the Company and the Company Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and the Company Subsidiaries operate (including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (iv) failure of the Company and the Company Subsidiaries to meet any financial projections or forecasts, and (v) effects resulting from compliance with the terms and conditions of this Agreement by the Company. For the avoidance of doubt, a Company Material Adverse Effect shall not be measured against financial projections or forecasts of the Company or the Company Subsidiaries.

“Company Net Indebtedness” means (a) all Indebtedness of the Company and the Company Subsidiaries minus (b) all Company Cash, in each case existing as of the Closing Date.

“Company Stock Option Plan” means the Critical Homecare Solutions Holdings, Inc. 2006 Equity Incentive Plan, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 13, 2009, by and between the Company and the Parent.

“Confidential Information” has the meaning given such term in the Confidentiality Agreement.

“Credit Agreements” means, collectively, the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Credit Agreements Payoff Amount” means the aggregate amount of outstanding principal and accrued but unpaid interest, fees and other amounts payable (including any prepayment penalties) as of the close of business in New York, New York on the Closing Date in respect of the Credit Agreements.

“date hereof” means the date of this Agreement.

“Debt Financing” means the financing contemplated by the Debt Financing Documents for the purpose of funding the transactions contemplated by this Agreement.

“Debt Financing Documents” means (a) the Commitment Letter, (b) the fee letter, dated as of the date hereof, among the Parent, Jefferies and Jefco (the “Fee Letter”) and (c) the engagement letter, dated as of November 21, 2009, between Parent and Jefco (the “Engagement Letter”), including, in the case of each of (a), (b) and (c), any exhibits, annexes and attachments thereto.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Environment” means soil, fill material, the land surface, or any other surface or subsurface strata, features, sediment, or material; surface waters, groundwater, wetlands, drinking water supplies or sources, or any other water bodies or other water features; any other natural resources or environmental features; outdoor air; any other environmental medium, environmental condition, or natural resource not described above; all biota, flora, and fauna; and any biota, flora, or fauna living in, on, or about any of the foregoing described above.

“Environmental Laws” means any applicable and binding Laws arising under or in connection with (i) protection, conservation or regulation of the Environment (including concerning any and all environmental media) or any Hazardous Material (including those that are located at, on, under, from, about, adjacent to, or near the Owned Real Property or the Leased Real Property), (ii) the conservation, management, or use of natural resources and wildlife, (iii) the management, manufacture, possession, handling, presence, use, generation, transportation, treatment, storage, release, threatened release, investigation, assessment, abatement, corrective action, removal, or remediation of, or exposure to, Hazardous Material or (iv) the protection or use of surface water, groundwater, or other water bodies or other water features.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” means the account(s) established by the Escrow Agent for purposes of holding the Escrow Amount.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement entered into among the Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, in form attached as Exhibit A hereto.

“Escrow Amount” means such number of shares of Parent’s Stock having an aggregate value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to $22,500,000, which shall be used solely for the purposes set forth in Sections 3.6(c), 12.2(a) and 13.1(a).

“Escrow Fund” means the Escrow Fund established pursuant to the Escrow Agreement excluding any dividends (other than stock dividends and stock splits) or other amounts earned thereon.

“Estimated Purchase Price” shall be equal to:

(i) $350,000,000,

(ii) minus the sum of:

(A) the amount of Company Expenses;

(B) the Estimated Company Net Indebtedness Amount;

(C) the Preferred Liquidation Amount;

(D) the Escrow Amount; and

(E) the Aggregate Option Consideration.

The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 3.6 hereof (the Estimated Purchase Price as so adjusted, the “Final Purchase Price”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the applicable exercise price payable to the Company by an Optionholder upon the exercise of each Option to purchase one share of Common Stock pursuant to an Option Agreement.

“First Lien Credit Agreement” means the Amended and Restated First Lien Credit Agreement, dated as of January 8, 2007, by and among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC (the “Bank”), Churchill Financial LLC, and Merrill Lynch Capital, as amended by the First Amendment to Amended and Restated First Lien Credit Agreement and First Amendment to Security Agreement and Consent to Amendment to Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto (as amended, modified and supplemented from time to time).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“Hazardous Material” means toxic substances, hazardous substances, pollutants, contaminants, petroleum and its derivatives, hazardous wastes and any other substance, waste, or material regulated by any Environmental Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (v) all capitalized lease obligations as determined under GAAP, (vi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (v) above, (vii) for clauses (i) through (vi) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any intercompany Indebtedness between the Company and any Company Subsidiary, (C) any Indebtedness incurred by the Parent and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) any deferred revenue, (F) any liability or obligation with respect to deferred Taxes and (G) any earnout arrangements.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Institutional Stockholders” means Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Capital Funding, Ltd.

“Interim Balance Sheet” has the meaning set forth in the definition of Company Financial Statements.

“IRS” means the United States Internal Revenue Service.

“Jefco” means Jefferies & Company, Inc., a Delaware corporation.

“Jefferies” means Jefferies Finance LLC, a Delaware limited liability company.

“knowledge of the Parent” or any similar phrase means the actual knowledge or awareness of the individuals identified on Schedule 1.1(a), and the knowledge or awareness that each such person would have obtained after reasonable inquiry of only those employees reporting directly to such person.

“knowledge of the Company” or any similar phrase means the actual knowledge or awareness of the individuals identified on Schedule 1.1(b), and the knowledge or awareness that each such person would have obtained after reasonable inquiry of only those employees reporting directly to such person.

“Kohlberg Entities” means Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Authority.

“Management Agreement” means that certain Management Agreement, dated as of September 19, 2006, between KCHS Holdings, Inc., a Delaware corporation, the Company, and Kohlberg & Company, LLC, a Delaware limited liability company, as amended by that certain letter agreement dated January 8, 2007.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Section 1396 et seq.).

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Section 1395 et seq.).

“Multiemployer Plan” has the meaning set forth in Section 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

“New Parent Stockholders Agreement” means the stockholders agreement entered into among the Parent and each of the other parties listed on the signature page thereto concurrently with the execution of this Agreement, in the form attached as Exhibit D hereto.

“Option” shall have the meaning as set forth in the definition of Option Agreements.

“Option Agreements” means each agreement between the Company and each of the optionholders listed on Annex B attached hereto (the “Optionholders”), setting forth the terms and conditions of such Optionholder’s right granted under the Company Stock Option Plan to purchase Common Stock (each such right an, “Option”), including the exercise price thereof.

“Option Cancellation” means the cancellation and payment of the Options immediately prior to the Closing pursuant to the terms and conditions of Section 3.7 hereof.

“Optionholders” shall have the meaning as set forth in the definition of Option Agreements.

“Parent Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports.

“Parent Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Parent and its Subsidiaries, taken as a whole; provided, however, that “Parent Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) general economic conditions affecting the United States that do not disproportionately affect the Parent and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Parent and its Subsidiaries operate (including any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (ii) effects arising from changes in laws or GAAP, (iii) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (iv) failure of the Parent and its Subsidiaries to meet any financial projections or forecasts, and (v) effects resulting from compliance with the terms and conditions of this Agreement by the Parent. For the avoidance of doubt, a Parent Material Adverse Effect shall not be measured against financial projections or forecasts of the Parent or its Subsidiaries.

“Parent SEC Reports” means all reports, schedules, forms, and exhibits required to be filed by the Parent with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed after January 1, 2006 through the date of this Agreement.

“Parent’s Stock” means the common stock, $0.0001 par value, of the Parent.

“Parent Stock Option Plan” means (a) the BioScrip, Inc. 2001 Incentive Stock Plan and (b) the BioScrip, Inc. 2008 Equity Incentive Plan.

“Parent Stock Value” means $8.3441.

“Per Share Amount at Closing” means an amount equal to the quotient obtained by dividing (a) the Estimated Purchase Price by (b) the number of Shares.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable, or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmens’, repairmens’, warehousemens’ or carriers’ Encumbrances arising in the ordinary course of business of the Company and the Company Subsidiaries, (iii) in respect of the Real Property: (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements and, railway siding agreements and other rights of record, (B) conditions, covenants or other similar restrictions of record, (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other non-monetary exceptions to title of record on, over or in respect of any Real Property, (D) encroachments and other similar matters that would be shown in an accurate survey of the Owned Real Property and (E) liens in favor of the lessors under the Leases, or encumbering the interests of the lessors under the Leases in the Leased Real Property, (iv) Encumbrances securing rental payments under capitalized and/or operating leases, (v) Encumbrances that do not otherwise materially detract from the value or current use of the applicable asset or Real Property, individually or in the aggregate, and (vi) the Encumbrances set forth on Schedule 1.2.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Date Taxable Period” means any taxable period (or portion thereof) ending on or before the Closing Date. Except as provided in the following sentence, for the purpose of appropriately apportioning any Taxes relating to a Straddle Period to a Pre-Closing Date Taxable Period, such apportionment shall be made assuming that the Company had a taxable year that ended at the close of business on the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period that is a Pre-Closing Date Taxable Period shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.

“Preferred Liquidation Amount” means all amounts payable to the holders of the Company’s Series A Preferred Stock as a result of the Closing pursuant to the Section 6 of the Company’s Certificate of the Powers, Designations, Preferences and Rights governing the Series A Preferred Stock.

“Prior Purchase Agreements” means (i) that certain Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of August 10, 2006, as amended by that certain Letter Agreement amending the Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P. and Critical Homecare Solutions, Inc., dated as of September 11, 2006, (ii) that certain Stock Purchase Agreement by and among New England Home Therapies, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of September 8, 2006, as amended by that certain First Amendment to Stock Purchase Agreement, dated as of September 19, 2006, by and among New England Home Therapies, Inc., Critical Homecare Solutions, Inc. and certain individuals named therein, (iii) that certain Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc., dated as of December 20, 2006, as amended by that certain First Amendment to Stock Purchase Agreement by and among Critical

Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of January 8, 2007, (iv) that certain Stock Purchase Agreement by and among Infusion Solutions, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of March 14, 2007, (v) that certain Partnership Interest Purchase Agreement by and among Applied Health Care, Ltd., Applied HC, L.L.C., the persons set forth on Schedule A thereto, CHS Applied Healthcare GP, Inc., and CHS Applied Healthcare LP, Inc., dated as of June 27, 2007, (vi) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Brunswick, Inc., Pradip Patel and Infusion Partners, Inc., (vii) that certain Stock Purchase Agreement dated as of July 25, 2007 by and among Option Care of Melbourne, Inc., Pradip Patel, Daksha Patel and Infusion Partners, Inc., (viii) that certain Stock Purchase Agreement dated as of August 3, 2007 by and among East Goshen Pharmacy, Inc., Gary Needham and Dennis W. Wildasin and Infusion Partners, Inc, (ix) that certain Stock Purchase Agreement, dated as of April 16, 2008, by and among Wilcox Medical Inc. and New England Home Therapies, Inc., (x) that certain Stock Purchase Agreement, dated as of December 22, 2008, by and among National Health Infusion, Inc., Debra L. Garner, Robert E. Hayes and Infusion Partners Inc., (xi) that certain Stock Purchase Agreement, dated as of September 23, 2008, by and among Scott-Wilson, Inc., Ben C. Scott and Infusion Partners, Inc., (xii) that certain Stock Purchase Agreement, dated as of June 10, 2009, by and among Option Health Ltd., Kathy Budge and Infusion Partners, LLC and (xiii) that certain Asset Purchase Agreement, dated as of August 11, 2007, by and among South Mississippi Home Health, Inc. and Excel Home Health Services, Inc.

“Purchase Price Cash Component” means the quotient, expressed as a percentage obtained by dividing (x) (i) the excess of the Cash Consideration at Closing over (ii) the Aggregate Cash Option Consideration by (y) the Estimated Purchase Price.

“Purchase Price Stock Component” means the percentage obtained by subtracting the Purchase Price Cash Component from 100.00%.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Reimbursement Approvals” means all Program Agreements and Third Party Payor Contracts.

“Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Rights Agreement” means that certain Rights Agreement, dated December 3, 2002, by and between the Parent and the Rights Agent, as amended, modified and supplemented from time to time.

“SEC” means the Securities and Exchange Commission.

“Second Lien Credit Agreement” means the Second Lien Term Loan Agreement, dated as of January 8, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Blackstone Corporate Debt Administration L.L.C. and Jefferies & Company, Inc. as amended by the First Amendment to Second Lien Term Loan Agreement and First Amendment to Security Agreement and Consent to Amendment of Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto (as amended, modified and supplemented from time to time).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, $0.001 par value, of the Company.

“Shares” means the issued and outstanding shares of Common Stock of the Company as of immediately prior to the Merger Effective Time.

“Stockholder” means, as of immediately prior to the Merger Effective Time, each holder of the issued and outstanding Shares.

“Stockholder Director Designees” shall mean Samuel P. Frieder and Gordon H. Woodward.

“Stockholder Percentage” means, for each Stockholder, the percentage set forth next to such Stockholder’s name on Annex C attached hereto.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (i) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, earnings, healthcare, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability in respect of any items described in clause (i) above whether as a result of transferee liability, being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in (i) or (ii) as a result of any tax sharing, tax indemnity, or tax allocation agreement or any other express or implied agreement to indemnify any other person. For the avoidance of doubt, “Taxes” shall not include any amounts payable to any Governmental Authority under any unclaimed property, abandonment, escheat or similar Law.

“Termination Date” means June 30, 2010.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Unrestricted Claims” means any indemnity claims (i) pursuant to ARTICLE XII with respect to: (A) any Specified Representations, (B) any intentional or willful breaches by the Company of any covenants or agreements set forth herein, and (C) any Stockholder Covenant to be made or performed following the Closing, and (ii) pursuant to Section 13.1.

“Warrant Agreement” means the warrant agreement entered into among the Parent and each of the other parties listed on the signature page thereto (each, a “Warrantholder”) on the Closing Date, in form attached as Exhibit E hereto.

“Warrants” means those warrants of the Parent to purchase shares of Parent’s Stock issued pursuant to the Warrant Agreement.

1.2 Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section

Accounting Firm	3.6(b)
Aggregate Cash Option Consideration	3.7(c)
Aggregate Option Consideration	3.7(e)
Agreement	Preamble
Alternative Financing	8.22(a)
Applicable Stock Value	3.9(c)
Basket Amount	12.3(b)
Cap	12.3(a)
Cash Option Consideration	3.7(c)

Term	Section

Certificates	3.3(a)
Certificate of Merger	2.2
CHS Stockholder Approval	Recitals
Claims Notice	12.4(b)
Closing Certificate	3.1(a)
Closing Date	4.1
Closing	4.1
Company Accreditation	6.16(e)
Company Accreditations	6.16(e)
Company Covenants	12.2(a)
Company Expenses	14.1
Company Benefit Plans	6.17(a)
Company Health Care License	6.16(j)
Company Health Care Licenses	6.16(j)
Company Indemnified Parties	8.13(a)
Company Reimbursement Approval	6.16(f)
Company Reimbursement Approvals	6.16(f)
Company Representations	12.1
Company Subsidiaries	6.3
Company Subsidiary	6.3
Company	Preamble
Controlled Group Liability	6.17(b)
Covered Entities	6.16(i)(i)
Cucuel	Recitals
Cut-Off Date	12.1
Definitive Proxy Statement	8.14(b)
DeMinimis Losses	11.3(b)
DGCL	Recitals
Estimated Company Net Indebtedness Amount	3.1(a)
Excess Cash Amount	3.9
Exchange Ratio	3.7(d)(ii)
Federal Privacy Regulations	6.16(i)
Federal Security Regulations	6.16(i)
Final Company Expenses	3.6(c)
Final Company Net Indebtedness	4.6(c)
Final Purchase Price	Other
Final Preferred Liquidation Amount	3.6(c)
Grandfathered Employees	8.11(a)
Health Care Audits	6.16(g)
Health Care Licenses	6.16(j)
HIPAA Requirements	6.16(i)
Indemnitee	12.2(b)
Indemnitees	12.2(b)
Insurance Policies	6.19

Term	Section

Intellectual Property Rights	6.8(b)
IP License	6.8(a)
Leased Real Property	6.20(b)
Leases	6.20(b)
Losses	12.2(a)
Material Contracts	6.10(a)
Merger Effective Time	2.2
Merger	Recitals
New Company Plan	3.7(a)
Non-Escrow Stock Consideration	3.9(b)
Notice of Disagreement	4.6(b)
Optionholder Per Share Amount	3.7(e)
Outstanding Option	3.7(a)
Owned Property Leases	6.20(a)(ii)
Owned Real Property	6.20(a)(i)
Parent	Preamble
Parent Adjustment Amount	4.6(c)
Parent Benefit Plans	7.19(a)
Parent Indemnitee	12.2(a)
Parent Permits	7.9(a)
Parent Stockholder Approval	7.23
Paul Weiss	8.10
Per Option Consideration	3.7(e)
Permits	6.13
Post-Signing Returns	8.21(a)
Preliminary Proxy Statement	8.14(a)
Press Release	8.15
Program Agreements	6.14(a)
Programs	6.14(a)
Qualified Plan	6.17(b)
Rights Agent	7.4(b)
Rights Amendment	7.4(b)
Roll Over Option	3.7(b)
Roll Over Optionholder	3.7(b)
Rule 144A Offering	8.5(b)
Special Meeting	8.14(a)
Specified Representations	12.1
Statement	4.6(a)
Stockholder Adjustment Amount	4.6(c)
Stockholder Covenant	12.2(a)
Stockholder Representations	12.1
Stockholder Indemnitee	12.2(b)
Stockholders’ Cash Amount	3.9(d)
Stockholders’ Representative	Preamble

Term	Section

Straddle Returns	13.2(b)
Surviving Corporation	2.1
Tax Indemnified Stockholder Parties	13.1(c)
Termination Expenses	11.3
Territory	8.12(c)
Third Party Payor Contracts	6.14(b)
Third Party Payors	6.14(b)
Threshold Percentage	3.9(a)
Voting Agreements	Recitals
WARN	6.17(g)
Warrant Value	3.9(e)

1.3 Interpretive Provisions.  Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II

THE MERGER

2.1 The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, with Merger Sub as the surviving entity. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”).

2.2 Effective Time.  As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing as the effective time of the Merger, such specified date and time, being the “Merger Effective Time”).

2.3 Effect of the Merger.  From and after the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, immunities, powers, purposes and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; By-Laws.  At the Merger Effective Time:

(a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.5 Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation at the Merger Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation at the Merger Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until successors are duly elected or appointed and qualified.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.1 Determination of Merger Consideration.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent a certificate (the “Closing Certificate”) setting forth (x) a good faith estimate of the amount of Company Net Indebtedness (the “Estimated Company Net Indebtedness Amount”), which shall include the Credit Agreement Payoff Amount, the amount of Assumed Indebtedness and the amount of Company Cash and (y) the amount of the (A) Preferred Liquidation Amount, (B) Company Expenses, (C) Estimated Purchase Price, (D) Per Share Amount at Closing, (E) Purchase Price Cash Component and (F) Purchase Price Stock Component.

(b) In connection with finalizing the Closing Certificate, the Company shall also deliver to the Parent a schedule setting forth the types and amounts of merger consideration to which the holders of Common Stock are entitled, including wire instructions in the case of payments to be made at Closing by wire transfer and the names of Stockholders who will receive shares of Parent’s Stock in partial or full satisfaction of the merger consideration owing to such Stockholder under the terms and conditions of this Agreement.

(c) The Parent acknowledges and agrees for the benefit of the Stockholders receiving shares of Parent’s Stock hereunder that the record date of ownership for dividend purposes of Parent’s Stock acquired hereunder shall be the Closing Date, even if Parent’s Stock is distributed to a Stockholder pursuant to the terms of this Agreement after the Closing Date.

3.2 Conversion of Common Stock; Cancellation of Series A Preferred Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of Common Stock, the following shall occur:

(i) Conversion Generally.  At the Merger Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive:

(A) the Per Share Amount at Closing, which aggregate amount per share of Common Stock shall be payable, subject to Section 3.9, in the form of (x) a cash payment equal to the product of the Per Share Amount at Closing multiplied by the Purchase Price Cash Component, which cash payment shall be payable by wire transfer of immediately available funds, without interest, (y) such number of shares of Parent’s Stock having a value (with each share valued using the Parent Stock Value) equal to the product of the Per Share Amount at Closing multiplied by the Purchase Price Stock Component; and

(B) following the Closing, its pro rata share of any distributions to be made to the Stockholders from the Escrow Funds.

Upon such conversion, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto except the right to receive the consideration specified in this Section 3.2(a)(i).

(ii) Parent-Owned Shares.  Any shares of Common Stock owned by the Parent or any of its wholly owned Subsidiaries shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefor.

(iii) Cancellation of Treasury Shares.  Each share of Common Stock held in the Company treasury immediately prior to the Merger Effective Time shall be canceled and extinguished without any conversion thereof, and no merger consideration or other consideration shall be delivered in exchange therefor.

(iv) Merger Sub.  Upon the consummation of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so represented, and the shares so represented shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Series A Preferred Stock.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of Series A Preferred Stock, each share of Series A Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive a pro rata portion of the Preferred Liquidation Amount payable without interest pursuant to Section 4.2(g). Upon such conversion, all such shares of Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto except the right to receive the consideration specified in this Section 3.2(b).

3.3 Exchange of Certificates for Common Stock.

(a) Exchange Procedures.  As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company and the Parent shall send to each holder of record of a certificate or certificates representing outstanding shares of Common Stock (the “Certificates”) (i) a letter of transmittal in such form and having such provisions reasonably acceptable to the Parent and the Stockholders’ Representative and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the merger consideration payable in respect of the number of Shares represented by such Certificates. At the Merger Effective Time, upon surrender of a Certificate for cancellation to the Parent together with such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable type and portion of the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Such payment of the applicable portion of the merger consideration shall be paid to such holder by the Parent (i) on the Closing Date, if such holder has on or prior to the Merger Effective Time delivered to the Parent such Certificate, together with such letter of transmittal, properly completed and duly executed, or (ii) within two (2) Business Days from the delivery of such Certificate, together with such letter of transmittal, properly completed and duly executed, if such Certificate and letter of transmittal are delivered following the Closing Date. No interest shall be paid or shall accrue on any merger consideration. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the merger consideration payable in respect of such shares of Common Stock may be paid to a transferee if the Certificate representing such shares of Common Stock is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the applicable portion of the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, without any interest thereon; provided, however, that no certificates representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates by any holder thereof pursuant to this Section 3.3(a). Any fractional shares that would otherwise be issuable pursuant to this Section 3.3(a) shall be converted into cash at the Parent Stock Value.

(b) Further Rights in Common Stock.  The merger consideration issued upon conversion of a share of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Common Stock (other than any rights such holder may have to receive its pro rata share of any distributions to be made to the Stockholders from the Escrow Funds).

(c) No Liability.  None of the Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash or shares of Parent’s Stock from the merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificates have not been surrendered prior to five years after the Closing (or immediately prior to such earlier date on which any merger consideration in respect of those Certificates would otherwise escheat to or become the property of any Governmental Authority), any merger consideration payable in respect of those Certificates shall, to the extent permitted by applicable Law, become the property of the Parent, free and clear of all claims or interests of any Person previously entitled to that merger consideration.

(d) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond (other than the Institutional Stockholders), in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent shall pay in exchange for such lost, stolen or destroyed Certificate the merger consideration payable in respect of the shares of Common Stock represented by such Certificate, without any interest thereon.

3.4 Stock Transfer Books.  At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. From and after the Merger Effective Time, the holders of Certificates representing shares of Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by Law. Subject to Section 3.3(c), at or after the Merger Effective Time, any Certificates presented to the Parent for any reason shall be exchanged for the merger consideration payable in respect of the shares of Common Stock represented by such Certificates, without any interest thereon.

3.5 Withholding Taxes.  Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (which, for the avoidance of doubt, may also include any amounts payable into or out of the Escrow Account) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of which such deduction and withholding was made.

3.6 Purchase Price Adjustment.

(a) Within sixty (60) calendar days after the Closing Date, the Parent shall deliver to the Stockholders’ Representative a statement (the “Statement”) of the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses.

(b) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following the date on which the Statement was delivered to the Stockholders’ Representative, unless the Stockholders’ Representative delivers written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement. If a Notice of Disagreement is received by the Parent in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Stockholders and the Parent on the earlier of (i) the date the Stockholders’ Representative and the Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm pursuant to this Section 3.6(b). During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and the Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Stockholders’ Representative and the Parent have not resolved in writing the matters specified in the Notice of Disagreement, the Stockholders’ Representative and the Parent shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 3.6(b), only such matters specified in the Notice of Disagreement that remain in dispute. The Accounting Firm shall be KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Stockholders’ Representative and the Parent in writing. The Stockholders’ Representative and the Parent shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) calendar days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were properly included or omitted and the Accounting Firm is not to make any other determination. The Accounting Firm’s decision shall be based solely on written submissions by the Stockholders’ Representative and the Parent and their respective representatives and not by independent review and shall be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.6(b) shall be borne pro rata as between the Stockholders, on the one hand, and the Parent, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Stockholders’ Representative and the Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(c) For the purposes of this Agreement, “Final Company Net Indebtedness” means the Company Net Indebtedness, “Final Preferred Liquidation Amount” means the Preferred Liquidation Amount, and “Final Company Expenses” means the Company Expenses, in each case as finally agreed or determined in accordance with Section 3.6(b). The Estimated Purchase Price shall be increased (any such increase, the “Stockholder Adjustment Amount”) by the sum of (i) the amount, if any, that the Estimated Company Net Indebtedness Amount exceeds the Final Company Net Indebtedness, (ii) the amount, if any, that the Preferred Liquidation Amount set forth in the Closing Certificate exceeds the Final Preferred Liquidation Amount, and (iii) the amount, if any, that the Company Expenses set forth in the Closing Certificate exceeds the Final Company Expenses. The Estimated Purchase Price shall be decreased (any such decrease, the “Parent Adjustment Amount”) by the sum of (i) the amount, if any, that the Final Company Net Indebtedness exceeds the Estimated Company Net Indebtedness Amount, (ii) the amount, if any, that the Final Preferred Liquidation Amount exceeds the Preferred Liquidation Amount set forth in the Closing Certificate, and (iii) the amount, if any, that the Final Company Expenses exceeds the Company Expenses set forth in the Closing Certificate. If the Stockholder Adjustment Amount exceeds the Parent Adjustment Amount, the Parent shall, within five (5) Business Days after the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are determined, subject to Section 3.9, make payment by wire transfer of immediately available funds to the Stockholders in accordance with their respective Stockholder Percentage in the amount of any such excess. If the Parent Adjustment Amount exceeds the Stockholder Adjustment Amount, the Parent and the Stockholders’ Representative shall, within five (5) Business Days after the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are determined, cause the Escrow Agent to release to Parent a number of shares of Parent’s Stock from the Escrow Fund in accordance with the terms of the Escrow Agreement having a value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to such excess.

(d) No actions taken by the Parent on its own behalf or on behalf of the Company or any Company Subsidiary, on or following the Closing Date shall be given effect for purposes of determining the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses. During the period of time from and after the Closing Date through the final determination and payment of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6, the Parent shall afford, and shall cause the Company and each Company Subsidiary to afford, to the Stockholders and any accountants, counsel or financial advisers retained by the Stockholders in connection with the review of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives (including the Company’s accountants) and records of the Company, each Company Subsidiary and such representatives (including the work papers of the Company’s accountants) relevant to the review of the Statement and the Parent’s determination of Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses in accordance with this Section 3.6.

3.7 Treatment of Options and Aggregate Option Consideration.

(a) The Company immediately before the Closing shall take all actions necessary so that each Optionholder of each Option then outstanding and unexercised has a fully vested right to exercise such Option (each an “Outstanding Option”), and Parent effective at the Closing shall assume and adopt the Company Stock Option Plan (the Company Stock Option Plan as so assumed and adopted being the “New Company Plan”) and substitute shares of Parent Stock for shares of Common Stock, the number of which shall be determined by multiplying the number of shares of Company Stock available for issuance under the Company Stock Option Plan immediately before the Closing by the Exchange Ratio and rounding down to the nearest whole share of Parent Stock.

(b) Each Optionholder’s right to purchase Common Stock under each Outstanding Option (or part of an Outstanding Option) under the Company Stock Option Plan that is designated as a “Roll Over Option” pursuant to the formula set forth on Schedule 3.7 shall be assumed by the Parent at the Closing, and Parent effective at the Closing shall convert each such Outstanding Option (or part of an Outstanding Option) into a fully vested option to purchase Parent Stock under the New Company Plan in accordance with Section 3.7(d) (each so converted Outstanding Option (or part of an Outstanding Option) being a “Roll Over Option”, and the holder of each such Roll Over Option being a “Roll Over Optionholder”).

(c) Parent, at the Closing, shall pay to each Optionholder an amount in cash equal to the Per Option Consideration, if any, with respect to each Outstanding Option (other than a Roll Over Option) held by such Optionholder, and the aggregate amount of such payments shall be the “Aggregate Cash Option Consideration”. Each Optionholder’s right to purchase Common Stock pursuant to any Outstanding Option shall (subject to Section 3.7(b)) be cancelled effective at the Closing and shall have no further force or effect whatsoever.

(d) With respect to each Roll Over Optionholder, effective as of the Closing:

(i) Each Roll Over Option shall represent a fully vested right to acquire the number of validly issued, fully paid and non-assessable shares of Parent’s Stock equal to the product of (i) the number of Shares subject to the related Outstanding Option (or the applicable part of the related Outstanding Option) immediately before the Closing multiplied by (ii) the Exchange Ratio, provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per Share of each Roll Over Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per Share under the related Outstanding Option immediately prior to the Closing by (ii) the Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent).

(ii) If the conversion of an Outstanding Option (or part of an Outstanding Option) into a Roll Over Option described in Section 3.7(d)(i) involves a fractional share of Parent Stock which is rounded down to the nearest whole share of Parent Stock, Parent shall pay the affected Roll Over Optionholder an amount equal to the Parent Stock Value multiplied by the fractional share, rounded to two decimal places, and such payment shall be made at the same time payments are made pursuant to Section 3.7(c).

(iii) The term “Exchange Ratio” shall mean the quotient obtained by dividing (i) the Optionholder Per Share Amount by (ii) Parent Stock Value.

(iv) The terms of each Roll Over Option shall (except as necessary or appropriate to reflect the conversion and as consistent with the regulations under Section 409A of the Code) be the same as the terms of the related Outstanding Option immediately prior to the Closing, including the terms of the Company Stock Option Plan and the applicable award agreement for the related Outstanding Option. Promptly after the Closing, the Parent shall cause the Roll Over Options to be registered under a Form S-8 registration statement of the Parent filed under the Securities Act. The Roll Over Optionholder shall not be entitled to any additional benefits or be subject to any additional restrictions that he or she did not have under his or her related Outstanding Option.

(e) The term “Aggregate Option Consideration” shall mean the aggregate of the Per Option Consideration related to each Outstanding Option (including an option which is converted into a Roll Over Option), and the “Per Option Consideration” for each Outstanding Option (including an option which is converted into a Roll Over Option) shall be an amount equal to the product of (I) the excess, if any, of (i) the Optionholder Per Share Amount over (ii) the Exercise Price for such Outstanding Option, multiplied by (II) the number of shares of Common Stock subject to such Outstanding Option. The “Optionholder Per Share Amount” equals the quotient obtained by dividing (A) (x) the Estimated Purchase Price (without reduction for the Aggregate Option Consideration or the Escrow Amount) plus (y) the aggregate Exercise Price for all Outstanding Options (including options which are converted into Roll Over Options) by (B) the sum of (1) the total number of Shares and (2) the number of shares of Common Stock subject to all Outstanding Options (including options which are converted into Roll Over Options); provided that if this calculation results in an Optionholder Per Share Amount being less than the Exercise Price of any of the Outstanding Options, then the same calculation should be repeated but only those Outstanding Options with Exercise Prices less than the Optionholder Per Share Amount produced in the first calculation shall be included in such subsequent calculation, including for the purposes of clauses (A)(y) and (B)(2) thereof.

(f) To the extent permissible by applicable law, the Stockholders and the Parent shall treat, and cause their Affiliates to treat, the U.S. federal and state income tax deductions resulting from (i) the payment obligations of the Company in cancellation of the Options described in this Section 3.7 (other than Roll Over Options), (ii) the U.S. federal and state income tax deductions resulting from the accrual or payment of any Indebtedness (including the deduction of unamortized debt issuance costs incurred in connection with the Indebtedness repaid at or before Closing) and (iii) Company Expenses, to the extent deductible, as deductible in the Pre-Closing Date Taxable Period, and, in the case of a Straddle Period, as allocable for the purposes of this Agreement to the Pre-Closing Date Taxable Period included in such Straddle Period, and shall not take any position inconsistent therewith. For the avoidance of doubt, the Stockholders and the Parent shall not treat, and shall cause their Affiliates not to treat, the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state or local Tax Law as applying to the deductions described in the previous sentence, and no elections that would result in the ratable allocation of such deductions shall be made under Treasury Regulation Section 1.1502-76(b)(2) or any similar provision of state or local Tax Law.

(g) Escrow Funds.  The Escrow Fund shall (a) be used solely for the purposes set forth in Section 3.6(c), Section 12.2(a) and Section 13.1(a); provided that the permitted use under Section 3.6(c) shall terminate five (5) Business Days after the date on which each of the Final Company Net Indebtedness, the Final Preferred Liquidation Amount and the Final Company Expenses are finally agreed or determined, (b) thereafter be used solely to satisfy any claims of the Parent for indemnification pursuant to Section 12.2(a) and Section 13.1(a) made from and after Closing but on or before the Cut-Off Date applicable to the representation, warranty, covenant or indemnity to which such claim(s) relates and (c) terminate at 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date (other than with respect to claims in subparagraph (b) above made on or before the applicable Cut-Off Date). Any shares of Parent’s Stock remaining in the Escrow Fund other than amounts with respect to claims in subparagraph (b) above made on or before the applicable Cut-Off Date shall thereafter be distributed to the Stockholders based on such Stockholder’s Stockholder Percentage. The Escrow Fund shall be held and disbursed solely for the respective purposes and in accordance with the terms hereof and the Escrow Agreement.

3.8 Relationship Among the Stockholders.

(a) Each Stockholder hereby irrevocably appoints the Stockholders’ Representative as the sole representative of the Stockholders to act as the agent and on behalf of such Stockholders regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the determination of the Company Net Indebtedness, the Preferred Liquidation Amount and the Company Expenses under Section 3.6; (ii) determining whether the conditions to closing in ARTICLE X have been satisfied and supervising the Closing, including waiving any condition, as determined by the Stockholders’ Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE XI; (iv) taking any and all actions that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 14.2; (v) accepting notices on behalf of the Stockholders in accordance with Section 14.5; (vi) taking any and all actions that may be necessary or desirable, as determined by the Stockholders’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to ARTICLE XII hereof, (vii) delivering or causing to be delivered to the Parent at the Closing certificates representing the Shares to be sold by the Stockholders hereunder; (viii) executing and delivering, on behalf of the Stockholders, any and all notices, documents or certificates to be executed by the Stockholders, in connection with this Agreement and the transactions contemplated hereby and (ix) granting any consent, waiver or approval on behalf of the Stockholders under this Agreement. As the representative of the Stockholders under this Agreement, the Stockholders’ Representative shall act as the agent for all Stockholders, shall have authority to bind each such Person in accordance with this Agreement, and the Parent may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to the Parent. The Parent may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholders’ Representative in connection with this Agreement in writing and signed by an officer of the Stockholders’ Representative.

(b) Each Stockholder hereby appoints the Stockholders’ Representative as such Stockholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Stockholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Stockholder’s Shares as fully to all intents and purposes as such Stockholder might or could do in person. In acting as the sole representative of the Stockholders hereunder prior to the Closing Date, the Stockholder’s Representative shall take such actions consistent with and in accordance with the terms of the CHS Stockholders Agreement.

(c) The Stockholders’ Representative (in its capacity as Stockholders’ Representative) shall have no liability to the Parent for any default under this Agreement by any other Stockholder. Except for fraud or willful misconduct on its part, the Stockholders’ Representative shall have no liability to any other Stockholder under this Agreement for any action or omission by the Stockholders’ Representative on behalf of the other Stockholders.

3.9 Limitation on Cash Consideration Payable to the Stockholders.  Notwithstanding anything in this Agreement to the contrary, the Parent shall in no event pay the Stockholders any amounts of cash in exchange for Common Stock if the Threshold Percentage would be less than 40.5% after such payment. To the extent that an amount of cash otherwise payable to the Stockholders under this Agreement would cause the Threshold Percentage to be lower than 40.5% at the time of such payment (such excess amount, the “Excess Cash Amount”), such Excess Cash Amount shall be payable in an equivalent amount of Parent’s Stock (with each share of Parent’s Stock valued for this purpose using the Applicable Stock Value), provided that any fractional share of Parent’s Stock shall be rounded up or down to the nearest whole share.

(a) The term “Threshold Percentage” shall mean the quotient, expressed as a percentage, obtained by dividing (i) the Non-Escrow Stock Consideration by (ii) the sum of (A) the Non-Escrow Stock Consideration plus (B) the Stockholders’ Cash Amount plus (C) the Preferred Liquidation Amount plus (D) the Warrant Value.

(b) The term “Non-Escrow Stock Consideration” shall mean, as of the date of a given payment, the product of (i) the aggregate number of shares of Parent’s Stock delivered to the Stockholders pursuant to this Agreement, excluding the Escrow Amount (whether or not such shares are distributed to the Stockholders) multiplied by (ii) the Applicable Stock Value.

(c) The term “Applicable Stock Value” shall mean the average of the high and low selling prices of a share of Parent’s Stock quoted on the National Association of Securities Dealers Automated Quotations System Global Market, as reported by The Wall Street Journal, for the last trading day immediately prior to (i) the date hereof if, as of the Closing Date, Temp. Reg. section 1.368-1(e)(2) has not expired or has been replaced by a regulation permitting or requiring Parent’s Stock to be valued, for purposes of applying the continuity of interest requirement under Section 368 of the Code, on the last trading day immediately prior to the date hereof, or (ii) the Closing Date if the condition described in clause (i) is not satisfied as of the Closing Date.

(d) The term “Stockholders’ Cash Amount” shall mean, as of the date of a given payment, the aggregate amount of cash paid to the Stockholders in exchange for Common Stock. For the avoidance of doubt, the Stockholders’ Cash Amount shall include all amounts of cash paid to the Stockholders pursuant to the penultimate sentence of Section 3.6(c) and pursuant to Section 13.5(a).

(e) The term “Warrant Value” shall mean $15,000,000, which the parties agree shall represent the aggregate fair market value of the Warrants as of the date hereof.

ARTICLE IV

THE CLOSING; TRANSACTIONS TO BE EFFECTED AT THE CLOSING

4.1 Closing; Closing Date.  The closing of the Merger contemplated hereby (the “Closing”) shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in ARTICLE IX and ARTICLE X (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Stockholders’ Representative and the Parent may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

4.2 Transactions to be Effected at the Closing.  At the Closing, the following transactions shall be effected by the parties:

(a) the Stockholders shall deliver to the Parent Certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer Tax stamps, if any, affixed, and the letter of transmittal described in Section 3.3 required to be delivered by each Stockholder prior to payment of any merger consideration by the Parent hereunder;

(b) upon receipt of the information and documentation referenced in Section 4.2(a) above for a Stockholder, the Parent shall deliver to such Stockholder sufficient cash, shares of Parent’s Stock and Warrants to make all deliveries to such Stockholder pursuant to Section 3.2(a)(i). The cash payment described herein shall be by wire transfer of immediately available funds to a bank account designated in writing by each such Stockholder (such designation to be made at least two (2) Business Days prior to the Closing Date);

(c) the Company shall pay to each Optionholder (other than in respect of a Roll Over Option), by wire transfer of immediately available funds, check or direct deposit, an amount equal to such Optionholder’s portion of the Aggregate Cash Option Consideration in accordance with Section 3.7 herein plus any amount described in Section 3.7(d)(ii); provided that with respect to each Option, the amount paid to an Optionholder shall be reduced by all applicable withholding amounts, if any, with respect to the exercise of the underlying Option in accordance with Section 3.7 herein and Parent shall issue the Roll Over Options to the Roll Over Optionholders;

(d) the Parent shall deliver to the Company an amount equal to the Aggregate Cash Option Consideration, payable by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing);

(e) the Parent shall deliver to the Bank on behalf of the Company an amount equal to the Credit Agreements Payoff Amount;

(f) the Parent shall deliver to the Company by wire transfer of immediately available funds to such bank accounts of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Preferred Liquidation Amount;

(g) the Company shall pay the Preferred Liquidation Amount to the holders of the Series A Preferred Stock;

(h) the Parent shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Company Expenses;

(i) the Company shall pay the Company Expenses;

(j) the Parent shall deliver to the Escrow Agent the Escrow Amount consisting of the shares of Parent’s Stock to be held in the Escrow Fund; and

(k) the Parent shall issue to each Warrantholder the number of Warrants set forth opposite such Warrantholder’s name on Annex D attached hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants (solely with respect to itself and with respect to no other Person) to the Parent as follows:

5.1 Organization.  Such Stockholder (other than any Stockholder that is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

5.2 Binding Obligations.  Such Stockholder (other than any Stockholder that is an individual) has all requisite corporate, partnership or other authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery and performance of this Agreement by such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Parent and Merger Sub, constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

5.3 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder and performance by such Stockholder of its obligations hereunder (i) do not result in any violation of the applicable organizational documents of such

Stockholder, if applicable, (ii) except as set forth on Schedule 5.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which its properties are subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Stockholder or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair such Stockholder’s ability to consummate the transactions contemplated hereby.

5.4 No Authorization or Consent Required.  Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 5.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by such Stockholder in connection with the due execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair such Stockholder’s ability to consummate the transactions contemplated hereby.

5.5 The Shares.  Schedule 5.5 accurately sets forth such Stockholder’s record ownership of the Company’s capital stock and options to purchase the Company’s capital stock as of the date hereof. Other than the shares of capital stock of the Company owned and options to purchase the capital stock of the Company held by such Stockholder as listed on Schedule 5.5 hereto, such Stockholder has no other equity interests or rights to acquire equity interests in the Company as of the date hereof. Such Stockholder has good and valid title to the Shares, free and clear of all Encumbrances, except (i) Permitted Encumbrances against the Shares all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities laws, and (iii) Encumbrances created by the acts of Parent, Merger Sub or their Affiliate. Other than the CHS Stockholders Agreement, the Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares (other than liens on the Common Stock owned by the Institutional Stockholders in connection with indebtedness of such Institutional Stockholders, which liens shall be released on or prior to the Closing Date).

5.6 Investment Representations.

(a) Such Stockholder is acquiring the shares of Parent’s Stock to be issued pursuant to ARTICLE II solely for such Stockholder’s account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution;

(b) Such Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Parent’s Stock other than this Agreement and the New Parent Stockholders Agreement;

(c) Such Stockholder is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act; and

(d) Such Stockholder (A) is able to bear the economic risk of an investment in the Parent’s Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that he or it is capable of evaluating the merits and risks of the proposed investment in the Parent’s Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of the Parent concerning any and all matters relating to the transactions contemplated by this Agreement and (E) as of the date hereof, has received and reviewed copies of the Parent’s most recent annual report on Form 10-K, most recent proxy statement and all other reports filed under Section 13(a) of the Exchange Act since the date of filing of the Parent’s most recent annual report on Form 10-K prior to the date hereof.

5.7 Exclusivity of Representations.  The representations and warranties made by such Stockholder in this Agreement are the exclusive representations and warranties made by such Stockholder. Such Stockholder hereby disclaims any other express or implied representations or warranties.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent as follows:

6.1 Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company and each Company Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company or any Company Subsidiary. The Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a material adverse effect on the Company’s or each such Company Subsidiary’s ability to consummate the transactions contemplated hereby. Schedule 6.1 sets forth a complete and correct list of all jurisdictions in which the Company and the Company Subsidiaries are qualified or licensed to do business as a foreign corporation.

6.2 Capitalization of the Company.

(a) Schedule 6.2 sets forth a complete and accurate list of the number and type of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof. Except as set forth on Schedule 6.2, there are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). There are no contracts to which the Company or any Stockholder is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. Except as set forth in the CHS Stockholders Agreement, there are no registration rights, irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.

(b) All of the issued and outstanding shares of capital stock of the Company are (i) duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and (ii) have been issued in compliance with all applicable Laws, including, without limitation, all federal and state securities laws.

6.3 Subsidiaries.  Schedule 6.3 sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and the authorized, issued and outstanding capital stock of the Company Subsidiary. Each of the outstanding shares of capital stock of the Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is directly owned of record as set forth on Schedule 6.3, free and clear of any Encumbrances other than (i) Permitted Encumbrances to be removed prior to or at Closing, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances created by the Parent’s or its Affiliates’ acts. There is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever to which any such Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock of such Company

Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any Company Subsidiary to which the Company or any Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. There are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, such Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary. Except as set forth on Schedule 6.3, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than the Company Subsidiaries in the case of the Company).

6.4 Binding Obligation.  Except for the CHS Stockholder Approval, the Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the CHS Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

6.5 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder (i) does not result in any violation of the charter or by-laws of the Company or the Company Subsidiaries, (ii) except as set forth on Schedule 6.5, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract, and (iii) except for the applicable requirements of the HSR Act, does not violate any material existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties.

6.6 No Authorization or Consents Required.  Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 6.5 and 6.6, no consent, order, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any consents, orders, authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the business or the operation of the Company and the Company Subsidiaries, taken as a whole, or materially impair the Company’s ability to consummate the transactions contemplated hereby.

6.7 Financial Statements.

(a) The balance sheets included in the Company Financial Statements fairly present, in all material respects, the financial position of the Company as of their respective dates, and the other related statements included in the Company Financial Statements fairly present, in all material respects, the results of operations and cash flows for the periods indicated therein in accordance with GAAP applied on a consistent basis, and in the case of unaudited financial statements, subject to normal year end audit adjustments (none of which will individually or in the aggregate be material) and the absence of related notes, as applicable.

(b) The Company Financial Statements were prepared from the books and records of the Company and the Company Subsidiaries. The books of account and other financial records of the Company and the Company Subsidiaries (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein and (ii) are in good order and have been properly maintained in all material respects in accordance with good business and accounting practices.

(c) The Company and the Company Subsidiaries do not have any material liabilities, of any nature required to be included in the Company Financial Statements (including any notes thereto) or otherwise required to be disclosed in a balance sheet in accordance with GAAP except for liabilities (i) included or reserved in, or disclosed by, the Company Financial Statements or (ii) incurred after September 30, 2009, in the ordinary course of business consistent with past practice.

(d) Except with respect to earn-out arrangements set forth on Schedule 6.7(d), neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company Financial Statements.

(e) Except as set forth on Schedule 6.7(e), since January 1, 2006, neither the Company nor any Company Subsidiary has received any notification from its internal audit personnel or its independent public accountants of (i) a “significant deficiency” or (ii) a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.

6.8 Intellectual Property.

(a) Schedule 6.8(a) sets forth a list of registrations, issuances, filings, applications and corporate names for all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company or the Company Subsidiaries and all material license agreements relating to Intellectual Property Rights to which the Company or any Company Subsidiary is a party (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (each such license, an “IP License”).

(b) Except as set forth on Schedule 6.8(b), the Company or the Company Subsidiaries, as applicable, owns, or possesses licenses or other rights to use, all patents, trademarks and service marks (registered or unregistered), trade names (including the Company’s and each Company Subsidiary’s corporate name and logo), uniform resource locators and Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration or protection, which are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the “Intellectual Property Rights”), free and clear of any Encumbrances other than Permitted Encumbrances. Each IP License to which the Company or any Company Subsidiary is a party (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the knowledge of the Company, the other relevant parties thereto, (ii) is in full force and effect and (iii) none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any IP License.

(c) To the Knowledge of the Company, the execution and delivery of this Agreement will not cause the Company nor any Company Subsidiary to be in violation or default under any IP License relating to the Intellectual Property Rights listed in Schedule 6.8(a).

(d) The validity of the Intellectual Property Rights owned by the Company or any Company Subsidiary and the title or rights to use thereof has not been objected to by any third party, which objection has been communicated to the Company or any Company Subsidiary, or challenged in any opposition, invalidation or cancellation proceeding or any litigation to which the Company or any Company Subsidiary is a party, nor to the knowledge of the Company, is any such objection or opposition, invalidation or cancellation proceeding or litigation threatened in writing.

(e) Except as set forth on Schedule 6.8(e), to the knowledge of the Company, no Person is infringing upon or violating any of the Intellectual Property Rights owned by the Company or any Company Subsidiary and, to the knowledge of the Company, none of the Intellectual Property Rights owned by the Company or any Company Subsidiary infringe or are alleged to infringe any trademark, service mark or trade name of any other Person.

6.9 Compliance with the Laws.  Other than with respect to Taxes, Health Care, ERISA or Environmental Laws, which matters are covered under Sections 6.12, 6.14, 6.15, 6.16, 6.17 and 6.18, respectively, and except as set forth on Schedule 6.9, (a) the business of the Company and the Company Subsidiaries is not being conducted in any material respect in violation of any Laws and (b) each of the Company and the Company Subsidiaries is, and since March 31, 2008, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 6.9, none of the Company or the Company Subsidiaries have received, since March 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.

6.10 Contracts.

(a) Schedule 6.10(a) lists or describes, and true and complete copies have been made available to the Parent of, all contracts, agreements and instruments (other than Company Benefit Plans, Leases and purchase orders) to which the Company or any Company Subsidiary is a party or to which their respective assets, property or business are bound or subject or which the Company or any Company Subsidiary has any outstanding rights or obligations (collectively, the contracts listed on Schedule 6.10(a), Schedule 6.14(a) and Schedule 6.14(b) are referred to herein as the “Material Contracts”):

(i) any agreement (or group of related agreements) (x) for the sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing of services, which involves consideration in excess of $500,000 in any calendar year or (y) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services by a third party, which involves payment by the Company or any Company Subsidiary of consideration in excess of $500,000 in any calendar year or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $500,000 per annum in any future calendar year during the term of such agreement;

(ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii) in respect of (x) any Assumed Indebtedness having a principal amount outstanding in excess of $75,000 and (y) any of the items covered in the exclusions to the definition of Indebtedness (other than Indebtedness incurred by the Parent or any of its Affiliates);

(iv) that contains a covenant not to compete, or other material covenant restricting the development, manufacture, marketing or distribution of products and services of the Company or any Company Subsidiary, in each case that materially limits the conduct of the business of the Company or any Company Subsidiary as presently conducted;

(v) that relates to the acquisition or disposition of any business by the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) since September 1, 2006 and any Prior Purchase Agreement;

(vi) that imposes any material confidentiality, standstill or similar obligation on the Company or any Company Subsidiary, except for those entered into in the ordinary course of business or in connection with the sale process of the Company or in connection with the proposed acquisition of any Person;

(vii) that contains a right of first refusal, first offer or first negotiation;

(viii) in respect of any joint venture, partnership or strategic alliance;

(ix) pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party; and

(x) any agreement that required during calendar year 2009 or that is reasonably expected to require, in the future, payments from the Company or any Company Subsidiary to any person or organization who, to the knowledge of the Company, has made referrals to Company or any Company Subsidiary.

(b) With respect to all Material Contracts, none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party to any such contract is in material breach thereof or default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time or both, would constitute such a material breach or default by the Company, any Company Subsidiary or, to the knowledge of the Company, any other party. Except as set forth on Schedule 6.10(b), neither the Company nor any Company Subsidiary has made any claim against any other party to a Prior Purchase Agreement for indemnification or otherwise, and to the knowledge of the Company there is no reasonable basis for making any such claim.

6.11 Litigation.  Except as set forth in Schedule 6.11 and with respect to any workers’ compensation claims, there are no material claims, actions or legal proceedings pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Company Subsidiary or any material portion of their respective properties or assets before any Governmental Authority against or involving the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is operating under, subject to, or in default with respect to, any materially unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

6.12 Taxes.  Except as set forth on Schedule 6.12:

(a) all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed, and all such Tax Returns are true, complete and correct in all material respects;

(b) the Company and each Company Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 6.12(a);

(c) all deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely paid, settled or properly reflected in the Company Financial Statements;

(d) no action, proceeding, investigation, inquiry or audit is pending with respect to any Taxes due from or with respect to the Company or any Company Subsidiary, nor does the Company have knowledge of any pending or threatened action, proceeding, investigation, inquiry or audit by any taxing authority;

(e) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;

(f) neither the Company nor any Company Subsidiary has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group the common parent of which is the Company;

(g) neither the Company nor any Company Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);

(h) neither the Company nor any Company Subsidiary has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b);

(i) the Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws;

(j) the Company has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;

(k) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary;

(l) neither the Company nor any Company Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, or (C) as a result of an election under Section 1362 of the Code, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing;

(m) neither the Company nor any Company Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes other than as set forth in the Prior Purchase Agreements;

(n) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction; and

(o) neither the Company nor any Company Subsidiary has taken or agreed to take, or has failed to take, any action, nor is the Company or any Company Subsidiary aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

6.13 Permits.  Schedule 6.13 sets forth for the Company and each Company Subsidiary, all licenses, permits, authorizations, franchises and certifications of Governmental Authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices, permits and rights held by the Company or such Company Subsidiary which are material to the Company and each Company Subsidiary necessary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Permits”). There are no other material Permits required by the Company or any Company Subsidiary for the lawful conduct of the Company’s and each Company Subsidiary’s businesses as presently conducted. No suspension, revocation or invalidation of any such Permit is pending or, to the knowledge of the Company, has been threatened. All such Permits are in full force and effect, and there has occurred no material default under any Permit by the Company or such Company Subsidiary. No representation is given under this Section 6.13 with respect to matters covered by Section 6.16 (Medicare, Medicaid; Company’s Legal and Billing Compliance).

6.14 Health Care Programs and Third Party Payor Participation.

(a) The Company Subsidiaries participate in and have not been excluded from the federal and state health care programs (individually, a “Program” and collectively, the “Programs”) listed on Schedule 6.14(a). A list of all of the Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, excluding TRICARE and CHAMPUS, pertaining to the business of each Company Subsidiary or, if such contracts do not exist, other documentation evidencing such participation are set forth on Schedule 6.14(a), current, true and complete copies of which have been delivered to the Parent. The Company Subsidiaries’ existing (x) Medicare and Medicaid Program provider agreements and numbers, and (y) all other federal and state Program provider agreements and numbers, including TRICARE and CHAMPUS shall be referred to herein as “Program Agreements.”

(b) The Company Subsidiaries have contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs (the “Third Party Payors”). A list of each Company Subsidiary’s existing contracts with Third Party Payor(s) that provide for payment of $500,000 or more in calendar year 2009 pertaining to such Company Subsidiary’s business is set forth on Schedule 6.14(b) (the “Third Party Payor Contracts”). To the knowledge of the Company, current, true and complete copies of all Third Party Payor Contracts have been delivered to the Parent.

(c) The Program Agreements and Third Party Payor Contracts constitute legal, valid, binding and enforceable obligations of the Company Subsidiary that is a party thereto and the other parties thereto and, to the knowledge of the Company, are in full force and effect.

(d) No Company Subsidiary is in default under any Program Agreement or under any Third Party Payor Contract to which it is a party and, to the knowledge of the Company, the other parties thereto are not in material default thereunder.

(e) The Company, and each Company Subsidiary are in material compliance with the rules and policies respecting each Program Agreement and Third Party Payor Contract, including, but not limited to, all certification, billing, reimbursement and documentation requirements. No action has been taken by any Governmental Authority or, to the knowledge of the Company, recommended by any Governmental Authority, either to revoke, withdraw or suspend any Program Agreement or to terminate or decertify any participation of any Company Subsidiary in any “Federal Health Care Program” (as that term is defined in 42 U.S.C. § 1320a-7b(f)) in which it participates (including, but not limited to Medicare, Medicaid, TRICARE and CHAMPUS), nor is there any decision by the Company not to renew any Program Agreement. To the knowledge of the Company, no party to a Program Agreement or Third Party Payor Contract or other government regulatory authority has threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or Third Party Payor Contract.

6.15 Health Care Regulatory.

(a) Except as set forth on Schedule 6.15(a), there is no pending, or to the knowledge of the Company, threatened exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company or any Company Subsidiary’s participation or enrollment in any of the Programs or Third Party Payor Contracts. Neither the Company nor any Company Subsidiary has received written notice that the Company or such Company Subsidiary is currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor, to the knowledge of the Company, is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Authority. No written notice of any violation, asserted deficiency, or other irregularity has been received by the Company or any Company Subsidiary from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that would directly or indirectly, or with the passage of time:

(i) affect the Company’s or any Company Subsidiary’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or

(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by such Company Subsidiary.

(b) There are no material Program, Third Party Payor or other claim or reimbursement audits or appeals relating to the Company or any Company Subsidiary, except for those that occur in the ordinary course of business or those set forth on Schedule 6.15(b). For purposes hereof, a material claim, reimbursement audit or appeal shall include any current, pending or outstanding claim, reimbursement audit or appeal that results in a recoupment or offset to, or other recovery from, Company or any Company Subsidiary in excess of One Hundred Thousand Dollars

($100,000.00) individually or all claims, reimbursement audits or appeals that result in such recoupments, offsets or other recoveries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more in the aggregate.

(c) To the knowledge of the Company, there are no current or pending payment or reimbursement withholds, payment recoupments or suspensions by any Program or Third Party Payor relating to the Company or any Company Subsidiary or to the health care items or services furnished by the Company or any Company Subsidiary, other than payment or reimbursement withholds, or payment recoupments that are ordinary course adjustments to correct non-continuing, non-systemic errors and which, when taken together, are immaterial.

6.16 Medicare, Medicaid; Company’s Legal and Billing Compliance.

(a) Activities and Contractual Relationships.  To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any activity or contractual relationship or omitted to take required action, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local law, rule or regulation including 42 C.F.R. § 424.22(d), the False Claims Act (31 U.S.C. Section 3729), the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), the Fraud and Abuse provisions of Section 1128B of the Social Security Act, the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), or any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services or any governmental agency (e.g., CMS, OIG), or any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any other federal, state or local agency; or which results in the over utilization of health care services by patients or improper denial of health care services to patients.

(b) Inappropriate Payments.  To the knowledge of the Company, neither the Company, any Company Subsidiary nor any officer, director, employee or agent acting on behalf of or for the benefit of any thereof, has, directly or indirectly: (i) paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, referral sources or Third Party Payors to obtain business or payments from such person, other than in compliance with applicable Laws; (ii) given any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, referral source, Third Party Payor or any other person; and (iii) made any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, where the contribution, payment or gift is or was illegal under applicable Laws.

(c) Compliance with Healthcare Laws.  Neither the Company, any Company Subsidiary nor any of their respective officers or directors, acting on behalf of or for the Company or any Company Subsidiary, is a party to any contract, lease or other agreement or arrangement, direct or indirect, including, but not limited to, any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency, hospice or other person or entity who is in a position to make or influence referrals to or otherwise generate business for the Company or any Company Subsidiary that violates (i) 42 U.S.C. 1320a-7b(b) (the Fraud and Abuse Anti-Kickback statute) or (ii) 42 U.S.C. 1395nn and 1395(q) (the Stark Law).

(d) Compliance with Billing Practices.  All billing practices by the Company and the Company Subsidiaries to the Programs and all Third Party Payors are and have been in compliance with all applicable Laws, regulations and policies of all such Third Party Payors and Programs. The Company and each Company Subsidiary have filed all reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, which reports are complete and correct in all respects. The Company and Company Subsidiaries have received no notice of, and to the knowledge of the Company, there are no claims, actions, payment reviews or (other than those that occur in the ordinary course of business or that are set forth on Schedule 6.15(b)) appeals pending or threatened by or before any commission, board or agency, including any intermediary or carrier, the Administrator of the Centers for Medicare and Medicaid Services, or any applicable state program, with respect to any Medicare or Medicaid claims filed by the Company or any Company Subsidiary on or before the date hereof and to the knowledge of the Company, there are no other Program compliance matters which would be reasonably expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no validation review or program integrity review related to the Company, any Company Subsidiary or their respective facilities has been conducted by any commission, board or agency in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, to the knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or their respective facilities or the consummation of the transactions contemplated hereby.

(e) Accreditations.  To the knowledge of the Company, each Company Subsidiary holds all accreditations necessary or required by applicable Laws or Governmental Authority for the operation of the business as currently conducted by the Company and each Company Subsidiary (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Accreditation has occurred. To the knowledge of the Company, each Company Subsidiary is in compliance with the terms of the Company Accreditations.

(f) Reimbursement Approvals.  To the knowledge of the Company, the Company and each Company Subsidiary hold all Reimbursement Approvals necessary or required by applicable Laws or Governmental Authority for the operation of the business as currently conducted by the Company and each Company Subsidiary. Schedule 6.16(f) sets forth all such Reimbursement Approvals held by the Company Subsidiaries as of the Closing Date or for which a Company Subsidiary has applied (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that have or would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approvals, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company Reimbursement Approval has occurred. To the knowledge of the Company, each Company Subsidiary is in compliance with the terms of the Company Reimbursement Approvals to which it is subject.

(g) Surveys, Audits and Investigations.  Schedule 6.16(g) sets forth a list of all notices received during 2009 of non-compliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or pursuant to any licenses and Permits, Company Accreditation or Company Reimbursement Approval prior to the date hereof (the “Health Care Audits”), other than notices of ordinary course overpayments and/or notices advising of routine payor audits. For purposes hereof, a routine payor audit is considered to be an audit that requests records for identified patients during a limited period of time, but does not include an audit that identifies any specific area of review (e.g., an audit requesting records for patients who received a certain therapy). The Company and each Company Subsidiary has prepared and submitted timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to any surveys performed by any Governmental Authority or Health Care Audits and has implemented all of the corrective actions described in such corrective action plans. Neither the Company nor any Company Subsidiary has any (i) uncured deficiency which would reasonably be expected to lead to the imposition of a fine, cost penalty or other similar remedy or (ii) other than ordinary course adjustments, existing accrued unpaid indebtedness to any Governmental Authority, or to any Program or Third Party Payor, including Medicare or Medicaid.

(h) Medicare, Medicaid Fraud.  Neither the Company nor any Company Subsidiary has been charged, convicted or indicted for a Federal Health Care Program or state health care program related offense, nor has the Company nor any Company Subsidiary nor any of its officers, directors or stockholders been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program or been subjected to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related thereto. To the knowledge of the Company, neither the Company nor any Company Subsidiary has arranged or contracted with (by employment or otherwise) any Person that is excluded or suspended from participation in a federal or state health care program, for the provision of items or services for which payment may be made under such federal health care program. Neither the Company or nor any Company Subsidiary is party to any corporate integrity or other agreements with any Governmental Authority. None of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of the Company or a Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor to the knowledge of the Company is any such exclusion, sanction or conviction threatened or pending. Neither the Company nor any Company Subsidiary has been excluded from the Programs or any other federal health care program (as defined in 42 U.S.C. §1320a-7b(f)) or state health care program as a result of any civil or criminal wrongdoing.

(i) HIPAA Requirements.  To the knowledge of the Company, the Company and each Company Subsidiary is in compliance with HIPAA, including the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” To the knowledge of the Company, no Company Subsidiary has used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. Each Company Subsidiary has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations.

(i) Each component of the Company or any Company Subsidiary that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in compliance with HIPAA, the Federal Privacy Regulations, the Federal Security Regulations or applicable state privacy laws.

(ii) True and complete copies of each Covered Entity’s policies relating to the privacy of its patient’s Protected Health Information (as defined in 45 C.F.R. § 164.504) have been made available to the Parent. An accurate copy of each Covered Entity’s privacy notice and any policy relating thereto, or the most recent draft thereof, has been furnished to the Parent. An accurate and complete list of all material, individually and in the aggregate, unresolved HIPAA-related complaints filed against or with a Covered Entity is provided in Schedule 6.16(i)(ii).

(j) Health Care Licenses.  To the knowledge of the Company, the Company and each Company Subsidiary hold all health care licenses, permits and registrations necessary or required by applicable Law or Governmental Authority for the operation of the health care business as currently conducted by the Company, any Company Subsidiary or any branch (“Health Care Licenses”). Schedule 6.16(j) sets forth all such Health Care Licenses held by the Company or the Company Subsidiaries and separately identifies those for which the Company or a Company Subsidiary has applied (individually, a “Company Health Care License,” and collectively, the “Company Health Care Licenses”). There are no pending or, to the knowledge of the Company, threatened suits or proceedings that would reasonably be expected to result in the suspension, revocation, restriction, amendment or nonrenewal of any Company Health Care License, and to the knowledge of the Company, no event which (whether with notice or lapse of time or both) would reasonably be expected to result in a suspension, revocation, restriction, amendment or nonrenewal of any Company or Company Subsidiary Health Care License has occurred. The Company and each Company Subsidiary is in compliance with the terms of each Company Health Care License. No Government Authority is required to give approval of a change of ownership or be notified of a change of ownership of any Company or Company Subsidiary Health Care License prior to Closing except as set forth on Schedule 6.16 (j).  All parties acknowledge that the business of the Company and the Company Subsidiaries is health care.

6.17 Employee Benefit Plans.

(a) Schedule 6.17(a) sets forth a true and complete list of all Benefit Plans currently sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee or director, leased employee or independent contractor of the Company or any Company Subsidiary or with respect to which the Company has any liability, contingent or otherwise as a result of being a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (collectively, the “Company Benefit Plans”). Neither the Company nor any Company Subsidiary has any liability with respect to any Benefit Plan other than the Company Benefit Plans set forth on Schedule 6.17(a).

(b) With respect to each Company Benefit Plan: (i) except as set forth on Schedule 6.17(b) (A) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter on the terms of the plan as currently in effect, which has not been revoked, from the IRS that any such plan is tax-qualified and each trust which is a part of such plan has been determined by the IRS to be exempt from federal income tax under Code Section 501(a) (each a “Qualified Plan”), and to the knowledge of the Company, nothing has occurred or is reasonably expected to occur with respect to the terms or in the operation of such plan through the Closing which would cause the loss of such qualification and (B) any transaction with respect to any Qualified Plan which is described in Section 406 of ERISA or Section 4975(c) of the Code have been timely and properly corrected and any related excise taxes have been timely and properly paid in full, (ii) no Company Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Company Benefit Plan which is intended to be qualified under Section 401(a), (v) except as would not reasonably be expected to be material, the Company does not have any liability directly or any liability, contingent or otherwise, as a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (a “Controlled Group Liability”) with respect to any plan, program, or arrangement subject to Title IV of ERISA or Section 412 of the Code, (vi) all contributions to each Company Benefit Plan, including contributions deducted from an employee’s compensation, have been timely and properly made, (vii) the terms of each Company Benefit Plan which is subject to Section 409A of the Code is in material compliance with the requirements of Section 409A of the Code and has in operation materially satisfied such requirements, (viii) the only outstanding Options to purchase Common Stock are options granted under the Company Stock Option Plan, and (ix) except as would not reasonably be expected to be material, no individual who provides services to the Company or a Company Subsidiary is a “leased employee” within the meaning of Section 414(n) of the Code.

(c) The Company has provided to the Parent true and complete copies of (i) each Company Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Company Benefit Plan for which such a summary plan description is required under ERISA, (iii) the most recent determination letters from the IRS with respect to each Company Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Company Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Company Benefit Plan, and (vi) any insurance policy currently in effect related to any Company Benefit Plan. In the case of any unwritten Company Benefit Plan, a written description of such plan, program or arrangement has been furnished to the Parent.

(d) Except as set forth in Schedule 6.17(d), neither the Company nor any Company Subsidiary currently participate in, have participated in, are currently required or have been required to contribute to or have any liability directly or any Controlled Group Liability with respect to, any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Company Benefit Plan is, or has been, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e) Except as set forth in Schedule 6.17(e), each Company Benefit Plan has been administered in accordance with its terms and applicable Law, and all reporting and disclosure requirements under applicable Laws have been satisfied timely.

(f) Except as would not be reasonably be expected to be material or as provided in Schedule 6.17(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee, director, consultant or independent contractor of Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(g) Neither the Company nor a Company Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law which remains unpaid or unsatisfied.

(h) With respect to each Company Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending or, to the knowledge of the Company, threatened with any Governmental Authority, including the IRS and the Department of Labor, (ii) no material litigation, actions, suits, claims, disputes or other proceedings

(other than routine claims for benefits) are pending or, to the knowledge of the Company, have been threatened against any Company Benefit Plan, the trustee or fiduciary of such plan, or the Company with respect to such plan, (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly and timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been timely made or timely and properly accrued on the Company Financial Statements or will be properly accrued on the books and records of the Company as of the Closing.

(i) Each Company Benefit Plan that qualifies as a group health plan under the applicable statute is in compliance in all material respects, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code and (ii) Part 6 of Title I of ERISA, and neither the Company nor any Company Subsidiary has any liability directly or any Controlled Group Liability for any failure to comply Section 4980B of the Code or Part 6 of Title I of ERISA.

(j) All amounts earned for 2009 under all bonus plans, programs and policies (whether written or oral) of the Company or any Company Subsidiary (other than the amounts set forth on Schedule 6.17(f)(2) and any employment agreement set forth in Schedule 6.17(a)(10)) shall be paid prior to Closing.

6.18 Environmental Compliance.  Except as set forth on Schedule 6.18, (a) the Company and the Company Subsidiaries are in material compliance with all Environmental Laws; (b) to the Company’s knowledge, the Owned Real Property and the Leased Real Property are in material compliance with all Environmental Laws; (c) the Company and the Company Subsidiaries possess and are in material compliance with all Permits required under Environmental Laws for the conduct of their respective operations; and (d) there are no material claims, actions, suits, arbitrations, litigations or legal proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a violation of or liability or obligation under any Environmental Laws. To the knowledge of the Company, there has not been any reportable release by the Company of hazardous substances, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at any facility previously owned or leased by the Company, nor any release by the Company triggering a remediation obligation under applicable Environmental Laws, during its ownership or lease of any such facility. To the knowledge of the Company, there has not been any reportable release of such hazardous substances at any facility currently owned or leased by the Company or any Company Subsidiary, or any release triggering a remediation obligation under applicable Environmental Laws, during their respective ownership or lease of any such facility. The representations and warranties made in Section 6.18 are the Company’s sole representations and warranties with respect to environmental matters and Environmental Laws.

6.19 Insurance.  All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and the Company Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any Company Subsidiary has received either a written notice that could reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

6.20 Real Property.

(a) Owned Real Property.

(i) Schedule 6.20(a)(i) contains a list of all real property owned by the Company or the Company Subsidiaries (together with all improvements located therein and all appurtenances related thereto, the “Owned Real Property”), and properly identifies the applicable owner and use of each parcel of Owned Real Property. Except as set forth on Schedule 6.21(a)(i), all buildings, plants and structures located on the Owned Real Property lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person and no property adjacent to the Owned Real Property encroaches on the Owned Real Property.

(ii) Except as set forth in Schedule 6.20(a)(ii), the Company or the Company Subsidiaries has fee title to each parcel of Owned Real Property free and clear of all Encumbrances, except (A) Permitted Encumbrances, (B) zoning and building restrictions, and (C) Leases under which the Company or any Company Subsidiary is lessor disclosed on Schedule 6.20(a)(ii) (the “Owned Property Leases”). True and complete copies of the Owned Property Leases, if any, have previously been delivered to Parent by the Company or the Stockholders’ Representative.

(iii) Except as disclosed on Schedule 6.20(a)(iii), all buildings, structures, improvements and fixtures located on, under, over or within the Owned Real Property, are in good operating condition and repair.

(iv) No condemnation or eminent domain proceeding against any part of any Owned Real Property is pending or, to the knowledge of the Company, threatened.

(b) The Company and the Company Subsidiaries, as applicable, have valid leasehold interests in the real property specified on Schedule 6.20(b) under the heading “Leased Properties” (the “Leased Real Property”) subject only to Permitted Encumbrances (it being understood that the Company and the Company Subsidiaries make no representation about the status of the fee title to the Leased Real Property). Schedule 6.20(b) contains a complete and accurate list of all real property leased as lessee, including all subleases, licenses, and other arrangements relating to the use or occupancy of real property, together with all amendments, modifications and side letters and supplements thereto (collectively, the “Leases”), by the Company and the Company Subsidiaries, as applicable. Schedule 6.20(b) contains an accurate and complete list of all Leases, as the same may have been amended, supplemented or otherwise modified from time to time, including the address of the Leased Real Property, the lessor, the lessee, the date, the term and the base rent for all such Leases. True and complete copies of the Leases have previously been delivered to the Parent. Neither the Company nor any Company Subsidiary, as applicable, has received notice of any conditions, which, if left uncured, would constitute a material breach in any material respects under the Leases to which each such entity is a party, and all such Leases are binding and in full force and effect, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach in any material respect by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party under any Lease. Except as set forth on Schedule 6.20(b), the Company holds the leasehold estate in each Leased Real Property free and clear of all Encumbrances (except Permitted Encumbrances). Either the Company or the Company’s Subsidiaries is now in possession of the applicable Leased Real Property.

6.21 Affiliate Transactions.  Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as disclosed on Schedule 6.21, neither the Company nor any Company Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets to, any of the Stockholders, any officer or director of any Stockholder, any Affiliate of any Stockholder or any officer or director of the Company or any Company Subsidiary.

6.22 Absence of Certain Changes or Events.  Except as set forth on Schedule 6.22, or as otherwise contemplated by this Agreement, (i) during the period from September 30, 2009 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business and they have not engaged in any of the activities prohibited by Section 8.1(a) of this Agreement and (ii) since September 30, 2009, there has been no Company Material Adverse Effect.

6.23 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to or cover employees of the Company or any of its Subsidiaries. No current employees of the Company or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened by any labor organization or group of employees.

(b) There are no outstanding (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending or, to the knowledge of the Company or the knowledge of the Stockholder, threatened by or on behalf of any employee or group of employees.

(c) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to any terms and conditions of employment or the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing pursuant to which the Company incurred any liability or obligation which remains unsettled. All individuals who the Company or a Company Subsidiary has classified as an independent contractor have been properly so classified.

6.24 Banks; Power of Attorney.  Schedule 6.24 contains a complete and correct list of the names and locations of all banks in which Company or any Company Subsidiary has accounts or safe deposit boxes. Except as set forth on Schedule 6.24, no person holds a power of attorney to act on behalf of the Company or any Company Subsidiary.

6.25 Corporate Records.

(a) The Company has delivered to the Parent true and complete copies of the certificate or articles of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) of the Company and each of the Company Subsidiaries in each case as amended, including all amendments thereto.

(b) The minute books of the Company and each Subsidiary previously made available to the Parent contain in all material respects true, correct and complete records of all meetings and accurately reflect in all material respects since September 1, 2006 all other corporate action of the stockholders and the directors (including committees thereof) as well the corporate action of the Company Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Company Subsidiaries previously made available to the Parent are true, correct and complete in all material respects. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Company Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

6.26 Accounts Receivable.  All accounts receivable which have arisen on or after September 30, 2009 arose in the ordinary course of business.

6.27 Assets.  The Company and the Company Subsidiaries have valid title to all of its material tangible personal property and assets, subject to no Encumbrances other than Permitted Encumbrances. The Company and each Company Subsidiary own, lease or otherwise have the right to use all material tangible personal property used in its business as presently conducted. All of the material tangible personal property and assets owned or leased by the Company and each Company Subsidiary are adequate and sufficient for the current operations of the business of the Company and the Company Subsidiaries, and such tangible personal property, taken as a whole is in good working condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it is being used.

6.28 Brokers.  Other than UBS Securities LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

6.29 Absence of Sensitive Payments.  To the knowledge of the Company, none of the Company, or any Company Subsidiary or Affiliate of the Company or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than that described in the documents supporting the payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 6.29, (A) have had or would have, individually or in the aggregate, a Company Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a material criminal fine, penalty or sanction against the Company, any of the Company Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries taken as a whole), (B) if not given in the past, would have had a Company Material Adverse Effect or (C) if it had not continued in the future, would have had a Company Material Adverse Effect.

6.30 Exclusivity of Representations.  The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the Company. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding the pro forma financial information or financial projections of the Company or any Company Subsidiary.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

7.1 Organization and Qualification.  Each of the Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Parent and Merger Sub have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Parent and its Subsidiaries, taken as a whole. The Parent and Merger Sub have each been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or result in a material adverse effect on the Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

7.2 Binding Obligation.  Except for the Parent Stockholder Approval, the Parent and Merger Sub each have all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for the Parent Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger Sub and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Parent and Merger Sub. This Agreement has been duly executed and delivered by the Parent and Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Company and the Stockholders, constitute the legal, valid and binding obligations of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

7.3 Capitalization of the Parent; Capitalization and Operations of Merger Sub.

(a) Schedule 7.3 sets forth a complete and accurate list of the number and type of authorized, issued and outstanding shares of capital stock of the Parent as of the date hereof. Except as set forth on Schedule 7.3, there are no other shares of capital stock or other equity securities of the Parent authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Parent, to which the Parent is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Parent to which the Parent is a party or is bound. The Parent has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote). Except as set forth on Schedule 7.3, there are no contracts to which the Parent is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Parent or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Parent. Except as set forth on Schedule 7.3, there are no registration rights, irrevocable proxies or voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Parent.

(b) All of the issued and outstanding shares of capital stock of the Parent as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. All of the shares of capital stock to be issued to the Stockholders in connection with the transactions contemplated hereby, including in connection with the Warrants, will, when issued in accordance with the terms of this Agreement or the Warrant Agreement, as applicable, have been duly authorized, be validly issued, fully paid and non-assessable and be free and clear of any preemptive rights or Encumbrances.

(c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable, and none of the outstanding securities of Merger Sub were issued in violation of any federal or state securities Laws or any preemptive rights, purchase options, call rights, rights of first refusal or any similar rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Merger Effective Time will be, owned by the Parent or a direct or indirect subsidiary of the Parent and free and clear of all Encumbrances. Merger Sub has outstanding no options, warrants, rights or any other agreements, arrangements or commitments pursuant to which any Person other than the Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and has not conducted any business prior to the date hereof and has, and prior to the Merger Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.4 Board of Directors Approval; Rights Plan; Antitakeover Statute.

(a) The board of directors of the Parent and Merger Sub have, as of the date of this Agreement, each unanimously (i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the consummation of the transactions contemplated hereby are in the best interests of the stockholders of the Parent and Merger Sub, respectively.

(b) The Parent’s board of directors has approved, and the Parent and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), have entered into, an amendment to that certain Rights Agreement in the form heretofore made available to the Stockholders’ Representative or its designee (the “Rights Amendment”). Pursuant to the Rights Amendment, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the other transactions contemplated hereby will result in (i) the Company, any Stockholder, any Optionholder or any of their respective Affiliates becoming an Acquiring Person (as defined in the Rights Agreement) or (ii) the occurrence of (A) a Distribution Date, (B) the Stock Acquisition Date, (C) a Section 1 l(a)(ii) Event or (D) a Section 13 Event, in each case as such terms are defined in the Rights Agreement.

(c) Neither Section 203 of the DGCL nor any takeover related provision in the Parent’s or Merger Sub’s certificate of incorporation or by-laws, would (a) prohibit or restrict the ability of the Company or any Stockholder to perform its obligations under this Agreement or the Certificate of Merger filed in connection with the Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (b) have the effect of invalidating or voiding this Agreement or the Certificate of Merger filed in connection with the Merger, or any provision hereof or thereof, or (c) subject the Company or any Stockholder or any of their respective Affiliates to any impediment or condition in connection with the exercise of any of its rights under this Agreement, or the consummation of the Merger and the other transactions contemplated hereby. The approval by the Parent’s board of directors of the Merger and the other transactions constitutes approval thereof for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery and performance of this Agreement, including the consummation of the Merger and the other transactions contemplated hereby.

7.5 No Defaults or Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Parent and Merger Sub and performance by the Parent and Merger Sub of its respective obligations hereunder (i) do not result in any violation of the charter or by-laws of the Parent or Merger Sub, and (ii) except as set forth on Schedule 7.5, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Parent or Merger Sub is a party or by which it is bound or to which their respective properties may be subject, and (iii) except for applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Parent or Merger Sub or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair the Parent’s or Merger Sub’s ability to effect the transactions contemplated hereby.

7.6 No Authorization or Consents Required.  Other than as listed in Schedule 7.6, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person at or prior to Closing will be required to be obtained or made by the Parent or Merger Sub in connection with the due execution, delivery and performance by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the Parent’s or Merger Sub’s ability to effect the transactions contemplated hereby.

7.7 Financial Statements.

(a) The balance sheets included in the Parent Financial Statements fairly present, in all material respects, the financial position of the Parent and its Subsidiaries as of their respective dates, and the other related statements included in the Parent Financial Statements fairly present, in all material respects, the results of operations and cash flows for the periods indicated therein in accordance with GAAP applied on a consistent basis, in the case of unaudited financial statements, subject to normal year end audit adjustments (none of which will individually or in the aggregate be material) and the absence of related notes, as applicable.

(b) The Parent and its Subsidiaries do not have any material liabilities of any nature required to be included in the Parent Financial Statements (including any notes thereto) or otherwise required to be disclosed in a balance sheet in accordance with GAAP except for liabilities (i) included or reserved in, or disclosed by, the Parent Financial Statements or (ii) incurred after September 30, 2009, in the ordinary course of business consistent with past practice.

(c) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Parent or any of its Subsidiaries in the Parent Financial Statements.

(d) Except as set forth on Schedule 7.7(d), since January 1, 2006, neither the Parent nor any of its Subsidiaries has received any notification from its internal audit personnel or its independent public accountants of (i) a “significant deficiency” or (ii) a “material weakness” in the Parent’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004 001 of the Public Company Accounting Oversight Board.

7.8 Absence of Certain Changes or Events.  Since September 30, 2009, there has not been a Parent Material Adverse Effect.

7.9 Permits; Compliance with Law.

(a) Parent and each of its Subsidiaries have all material licenses, permits, authorizations, franchises and certifications of Governmental Authorities, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, notices, permits and rights necessary for the lawful conduct of the Parent’s and each of its Subsidiary’s businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted (collectively, “Parent Permits”). All such Parent Permits are in full force and effect, and there has occurred no material default under any Parent Permit by the Parent or such Subsidiary.

(b) Other than with respect to Health Care, which matter is covered under Section 7.19, and except as set forth on Schedule 7.9(b), (a) the business of the Parent and its Subsidiaries is not being conducted in any material respect in violation of any Laws and (b) each of the Parent and its Subsidiaries is, and since March 31, 2008, has been, in compliance in all material respects with all Laws applicable to it, its properties or other assets or its business or operations. Except as set forth on Schedule 7.9(b), none of the Parent and its Subsidiaries have received, since March 31, 2008, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to it, its properties or other assets or its businesses or operations.

7.10 Absence of Sensitive Payments.  To the knowledge of the Parent, none of the Parent, or any Subsidiary or Affiliate of the Parent or any officer or director of any of them, acting alone or together, has performed any of the following acts: (i) the making or offering of any payment to or for the private use of any governmental official, employee, agent or candidate where the payment or the purpose of the payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any payment to any Person or the receipt of any payment with the intention or understanding that any part of the payment was to be used for any purpose other than that described in the documents supporting the payment which, with respect to each of clauses (i), (ii) and (ii) of this Section 7.10, (A) have had or would have, individually or in the aggregate, a Parent Material Adverse Effect or that have resulted or would reasonably be expected to result in the imposition of a material criminal fine, penalty or sanction against the Parent, any of its Subsidiaries or any of their respective officers or directors (excluding monetary fines, penalties and sanctions that, individually or in the aggregate, would not be material to Parent and its Subsidiaries taken as a whole), (B) if not given in the past, would have had a Parent Material Adverse Effect or (C) if it had not continued in the future, would have had a Parent Material Adverse Effect.

7.11 [Intentionally Omitted]

7.12 [Intentionally Omitted]

7.13 Taxes.  Except as set forth on Schedule 7.13:

(a) all Tax Returns required to be filed by or with respect to the Parent or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, complete and correct in all material respects;

(b) the Parent and each Parent Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 7.13(a);

(c) all deficiencies for Taxes asserted or assessed in writing against the Parent or any Parent Subsidiary have been fully and timely paid, settled or properly reflected in the Parent Financial Statements;

(d) no action, proceeding, investigation, inquiry or audit is pending with respect to any Taxes due from or with respect to the Parent or any Parent Subsidiary nor does the Parent have knowledge of any pending or threatened action, proceeding, investigation, inquiry or audit by any taxing authority;

(e) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Parent or any Parent Subsidiary for any taxable period and no request for any such waiver or extension is currently pending;

(f) neither the Parent nor any Parent Subsidiary has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group the common parent of which is the Parent;

(g) neither the Parent nor any Parent Subsidiary has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law);

(h) neither the Parent nor any Parent Subsidiary has participated in any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b);

(i) the Parent and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in compliance with all Tax withholding and remitting provisions of applicable laws and have each complied with all Tax information reporting provisions of all applicable laws;

(j) the Parent has not made any payments, and is not and will not become obligated under any contract, agreement, plan, or arrangement (or combinations thereof) entered into on or before the Closing Date to make any payments, that, individually or collectively, will be non-deductible under Code Sections 280G or 162(m) of the Code or subject to the excise Tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Code Section 4999;

(k) there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Parent or any Parent Subsidiary;

(l) neither the Parent nor any Parent Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing Date, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date, or (C) as a result of an election under Section 1362 of the Code, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing;

(m) neither the Parent nor any Parent Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes;

(n) no claim has been made in writing by a Governmental Authority in a jurisdiction where the Parent or a Parent Subsidiary does not file Tax Returns that the Parent or such Parent Subsidiary is or may be subject to Taxes assessed by such jurisdiction; and

(o) neither the Parent nor any Parent Subsidiary has taken or agreed to take, or has failed to take, any action, nor is the Parent or any Parent Subsidiary aware of any fact, agreement, plan or other circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

7.14 Brokers.  Other than Jefco and Jefferies, no broker, finder or similar intermediary has acted for or on behalf of the Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Parent or Merger Sub or any action taken by the Parent or Merger Sub.

7.15 Sufficient Funds.

(a) The Parent has received and accepted and agreed to the Debt Financing Documents relating to the commitment of Jefferies to provide the Debt Financing on the terms contemplated therein.

(b) True and complete copies of the executed Commitment Letter, Sections  2, 3 and 6 of the Fee Letter and Sections 4, 5 and 9 of the Engagement Letter have been provided to the Stockholders.

(c) Subject to its terms and conditions, the Debt Financing, together with Parent’s Stock and Parent’s cash on hand, shall provide the Parent with the requisite consideration on the Closing Date sufficient to consummate the Merger and other the transactions contemplated hereby on the terms contemplated hereby and to pay related fees and expenses.

(d) The Debt Financing Documents are valid, binding on the Parent, and are in full force and effect and, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of the Parent under the terms and conditions of the Debt Financing Documents. The Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Documents on or before the date hereof. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as specifically set forth in the Debt Financing Documents.

7.16 Litigation.  Except as set forth in Schedule 7.16 and with respect to any workers’ compensation claims, there are no material claims, actions or legal proceedings pending or, to the knowledge of the Parent, threatened in writing against the Parent or any Subsidiary of the Parent or any material portion of their respective properties or assets before any Governmental Authority against or involving the Parent or any Subsidiary of the Parent. Neither the Parent nor any Subsidiary of the Parent is operating under, subject to, or in default with respect to, any order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

7.17 SEC Filings.  As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, with each such Parent SEC Report having been filed on a timely basis within the time period it was required to be filed with the SEC pursuant to the reporting requirements of the Exchange Act, and (ii) did not at the time they were filed (and if amended or superseded by a filing at least two Business Days prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, the Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

7.18 Health Care/Regulatory Representations and Warranties.  Parent and its Subsidiaries are in compliance in all material respects with all healthcare laws, rules and regulations applicable to their business as currently conducted, including, without limitation, (i) applicable laws which relate to the operation of pharmacies and the dispensing of prescription drugs or controlled substances, (ii) the laws and regulations applicable to Medicare and applicable state Medicaid programs, (iii) the False Claims Act (31 U.S.C. Section 3729), (iv) the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191,110 Stat. 1936 (1996), (v) the Fraud and Abuse provisions of Section 1128B of the Social Security Act, (vi) the Medicare and Medicaid Patient and Program Protection Act of 1987 (42 U.S.C. Section 1320a 7b), (vii) Section 1877 of the Medicare Act (42 U.S.C. Section 1395nn) (the Stark anti referral amendments), (viii) any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any state agency, (ix) any directives, rules or regulations thereunder promulgated by the U.S. Department of Health and Human Services or any applicable state agency relating to the foregoing. No employee or independent contractor of Parent or any of its Subsidiaries has been excluded from participating in Medicare, Medicaid, or any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)). Parent and its Subsidiaries hold all material health care licenses necessary or required by applicable Law or Governmental Authority for the operation of the business as currently conducted by Parent or any of its Subsidiaries and all such licenses are valid and in full force and effect. Parent and its subsidiaries are in material compliance with all contractual arrangements with third party payors including, but not limited to, private insurance, managed care plans and HMOs.

7.19 Employee Benefit Plans.

(a) Schedule 7.19(a) sets forth a true and complete list of all Benefit Plans currently sponsored, maintained or contributed to by the Parent or any of its Subsidiaries for the benefit of any current or former employee or director, leased employee or independent contractor of the Parent or any of its Subsidiaries or with respect to which the

Parent has any liability, contingent or otherwise as a result of being a member of a group of organizations described in Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA (collectively, the “Parent Benefit Plans”). Neither the Parent nor any of its Subsidiaries has any liability with respect to any Benefit Plan other than the Parent Benefit Plans set forth on Schedule 7.19(a).

(b) With respect to each Parent Benefit Plan: (i) except as set forth on Schedule 7.19(b),(A) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter on the terms of the plan as currently in effect, which has not been revoked, from the IRS that any such plan is a Qualified Plan, and to the knowledge of the Parent, nothing has occurred or is reasonably expected to occur with respect to the terms or in the operation of such plan through the Closing which would cause the loss of such qualification and (B) any transaction with respect to any Qualified Plan described in Section 406 of ERISA or Section 4975(c) of the Code has been timely and properly corrected and any related excise taxes have been timely and properly paid in full, and (ii) no Parent Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, (iv) there has been no termination or partial termination of any Parent Benefit Plan which is intended to be qualified under Section 401(a), (v) except as would not reasonably be expected to result in a Parent Material Adverse Effect, the Parent does not have any Controlled Group Liability with respect to, any plan, program, or arrangement subject to Title IV of ERISA or Section 412 of the Code, (vi) all contributions to each Parent Benefit Plan, including contributions deducted from an employee’s compensation, have been timely and properly made, (vii) the terms of each Parent Benefit Plan which is subject to Section 409A of the Code is in material compliance with the requirements of Section 409A of the Code and has in operation materially satisfied such requirements, (viii) the only outstanding Options to purchase Common Stock are options granted under the Parent Stock Option Plan and (ix) except as would not reasonably be expected to be material, no individual who provides services to the Parent or a Parent Subsidiary is a “leased employee” within the meaning of Section 414(n) of the Code.

(c) The Parent has provided to the Company true and complete copies of (i) each Parent Benefit Plan, including any related trust agreement or other funding instrument, (ii) the most recent summary plan description and summaries of material modifications for each Parent Benefit Plan for which such a summary plan description is required under ERISA, (iii) the most recent determination letters from the IRS with respect to each Parent Benefit Plan, if applicable, (iv) the most recent Form 5500 for each Parent Benefit Plan and audited financial statements (if such form or statement is required or applicable), (v) the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Parent Benefit Plan, and (vi) any insurance policy currently in effect related to any Parent Benefit Plan. In the case of any unwritten Parent Benefit Plan, a written description of such plan, program or arrangement has been furnished to the Company.

(d) Except as set forth in Schedule 7.19(d), neither the Parent nor any of its Subsidiaries currently participate in, have participated in, are currently required or have been required to contribute to or have any liability directly or any Controlled Group Liability with respect to, any Multiemployer Plan, or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Further, no Parent Benefit Plan is, or has been, a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(e) Except as would not reasonably be expected to result in a Parent Material Adverse Effect or as set forth in Schedule 7.19(e), each Parent Benefit Plan has been administered in accordance with its terms and applicable Law, and all reporting and disclosure requirements under applicable Laws have been satisfied timely.

(f) Except as would not reasonably be expected to be material or as provided in Schedule 7.19(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event contemplated by this Agreement) (i) result in any material payment becoming due under a “change in control” (as defined in Section 280G of the Code), or increase the amount of any compensation due, to any current or former employee, director, consultant or independent contractor of Parent, (ii) materially increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(g) Neither the Parent nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law which remains unpaid or unsatisfied.

(h) With respect to each Parent Benefit Plan: (i) no material non-routine audits, proceedings, claims or demands are pending or, to the knowledge of the Parent, threatened with any Governmental Authority, including the IRS and the Department of Labor, (ii) no material litigation, actions, suits, claims, disputes or other proceedings (other than routine claims for benefits) are pending or, to the knowledge of the Parent, have been threatened against any Parent Benefit Plan, the trustee or fiduciary of such plan, or the Parent with respect to such plan, (iii) all material reports, returns, and similar documents required to be filed with any Governmental Authority or distributed to any participant have been duly and timely filed or distributed, (iv) no “prohibited transactions”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred, and (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been timely made or timely and properly accrued on the Parent Financial Statements or will be properly accrued on the books and records of the Parent as of the Closing.

(i) Each Parent Benefit Plan that qualifies as a group health plan under the applicable statute is in compliance in all material respects, to the extent applicable, with (i) the notice and continuation of coverage requirements of Section 4980B of the Code and (ii) Part 6 of Title I of ERISA, and neither the Parent nor any of its Subsidiaries has any liability directly or any Controlled Group Liability for any failure to comply Section 4980B of the Code or Part 6 of Title I of ERISA.

7.20 Insurance.  All material Insurance Policies with respect to the properties, assets, or business of the Parent and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Parent nor any of its Subsidiaries has received either a written notice that could reasonably be likely to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

7.21 [Intentionally Omitted].

7.22 Parent’s Reliance.  None of the Stockholders or any other Person (including any officer, director, member or partner of any Stockholder) shall have or be subject to any liability to the Parent (except in the case of fraud), or any other Person, resulting from the Parent’s use of any information, documents or material made available to the Parent in any confidential information memoranda, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Parent acknowledges that, should the Closing occur, the Parent shall acquire the Company and each Company Subsidiary without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE V and ARTICLE VI of this Agreement; provided, however, that nothing in this Section 7.22 is intended to limit or modify the representations and warranties contained in ARTICLE V and ARTICLE VI. The Parent acknowledges that, except for the representations and warranties contained in ARTICLE V and ARTICLE VI, the Parent has not relied on any other express or implied representation or warranty by or on behalf of the Company or the Stockholders.

7.23 Requisite Vote.  The only vote of any class or series of the Parent’s capital stock necessary to approve this Agreement and the transactions contemplated hereby is the affirmative vote of a majority of the total votes cast by the holders of the Parent’s Stock on the issuance of Parent’s Stock hereunder (the “Parent Stock Approval”).

7.24 Investment Company Act.  Parent is not, and will not be after the Closing Date, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VIII

COVENANTS

Unless this Agreement is terminated pursuant to ARTICLE XI, the parties hereto covenant and agree as follows:

8.1 Conduct of Business of the Company; Conduct of the Business of the Parent.

(a) Conduct of Business of the Company.  Except as set forth in Schedule 8.1(a), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with

ARTICLE XI, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Parent (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Company (including the Shares) or any Company Subsidiary, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or any Company Subsidiary other than shares of Capital Stock issued pursuant to outstanding Options exercised in the ordinary course of business or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Company (including the Shares) or any Company Subsidiary outstanding on the date hereof;

(ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any Company Subsidiary;

(iii) adopt any amendment to the certificate of incorporation or By-laws of the Company or any Company Subsidiary;

(iv) incur any Indebtedness (other than ordinary course consistent with past practices borrowings from the Bank and other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(v) (A) increase in any material manner the rate or terms of compensation or benefits of any of its employees or directors except as may be required under existing employment agreements or such increases for rank-and-file employees as are granted in the ordinary course of business consistent with past practices, or (B) pay or agree to pay any pension, retirement allowance, retention or severance benefit or other employee benefit not provided for under the terms of any Company Benefit Plan to any director, officer or employee, whether past or present other than in the ordinary course of business consistent with past practice, or (C) enter into, adopt or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, other than in the ordinary course of business consistent with past practices or as expressly required by any applicable Laws, including Section 409A of the Code;

(vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii) make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees in the ordinary course of business consistent with past practices;

(ix) make any change in any method of accounting other than those required by GAAP;

(x) amend or modify any Material Contracts other than in the ordinary course of business consistent with past practices;

(xi) make any capital expenditures, in excess of $250,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than in the ordinary course of business consistent with past practices;

(xii) make any payment of the Company’s accounts payable or take receipt of any of the Company’s accounts receivable, or otherwise make any change in the treatment or handling of either of them, in each case other than in the ordinary course of business consistent with past practices;

(xiii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the Stockholders; or

(xiv) authorize, propose or agree in writing to take any of the foregoing actions.

(b) Conduct of Business of the Parent.  Except as set forth in Schedule 8.1(b), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE XI, the Parent shall, and shall cause its Subsidiaries to, conduct their respective business and operations in the ordinary course consistent with past practices and use its commercially reasonable efforts to preserve intact its business organizations, to retain the services of its executive officers and key employees and to preserve the goodwill of its material customers and suppliers, and, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed), to not undertake any of the following actions:

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class of the Parent or any its Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Parent or any of its Subsidiaries other than shares of capital stock issued pursuant to outstanding stock options exercised in the ordinary course of business or (B) any other securities in respect of, in lieu of, or in substitution for shares of capital stock of the Parent or any of its Subsidiaries outstanding on the date hereof;

(ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Parent or any of its Subsidiaries;

(iii) adopt any amendment to the certificate of incorporation or By-laws of the Parent or any of its Subsidiary;

(iv) adopt any amendment to the Rights Agreement (other than the Rights Amendment);

(v) incur any Indebtedness (other than in connection with (A) the Debt Financing, (B) ordinary course consistent with past practice borrowings and (C) other performance bonds or letters of credit entered into in the ordinary course of business consistent with past practice);

(vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(viii) declare, pay or otherwise make any dividend or distribution (in cash or in any other form) to the stockholders of Parent; or

(ix) authorize, propose or agree in writing to take any of the foregoing actions.

8.2 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE XI, (x) the Company shall give the Parent and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and the Company Subsidiaries as the Parent, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company and the Company Subsidiaries and the Parent shall not conduct any invasive sampling or testing with respect to the Real Property, and (y) the Parent shall give the Company and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Parent and its Subsidiaries as the Company, or its authorized representatives, may from time to time reasonably request from either the Chief Executive Officer or Chief Financial Officer of the Parent; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Parent and its Subsidiaries and the Company shall not conduct any invasive sampling or testing with respect to the real property of the Parent or any of its Subsidiaries.

(b) Any information provided to or obtained by either the Parent, the Company or any of their authorized representatives pursuant to Section 8.2(a) shall be Confidential Information, and shall be held by the Parent and the

Company in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, the Parent and the Company shall each comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting of employees of the other party and its Subsidiaries. The Confidentiality Agreement shall automatically terminate on the Closing Date.

(c) No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Stockholders’ Representative and the Parent; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

8.3 Filings and Authorizations; Consummation.

(a) Each of the parties hereto shall, if required by applicable law, within five (5) Business Days of the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. The Parent acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act.

(b) Each of the parties hereto, as promptly as practicable (but in no event later than five (5) Business Days of the date hereof), shall make, or cause to be made, all other filings and submissions under Laws applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts (which shall not require any party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate such transactions. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and the Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. In exercising the foregoing right, each of the Company and the Parent shall act reasonably and as promptly as practicable.

(c) The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d) Notwithstanding anything to the contrary herein, if any order is made by any Governmental Authority or any suit is threatened or instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, the Parent shall take all such action (including agreeing to hold separate or to divest any of the businesses, product lines or assets of the Parent or any of its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates) as may be required (i) by the applicable Governmental Authority (including the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the transactions contemplated by this Agreement, but only and to the extent that any such action does not materially deprive the Parent of the benefits of the transactions contemplated herein. It shall not be deemed a failure to satisfy the conditions specified in Sections 9.4 or 10.4, if in any suit brought by any Person or Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, a court enters or the applicable Governmental Authority makes an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of the Parent or its Affiliates or of the Company, any Company Subsidiary or their respective Affiliates be divested or held separate by the Parent, or that would otherwise limit the Parent’s freedom of action with respect to, or its ability to retain, the Company and any Company Subsidiary or any portion thereof or any of the Parent’s or its Affiliates’ other assets or businesses, but only and to the extent that any such action does not materially deprive the Parent of the benefits of the transactions contemplated herein.

(e) Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (whether oral or written) which the Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(f) Notwithstanding the foregoing, the Institutional Stockholders shall not be subject to the obligations of the parties hereto contained in this Section 8.3.

8.4 Resignations.  The Company shall cause to be delivered to the Parent on the Closing Date such resignations of members of the board of directors of the Company and each Company Subsidiary as requested in writing by the Parent at least two days prior to the Closing Date, such resignations to be effective concurrently with the Closing.

8.5 Further Assurances.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE XI, each of the parties hereto, in each case subject to any rights such party may have under the CHS Stockholders Agreement, shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby, and reasonably cooperate in connection with pre-Closing notices and applications contemplated by this Agreement.

(b) The Company shall, in each case specified below and as may otherwise be reasonably requested by the Parent, use its commercially reasonably efforts to cause the Company’s independent registered public accounting firm, or any other applicable independent registered public accounting firm, with respect to any of the Company Financial Statements: (i) to deliver any consent of such registered public accounting firm required for the inclusion of any of the Company Financial Statements in or their incorporation by reference into (A) the Preliminary Proxy Statement or the Definitive Proxy Statement or (B) any registration statement of the Parent filed under the Securities Act; and (ii) at the request of the Parent, in connection with the signing of an underwriting agreement or, in the case of an offering of debt securities by the Parent pursuant to Rule 144A promulgated under the Securities Act (a “Rule 144A Offering”), the note purchase agreement, to furnish the underwriters or initial purchasers designated by the Parent a letter or letters (in accordance with Statement on Auditing Standards (SAS) No. 100, Interim Financial Information, superseding SAS No. 71), addressed to such underwriters or initial purchasers, and in form and substance reasonably satisfactory to them at the time of execution of such underwriting agreement or note purchase agreement and updated at the closing of the note offering and providing the levels of comfort and other matters ordinarily covered by accountants’ “comfort letters” to underwriters or initial purchasers in connection with registered public offerings.

(c) The Company shall provide, and shall cause the Company Subsidiaries to provide, reasonable cooperation that is necessary, proper or advisable in connection with the Parent’s arrangement of the Debt Financing as contemplated by Section 8.22 or any alternative financing arrangement or any registered public offering or Rule 144A Offering of the Parent made in connection with the transactions contemplated by this Agreement as may be reasonably requested by the Parent, including using commercially reasonable efforts to assist the Parent with:

(i) the preparation by the Parent of an information package;

(ii) participating in the presentation by the Parent of such information package and related matters to prospective lenders, including facilitating direct contact between the Company’s senior management and prospective lenders;

(iii) the preparation by the Parent of an offering memorandum or private placement memorandum suitable for use in a Rule 144A Offering by the Parent and the participation of the senior management of the Company and the Company Subsidiaries with the Parent in a customary “road show” with regard to such offering; and

(iv) preparation by the Parent of an information package or presentation for, and participating in a presentation or discussion by the Parent with, one or more Nationally Recognized Statistical Rating Organization (as such term is defined in the Exchange Act) with regard to such Debt Financing, alternative financing arrangement, registered public offering or Rule 144A Offering.

8.6 Reserved.

8.7 Letters of Credit.  The Parent agrees, at its sole cost and expense, to replace at Closing all of the letters of credit of the Company and each Company Subsidiary existing at the Closing Date as set forth on Schedule 8.7.

8.8 Termination of Affiliate Obligations.  On or before the Closing Date, except for liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practices, all liabilities and obligations between the Company or the Company Subsidiaries, on the one hand, and one or more of its Affiliates or Stockholders (other than liabilities or obligations between the Company and the Company Subsidiaries), on the other hand, including the Management Agreement and any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement contemplated herein) between the Company or any Company Subsidiary, on the one hand, and one or more of its Affiliates (including the Stockholders but not including the Company and any Company Subsidiary), on the other hand, shall be terminated in full, without any liability for the Company or the Company Subsidiaries following the Closing.

8.9 Exclusivity.  Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE XI, except for the transactions contemplated by this Agreement, the Stockholders and the Company shall not, and shall cause the Company Subsidiaries, and their respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Shares or all or substantially all the assets of the Company or any of the Company Subsidiaries, or any merger, recapitalization or similar transaction with respect to the Company or the Company Subsidiaries or their respective businesses. The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 8.9 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 8.9 in addition to any other remedy to which such party may be entitled, at law or in equity.

8.10 Waiver of Conflicts Regarding Representation.  Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) has acted as legal counsel to Kohlberg Investors V, L.P. and its Affiliates and may be deemed to have acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Paul Weiss intends to act as legal counsel to Kohlberg Investors V, L.P. and its Affiliates after the Closing, the Company hereby waives, on its own behalf and agrees to cause the Company Subsidiary to waive, any conflicts that may arise in connection with Paul Weiss representing Kohlberg Investors V, L.P. and its Affiliates after the Closing; provided that nothing contained herein shall be deemed to be a waiver of any attorney-client, work product or similar privilege held by the Company or any Company Subsidiary.

8.11 Employee Matters.

(a) The Parent shall, and shall cause, service completed with the Company or a Company Subsidiary by the individuals who are employed by the Company or a Company Subsidiary on the Closing Date (“Grandfathered Employees”) to be taken into account for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or plan which provides post-retirement medical benefits), as applicable, under all severance payment plans, employee benefit plans, programs and policies of the Parent and its subsidiaries (including the Company and the Company Subsidiaries) from and after the Closing Date to the same extent as such service was taken into account under corresponding Company Benefit Plans immediately before the Closing Date for such purposes; provided, however, that no such service credit shall result in the duplication of any benefits. Without limiting the foregoing, Grandfathered Employees will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Parent or its subsidiaries (including the Company and the Company Subsidiaries) for any condition for which the Grandfathered Employee had coverage immediately before the Closing Date under a corresponding Company Benefit Plan. The Parent shall, and shall cause, the Grandfathered Employees to be given credit under any plan of the Parent and its subsidiaries for co-payments made, and deductibles satisfied, under any corresponding Company Benefit Plan for the plan year which includes the Closing Date.

(b) No provision of this Section 8.11(b) shall create any third party beneficiary or other rights in any Grandfathered Employee or any other Person other than the Company or the Parent.

8.12 Restrictive Covenants.  In order to adequately protect the interests of the Parent and Surviving Corporation, the Kohlberg Entities and Cucuel agree to be bound as follows:

(a) For a period of three years after the Closing Date, the Kohlberg Entities and Cucuel (each on their own behalf) shall not, and shall cause their Affiliates not to, directly or indirectly, on behalf of any of them or any other Person, recruit or otherwise solicit or induce any member of senior management, key employee or officer of the Company or any Company Subsidiary to terminate his or her employment or other relationship with the Company or any Company Subsidiary, or hire any such Person who has ceased to be employed or otherwise engaged by the Company or any Company Subsidiary during the preceding six months. Notwithstanding the foregoing, nothing shall prevent the Kohlberg Entities or Cucuel, as the case may be, from soliciting or hiring any person (i) who is terminated by the Company, the Parent or the Surviving Corporation following the Closing or (ii) as result of a general solicitation of employment not specifically directed toward employees of the Parent, the Surviving Corporation or any Company Subsidiary.

(b) The Kohlberg Entities and Cucuel (each on their own behalf) agree that, for a period of three (3) years after the Closing Date, each of them shall, and shall cause their respective Affiliates and Representatives to, hold in strict confidence all Confidential Information they possess. In the event that the Kohlberg Entities, Cucuel or any of their respective Affiliates or Representatives, as the case may be, are required by Law to disclose any Confidential Information, the Kohlberg Entities and/or Cucuel, as the case may be, shall promptly notify the Parent in writing so that the Parent may, at its sole cost and expense, seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Kohlberg Entities and/or Cucuel, as the case may be, may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided, that, (A) the Kohlberg Entities and/or Cucuel, as the case may be, shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Kohlberg Entities and/or Cucuel, as the case may be, shall not, and shall not permit any of their respective Representatives to, oppose any motion for confidentiality brought by the Parent in any such instance. The Kohlberg Entities and/or Cucuel will continue to be bound by their respective obligations pursuant to this Section 8.12(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(c) Cucuel agrees that, for a period of one (1) year after the Closing Date he shall not, directly or indirectly, on Cucuel’s own behalf or in the service or on behalf of others (except for the Surviving Corporation) provide services substantially similar to those Cucuel performed for the Company or any Company Subsidiary or on behalf of the Kohlberg Entities at any time within the last twelve (12) months of his employment with the Company, to or for the benefit of any Person which provides or offers to provide home infusion therapy services or home nursing services, which Cucuel acknowledges is part of the Company’s business, within the Territory. For purposes of this Section 8.12, “Territory” shall mean the fifty states comprising the United States. Cucuel acknowledges that the Company provides services on a national basis and agrees that, given his position as Chief Executive Officer of the Company and President and Secretary of the Company Subsidiaries, this provision is reasonable and necessary to adequately protect the interests of the Parent and the Surviving Corporation.

(d) Cucuel agrees that for a period of one (1) year from the Closing Date, he shall not, on his own behalf or on behalf of any Person (except for the Surviving Corporation during such time as Cucuel is engaged as a consultant thereto), solicit, contact or call upon for the purpose of selling any service that is competitive with home infusion therapy services, home nursing services, medical equipment or respiratory therapy, any customer or potential customer, or any physician or Hospital that competes with the Company or any Company Subsidiary at the time of Closing, within the Territory. Cucuel agrees that, given his position as Chief Executive Officer of the Company and President and Secretary of the Company Subsidiaries, this provision is reasonable and necessary to adequately protect the interests of the Parent and the Surviving Corporation.

(e) Cucuel and the Company have agreed to enter into a Separation and Transition Services Agreement prior to Closing that: (i) terminates Cucuel’s employment with the Company without Cause effective on the Closing Date, (ii) provides for the payment twelve (12) months of severance pursuant to his existing employment agreement with the Company, (iii) provides for Cucuel to provide certain consulting services on a limited time, non-exclusive basis to the Company for the one year period immediately following the Closing, (iv) grants to the Company a one-time election to extend Cucuel’s one year consulting period for an additional one year period at its election, (v) extends the one year time restrictions in Sections 8.12(c) and 8.12(d) of this Agreement by an additional one year in the event that the Company elects to extend Cucuel’s consulting period; provided, that the Company agrees to pay or has paid Cucuel three hundred thousand dollars ($300,000) in consulting fees pursuant to such Separation and Transition Services Agreement during such two year consulting period. The terms of such agreement, when taking into account the payments under the existing employment agreement, shall be consistent with the regulations under Section 409A of the Code.

8.13 Indemnification; Directors’ and Officers’ Insurance.

(a) The Parent shall cause the organizational documents of the Surviving Corporation and each Company Subsidiary to contain provisions concerning indemnification of directors and officers no less favorable to the beneficiaries thereof than those set forth in such organizational documents as of the date hereof. From and after the Closing, the Parent shall, and shall cause the Surviving Corporation and each Company Subsidiary, (i) to indemnify and hold harmless each present and former director and officer of the Company and each present and former director and officer, as applicable, of each Company Subsidiary (collectively, the “Company Indemnified Parties”), in each case, when acting in such capacity, against any Losses incurred or suffered by any of the Company Indemnified Parties in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law, and (ii) advance expenses as incurred by any Company Indemnified Party in connection with any matters for which such Company Indemnified Party is entitled to indemnification from the Company or a Company Subsidiary, as applicable, pursuant to this Section 8.13, to the fullest extent permitted under applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to such indemnification; and provided, further, that any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth under applicable law or the organizational documents of the Company and the Company Subsidiaries, as applicable, shall be made by independent counsel selected by the Company.

(b) For a period of six (6) years following the Closing, the Parent shall maintain, or shall cause the Surviving Corporation for itself and the Company Subsidiaries to maintain, in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true and complete copies of which have been heretofore made available by the Company to the Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall the Parent or the Company be required to expend in the aggregate in excess of 200% of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed 200% of such amount, then the Parent or the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount; and provided, further, that this Section 8.13(b) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company, at the expense of Parent, which policy or policies provide such directors and officers with the coverage described in this Section 8.13(b) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(c) The provisions of this Section 8.13 are (i) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 8.13, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

8.14 Proxy Statement; Special Meeting.

(a) Parent shall use its best efforts to, and the Company shall use best efforts to cooperate with Parent in order to, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a preliminary proxy statement pursuant to Section 14(a) of Exchange Act (the “Preliminary Proxy Statement”) as promptly as practicable after the date hereof and on or prior to February 5, 2010, which shall include proxy materials for the purpose of soliciting proxies from holders of the Parent’s Stock to obtain the Parent Stockholder Approval at a meeting of the holders of the Parent’s Stock to be called and held for such purpose (the “Special Meeting”) as provided below. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of the Parent’s Stock. The Company shall furnish to the Parent all information concerning the Company as the Parent may reasonably request in connection with the preparation of the Preliminary Proxy Statement. The Parent shall promptly respond to any SEC comments on the Preliminary Proxy Statement, with the assistance of the Company, and shall otherwise use commercially reasonable efforts to resolve any such SEC comments relating to the Preliminary Proxy Statement. The Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Preliminary Proxy Statement or the Definitive Proxy Statement or mailing the Definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Parent shall provide the Stockholders’ Representative with an opportunity to review and comment on such document or response.

(b) As promptly as practicable (and in any event within three (3) Business Days) following the resolution of any SEC comments on the Preliminary Proxy Statement, the Parent shall file and distribute a definitive proxy statement pursuant to Section 14(a) of the Exchange Act (the “Definitive Proxy Statement”) to the holders of the Parent’s Stock and, pursuant thereto, shall, as promptly as practicable, call the Special Meeting and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Parent Stockholder Approval.

(c) The Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Preliminary Proxy Statement and Definitive Proxy Statement, as applicable, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Definitive Proxy Statement does not, as of the date on which it is distributed to the holders of the Parent’s Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement). The Company covenants and agrees that the information relating to the Company supplied by the Company for inclusion in the Preliminary Proxy Statement or Definitive Proxy Statement will not, as of the filing date of the Preliminary Proxy Statement or Definitive Proxy Statement (or any amendment or supplement thereto), as the case may be, or, in the case of the Definitive Proxy Statement, at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) The Parent, acting through its board of directors, shall include in the Preliminary Proxy Statement and the Definitive Proxy Statement the recommendation of its board of directors that the holders of the Parent’s Stock vote in favor of the adoption of this Agreement and approval of the transactions set forth therein, and shall otherwise use commercially reasonable efforts to obtain the Parent Stockholder Approval.

8.15 Other Actions.  At least five (5) days prior to Closing, the Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, which shall be in form and substance reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, the Parent and the Company shall prepare the press release announcing the consummation of the acquisition of all of the Stockholders’ Shares hereunder (“Press Release”).

8.16 Required Information.  In connection with the preparation of the Press Release, and for such other reasonable purposes, the Company and the Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of the Parent and the Company to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the transactions set forth in this Agreement, or any other statement, filing, notice or application made by or on behalf of the Company or the Parent to any third party and/or any Governmental Authority in connection with the transactions set forth in this Agreement. Each party represents and warrants to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (for the avoidance of doubt, this sentence shall be deemed a representation and warranty and not a covenant).

8.17 Reserved.

8.18 Reserved.

8.19 No Securities Transactions.  Neither the Company, the Stockholders (except for the Institutional Stockholders) nor their respective Affiliates and Representatives shall, directly or indirectly, engage in any transactions involving the securities of the Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company and the Stockholders shall use their commercially reasonable efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

8.20 Qualification as a Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury Regulations. From and after the date of this Agreement and until the Merger Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Merger Effective Time, without the prior written consent of the parties to this Agreement, neither Parent nor any of its Subsidiaries, nor any of its Affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

8.21 Tax Matters.  During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Laws;

(b) consult with the Parent with respect to all income Tax and other material Post-Signing Returns and deliver drafts of such Post-Signing Returns to the Parent no later than ten Business Days prior to the date on which such Post-Signing Returns are required to be filed;

(c) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(d) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Closing Date in a manner consistent with past practice;

(e) promptly notify the Parent of any legal action or audit pending or threatened against the Company or any of its Subsidiaries in respect of any Tax matter, and not settle or compromise any such legal action or audit, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, without the Parent’s prior consent which consent shall not be unreasonably withheld or delayed;

(f) not make or revoke any Tax election, amend any Tax Return or adopt or change a Tax accounting method or period without the Parent’s prior consent, which consent shall not be unreasonably withheld or delayed; and

(g) terminate any tax allocation agreement, tax sharing agreement or other similar agreement to which the Company or any of its Subsidiaries is a party such that there are no further liabilities or obligations thereunder.

8.22 Parent’s Financing Obligations.

(a) The Parent shall use its commercially reasonable efforts to perform all of its obligations under the Debt Financing Documents and satisfy all conditions precedent to the funding thereunder that are within its control. In the event that the Debt Financing is not available to consummate the transactions contemplated by this Agreement, the Parent shall use its commercially reasonable efforts to obtain alternative financing; it being understood, however, that such commercially reasonable efforts would not require the Parent to consummate the Debt Financing or any alternative financing, as the case may be, on financial terms less favorable, taken as a whole, or other terms materially less favorable, taken as a whole, to Parent than those set forth in the Debt Financing Documents (the “Alternative Financing”).

(b) Neither the Parent, nor its Affiliates shall, without the prior written consent of the Company (which shall not be unreasonably withheld or delayed), waive, terminate, amend, modify or supplement, (i) the Debt Financing Documents to materially decrease the aggregate amount of the facilities thereunder or the amount of the facilities available at Closing to fund the acquisition, (ii) in any material respect, (x) the terms or conditions of the Debt Financing Documents (except as provided in subclause (iv) below) or (y) any “market flex” provisions contained in the Debt Financing Documents, (iii) the conditions precedent to the initial borrowing set forth in the Debt Financing Documents or (iv) the representations, warranties, covenants or defaults set forth in the Debt Financing Documents, if, in the case of clause (iv), such amendment, modification or supplement would result in the failure to satisfy a condition to the funding of the Debt Financing at Closing; provided, that in no event shall any amendments or modification to the Debt Financing documents not required to be consented to by the Company relieve the Parent from its obligation to consummate the transactions contemplated by this Agreement on the terms set forth in the Debt Financing Documents without giving effect to any such amendment or modification made after the date hereof.

8.23 Reserved.

8.24 Parent Board of Directors.  At or prior to the Closing, the board of directors of Parent (A) shall fix the number of directors on the board of directors of Parent at ten (10), and (B) shall take action to appoint the Stockholder Director Designees to the board of directors of Parent as of the Closing.

8.25 Additional Actions.  The Company shall cause all of the actions as set forth in Schedule 8.25 to be taken prior to the Closing Date.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT

The obligations of the Parent to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Parent:

9.1 Representations and Warranties Accurate.  The Specified Representations contained in ARTICLE V and ARTICLE VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date. The representations and warranties of the Stockholders and the Company set forth in ARTICLE V and ARTICLE VI of this Agreement (other than the Specified Representations) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date, with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

9.2 Performance.  The Company and the Stockholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

9.3 Officer’s Certificate.  The Company with respect to it, and the Stockholders’ Representative, with respect to the Stockholders, shall have delivered to the Parent a certificate, signed by an executive officer of the Company in the case of the Company, and the Stockholders’ Representative, on behalf of each Stockholder, in the case of the Stockholders, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4 HSR Act; Legal Prohibition.

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement or materially deprives the Parent of the benefits of the transactions contemplated herein.

9.5 Payoff Letters.  The Parent shall have received payoff letters reasonably acceptable to it with respect to the payment of the Credit Agreements Payoff Amount and the release of any Encumbrance related thereto.

9.6 FIRPTA Affidavit.  The Parent shall have received, in a form satisfactory to the Parent, either (a) a statement pursuant to Treasury Regulations Section 1.897-2(h) and 1.1445-2(c), provided by the Company not earlier than the twentieth day prior to the Closing Date, certifying that the Company is not, and has not been during the time period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation as defined in Section 897(c)(2) of the Code or (b) a certification of non-foreign status from each Stockholder, which certification meets the requirements of Treasury Regulations Section 1.1445-2(b)(2).

9.7 Required Consents.  All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities or other Persons set forth on Schedule 9.7 of this Agreement shall have been obtained.

9.8 Secretary’s Certificates.  Each of the Company and the Stockholders’ Representative shall have delivered to the Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company or the Stockholders’ Representative, as applicable, executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Company’s certificate of incorporation and by-laws or the Stockholders’ Representatives governing documents, as applicable, each as in effect from the date of this Agreement until the Closing Date.

9.9 Escrow Agreement.  The Stockholders’ Representative shall have executed and delivered the Escrow Agreement.

9.10 Stockholder Approval.  Parent Stockholder Approval shall have been duly obtained.

9.11 New Parent Stockholders Agreement.  Each of the Stockholders and Optionholders, if any, receiving shares of Parent’s Stock in connection with the Merger shall have executed and delivered the New Parent Stockholders Agreement.

9.12 Debt Financing.  The Parent shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter.

9.13 Tax Opinion.  The Parent shall have received the opinion of King & Spalding LLP, counsel to the Parent, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Parent shall be entitled to rely upon customary assumptions and representations provided by the Parent and the Company that counsel to the Parent reasonably deems relevant.

9.14 Audited Financial Statements.  The Parent shall have received the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009, and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended, together with the notes and schedules thereto and an unqualified audit opinion of PricewaterhouseCoopers LLP with respect thereto.

9.15 Accountants’ Consents.  The Parent shall have received all consents and letters contemplated by Section 8.5(b) of this Agreement that have been reasonably requested for delivery prior to the Closing Date in connection with the Debt Financing.

9.16 Applicable Stock Value.  In the event that the Stockholders would receive any Parent’s Stock valued at the Applicable Stock Value pursuant to Section 3.9, the Applicable Stock Value (as determined at 4:00 pm as of the last trading day immediately preceding the scheduled Closing Date, and as adjusted for splits, conversions and reverse splits on or after the date hereof) shall not be less than $5.2151.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Stockholders’ Representative:

10.1 Representations and Warranties Accurate.  The Specified Representations contained in ARTICLE VII of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at the Closing Date. The representations and warranties of the Parent and Merger Sub set forth in ARTICLE VII of this Agreement (other than the Specified Representations) shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) as of the Closing Date as though made at the Closing Date, except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date, with only such exceptions which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

10.2 Performance.  The Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

10.3 Officer Certificate.  The Parent shall have delivered to the Company a certificate, signed by an executive officer of the Parent, dated as of the Closing Date, certifying the matters set forth in Sections 10.1 and 10.2.

10.4 HSR Act; Legal Prohibition.

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

10.5 Escrow Agreement.  The Parent shall have executed and delivered the Escrow Agreement.

10.6 Stockholder Approval.  Parent Stockholder Approval shall have been duly obtained.

10.7 Required Consents.  All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities or other Persons set forth on Schedule 10.7 of this Agreement shall have been obtained.

10.8 Secretary’s Certificate.  The Parent shall have delivered to the Company a certificate of the Secretary of the Parent, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Parent executing documents executed and delivered in connection herewith and (ii) true and complete copies of the Parent’s and Merger Sub’s certificate of incorporation and by-laws, each as in effect from the date of this Agreement until the Closing Date.

10.9 New Parent Stockholders Agreement.  The Parent shall have executed and delivered the New Parent Stockholders Agreement.

10.10 Debt Financing.  The Parent shall have received the proceeds of the Debt Financing on the terms set forth in the Commitment Letter.

10.11 Parent Stock Price.  The per share price (as determined at 4:00 pm as of the relevant date) of Parent’s Stock on the Nasdaq Global Market (as adjusted for splits, conversions and reverse splits on or after the date hereof) shall not be less than $5.2151 for the ten (10) immediately preceding trading days prior to the scheduled Closing Date.

10.12 Tax Opinion.  The Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary assumptions and representations provided by the Parent and the Company that counsel to the Company reasonably deems relevant.

ARTICLE XI

TERMINATION

11.1 Termination.  This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual written consent of the Parent and the Stockholders’ Representative; or

(b) by the Parent or the Stockholders’ Representative if the Closing Date shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party who is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, further, the parties may mutually agree to extend the period before termination if the Closing Date shall not have occurred due to regulatory or antitrust issues; or

(c) subject to Section 8.3(d), by the Parent or the Stockholders’ Representative if a court of competent jurisdiction or other Governmental Authority shall have issued an order or injunction or taken any other action (which order, injunction or action the parties shall use their commercially reasonable efforts to lift) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(d) by Stockholders’ Representative, if neither the Company nor any of the Stockholders is then in material breach of any term of this Agreement, upon written notice to the Parent, upon a material breach of any representation, warranty or covenant of the Parent contained in this Agreement such that the conditions set forth in ARTICLE X cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Stockholders’ Representative to the Parent;

(e) by the Parent, if the Parent is not then in material breach of any term of this Agreement, upon written notice to Stockholders’ Representative, upon a material breach of any representation, warranty or covenant of the Company or the Stockholders contained in this Agreement such that the conditions set forth in ARTICLE IX cannot be satisfied, provided, that, such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Parent to the Stockholders’ Representative;

(f) by the Stockholders’ Representative or the Parent if approval of the issuance of Parent’s Stock under this Agreement has been submitted to the stockholders of the Parent by written consent or at a duly convened Special Meeting (or adjournment or postponement thereof) and the Parent Stockholder Approval is not obtained upon a vote taken thereon; or

(g) by the Parent if a written consent evidencing the CHS Stockholder Approval is not obtained by the Company and delivered to the Parent no later than 5:00 p.m. (Eastern time) on the date hereof.

11.2 Survival After Termination.  If this Agreement is terminated by the parties in accordance with Section 11.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 8.2(b) (Confidential Information), and ARTICLE XIV (Miscellaneous) shall survive the termination of this Agreement, and that nothing herein shall relieve the Company or the Stockholders from any liability for any intentional or willful breach of the provisions of this Agreement prior to the termination of this Agreement.

11.3 Termination Expenses.  If this Agreement is terminated by the Parent or the Stockholders’ Representative pursuant to (i) Section 11.1(f) or (ii) Section 11.1(b) and at the time of such termination the Parent Stockholder Approval has not been obtained, then the Parent shall pay the Company by wire transfer of immediately available funds the amount of all fees and expenses described in clause (i) of Section 14.1 incurred after December 7, 2009, up to $1,000,000 (the “Termination Expenses”), which amount shall be paid within two (2) Business Days of the Parent’s receipt of notice of the amount of such Termination Expenses. If the Parent fails to pay the Termination Expenses required pursuant to this Section 11.3 when due, such Termination Expenses shall accrue interest for the period commencing on the date such expense reimbursement became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Parent fails to pay such Termination Expenses when due, the Parent shall also pay to the Company all of the Company’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Expenses.

ARTICLE XII

INDEMNIFICATION

12.1 Survival.  Each of the representations and warranties of the Stockholders contained in ARTICLE V (the “Stockholder Representations”), the Company contained in ARTICLE VI and Section 8.16 (the “Company Representations”) and of the Parent contained in ARTICLE VII and Section 8.16 shall survive until 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date; provided, that the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Binding Obligations), 6.1 (Organization and Qualification), 6.2 (Capitalization of the Company), 6.3 (Subsidiaries), 6.4 (Binding Obligation), 6.12 (Taxes), 6.28 (Brokers), 7.1 (Organization), 7.2 (Binding Obligation), 7.3 (Capitalization of the Parent; Capitalization and Operations of Merger Sub) and 7.14 (Brokers) (collectively, the “Specified Representations”) shall survive the Closing Date for the applicable statute of limitations. Each of the covenants and agreements of the parties set forth in this Agreement shall survive until 11:59 p.m. (Eastern time) on the date that is eighteen (18) months after the Closing Date; provided that the covenants and agreements contained herein (including Section 12.2 and Section 13.1) requiring performance after the Closing Date shall survive in accordance with their terms. If any Claims Notice (as defined below) is given in accordance with the terms of Section 12.4 within the applicable survival period provided above

(as applicable, the “Cut-Off Date”), the claims specifically set forth in the Claims Notice shall survive until such time as such claim is finally resolved.

12.2 Indemnification by the Stockholders; Indemnification by the Parent.

(a) Subject to the other limitations set forth in this ARTICLE XII and ARTICLE XIII governing Taxes, from and after the Closing Date, the Parent, its Affiliates and their respective officers, directors, employees, shareholders, partners, and members (each, a “Parent Indemnitee”) shall be indemnified and held harmless by each Stockholder, severally (and not jointly or jointly and severally), from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims, suits, actions and damages (collectively, “Losses”) arising from, or in connection with, any (i) breach of any covenant or agreement made hereunder by such Stockholder (a “Stockholder Covenant”); (ii) breach of any covenant or agreement made hereunder by the Company or any Company Subsidiary (solely with respect to covenants and agreements to be made or performed by the Company or any Company Subsidiary prior to the Closing) (the “Company Covenants”) (other than breaches of the covenants in Section 8.21 (Tax Matters) and any Losses arising from Taxes imposed on the Company or any Company Subsidiary as a result of a breach of any of the Company Covenants, all of which are governed by ARTICLE XIII); (iii) breach of any of the Company Representations (other than breaches of the representations contained in Section 6.12 (Taxes), which shall be governed by ARTICLE XIII); (iv) breach by such Stockholder of any of the Stockholders Representations; (v) any earnout or other amounts paid to the sellers or any other parties in connection with that certain Stock Purchase Agreement by and among Option Health, Ltd. (d/b/a Optioncare of the Quad Cities), Kathy Budge (f/k/a Kathy Goodwin) and Infusion Partners LLC, dated as of June 10, 2009; and (vi) claims made in pending or future suits, actions, investigations or other legal proceedings in respect of that certain membership interest purchase agreement dated as of June 20, 2008 by and between Professional Home Care Services, Inc. and Alexander Infusion, LLC, including the lawsuit filed by Alexander Infusion, LLC in the Supreme Court of the State of New York, Nassau County, on or around March 31, 2009; provided, that, notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Parent Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XII. Notwithstanding anything to the contrary contained herein, (A) none of the Stockholders shall be obligated to indemnify or hold harmless the Parent Indemnitees with respect to any Losses arising from, or in connection with, (x) any amounts payable under any unclaimed property, abandonment, escheat or similar Law or (y) any overpayments or underpayments to or from non-governmental customers (including individuals and Third Party Payors) of the Company or any Company Subsidiary and (B) for purposes of determining whether there has a been a breach of any of the Company Representations set forth in Sections 6.14, 6.15 and 6.16 that is subject to indemnification under this Section 12.2(a), such determination shall be made without giving effect to any limitation relating to whether the Company had knowledge of any representation or warranty. For avoidance of doubt, clause (B) of the prior sentence means that statements such as “to the knowledge of the Company” shall be disregarded for purposes of the indemnification obligation herein.

(b) Subject to the other limitations set forth in this ARTICLE XII and ARTICLE XIII governing Taxes, the Parent hereby agrees to indemnify and hold harmless the Stockholders, each of such Stockholders’ respective Affiliates, officers, directors, employees, shareholders, partners and members, and prior to the Closing, the Company and any Company Subsidiary and their respective officers, directors and employees (each, a “Stockholder Indemnitee”, and together with the Parent Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) the breach of any representation or warranty of the Parent or Merger Sub in this Agreement and (ii) the breach of any covenant or agreement made by the Parent and, after the Closing, the Surviving Corporation and any Company Subsidiary, in this Agreement.

12.3 Limitations on Indemnification; Escrow Account.

(a) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the cumulative indemnification obligations of the Stockholders under Section 12.2(a), on the one hand, or of the Parent under Section 12.2(b), on the other hand, in the aggregate exceed an amount equal to the then available Escrow Fund (the “Cap”); provided, however, that any and all breaches constituting Unrestricted Claims shall not be subject to the Cap and (ii) the aggregate amount of Losses paid by any Stockholder under Section 12.2(a) and Section 13.1(a) shall not exceed the amount of cash proceeds and the value of Parent’s Stock (valued at the Parent Stock Value)

actually received by such Stockholder under this Agreement for the cancellation and exchange of such Stockholder’s Shares on the Closing Date; provided, further, that, with respect to each Kohlberg Entity in no event shall the aggregate amount of Losses paid by any Kohlberg Entity or all of the Kohlberg Entities under Section 12.2(a) and Section 13.1(a) exceed the amount of cash proceeds and the value of Parent’s Stock (valued at the Parent Stock Value) actually received by all of the Kohlberg Entities under this Agreement for the cancellation and exchange of Shares of the Kohlberg Entities on the Closing Date.

(b) Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Stockholder Indemnitees or the Parent Indemnitees, respectively, under ARTICLE XII unless (i) any individual Loss or group or series of related Losses exceed $50,000 (such Loss or group or series of related Losses that does not exceed $50,000, the “DeMinimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable under Section 12.2(a), on the one hand, and Section 12.2(b), on the other hand (which shall not include for such purposes DeMinimis Losses), exceed an amount equal to $1,500,000 (the “Basket Amount”), whereupon the Stockholder Indemnitee or the Parent Indemnitee, as the case may be, shall be entitled to receive only amounts for Losses (which shall include for such purposes DeMinimis Losses) in excess of the Basket Amount up to the Cap; provided, however, that claims under Section 12.2(a)(v), claims under Section 13.1 and claims for any and all breaches of the covenants and agreements set forth in this Agreement (other than under Section 12.2(a)(vi)) and the Specified Representations shall not be subject to the Basket Amount, but instead shall be recoverable from “dollar one.”

(c) The cumulative indemnification obligations of the Stockholders under Section 12.2(a) (other than for Unrestricted Claims) and Section 13.1(a) (other than for Unrestricted Claims) shall be recoverable solely from the Escrow Fund (as shall be reduced from time to time to reflect payments, if any, made from time to time from the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement). In the event (i) the Parent recovers a payment from the Escrow Fund and (ii) such indemnification obligations arose directly from the breach of a Stockholder Representation or Stockholder Covenant by a Stockholder, such Stockholder shall promptly make a cash payment to each other Stockholder in amount equal to such other Stockholder’s pro rata portion of the amount recovered from the Escrow Fund. Subject to the penultimate sentence hereof, the Parent agrees and acknowledges on behalf of itself and the Parent Indemnitees, that: (1) a Parent Indemnitee must first assert any claim for indemnification under ARTICLE XII and ARTICLE XIII against the then available Escrow Fund in accordance with the terms of the Escrow Agreement and (2) if the amount recoverable by a Parent Indemnitee in respect of a breach of a Stockholder Covenant or Stockholder Representation pertaining to any Unrestricted Claim of a Stockholder exceeds the amount of the then available Escrow Fund or if the Escrow Agreement has terminated pursuant to its terms, then (x) a Parent Indemnitee shall assert such claim solely against that Stockholder who is in breach of the Unrestricted Claim, and no other Stockholder shall have any liability with respect to such Unrestricted Claim, and (y) in the case of an Unrestricted Claim that is a Company Representation or a Company Covenant, against the Stockholders on a several basis based on their respective Stockholder Percentage (and not on a joint or joint and several basis), for the amount of Losses not recovered by such Parent Indemnitee from the then available Escrow Fund. Notwithstanding the foregoing, in the case of any such claim against a Kohlberg Entity, (i) the Parent Indemnitees may assert a claim against any Kohlberg Entity for any breach by any other Kohlberg Entity of any Unrestricted Claim that is a breach of a Stockholder Covenant and (ii) each Kohlberg Entity shall be liable based upon the aggregate Stockholder Percentage of all Kohlberg Entities for the amount of Losses not recovered by such Parent Indemnitee for such Unrestricted Claims.

(d) Notwithstanding any thing to the contrary herein, in connection with any release (or holdback by the Escrow Agent) of shares of Parent’s Stock held in the Escrow Account, the Escrow Agent shall release to the applicable party on such release date (or holdback in the Escrow Account on such date) such number of shares of Parent’s Stock having an aggregate value (with each share of Parent’s Stock valued at the Parent Stock Value) equal to the aggregate amount to be released (or held back) on such applicable date.

(e) Under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential or punitive damages, including diminution in value, multiple of earnings or profits theory, business interruptions, or loss of business opportunity or reputation damages (except to the extent included in a Third Party Claim).

(f) No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the Final Purchase Price (to the extent so included), including in the calculation of Final Company Net Indebtedness, (iii) any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date, and (iv) any Losses to the extent which there is a related amount expressly reserved against in the Company Financial Statements.

(g) Notwithstanding anything to the contrary contained herein, (i) none of the limitations on the indemnification obligations of the parties hereto shall apply to claims based on fraud or intentional breaches and (ii) the representations and warranties of the Stockholders and the Company contained herein and any right of indemnification with respect thereto shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, the Parent or its Affiliates, employees, or representatives concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto.

12.4 Indemnification Claim Process.

(a) All claims for indemnification by either a Stockholder Indemnitee or a Parent Indemnitee under this ARTICLE XII shall be asserted and resolved in accordance with Sections 12.4 and 12.5.

(b) If a Parent Indemnitee intends to seek indemnification pursuant to this ARTICLE XII, the Parent Indemnitee shall promptly notify the Stockholders’ Representative in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided that, subject to Section 12.3(f), the failure of the Parent Indemnitee to promptly notify Stockholders’ Representative shall not relieve the Stockholders from Liability for such claims except and only to the extent that the Stockholders were actually prejudiced by such delay.

(c) If a Stockholder Indemnitee intends to seek indemnification pursuant to this ARTICLE XII, the Stockholder Indemnitee shall promptly deliver a Claims Notice to the Parent; provided that, subject to Section 12.3(f), the failure of a Stockholder Indemnitee to promptly notify the Parent shall not relieve the Parent from Liability for such claims except and only to the extent that the Stockholders were actually materially prejudiced by such delay.

(d) The Indemnitor shall have twenty-five (25) calendar days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee in writing that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.

(i) In the event that the Indemnitor (a) notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) provides the Indemnitee with an Acknowledgement of Liability Certificate, (i) the Indemnitor shall control the investigation, defense and settlement thereof, and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, that, the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in (but not control), the defense of such Third Party Claim.

(ii) In the event that (a) the Indemnitor notifies the Indemnitee in writing of the Indemnitor’s intention to assume such defense and (b) the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, (i) then the Indemnitor shall control the investigation, defense and settlement thereof and (ii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless the judgment or settlement provides solely for the payment of money for which the Indemnitor is fully liable, the Indemnitor makes such payment (subject to the applicable limitations contained herein) and the Indemnitee receives an unconditional release; provided, however, that the Indemnitee may retain separate co-counsel at its sole cost and expense and shall have joint control over the investigation, defense and settlement of such Third Party Claim; provided, further, that the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor

(which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the Indemnitor is determined to be liable pursuant to the terms hereof for such Third Party Claim, then the Indemnitor shall reimburse the Indemnitee for reasonable costs and expenses of such separate co-counsel.

(iii) In the event that the Indemnitor does not notify the Indemnitee in writing of the Indemnitor’s intention to assume such defense, Indemnitee shall control the investigation, defense and settlement thereof, and the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed) with respect to any such Third Party Claim for which the Indemnitor has provided to the Indemnitee an Acknowledgement of Liability Certificate; provided, that, if the Indemnitor does not provide the Indemnitee with an Acknowledgement of Liability Certificate, the Indemnitee may enter into any settlement of, or consent to judgment with respect to any such Third Party Claim without waiving or otherwise adversely affecting any rights hereunder.

Notwithstanding anything to the contrary contained herein, the parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.

(e) Subject to the provisions of Section 12.4(d)(i) and 12.4(d)(ii), if the Indemnitor does not assume the defense of such Third Party Claim within twenty-five (25) calendar days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor at any time after such 25 calendar day period.

(f) The Parent Indemnitee shall, and shall cause the Company and each Company Subsidiary to, provide reasonable cooperation with the Stockholders’ Representative in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Parent Indemnitee is seeking indemnification pursuant to this ARTICLE XII that the Stockholders’ Representative has elected to control, including, but not limited to, by providing the Stockholders’ Representative with reasonable access to books, records, employees and officers (including as witnesses) of the Company and each Company Subsidiary.

12.5 Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) the date such item was paid or accrued; provided that, subject to Section 12.3(f), the failure of the Parent Indemnitee to promptly notify Stockholders’ Representative shall not relieve the Stockholders from Liability for such claims except and only to the extent that the Stockholders were actually materially prejudiced by such delay. The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

12.6 Exclusive Remedy.  Notwithstanding anything to the contrary herein, except in the case of fraud or intentional breaches, the indemnification provisions of ARTICLE XII and ARTICLE XIII with respect to Taxes shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby.

12.7 Tax; Insurance; Other Indemnification.  The amount of any Losses suffered by an Indemnitee shall be reduced by any tax benefit to the extent utilized, any insurance or any other payments actually received pursuant to an indemnification under any Prior Purchase Agreement (net of the direct costs incurred in procuring such payments). The Parent shall, or shall cause the Company, to pursue any and all other commercially reasonable remedies to collect any indemnification or other amounts pursuant to the Prior Purchase Agreements covering the Loss that is the subject to the claim for indemnification to the extent that the Parent determines in good faith that indemnification is available under a Prior Purchase Agreement. If any such proceeds, benefits or recoveries are actually received by the Parent with respect to any Losses after the Parent has received indemnification proceeds hereunder, the Parent shall promptly, but in any event no later than ten (10) Business Days after the receipt or recovery of such proceeds or recoveries, pay to the applicable Stockholders in accordance with the Stockholder Percentage or such other percentage as the Stockholders’ Representative shall direct an amount equal to the lesser of the (x) amount of such recovery proceeds or benefits actually received in respect of such claim and (y) the amount of indemnification Losses the Parent received from the Stockholders in respect of such claim; provided, that, for purposes of valuing any Parent’s Stock in satisfaction of indemnification Losses that the Parent received from the Stockholders in respect of such claims, the Parent’s Stock shall be valued at the Parent Stock Value.

12.8 Tax Treatment of Indemnity Payments.  It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

ARTICLE XIII

TAX INDEMNITY AND PROCEDURES

13.1 Indemnification

(a) The Stockholders on a several basis (and not a joint or joint and several basis) shall be responsible for and shall pay and shall indemnify and hold harmless the Parent Indemnitees from and against any Losses as a result of:

(i) Taxes of the Company or any Company Subsidiary imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing for any taxable period (or portion thereof) ending on or before the Closing Date;

(ii) Without duplication, Taxes imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing as a result of any breach of any of the representations contained in Section 6.12, or any of the covenants or agreements set forth in Section 8.21 of this Agreement, and any Losses arising from Taxes imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing as a result of a breach of any of the Company Covenants;

(iii) Taxes imposed or sought to be imposed on the Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing with respect to any taxable period pursuant to any obligation (other than an obligation solely between or among the Company and the Company Subsidiaries that are Subsidiaries on the Closing Date) to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company or any Subsidiary at any time on or before the Closing Date, including any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law; and

(iv) Taxes incurred by Parent, the Company, the Surviving Corporation or any Subsidiary of the foregoing after the Closing Date related to the items disclosed on Schedule 6.12.

For the avoidance of doubt, the Stockholders shall indemnify and hold harmless the Parent Indemnitees only for Taxes that are actually payable, and not for the inability to utilize Tax attributes in any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary contained herein, each Kohlberg Entity shall jointly and severally indemnify and hold harmless the Parent Indemnitees for any indemnification obligation of any Kohlberg Entity pursuant to this ARTICLE XIII.

(b) The indemnification obligations contained in Section 13.1(a) shall be the sole remedy available to the Parent in connection with Taxes, and such indemnification obligations shall survive the Closing and shall continue in full force and effect until the expiration of the applicable statute of limitations. For the avoidance of doubt, the indemnification obligations contained in this Section 13.1 shall be subject to Section 12.3, and claims for indemnification under this Section 13.1 shall not be considered to be claims arising under ARTICLE XII.  Notwithstanding the preceding sentence, the indemnity obligations contained in this Section 13.1 shall be subject to the provisions of Section 12.7.

(c) From and after the Closing Date, the Parent shall indemnify the Stockholders and their Affiliates (collectively, the “Tax Indemnified Stockholder Parties”) against and hold harmless from any and all Taxes of the Company, the Surviving Corporation or any Subsidiary thereof for periods beginning on the Closing Date other than amounts for which the Parent is entitled to be indemnified by the Stockholders under Section 13.1(a), and such indemnification obligations shall survive the Closing and shall continue in full force and effect until the expiration of the applicable statute of limitations.

(d) All amounts required to be paid by the Stockholders pursuant to this ARTICLE XIII shall be paid in accordance with the relevant provisions of Section 12.3.

13.2 Tax Returns.  (a) The Stockholders shall prepare (or cause to be prepared), at the Stockholders’ expense, and Parent shall cause the Surviving Corporation (as successor to the Company) to timely file, all Tax Returns of the Company or any Company Subsidiaries with respect to any taxable period ending on or before the Closing Date that are required to be filed with any Tax authority after the Closing Date. The Stockholders shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared consistently with applicable law and consistently with Section 3.7(f) and with past practice to the extent permitted by applicable law. For the avoidance of doubt, with respect to the income Tax Returns for the period ending on the Closing Date, the Stockholders’ Representative shall have the sole discretion regarding whether the net operating loss generated in such period (if any) will be carried back or carried forward. The Stockholders’ Representative shall provide, or cause to be provided, a draft of any such Tax Returns to the Parent for its review at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return. The Parent shall notify the Stockholders’ Representative of any reasonable objections the Parent may have to any items set forth in such draft Tax Return and the Parent and Stockholders’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Stockholders and the Parent. The fees and expenses of such accounting firm shall be borne equally by the Stockholders and the Parent.

(b) The Parent shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company or any Subsidiary for taxable years or periods ending after the Closing Date. Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for Straddle Periods (“Straddle Returns”) shall be prepared consistently with past practice to the extent permitted by applicable law. The Parent shall provide, or cause to be provided, to the Stockholder Representative a draft of any Straddle Return at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by the Stockholders’ Representative. Stockholders’ Representative shall notify the Parent of any reasonable objections Stockholders’ Representative may have to any items set forth in such draft Straddle Return and the Parent and Stockholders’ Representative agree to consult and resolve in good faith any such objection. If the parties cannot resolve any such objections, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Stockholders and the Parent. The fees and expenses of such accounting firm shall be borne equally by the Stockholders and the Parent. The Parent shall notify the Stockholders’ Representative of any amounts due from the Stockholders in respect of any Tax Return in respect of a Pre-Closing Date Taxable Period no later than ten (10) Business Days prior to the date on which such Tax Return is due, and no later than five (5) Business Days prior to the date on which such Tax Return is due, the Stockholders shall pay to the Parent the amount of Taxes for which Stockholders are responsible.

(c) Except to the extent required by law, neither the Parent nor any of its Affiliates shall (or shall cause or permit the Company or any Company Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any Company Subsidiary with respect to any Pre-Closing Date Taxable Period (or with respect to any Straddle Period) without the written consent of the Stockholders which consent shall not be unreasonably withheld or delayed.

13.3 Cooperation.  After the Closing, the Parent and Stockholders shall promptly make available or cause to be made available to the other, as reasonably requested (at the expense of the requesting party), and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company and its Subsidiaries for all periods prior to or including the Closing Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

13.4 Contests.

(a) Except as provided in Section 13.4(b) below, whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Stockholders are or may be liable under this Agreement, the Parent shall, if informed of such an assertion, promptly inform the Stockholder Representative, and the Stockholder Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Stockholders may be liable under this Agreement; provided, however, that if such settlement may affect the liability for Taxes (or right to a tax benefit) for which the Parent is liable (or to which the Parent is entitled), such settlement shall not be agreed to without the consent of the Parent, which consent will not be unreasonably withheld or delayed.

(b) Notwithstanding Section 13.4(a), whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to a Straddle Period, Parent shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Stockholders are liable under this Agreement, in which case such settlement shall not be agreed to by the Parent without the consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed.

(c) For the avoidance of doubt, the procedures described in this Section 13.4 shall govern all claims for Taxes, and such claims shall not be governed by Sections 12.4 or 12.5 of this Agreement.

13.5 Refunds.

(a) The Stockholders will be entitled to any credits and refunds (including interest received thereon) in respect of any Pre-Closing Date Taxable Period of the Company or any Company Subsidiary to the extent such credits or refunds do not arise from or relate to the “carryback” of a Tax item from a period beginning after the Closing Date to a Pre-Closing Date Taxable Period. Subject to Section 3.9, the Parent shall cause such refund to be paid to the Stockholders promptly following receipt.

(b) If the Stockholders’ Representative determines that the Company and the Company Subsidiaries will carry back the net operating losses (if any) described in Section 13.2(a), Parent shall cause the Surviving Corporation (as successor to the Company) to file appropriate refund claims within a reasonable period after the Surviving Corporation files such Tax Returns.

(c) Except as provided in Section 13.5(a), the Surviving Corporation (as successor to the Company) will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any Company Subsidiary.

13.6 Tax Elections.  The Parent shall not, without the prior consent of the Stockholder (which shall not be unreasonably withheld or delayed), make, or cause to permit to be made, any Tax election, or adopt or change any method of Tax accounting, or undertake any other extraordinary action on the Closing Date, that would materially affect the Taxes of the Stockholders or the Company or any of its Subsidiaries prior to the Closing Date.

ARTICLE XIV

MISCELLANEOUS

14.1 Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees and expenses of the Company or any Stockholder related to the transactions contemplated by this Agreement, including the fees and expenses of Paul Weiss and Pepper Hamilton LLP, the fees and expenses of the Company’s independent registered public accounting firm and all other applicable independent registered public accounting firms attributable to any of the Company Financial Statements included in the Preliminary Proxy Statement, the Definitive Proxy Statement or any registered public offering or Rule 144A Offering of the Parent made in connection with the transactions contemplated by this Agreement, (ii) 50% of any conveyance Taxes covered under Section 14.15, (iii) all amounts payable under the Management Agreement, (iv) any transaction bonus, discretionary bonus, “stay put” or other compensatory payments to be made to any optionholder or current or former employee, board member or consultant of the Company or any Company Subsidiary at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company or any Company Subsidiary (other than any severance payments payable upon the termination of such Persons, any payments due as a result of any, direct or indirect, action taken by the Parent or any of its Affiliates from and after the Closing and any “stay put” bonus or similar payments made to any employee of the Company or any Company Subsidiary after the Closing Date, all of which shall be borne entirely by the Parent), and (v) all amounts payable in respect of Section 8.8 (collectively, to the extent not paid prior to the Closing, the “Company Expenses”) shall be paid by the Company on the Closing Date. For the avoidance of doubt, to the extent not paid prior to Closing, all amounts set forth on Schedule 6.17(f)(2) shall be treated as Company Expenses. The Company shall cause all such Company Expenses to be invoiced at least two (2) business days prior to the Closing Date.

14.2 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

14.3 Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter, except that the CHS Stockholders Agreement shall remain in effect prior to the Closing Date in accordance with its terms.

14.4 Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

14.5 Notices.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to any Stockholder, the Stockholders’ Representative or, prior to the Closing, the Company or any Company Subsidiary:

Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward
Telecopier: (914) 241-1143

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Angelo Bonvino, Esq.
Telecopier: (212) 757-3990

If to the Parent or, after the Closing, to the Company or any Company Subsidiary:

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Chief Executive Officer
Telecopier: (914) 460-1660

With a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates II. Esq.
Telecopier: (212) 556-2222

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.5.

14.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered by the Company or the Parent or in any of the Exhibits attached hereto, under any specific representation, warranty, covenant or Schedule heading number, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the disclosing party to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement or otherwise.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

14.7 Waiver.  Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

14.8 Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

14.9 No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (i) the right of the Company’s Stockholders to receive payment in accordance with ARTICLE III and ARTICLE IV after the Merger Effective Time, (ii) the rights of the current and former officers, directors, employees and stockholders of the Company as set forth in Section 8.13, ARTICLE XII and ARTICLE XIII and (iii) the right of the Company, on behalf of the Stockholders, to pursue damages and other relief (including equitable relief) in the event of the Parent’s or Merger Sub’s breach of this Agreement (including damages based on loss of the economic benefits of the transaction to the Stockholders).

14.10 Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

14.11 Release.  Except in the case of fraud or intentional acts and as provided in ARTICLE XII and ARTICLE XIII, the Parent agrees (and, from and after the Closing, shall cause the Company and the Company Subsidiaries to agree) that none of the current or former officers and directors of any Stockholder, the Company or the Company Subsidiaries (in their capacity as such) as of or prior to the Closing Date shall have any liability or responsibility to the Parent or the Company or any Company Subsidiary for (and the Parent hereby unconditionally releases (and from and after the Closing shall cause the Company and the Company Subsidiaries to release unconditionally) such officers and directors from) any obligations or liability relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Stockholders, the Company and the Company Subsidiaries, including the Confidential Information, except with respect to the Stockholders (in their capacity as such and not in any other capacity), as specifically provided in this Agreement.

14.12 Governing Law and Jurisdiction.  This Agreement and any claim or controversy hereunder (whether in contract or tort) shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

14.13 Consent to Jurisdiction and Service of Process.  Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

14.14 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.15 Conveyance Taxes.  All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by the Parent and 50% by the Stockholders (which shall be treated as a Company Expense), and the Stockholders’ Representative on behalf of the Stockholders and the Parent shall jointly file all required change of ownership and similar statements.

14.16 Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief, without the necessity of posting a bond, by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

14.17 Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BIOSCRIP, INC.

By:	/s/ Richard H. Friedman
Name:     Richard H. Friedman

Title:	Chairman of the Board and Chief Executive Officer

CAMELOT ACQUISITION CORP.

By:	/s/ Richard H. Friedman
Name:     Richard H. Friedman

Title:	Chairman and CEO

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

By:	/s/ Bob Cucuel
Name:     Bob Cucuel

Title:	President & CEO

KOHLBERG INVESTORS V, L.P., solely in its capacity as the Stockholders’ Representative

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

IN WITNESS WHEREOF, solely with respect to its respective obligations and/or benefits pursuant to Sections 3.6(c) (Purchase Price Adjustment), 3.9(a) (Relationship Among the Stockholders), 4.2(a) (Transactions to be Effected at the Closing), ARTICLE V(REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS), 8.9 (Exclusivity), 8.12 (Restrictive Covenants), 8.13 (Indemnification; Directors’ and Officers’ Insurance) , 8.19 (No Securities Transactions), ARTICLE XIV (MISCELLANEOUS) and the obligations of such Stockholder pertaining to such Stockholder pursuant to ARTICLE XII (INDEMNIFICATION) and ARTICLE XIII (TAX INDEMNITY AND PROCEDURES), the following Stockholders have executed and delivered this Agreement as of the date first above written:

KOHLBERG INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG TE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG OFFSHORE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG PARTNERS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOCO INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:	/s/ Authorized Representative
Name:      Gordon H. Woodward

Title:	Authorized Representative

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By:	/s/ Peter Nussbaum
Name:      Peter Nussbaum

Title:	Authorized Person

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., its General Partner,

By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner,

By:	/s/ George Fan
Name:      George Fan

Title:	Authorized Signatory

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., Its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C., Its General Partner

By:	/s/ George Fan
Name:      George Fan

Title:	Authorized Signatory

/s/  Nitin Patel
Nitin Patel

/s/ Robert Cucuel
Robert Cucuel

/s/ Mary Jane Graves
Mary Jane Graves

/s/ Joey Ryan
Joey Ryan

Annex B
EXECUTION COPY

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of this 24th day of January, 2010, by and among BioScrip, Inc., a Delaware corporation (the “Company”), and Kohlberg Investors V, L.P., a Delaware limited partnership (“Kohlberg”), Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, the Company entered into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”), with Camelot Acquisition Corp., a Delaware corporation, Critical Homecare Solutions Holdings, Inc., a Delaware corporation, and the Stockholders, pursuant to which the Stockholders shall, upon the consummation of the transactions contemplated thereby, receive shares of Common Stock and Warrants to purchase Common Stock; and

WHEREAS, the parties believe it to be in the best interests of the Company, the Stockholders and the other stockholders of the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, to induce the Company and each Stockholder to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders do hereby agree as follows:

1.  Governance.

1.1 So long as the Kohlberg Stockholders and/or their Affiliates beneficially own in the aggregate: (a) at least 50% of the Initial Kohlberg Shares, Kohlberg shall be entitled to designate two directors for election by the stockholders of the Company to the Board of Directors (each, a “Stockholder Nominee”); and (b) at least 15% (but less than 50%) of the Initial Kohlberg Shares, Kohlberg shall be entitled to designate one Stockholder Nominee. If at any time the Kohlberg Stockholders and/or their Affiliates beneficially own in the aggregate less than 15% of the Initial Kohlberg Shares, then the Stockholders shall not have the right to designate any Stockholders’ Nominees pursuant to this Agreement. So long as Kohlberg has the right to designate one or more Stockholder Nominees in accordance with this Section 1.1, except as provided in Section 1.4, the number of directors on the Board of Directors shall be fixed at ten.

1.2 The Company agrees to include the Stockholders’ Nominees in each slate of nominees recommended by the Board of Directors in connection with any meeting of the stockholders of the Company (or written consent in lieu thereof) called for the purpose of electing directors to the Board of Directors, and to use its commercially reasonable efforts to cause the election of each such Stockholders’ Nominee to the Board of Directors, including nominating such individuals to be elected as directors as provided herein.

1.3 Upon the death, disability, retirement, resignation or removal (with or without cause) of any director who is a Stockholders’ Nominee, Kohlberg shall be entitled to collectively designate the replacement director for such Stockholders’ Nominee. In the event that a vacancy is created at any time upon the death, disability, retirement, resignation or removal (with or without cause) of any director who is a Stockholders’ Nominee, the Company hereby agrees to take, at any time and from time to time, all actions necessary to cause the vacancy created thereby to be filled as soon as practicable by a new Stockholders’ Nominee who is designated in the manner specified in this Section 1.3.

1.4 In the event that Kohlberg shall cease to have the right to designate one or more directors in accordance with Section 1.1, Kohlberg shall use its commercially reasonable efforts to cause the removal or the resignation of the applicable director or directors who are Stockholders’ Nominees, if any, and the directors remaining in office shall decrease the size of the Board of Directors to eliminate such vacancy.

1.5 The Company shall compensate each director who is a Stockholders’ Nominee in the same manner and to the same extent as it compensates its other non-employee directors and shall reimburse each director who is a Stockholders’ Nominee for reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board of Directors or committees thereof.

1.6 Until Kohlberg ceases to have the right to designate one or more directors in accordance with Section 1.1, except as may be prohibited by applicable law, at least one of Stockholders’ Nominees shall be entitled to representation on each of the Audit Committee, the Compensation Committee and the Strategy Committee of the Board of Directors.

1.7 The rights of Kohlberg pursuant to this Section 1 are personal to Kohlberg and shall not be exercised by any transferee (other than the Kohlberg Stockholders and/or their Affiliates).

2. Transfer Restrictions.

2.1. General Restriction.  For a period of two years from the Closing Date, except as set forth in Section 2.2, none of the Stockholders shall, directly or indirectly, make or solicit any sale, assignment, transfer, distribution or other disposition of any shares of Common Stock, or create incur, solicit, assume or suffer to exist any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use or other encumbrance with respect to any shares of Common Stock, except in compliance with the terms of this Agreement and applicable law.

2.2. Permitted Transfers.  Each Stockholder shall be entitled to make sales and other transfers of Common Stock (i) pursuant to one or more (x) registered secondary public offerings in connection with the exercise of its rights under Section 4; and (y) private placements exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, sales under Rule 144 thereof, in each case in accordance with applicable securities laws; provided, however, that in the case of a private placement exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, no Stockholder may sell, transfer or dispose of any Common Stock (other than pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel, if so requested by the Company, reasonably acceptable in form and substance to the Company that registration under the Securities Act is not required in connection with such transfer; (ii) in the case of any Stockholder who is an individual, to (x) a member of such Stockholder’s immediate family, which shall include his spouse, siblings, children or grandchildren (“Family Members”), or (y) a trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held by such Stockholder and/or one or more Family Members of such Stockholder; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any shares of Common Stock, no Person other than such Stockholder and/or one or more Family Members of such Stockholder may be or may become beneficiaries, stockholders, limited or general partners or members thereof; (iii) to any of its Affiliates and (iv) in the case of an Institutional Shareholder, in connection with a Financing Conveyance. Any transferee (other than in connection with a transfer made pursuant to clause (x) above) of any shares of Common Stock permitted under and made pursuant to this Section 2.2 (a “Permitted Transferee”) that beneficially owns, individually or in the aggregate, with any Affiliates or members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), more than 5% of the issued and outstanding shares of Common Stock, shall be subject to the restrictions set forth in this Agreement, including this Section 2. The Company may require any such Permitted Transferee that beneficially owns more than 5% of the issued and outstanding shares of Common Stock, as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, agreeing to be bound by the provisions of this Agreement.

2.3. Transfer of Registration Rights.  The registration rights set forth in Section 4 may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), but may not be assignable by such Permitted Transferee to any subsequent transferee.

2.4. Notice of Proposed Transfer.  Before effecting any proposed transaction permitted by this Section 2, each applicable Stockholder shall provide at least 5 business days’ written notice to the Company, specifying in reasonable detail the terms and conditions of such transaction.

2.5. Transfers in Violation of Agreement.  Any disposition of or the creation of any encumbrance on any shares of Common Stock in violation of the terms and conditions of this Agreement shall be null and void, and the purported transferee of any such dispositions or the purported holder of any encumbrances shall have no rights or privileges with respect to the shares of Common Stock. The Company shall not (a) transfer on its books any shares of Common Stock that shall have been disposed of in violation of any of the provisions set forth in this Agreement or (b) treat as owner of such shares, or accord the right to vote as owner or otherwise, or pay dividends to, any such purported transferee of any such shares or purported holder of any such encumbrances.

3. Standstill Covenants.  Each Stockholder (other than the Institutional Stockholders) agrees that, until the later of (a) the third anniversary of the Closing Date and (b) the date upon the which Kohlberg is no longer entitled to designate any directors under Section 1.1, except as expressly contemplated by this Agreement or unless specifically requested or permitted in writing pursuant to a resolution of a majority of the Board of Directors, neither such Stockholder nor any directors, officers or controlled Affiliates (or any directors or officers of such controlled Affiliates) of such Stockholder shall, directly or indirectly, alone or in concert with others:

3.1 effect, offer, propose (whether publicly or otherwise) or cause or participate in (whether by purchasing or offering to purchase securities, or by providing or guaranteeing financing or by taking any other action, including communicating with the stockholders of the Company), or assist any other Person to effect, offer or propose (whether publicly or otherwise) or participate in:

3.1.1 any acquisition or any proposal to acquire any debt or equity securities of the Company after the Closing (other than through the exercise of the Warrants or the Roll Over Options);

3.1.2 any tender or exchange offer for debt or equity securities of the Company;

3.1.3 any merger, consolidation, share exchange or business combination involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business;

3.1.4 any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any material portion of its business; or

3.1.5 any “solicitation” of “proxies” (as such terms are defined under the Exchange Act, and the rules and regulations promulgated thereunder, but without regard to the exclusion from the definition of “solicitation” set forth in Rule 14a-l(l)(2)(iv) of Regulation 14A under the Exchange Act) with respect to the Company or any action resulting in such person or entity becoming a “participant” in any “election contest” (as such terms are used in Regulation 14A) with respect to the Company;

3.2 propose or make any recommendation with respect to any matter for submission to a vote of stockholders of the Company;

3.3 form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock (but excluding any “group” consisting solely of such Stockholder and its Affiliates);

3.4 grant any proxy with respect to any Common Stock to any person or entity not designated by the Company, other than a revocable proxy authorizing a representative of a Stockholder to vote at a meeting of stockholders of the Company in the ordinary course of business;

3.5 deposit any shares of Common Stock in a voting trust or subject any such shares to any arrangement or agreement with respect to the voting of such shares or other agreement having similar effect, except for agreements solely among the Stockholders and the Company and except for Permitted Transfers;

3.6 execute any written stockholder consent with respect to the Company;

3.7 take any other action to seek to affect the control of the Company (other than in connection with any Stockholders’ Nominee acting in accordance with his or her fiduciary duties as a member of the Board of Directors);

3.8 enter into any discussions, negotiations, arrangements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;

3.9 disclose to any person or entity any intention, plan or arrangement inconsistent with the foregoing or form any such intention that would result in any Stockholder or the Company being required to make any such disclosure in any filing (for the avoidance of doubt, other than a filing required under Section 13 or Section 16 of the Exchange Act, in each case in connection with a Permitted Transfer) with a governmental authority or exchange or being required by applicable law to make a public announcement with respect thereto; or

3.10 request the Company or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any respect this Agreement (including this Section 3.10) or the certificate of incorporation or the bylaws of the Company or any of its Affiliates.

Notwithstanding anything to the contrary herein, (1) nothing herein will be interpreted to prohibit or otherwise restrict the right of any Stockholder to (a) initiate or prosecute legal action properly brought against any Person for any reason, (b) vote in favor or against any matter submitted to the holders of Common Stock or (c) tender or exchange any Stockholder Shares in a tender or exchange offer initiated by the Company or any other Person (other than the Stockholders and their Affiliates); and (2) each Stockholder and each member of its restricted group under this Section 3 shall in no way be prohibited at any time from engaging in any non-public discussion or communication on any topic pertaining to the Company with any member of the Board or management of the Company.

4. Registration Rights.

4.1 Demand Registration.  At any time, and from time to time, after the six month anniversary of the Closing Date, holders of then-outstanding Stockholder Shares shall have the right to require the Company to effect unlimited registrations on Form S-3, or any successor form then in effect, under the Securities Act (any such registration, a “Demand Registration”). Upon receipt from a Stockholder or Stockholders (the “Initiating Stockholders”) of any request for a Demand Registration for Common Stock having a market value of not less than $25,000,000, based on the closing price of the Common Stock at 4:00 p.m. on the business day prior to the day of the request, the Company shall give prompt (but in any event not later than two (2) business days after receipt of such request) written notice of such request to each Stockholder, and shall include in such Demand Registration all Stockholder Shares with respect to which the Company has received written requests for inclusion therein within 30 days after the delivery of the Company’s notice. The Company shall use its commercially reasonable efforts to file the registration statement with regard to such Demand Registration with the Securities and Exchange Commission within sixty (60) days after it receives a request therefor, and to cause such registration statement to become effective as soon as practicable thereafter. If requested by the Initiating Stockholders, the Company shall take steps as are required to register such Stockholder Shares in such Demand Registration for sale on a continuous basis under Rule 415 under the Securities Act and keep such registration statement (or any replacement registration statement effected upon the expiration of the initial or any subsequent registration statement) effective for such period as is necessary to complete the sale and distribution of all of the Stockholder Shares pursuant thereto, but in any event not longer than one hundred twenty (120) days. No later than the effective date of the Demand Registration, the Company shall furnish (or cause to be furnished) to the Company’s transfer agent, from time to time, an opinion of the Company’s counsel to facilitate the transfer of the Stockholder Shares in the secondary market, including, but not limited to, the removal of any restrictive legends encumbering such shares. If other securities are included in any Demand Registration that is an underwritten offering, and the managing underwriter for such offering advises the Company that in its opinion the number of securities to be included exceeds the number of securities which can be sold in such offering without adversely affecting the marketability or price thereof, the Company will include in such registration all Stockholder Shares requested to be included therein prior to the inclusion of any securities that are not Stockholder Shares. If the number of Stockholder Shares requested to be included in such registration exceeds the number of securities which in the opinion of such underwriter can be sold without adversely affecting the marketability of such offering, such Stockholder Shares shall be included pro rata among the holders thereof based on the percentage of the outstanding Stockholder Shares then held by each such Stockholder. If other securities are included in any Demand Registration that is not an underwritten offering, all Stockholder Shares included in such Demand Registration shall be sold prior to the sale of any of such other securities. The Company shall have the right to select the investment banker(s) and manager(s) to administer any Demand Registration that is an underwritten offering, subject to the approval of the holders of a majority of the Stockholder Shares to be included in such Demand Registration.

4.2 Company Registration.  In the event that the Company proposes to register any shares under the Securities Act in connection with a public offering (other than a Demand Registration) on any form (other than Form S-4 or Form S-8) that would legally permit the inclusion of Stockholder Shares, the Company shall give each of the Stockholders written notice thereof as soon as practicable but in no event less than 30 days prior to such registration, and shall include in such registration all Stockholder Shares requested in writing to be included therein, subject to the limitations set forth in this Section 4.2. If in connection with such proposed registration the managing underwriter for such offering advises the Company that the number of Stockholder Shares requested to be included therein exceeds the number of shares that can be sold in such offering without adversely affecting the marketability thereof, any shares to be sold by the Company in such offering (“Company Shares”) shall have priority over any Stockholder Shares, and the number of Stockholder Shares to be included by a Stockholder in such registration shall be reduced pro rata on the basis of the number of Stockholder Shares held by such Stockholder and all other holders (other than the Company) exercising similar registration rights; provided that no other shares, other than the Company Shares to be sold in such offering, shall have priority over the Stockholder Shares.

4.3 Costs of Registration.  The Company shall bear the costs of each registration in which Stockholders participate pursuant to this Section 4, including (without limitation) (i) all Securities and Exchange Commission, stock exchange and FINRA registration and filing fees and exchange listing fees, (ii) all printing, messenger and delivery expenses, (iii) all fees, charges and disbursements of counsel for the Company and the reasonable fees, charges and expenses of one counsel for the selling Stockholders (to be selected by the holders of a majority of the Stockholder Shares to be included in such registration), (iv) all fees and expenses incurred in complying with state securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the registrable shares as may be set forth in any underwriting agreement), (v) any other accounting fees, charges or expenses incurred by the Company incident to or required by any such registration (including any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), and (vi) to the extent the Company determines to obtain such insurance, any liability insurance or other premiums for insurance obtained in connection with any demand registration or piggy-back registration thereon, incidental registration or shelf registration pursuant to the terms of this Agreement, regardless of whether such registration statement is declared effective, but excluding any underwriting discounts or commissions on the sale of Stockholder Shares or the fees and expenses of any additional counsel retained by the Stockholders. As a condition to the inclusion of Stockholder Shares in any registration, the participating Stockholders and the Company shall execute a customary underwriting agreement or similar agreement in a form reasonably acceptable to the Company and the underwriter(s), if any, for such offering containing customary indemnification and holdback provisions. Notwithstanding the foregoing, no Stockholder shall be required to incur indemnification obligations (whether several or joint and several) which are in excess of the net proceeds received by such Stockholder pursuant to such registration or relates to information not supplied by such Stockholder for inclusion in the registration statement.

4.4 Procedure.  The Company may require each selling Stockholder to furnish to the Company in writing such information pursuant to Item 507 of Regulation S-K (or any similar disclosure requirement applicable to any registration in which Stockholders participate pursuant to this Section 4) required in connection with such registration regarding such Stockholder and the distribution of such Stockholder Shares to be included in such registration as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Stockholder Shares of any Stockholder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

4.5 Postponement of Demand Registration.  The Company will be entitled to postpone (but not more than once in any 12-month period), for a reasonable period of time not in excess of 90 days, the filing of a registration statement in accordance with Section 4.1 if the Company notifies the Stockholders requesting the Demand Registration that, in the good faith judgment of the Board of Directors (in consultation with outside legal counsel and/or an investment banking firm of recognized national standing), such Demand Registration and offering would reasonably be expected to materially and adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of material information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect the Company. Such notice will contain a statement of the reasons for such postponement and an approximation of the anticipated delay.

4.6 Limitations.  The Company shall not be obligated to effect a Demand Registration for a period of three months following the effective date of a registration statement filed in connection with any registration effected under Section 4.1 or 4.2.

5. Definitions.  For purposes of this Agreement, the following terms have the indicated meanings:

“Affiliate” of a person means any other person controlling, controlled by or under common control with such person, whether by ownership of voting securities, by contract or otherwise.

“Board of Directors” shall mean the Board of Directors of the Company.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means the Company’s common stock, par value $.0001 per share, or any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company; provided that “Common Stock” shall not include any of the Company’s common stock or other capital stock issuable upon the exercise of the Roll Over Options.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Conveyance” means (i) any pledge or collateral assignment or other assignment of shares of Common Stock to a third party lender or other financing source for an Institutional Stockholder or its Affiliates or Investment Affiliates, (ii) any foreclosure, deed in lieu of foreclosure or other exercise of rights or remedies by a pledgee or assignee under clause (i) (including any agent therefor) whereby shares of Common Stock are further sold, assigned or conveyed or (iii) each and every subsequent sale, assignment or conveyance of Common Stock by or to any Person following an event under clause (ii).

“Initial Kohlberg Shares” means the shares of Common Stock received by the Kohlberg Stockholders at the Closing pursuant to the Merger Agreement (as adjusted for any splits, conversions and reverse splits of the Common Stock after the Closing).

“Institutional Stockholders” means Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Capital Funding, Ltd.

“Kohlberg Stockholders” means Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P. and KOCO Investors V, L.P.

“Majority Stockholders” means, at any time, Stockholders holding not less than a majority of the Stockholder Shares.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Roll Over Options” has the meaning set forth in the Merger Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder Shares” means (i) the aggregate issued and outstanding shares of Common Stock beneficially owned by the Stockholders, (ii) any other securities issued and issuable with respect to any such

Stockholder Shares by the Company or by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, including any such securities issued or issuable by the Company, and (iii) Common Stock issued upon the exercise of the Warrants (as adjusted from time to time in accordance with their terms).

“Warrants” means the warrants issued to the Stockholders to purchase an aggregate of 3,400,945 shares of Common Stock (as adjusted from time to time in accordance with their terms).

6. Restrictions on Other Agreements.  The Company, without the written consent of the Majority Stockholders (which consent may be given or withheld in the sole discretion of the Majority Stockholders), shall not grant any rights relating to the registration of its securities if the exercise thereof interferes with or is inconsistent with or will delay (or could reasonably be expected to interfere with or be inconsistent with or delay) the exercise and enjoyment of any of the registration rights granted under Section 4.1.

7. Miscellaneous.

7.1 Legends.  In addition to any legends required by applicable securities laws, all certificates representing any shares of capital stock of the Company subject to the provisions of this Agreement shall have endorsed thereon legends substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON           , 20  , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS’ AGREEMENT DATED AS OF           , 2010 AMONG BIOSCRIP, INC. (THE “COMPANY”) AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS.

7.2 Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.3 Effect of Agreement; Effect of Termination of the Merger Agreement.  This Agreement shall become effective upon the Closing Date; provided that if the Merger Agreement is terminated pursuant to Article XI thereof, this Agreement (other than this Section 7, which shall survive) shall automatically, and without action of any Person, terminate and be of no further force and effect. Notwithstanding the foregoing, nothing in this Section 7.3 shall relieve any party hereto of liability for a breach of any of its obligations under this Agreement prior to termination of this Agreement.

7.4 Termination.  Unless provisions of this Agreement are earlier terminated pursuant to their terms, this Agreement shall terminate and shall be of no further force or effect upon the written consent of the Company and the Majority Stockholders.

7.5 Headings.  The headings of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

7.7 Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by the provisions of the law of the State of New York. Each party hereto hereby irrevocably agrees that any action, suit or proceeding between or among the parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts in each case located in the state and City of New York, Borough of Manhattan; and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocable waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that they any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 7.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 7.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

7.8 Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and supersedes all prior agreements and understandings among the parties with respect to such subject matter. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company, on one hand, and the Majority Stockholders, on the other hand.

7.9 Notices.  Except where telephonic notice is expressly permitted herein, any notice required or permitted hereunder shall be given in writing and may be delivered by hand, by certified mail, return receipt requested, postage prepaid; by nationally recognized overnight courier service; or by facsimile transmission, addressed to the other party hereto at the address of such party set forth in the Merger Agreement or at such other address as such party may designate by like notice to all other parties hereto. All notices shall be deemed delivered when actually received.

7.10 Stock Dividends.  If, from time to time, during the term of this Agreement there is any stock dividend, stock split or similar other change in the character or amount of any of the issued and outstanding Common Stock (or any other series or class of capital stock of the Company), then in such event any and all such new, substituted or additional securities to which any Stockholder is entitled by reason of such Stockholder’s ownership of Common Stock (or any other series or class of capital stock of the Company) shall be immediately subject to the terms of this Agreement with the same force and effect as the shares of capital stock presently subject to this Agreement.

7.11 Subsequent Issuances and Purchases.  All shares of Common Stock (or any other series or class of capital stock of the Company) that are issued to or purchased by any Stockholder after the Closing, including without limitation, any shares obtained by exercise of any warrant or stock option (but excluding any shares obtained by exercise of any Roll Over Option), shall become immediately subject to the terms of this Agreement without further action by any party to this Agreement.

7.12 Specific Performance.  Each party hereto hereby acknowledges that the rights of each party contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

7.13 Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law that renders any such provision prohibited or unenforceable in any respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

BIOSCRIP, INC.

By	/s/ Richard H. Friedman
Name:     Richard H. Friedman

Title:	Chairman of the Board and Chief Executive Officer

KOHLBERG INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG PARTNERS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG OFFSHORE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOHLBERG TE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

KOCO INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By	/s/ Authorized Representative
Name:     Gordon H. Woodward

Title:	Authorized Representative

/s/  Robert Cucuel
ROBERT CUCUEL

/s/  Mary Jane Graves
MARY JANE GRAVES

/s/  Nitin Patel
NITIN PATEL

/s/  Joey Ryan
JOEY RYAN

/s/  Colleen Lederer
COLLEEN LEDERER

BLACKSTONE MEZZANINE PARTNERS II L.P.

By:	Blackstone Mezzanine Associates II, L.P., its general partner

By:	Blackstone Mezzanine Management Associates II, L.L.C., its general partner

By	/s/ George Fan
Name:     George Fan

Title:	Authorized Signatory

BLACKSTONE MEZZANINE HOLDINGS II L.P.

By:	Blackstone Mezzanine Associates II, L.P., its general partner

By:	Blackstone Mezzanine Management Associates II, L.L.C., its general partner

By	/s/ George Fan
Name:     George Fan

Title:	Authorized Signatory

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By	/s/ Peter Nussbaum
Name:     Peter Nussbaum

Title:	Authorized Person

Annex C

Form of Warrant Agreement

BIOSCRIP, INC.

WARRANT AGREEMENT

Dated As Of          , 2010

Warrants to Purchase 3,400,945 shares of Common Stock

C-i

Page

6.6.	Notices	C-14
6.7.	Severability	C-14
6.8.	Execution in Counterpart	C-14
6.9.	Waiver of Jury Trial; Consent to Jurisdiction, Etc.	C-14

Attachment A	—	Form of Warrant Certificate	C-19
Annex 1	—	Warrants Issuable to the Purchasers	C-24
Annex 2	—	Address of Purchasers for Notices	C-25
Annex 3	—	Address of Company for Notices	C-26

C-ii

BIOSCRIP, INC.

Form of Warrant Agreement

Warrants for Common Stock

WARRANT AGREEMENT, dated as of          , 2010, among BioScrip, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Kohlberg Investors V, L.P., a Delaware limited partnership, Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Colleen Lederer, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd., a Cayman Islands limited company (collectively and together with each of their respective successors and assigns, the “Purchasers”). Capitalized terms shall have the meaning specified in Section 5.1 hereof.

RECITALS

WHEREAS, pursuant to the Merger Agreement, the Purchasers have agreed to acquire from the Company, and the Company has agreed to issue to the Purchasers, Warrants to purchase the number of shares of Common Stock set forth opposite such Person’s name on Annex 1 attached hereto, which Warrants represent the right to purchase, in the aggregate, 3,400,945 shares of Common Stock, subject to adjustment as set forth herein; and

WHEREAS, the Company and the Purchasers wish to enter into this Agreement to govern the terms of the Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties to this Agreement hereby agree as follows:

1. FORM, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES

1.1. Form of Warrant Certificates

The Warrant Certificates shall be in the form set forth in Attachment A hereto. The Warrant Certificates may have such letters, numbers or other marks of identification or designation as may be required to comply with any law or with any rule or regulation of any governmental authority, stock exchange or self-regulatory organization made pursuant thereto (“Law”). Each Warrant Certificate shall be dated the date of issuance thereof by the Company, either upon initial issuance or upon transfer or exchange. Each Warrant Certificate shall represent the right to purchase the number of shares of Common Stock set forth in such Warrant Certificate at a price per share of Common Stock equal to the Exercise Price; provided, that the number of shares of Common Stock issuable upon exercise of the Warrants and the Exercise Price thereof shall be subject to adjustment as provided herein.

1.2. Execution of Warrant Certificates; Registration Books

(a) Execution of Warrant Certificates.  The Warrant Certificates shall be executed on behalf of the Company by an officer of the Company authorized by the Board of Directors. In case the officer of the Company who shall have signed any Warrant Certificate shall cease to be such an officer of the Company before issuance and delivery by the Company of such Warrant Certificate, such Warrant Certificate nevertheless may be issued and delivered with the same force and effect as though the individual who signed such Warrant Certificate had not ceased to be such an officer of the Company, and any Warrant Certificate may be signed on behalf of the Company by any individual who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such individual was not such an officer.

(b) Registration Books.  The Company will keep or cause to be kept at its office, maintained at the address of the Company referenced in Section 6.6, at the Company’s transfer agent, or at such other office of the Company of which the Company shall have given notice to each holder of Warrant Certificates, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the registration number and date of each of the Warrant Certificates and the Denomination thereof.

1.3. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Lost or Stolen Warrant Certificates

(a) Transfer, Split Up, etc.

(i) Transfer.  Subject to compliance with the Securities Act, any applicable state securities laws and the Stockholders’ Agreement, any Warrant Certificate (or portion thereof), with or without other Warrant Certificates, may be transferred to any Person for a Warrant Certificate or Warrant Certificates in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates (or portions thereof) surrendered then entitled such registered holder to purchase. Any registered holder desiring to transfer any Warrant Certificate shall make such request in writing delivered to the Company, which request shall include the identity of the Transferee and the aggregate number of Warrants to be transferred, and shall surrender the Warrant Certificate or Warrant Certificates (or portions thereof) to be transferred at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such Transferee a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate number of Warrants as the Warrant Certificate or Warrant Certificates (or portions thereof) so surrendered for transfer and shall issue a new Warrant Certificate to the transferor representing the Warrants retained by the Transferor if such transfer involved less than the entire number of Warrants held by such Transferor.

(ii) Split Up, Combination, Exchange, etc.  Any Warrant Certificate, with or without other Warrant Certificates, may be split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, in an aggregate like Denomination as the Warrant Certificate or Warrant Certificates surrendered then entitle such registered holder to purchase. Any registered holder desiring to split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be split up, combined or exchanged at the office of the Company referenced in Section 6.6, whereupon the Company shall deliver promptly to such registered holder a Warrant Certificate or Warrant Certificates, as the case may be, as so requested, which Warrant Certificate or Warrant Certificates shall evidence, collectively, the same aggregate Denomination as the Warrant Certificate or Warrant Certificates so surrendered for split-up, combination or exchange.

(b) Loss, Theft, etc.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, any Warrant Certificate, and:

(i) in the case of loss, theft or destruction, an affidavit of loss, together with a customary and reasonable indemnity; or

(ii) in the case of mutilation, upon surrender and cancellation thereof;

the Company at its own expense will execute and deliver, in lieu thereof, a new Warrant Certificate, dated the date of such lost, stolen, destroyed or mutilated Warrant Certificate and of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Certificate and evidencing the same Denomination as the Warrant Certificate so lost, stolen, destroyed or mutilated.

1.4. Subsequent Issuance of Warrant Certificates.

Subsequent to the original issuance, no Warrant Certificates shall be issued except:

(a) Warrant Certificates issued upon any transfer, combination, split up or exchange of Warrants pursuant to Section 1.3(a);

(b) Warrant Certificates issued in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 1.3(b);

(c) Warrant Certificates issued pursuant to Section 2.3 upon the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate; and

(d) Warrant Certificates to reflect any adjustments pursuant to Section 4.

1.5. Effect of Issuance in Registered Form

Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:

(a) the Warrant Certificates, to the extent then currently transferable, are transferable only on the registry books of the Company if and when surrendered at the office of the Company referenced in Section 6.6, duly endorsed or accompanied by an instrument of transfer (in the form attached thereto) and payment of any applicable transfer, stamp or issue tax (a “Tax”); and

(b) the Company may deem and treat the Person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

2. EXERCISE OF WARRANTS; PAYMENT OF EXERCISE PRICE.

2.1. Exercise of Warrants.

(a) Manner of Exercise.  At any time and from time to time prior to the Expiration Time, the holder of any Warrant Certificate may exercise the Warrants evidenced thereby, in whole or in any part, by surrender to the Company, at its office referenced in Section 6.6, of such Warrant Certificate, together with a duly executed election to purchase (a form of which is attached to each Warrant Certificate) and payment of the applicable Exercise Price for each share of Common Stock with respect to which the Warrants are then being exercised and an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3). Such Exercise Price shall be payable either:

(i) in cash pursuant to Section 2.1(b); or

(ii) by delivery of Warrant Certificates pursuant to Section 2.1(c).

(b) Payment in Cash.  Upon exercise of any Warrants, the holder of a Warrant Certificate may pay the Exercise Price by certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to the account of the Company.

(c) Net Exercise.  In the event that any holder of Warrant Certificates delivers such Warrant Certificates to the Company and notifies the Company in writing that such holder intends to exercise all, or any portion of, the Warrants represented by such Warrant Certificates to satisfy its obligation to pay the Exercise Price in respect thereof by virtue of the provisions of this Section 2.1(c), such holder shall become entitled to receive, instead of the number of shares of Common Stock such holder would have received had the Exercise Price been paid pursuant to Section 2.1(b), a number of shares of Common Stock in respect of the exercise of such Warrants equal to the product of:

(i) the number of shares of Common Stock issuable upon such exercise of such Warrant Certificate (or, if only a portion of such Warrant Certificate is being exercised, issuable upon the exercise of such portion); multiplied by

(ii) the quotient of:

(A) the difference of:

(I) the Market Price per share of Common Stock at the time of such exercise; minus

(II) the Exercise Price per share of Common Stock at the time of such exercise; divided by

(B) the Market Price per share of Common Stock at the time of such exercise.

(d) Fractional shares of Common Stock.  The Company may, in accordance with Section 2.6, pay the exercising holder cash in lieu of issuing a fractional share in connection with an exercise of Warrants; provided that, if it does not issue a fractional share in such circumstances, it will make such cash payment.

(e) Automatic Exercise.  Notwithstanding anything herein to the contrary, any Warrants issued hereunder shall be fully exercised pursuant to Section 2.1(c), without the need for any action by the holder thereof or the Company, immediately prior to the Expiration Time, provided that upon such automatic exercise the resulting value is greater than zero.

2.2. Issuance of Common Stock.

Upon timely receipt of a Warrant Certificate, accompanied by the form of election to purchase duly executed, and payment of the Exercise Price for each of the shares of the Common Stock to be purchased (if payable in the manner provided in Section 2.1(a)(i)) and by an amount equal to any applicable Tax (if not payable by the Company as provided in Section 3.3), the Company shall thereupon promptly cause certificates representing the number of whole shares of Common Stock then being purchased to be delivered to or upon the order of the registered holder of such Warrant Certificate, registered in such name or names as may be designated by such holder, and, promptly after such receipt deliver the cash, if any, to be paid in lieu of fractional shares pursuant to Section 2.6 to or upon the order of the registered holder of such Warrant Certificate.

2.3. Unexercised Warrants.

In the event that the registered holder of any Warrant Certificate shall exercise less than all the Warrants evidenced thereby, a new Warrant Certificate evidencing Warrants equal in number to the number of Warrants remaining unexercised shall be issued by the Company to the registered holder of such Warrant Certificate or to its duly authorized assigns.

2.4. Cancellation and Destruction of Warrant Certificates.

All Warrant Certificates surrendered to the Company for the purpose of exercise, exchange, substitution or transfer shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall cancel and retire any other Warrant Certificates purchased or acquired by the Company otherwise than upon the exercise thereof.

2.5. Expiration.

All Warrants that have not been exercised or purchased in accordance with the provisions of this Agreement shall expire and all rights of holders of such Warrants shall terminate and cease at the Expiration Time.

2.6. Fractional shares of Common Stock.

The Company shall not be required to issue fractional shares of Common Stock upon the exercise of any Warrant. If fractional shares are not issued upon the exercise of any Warrant, there shall be paid to the holder thereof, in lieu of any fractional share of Common Stock resulting therefrom, an amount of cash equal to the product of:

(a) the fractional amount of such share of Common Stock; and

(b) the Market Price, as determined on the trading day immediately prior to the date of exercise of such Warrant.

3. AGREEMENTS OF THE COMPANY.

3.1. Reservation of Common Stock.

The Company covenants and agrees that it will at all times cause to be reserved and kept available out of its authorized and unissued shares or treasury shares of Common Stock such number of shares of Common Stock as will be sufficient to permit the exercise in full of all Warrants issued hereunder into Common Stock.

3.2. Common Stock To Be Duly Authorized and Issued, Fully Paid and Nonassessable etc; Compliance with Law

The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of any Warrant and the payment of the Exercise Price pursuant to Section 2.1 (in each case, at the time of delivery of the certificates representing such shares of Common Stock) shall (a) be duly and validly authorized and issued and fully paid and nonassessable, free of any preemptive rights in favor of any Person in respect of such issuance and free of any security interest, pledge, mortgage, lien, charge or other encumbrance created by, or arising out of actions of, the Company (other than such rights and security interests, pledges, mortgages, liens, charges, or other encumbrances, if any, arising out of the provisions of this Agreement or the Stockholders’ Agreement) and (b) be issued without violation of any applicable Law.

3.3. Taxes.

The Company covenants and agrees that it will pay when due and payable any and all Taxes and charges that may be payable in respect of the initial issuance or delivery of:

(a) each Warrant Certificate;

(b) each Warrant Certificate issued in exchange for any other Warrant Certificate pursuant to Section 1.3, Section 2.3 or Section 4; and

(c) each share of Common Stock issued upon the exercise of any Warrant.

The Company shall not, however, be required to:

(i) pay any Tax that may be payable in respect of the transfer or delivery of Warrant Certificates in a name other than that of the registered holder of the Warrant Certificate surrendered for exercise, conversion, transfer or exchange (any such Tax being payable by the holder of such certificate at the time of surrender); or

(ii) issue or deliver any such certificates referred to in the foregoing clause (i) until any such Tax referred to in the foregoing clause (i) shall have been paid.

3.4. Common Stock Record Date.

Each Person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificates (if any) shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered with an election to purchase attached thereto duly executed and payment of the aggregate Exercise Price (and any applicable Taxes, if payable by such Person) was made.

3.5. Rights in Respect of Common Stock.

Except as otherwise set forth herein or in the Stockholders’ Agreement, prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a stockholder of the Company with respect to the Common Stock into which the Warrants shall be exercisable, including, without limitation, the right to vote in respect of any matter upon which the holders of Common Stock may vote, the right to receive any distributions of cash or property and, except as expressly set forth herein, in the Merger Agreement, in the Stockholders’ Agreement or in this Agreement, the right to receive any notice of any proceedings of the Company. Prior to the exercise of the Warrants evidenced thereby, the holders of the Warrant Certificates shall not have as such any obligation in respect of any assessment or any other obligation or liability as a stockholder of the Company, whether such obligations or liabilities are asserted by the Company or by creditors of the Company, but shall have the obligations set forth in the Stockholders’ Agreement.

3.6. Noncircumvention.

The Company hereby covenants and agrees that the Company will not, by amendment of its charter, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement, and will at all times in good faith carry out all the provisions of this Warrant Agreement.

4. ANTI-DILUTION ADJUSTMENTS.

4.1. Adjustments.

The number of shares of Common Stock purchasable upon the exercise of each Warrant, and the Exercise Price, shall be subject to adjustment as set forth in this Section 4.

4.2. Stock Splits, Subdivisions, Reclassifications or Combinations.

If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of any Warrants at the time of the record date for such dividend or effective date of such split, reverse split, subdivision, combination or reclassification shall be proportionately adjusted so that the holder of such Warrants after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to such Warrants after such date had such Warrants been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the effective date of such split, reverse split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Warrants before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, reverse split, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Common Stock issuable upon exercise of such Warrants determined pursuant to the immediately preceding sentence; provided that the Exercise Price shall not be adjusted to be less than the par value of the Common Stock.

4.3. Price Based Anti-Dilution

(a) Without duplication of the adjustments set forth in Sections 4.2 or 4.4, (a) if the Company shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4.3(b), deemed to be issued) for a consideration per share less than 90% of the Market Price per share immediately prior to such issuance or sale, or if earlier, upon the execution of the definitive documentation with respect to such issuance or sale (the “Effective Time”), then immediately upon the Effective Time the number of shares of Common Stock issuable upon exercise of any Warrants at the time of the effective date shall be increased by multiplying such number of shares of Common Stock by a fraction, (i) the numerator of which shall be the Fully Diluted Number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock so issued or sold, and (ii) the denominator of which shall be the Fully Diluted Number of shares of Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Common Stock so issued or sold would purchase if such shares were sold at Market Price. For the purposes of this Section 4.3(a), none of the following issuances shall be considered the issuance or sale of Common Stock:

(i) the issuance of Common Stock upon the conversion of any then-outstanding Common Stock Equivalents;

(ii) the issuance of any Common Stock or Common Stock Equivalents for which the adjustment provided in Section 4.2 applies;

(iii) the issuance of shares of Common Stock or Common Stock Equivalents to Employees of the Company or any Company Subsidiary that is approved by the Board of Directors; or

(iv) the issuance of Common Stock pursuant to the terms of the Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer and Trust Company, as amended December 13, 2006 and March 4, 2009.

(b) For the purposes of Section 4.3(a), the following subparagraphs (i) to (iii), inclusive, shall also be applicable:

(i) If the Company shall grant any rights to subscribe for, or any rights or options to purchase, Common Stock Equivalents, whether or not such rights or options or the right to convert or exchange any such Common Stock Equivalents are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Common Stock Equivalents (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Common Stock Equivalents, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Common Stock Equivalents and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Common Stock Equivalents issuable upon the exercise of such rights or options) shall be less than the Market Price per share of Common Stock immediately prior to the time of the granting of such rights or options, or, if earlier, the execution of definitive documentation with respect to such grant, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Common Stock Equivalents issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share; provided that no further adjustment of the conversion price pursuant to this Section 4.3(b)(i) shall be made (i) upon the actual issuance or sale of such Common Stock Equivalents upon the exercise of any rights to subscribe for, or any rights or options to purchase, such Common Stock Equivalents or (ii) upon the actual issuance or sale of such Common Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case of clauses (i) and (ii) with respect to shares of Common Stock Equivalents or Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.

(ii) If the Company shall issue or sell any Common Stock Equivalents, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Common Stock Equivalents) shall be less than the Market Price per share of Common Stock immediately prior to the Effective Time, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Common Stock Equivalents shall (as of the date of the issue or sale of such Common Stock Equivalents) be deemed to be outstanding and to have been issued for such price per share, provided that no further adjustment of the conversion price pursuant to this Section 4.3(b)(ii) shall be made upon the actual issuance or sale of such Common Stock upon the exercise of any such Common Stock Equivalents, including without limitation, in each case with respect to shares of Common Stock issued or issuable as a result of the effect of antidilution adjustments under any such security.

(iii) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock, or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any such Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration.

4.4. Other Distributions.

In case the Company shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 4.2), in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades on the Exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (such amount and/or Fair Market Value, the “Per Share Fair Market Value”) divided by (y) such Market Price on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of

Common Stock issuable upon the exercise of any Warrants shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Common Stock issuable upon the exercise of such Warrants before such adjustment, and (2) the Exercise Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of shares of Common Stock issuable upon exercise of such Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of shares of Common Stock that would then be issuable upon exercise of such Warrants if such record date had not been fixed.

4.5. Business Combinations.

In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 4.2), a holder’s right to receive shares of Common Stock upon exercise of any Warrants shall be converted into the right to exercise such Warrant to acquire the number of shares of stock or other securities or property (including cash) which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of such Warrants immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of such holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to such holder’s right to exercise such Warrants in exchange for any shares of stock or other securities or property pursuant to this Section 4.5. In determining the kind and amount of stock, securities or the property receivable upon exercise of any Warrants following the consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the holder of such Warrants shall be entitled to elect the kind or amount of consideration receivable upon consummation of such Business Combination. The Company shall not enter into or be party to any Business Combination unless the successor of the Company (if any), assumes in writing all of the obligations of the Company under this Warrant Agreement pursuant to written agreements, including agreements to deliver to each holder of Warrants hereunder in exchange for such Warrants a security of such successor evidenced by a written instrument substantially similar in form and substance to this Warrant Agreement.

4.6. Expiration of Rights or Options.

Upon the expiration of any rights or options to subscribe for, purchase or convert or exchange Common Stock or Common Stock Equivalents in respect of the issuance, sale or grant of which adjustment was made pursuant to Section 4.3, without the exercise thereof, the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant shall, upon such expiration, be readjusted and shall thereafter be such Exercise Price and such number of shares of Common Stock as would have been had such Exercise Price and such number of shares of Common Stock not been originally adjusted (or had the original adjustment not been required, as the case may be), as if:

(a) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights or options; and

(b) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights or options, whether or not exercised; provided that no such readjustment shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the reduction initially made in respect of the issuance, sale, or grant of such rights or options.

4.7. Rounding of Calculations; Minimum Adjustments.

All calculations under this Section 4 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

4.8. Timing of Issuance of Additional Common Stock Upon Certain Adjustments.

In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

4.9. Miscellaneous.

(a) Statement Regarding Adjustments.  Whenever the Exercise Price or the number of shares of Common Stock into which any Warrants are exercisable shall be adjusted as provided in Section 4, the Company shall forthwith file at the principal office of the Company referenced in Section 6.6 a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of shares of Common Stock into which such Warrants shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Warrants at the address appearing in the Company’s records.

(b) Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 4 (but only if the action of the type described in this Section 4 would result in an adjustment in the Exercise Price or the number of shares of Common Stock into which Warrants are exercisable or a change in the type of securities or property to be delivered upon exercise of Warrants), the Company shall give notice to the holders of Warrants, in the manner set forth in Section 4.9(a), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of any Warrants. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Without limiting the foregoing, to the extent notice of any of the foregoing actions or events is given to the holders of the Common Stock, such notice shall be provided to the holders of the Warrants on or before such notice to the holders of Common Stock.

(c) Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange, NASDAQ Stock Market or other applicable national securities exchange (an “Exchange”) or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the holders are entitled to receive upon exercise of this any Warrants pursuant to this Section 4.

(d) Adjustment Rules.  Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If more than one subsection of this Section 4 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

5. INTERPRETATION OF THIS AGREEMENT.

5.1. Certain Defined Terms.

For the purpose of this Agreement, the following terms shall have the meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, with respect to any Person, (a) a director, officer or shareholder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, at such time; provided, however, that none of the Purchasers shall be deemed to be an “Affiliate” of the Company and no Person holding any one or more of the Warrants shall be deemed to be an “Affiliate” of the Company solely by virtue of the ownership thereof.

“Agreement” means this Warrant Agreement as it may from time to time be amended, restated, modified or supplemented.

“Board of Directors” means the board of directors of the Company, including any duly authorized committee thereof.

“Business Combination” means any consolidation of the Company with, or merger of the Company with or into, another Person (other than a merger in which (a) the Company is the surviving corporation, (b) that does not result in any reclassification or change of shares of Common Stock outstanding immediately prior to such merger and (c) the holders of Common Stock are not entitled to receive any consideration therefrom), or any sale or conveyance to another Person of the assets of the Company substantially as an entirety.

“business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Charter” means, with respect to any Person, its certificate or articles of incorporation, articles of association, or similar organizational document.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means the Company’s common stock, par value $.0001 per share.

“Common Stock Equivalents” means outstanding Warrants or other securities convertible or exchangeable into Common Stock.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Securities, by contract or otherwise.

“Denomination” means, in the case of any Warrant Certificate, the number of shares of Common Stock issuable upon exercise of such Warrant Certificate represented thereby.

“Effective Time” has the set forth in Section 4.3.

“Exchange” has the set forth in Section 4.9(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means, prior to any adjustment pursuant to Section 4 of this Agreement, the Initial Exercise Price; and thereafter, the Initial Exercise Price as successively adjusted and readjusted from time to time in accordance with the provisions of Section 4.

“Expiration Time” means 5:00 p.m., Eastern time, on          , 2015.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith. The Required Warrantholders may object in writing to the Board of Director’s calculation of Fair Market Value within 10 days of receipt of written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on Fair Market Value during the 10-day period following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld). The Fair Market Value established by such appraiser shall be conclusive and binding on the parties. In the event the Fair Market Value established by such appraiser is greater than the Fair Market Value previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the Company. In the event the Fair Market Value established by such appraiser is less than or equal to the Fair Market Value previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the holders of Warrants.

“Fully Diluted Number of Common Shares” means the sum of (i) all shares of Common Stock actually outstanding (which shall in no event include the Common Stock to be so issued and sold and for which Section 4.3 is being applied) and (ii) all shares of Common Stock issuable upon conversion or exchange of the Common Stock Equivalents.

“Initial Exercise Price” means $10.00 per share of Common Stock.

“Issue Date” means          , 20  .

“Law” has the set forth in Section 1.1.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices in either case on the Exchange on which the applicable securities are listed or admitted to trading. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by the Company for this purpose (which opinion shall be made available to the holders of Warrants); provided that the Required Warrantholders may object in writing to the Board of Director’s calculation of fair market value within 10 days of receipt of written notice thereof. If the Required Warrantholders and the Board of Directors are unable to agree on fair market value during the 10-day period following the delivery of the Required Warrantholders’ objection, then the Board of Directors shall select and approve an appraiser experienced in the business of evaluating or appraising the market value of securities (which appraiser shall be subject to approval by the Required Warrantholders, which approval shall not be unreasonably withheld). The Market Price established by such appraiser shall be conclusive and binding on the parties. In the event the Market Price established by such appraiser is greater than the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the Company. In the event the Market Price established by such appraiser is less than or equal to the Market Price previously determined by the Board of Directors, the fees and expenses for such appraiser shall be borne by the holders of Warrants. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Nasdaq Stock Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Merger Agreement” means the Agreement and Plan of Merger, dated as January 24, 2010, by and among the Company, Camelot Acquisition Corp., a Delaware corporation, a Delaware corporation, Critical Homecare Solutions Holdings, Inc., a Delaware corporation, and the Purchasers (other than Colleen Lederer).

“Per Share Fair Market Value” has the meaning set forth in Section 4.4.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Purchasers” has the meaning set forth in the introductory paragraph hereof.

“Required Warrantholders” means, at any time, the holders of Warrants representing at least a majority of the Common Stock issuable upon exercise of the Warrants issued hereunder and outstanding (exclusive of any Warrants directly or indirectly held by the Company or any Affiliate of the Company).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Stockholders’ Agreement” means the Stockholders’ Agreement of even date herewith among the Company and the Purchasers, as such agreement may be amended from time to time pursuant to its terms.

“Tax” has the set forth in Section 1.5(a).

“trading day” means (A) if the shares of Common Stock are not traded on any national or regional securities exchange or association or over-the-counter market, a business day or (B) if the shares of Common Stock are traded on any national or regional securities exchange or association or over-the-counter market, a business day on which such relevant exchange or quotation system is scheduled to be open for business and on which the shares of Common Stock (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market for any period or periods aggregating one half hour or longer; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of Common Stock.

“Transferee” means any registered transferee of all or any part of any one or more Warrant Certificates initially acquired by the Purchasers under this Agreement; provided, that such transfer is in accordance with the Stockholders’ Agreement, if applicable.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means a warrant to initially purchase one share of Common Stock issued pursuant to this Agreement and the Merger Agreement.

“Warrant Certificate” means a certificate evidencing the Warrants in the form of Attachment A.

5.2. Section Heading and Table of Contents and Construction.

(a) Section Headings and Table of Contents, etc.  The titles of the Sections of this Agreement and the Table of Contents of this Agreement appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision. References to Sections are, unless otherwise specified, references to Sections of this Agreement. References to Annexes and Attachments are, unless otherwise specified, references to Annexes and Attachments attached to this Agreement.

(b) Independent Construction.  Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

5.3. Directly or Indirectly.

Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any partnership in which such Person is a general partner.

5.4. Governing Law.

THIS AGREEMENT AND THE WARRANT CERTIFICATES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.

6. MISCELLANEOUS.

6.1. Expenses.

Issuance of certificates for shares of Common Stock to a holder upon the exercise of any Warrants shall be made without charge to such holder for any Tax or other incidental expense in respect of the issuance of such certificates, all of which Taxes and expenses shall be paid by the Company (other than the Taxes not payable by the Company pursuant to Section 3.3).

6.2. Amendment and Waiver.

This Agreement may be amended, and the observance of any term of this Agreement may be waived, with and only with the written consent of the Company and the Required Warrantholders; provided, however, that no amendment or waiver of the provisions of this Section 2.1, Section 6.2, Section 4 or of any term defined in Section 5.1 to the extent used herein or therein, may be made without the prior written consent of all holders of Warrants then outstanding (excluding any Warrants directly or indirectly held by the Company or any Affiliate of the Company); and, provided, further, that

(a) no such amendment or waiver of any of the provisions of this Agreement pertaining to the Exercise Price or the number of shares or kind of Common Stock that may be purchased upon exercise of each Warrant; and

(b) no change accelerating the occurrence of the Expiration Time;

shall be effective as to a holder of Warrants unless consented to in writing by such holder.

6.3. Warrants Subject to Stockholders’ Agreement.

The holders of the Warrants and the Company are subject in all respects to the terms of the Stockholders’ Agreement, the terms and provisions of which are incorporated herein, mutatis mutandis, as if set forth fully herein. By its acceptance of a Warrant Certificate, each holder of Warrants agrees to be bound by the provisions of the Stockholders’ Agreement to the extent applicable.

6.4. Entire Agreement.

This Agreement, the Merger Agreement, the Stockholders’ Agreement and the Warrant Certificates embody the entire agreement and understanding among the Company and the Purchasers, and supersede all prior agreements and understandings, relating to the subject matter hereof.

6.5. Successors and Assigns.

All covenants and other agreements in this Agreement made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto to the extent they become holders of Warrants (including, without limitation, any Transferee) whether so expressed or not. Notwithstanding the foregoing sentence, the Company may not assign any of its rights, duties or obligations hereunder or under the Warrant Certificates without the prior written consent of the Required Warrantholders.

6.6. Notices.

All communications hereunder or under the Warrants shall be in writing and shall be delivered either by certified or registered mail, postage pre-paid, return receipt requested, or nationally recognized overnight courier, and shall be addressed to the following addresses:

(a) if to a Purchaser, at its address set forth on Annex 2 to this Agreement, or at such other address as such Purchaser shall have specified to the Company in writing;

(b) if to any other holder of any Warrant Certificate, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Warrant Certificate that shall have so specified an address to the Company; and

(c) if to the Company, at the address set forth on Annex 3 to this Agreement, or at such other address as the Company shall have specified to each holder of Warrants in writing.

Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) by a nationally recognized overnight delivery service which provides proof of delivery or on the date postmarked if sent by registered or certified mail, as the case may be. Any communication not so addressed and delivered shall be ineffective unless actually received by the intended addressee. Notwithstanding the foregoing provisions of this Section 6.6, service of process in any suit, action or proceeding arising out of or relating to this Agreement or any document, agreement or transaction contemplated hereby shall be delivered in the manner provided in Section 6.9(c).

6.7. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.8. Execution in Counterpart.

This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

6.9. Waiver of Jury Trial; Consent to Jurisdiction, Etc.

(a) Waiver of Jury Trial.  THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE WARRANTS OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

(b) Consent to Jurisdiction.  ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE) OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH UNDER THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY SHALL BE BROUGHT BY SUCH PARTY IN ANY NEW YORK STATE COURT OR FEDERAL DISTRICT COURT LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK AS SUCH PARTY MAY IN ITS SOLE DISCRETION ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE IN PERSONAM JURISDICTION OF EACH SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT IN ANY PROCEEDING BEFORE ANY TRIBUNAL, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT IT IS NOT SUBJECT TO THE IN PERSONAM JURISDICTION OF ANY SUCH COURT. IN ADDITION, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT

MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY BROUGHT IN ANY SUCH COURT, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) Service of Process.  EACH PARTY HERETO IRREVOCABLY AGREES THAT PROCESS PERSONALLY SERVED OR SERVED BY U.S. REGISTERED MAIL AT THE ADDRESSES PROVIDED HEREIN FOR NOTICES SHALL CONSTITUTE, TO THE EXTENT PERMITTED BY LAW, ADEQUATE SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS OR ANY DOCUMENT, AGREEMENT OR TRANSACTION CONTEMPLATED HEREBY, OR ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT IN RESPECT OF ANY BREACH HEREUNDER, UNDER THE WARRANTS OR UNDER ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. RECEIPT OF PROCESS SO SERVED SHALL BE CONCLUSIVELY PRESUMED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY COMMERCIAL DELIVERY SERVICE.

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered on its behalf by one of its duly authorized officers or representatives.

BIOSCRIP, INC.

By:
Name:

Title:

KOHLBERG INVESTORS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:

Title:

KOHLBERG TE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:
Name:

Title:

KOHLBERG OFFSHORE INVESTORS V, L.P.

By:	Kohlberg Management V, L.L.C., its general partner

By:
Name:

Title:

[Signature Page to Warrant Agreement]

KOHLBERG PARTNERS V, L.P.

By: Kohlberg Management V, L.L.C., its general partner

By:
Name:

Title:

KOCO INVESTORS V, L.P.

By:

By:
Name:

Title:

S.A.C. DOMESTIC CAPITAL FUNDING, LTD.

By:
Name:

Title:

BLACKSTONE MEZZANINE PARTNERS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., its General Partner,

By:	Blackstone Mezzanine Management Associates II L.L.C., its General Partner,

By:
Name:

Title:

[Signature Page to Warrant Agreement]

BLACKSTONE MEZZANINE HOLDINGS II, L.P.

By:	Blackstone Mezzanine Associates II L.P., Its General Partner

By:	Blackstone Mezzanine Management Associates II L.L.C., Its General Partner

By:
Name:

Title:

Nitin Patel

Robert Cucuel

Mary Jane Graves

Joey Ryan

Colleen Lederer

[Signature Page to Warrant Agreement]

ATTACHMENT A

[FORM OF WARRANT CERTIFICATE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CERTAIN WARRANT AGREEMENT, DATED AS OF           , 20  , THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. A COPY OF SUCH AGREEMENT IS AVAILABLE FROM THE COMPANY UPON REQUEST.

WARRANT CERTIFICATE

BIOSCRIP, INC.

No. WR-	Warrants
Date: , 20	PPN #

This Warrant Certificate certifies that          , or registered assigns, is the registered holder of           (          )Warrants. Each Warrant entitles the owner thereof to purchase at any time on or after the date hereof and on or prior to the Expiration Time, one (1) fully paid and nonassessable share of Common Stock, $.001 par value per share (the “Common Stock”), of BIOSCRIP, INC., a Delaware corporation (together with its successors and assigns, the “Company”), at a purchase price (subject to adjustment as provided in the Warrant Agreement (as defined below), the “Exercise Price”) of $10.00 per share of Common Stock upon presentation and surrender of this Warrant Certificate to the Company with a duly executed election to purchase and payment of the Exercise Price, all in the manner set forth in the Warrant Agreement (defined below). The number of shares of Common Stock that may be initially purchased upon exercise of each Warrant and the Exercise Price are the number and the Exercise Price as of the date hereof, and are subject to adjustment as referred to below.

The Warrants are issued pursuant to a Warrant Agreement (as it may from time to time be amended or supplemented, the “Warrant Agreement”), dated as of          , 20  , among the Company and the Purchasers named therein, and are subject to all of the terms, provisions and conditions thereof, which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, obligations, duties and immunities of the Company and the holders of the Warrant Certificates. Capitalized terms used, but not defined, herein have the respective meanings ascribed to them in the Warrant Agreement. In the event of any conflict between this Warrant Certificate and the Warrant Agreement, the Warrant Agreement shall control and govern.

As provided in the Warrant Agreement, the Exercise Price and the number of shares of Common Stock that may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment. Except as otherwise set forth in, and subject to, the Warrant Agreement, the Expiration Time of this Warrant Certificate is as set forth in the Warrant Agreement.

This Warrant Certificate shall be exercisable, at the election of the holder, at any time on or after the date hereof and on or prior to the Expiration Time either as an entirety or in part from time to time. If this Warrant Certificate shall be exercised in part, the holder shall be entitled to receive, upon surrender hereof, another Warrant Certificate or Warrant Certificates for the number of Warrants not exercised. This Warrant Certificate, with or without other Warrant Certificates, upon surrender in the manner set forth in the Warrant Agreement and subject to the conditions set forth in the Warrant Agreement and the Stockholders’ Agreement, may be transferred or exchanged for another Warrant Certificate or Warrant Certificates of like tenor evidencing Warrants entitling the holder to purchase a like aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered shall have entitled such holder to purchase.

Except as expressly set forth in the Warrant Agreement or the Stockholders’ Agreement, no holder of this Warrant Certificate shall be entitled to vote or receive distributions or be deemed for any purpose the holder of shares of Common Stock or of any other Securities of the Company that may at any time be issued upon the exercise hereof, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a holder of a share of Common Stock in the Company or any right to vote upon any matter submitted to holders of shares of Common Stock at any meeting thereof, or to give or withhold consent to any corporate action of the Company (whether upon any recapitalization, issuance of stock, reclassification of Securities, change of par value, consolidation, merger, conveyance, or otherwise), or to receive dividends or subscription rights, or otherwise, until the Warrant or Warrants evidenced by this Warrant Certificate shall have been exercised as provided in the Warrant Agreement.

THIS WARRANT CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE COMPANY AND THE HOLDER HEREOF SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF TO THE EXTENT THAT ANY SUCH RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE DELAWARE GENERAL CORPORATION LAW SPECIFICALLY AND MANDATORILY APPLIES.

WITNESS the signature of a proper officer of the Company as of the date first above written.

BIOSCRIP, INC.

By:
Name:
Title:

[FORM OF ASSIGNMENT]

(To be executed by the registered holder if
such holder desires to transfer the Warrant Certificate)

FOR VALUE RECEIVED,           hereby sells, assigns and transfers unto

(Please print name and address of transferee.)

the accompanying Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint:

attorney, to transfer the accompanying Warrant Certificate on the books of the Company with full power of substitution.

Dated:          ,     .

[HOLDER]

By:

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

[FORM OF ELECTION TO PURCHASE]

(To be executed by the registered holder if
such holder desires to exercise the Warrant Certificate)

To: BIOSCRIP, INC.

The undersigned hereby irrevocably elects to exercise           Warrants represented by the accompanying Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for such shares be issued in the name of:

(Please print name and address.)

(Please insert social security or other identifying number.)

If such number of Warrants shall not be all the Warrants evidenced by the accompanying Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:

(Please print name and address.)

(Please insert social security or other identifying number.)

The undersigned is paying the Exercise Price for the Common Stock to be issued on exercise of the foregoing Warrants, unless payment of such Exercise Price has been waived by the Company:

•	by certified or bank check by wire transfer pursuant to Section 2.1(a)(i) of the Warrant Agreement; or

•	by cashless exercise pursuant to Section 2.1(a)(ii) of the Warrant Agreement.

[HOLDER]

By:

Dated:          ,     .

NOTICE

The signature to the foregoing Election to Purchase must correspond to the name as written upon the face of the accompanying Warrant Certificate or any prior assignment thereof in every particular, without alteration or enlargement or any change whatsoever.

ANNEX 1

Warrants Issuable to the Purchasers

Purchaser	No. of Warrants

Kohlberg Investors V, L.P.	1,585,904
Kohlberg Partners V, L.P.	89,302
Kohlberg Offshore Investors V, L.P.	106,232
Kohlberg TE Investors V, L.P.	1,153,407
KOCO Investors V, L.P.	70,042
Blackstone Mezzanine Partners II, L.P.	72,119
Blackstone Mezzanine Holdings II, L.P.	3,003
S.A.C. Domestic Capital Funding, Ltd.	18,781
Robert Cucuel	172,648
Mary Jane Graves	66,446
Nitin Patel	24,698
Joey Ryan	23,178
Colleen Lederer	15,185
Total	3,400,945

ANNEX 2

Address for Purchasers for Notices

[Purchaser]
c/o Kohlberg Investors V, L.P.
c/o Kohlberg & Company
111 Radio Circle
Mount Kisco, New York 10549
Attention: Gordon Woodward

In each case with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019 6064
Attention: Angelo Bonvino, Esq.

ANNEX 3

Address of Company for Notices

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
Attention: Chief Executive Officer

With a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: E. William Bates II, Esq.

Annex D

PRIVILEGED AND CONFIDENTIAL

January 24, 2010

The Board of Directors
Bioscrip, Inc.,
100 Clearbrook Road
Elmsford, NY 10523

Members of the Board:

We understand that Bioscrip, Inc., a Delaware corporation (“Parent”), and Camelot Acquisition Corp., a Delaware corporation (“Merger Sub”), a wholly-owned subsidiary of Parent, Critical Homecare Solutions Holdings, Inc., a Delaware corporation (the “Company”), Kohlberg Investors V, L.P., a Delaware limited partnership, in its capacity as the Stockholders’ Representative and as a stockholder, Kohlberg Partners V, L.P., a Delaware limited partnership, Kohlberg Offshore Investors V, L.P., a Delaware limited partnership, Kohlberg TE Investors V, L.P., a Delaware limited partnership, KOCO Investors V, L.P., a Delaware limited partnership, Robert Cucuel, Mary Jane Graves, Nitin Patel, Joey Ryan, Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, Blackstone Mezzanine Holdings II L.P., a Delaware limited partnership, and S.A.C. Domestic Capital Funding, Ltd. a Cayman Islands limited company (collectively, the “Target Stockholders”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Company will merge with and into the Merger Sub (the “Merger”) and that Merger Sub will survive the Merger as a wholly owned subsidiary of Parent. In connection with the closing of the Merger, Parent will assume or refinance certain net indebtedness of the Company and deliver a combination of cash, Parent’s common stock (“Common Stock”), and warrants based upon a total purchase price of $365,000,000 as follows: (i) assumption of $132,000,000 of net indebtedness; (ii) $110,000,000 in cash (subject to adjustment if net indebtedness does not equal $132,000,000); (iii) $108,000,000 of Common Stock, (subject to adjustment if net indebtedness does not equal $132,000,000), $22,500,000 of which will be deposited into escrow (the “Escrow Amount”) and will be available to satisfy an indemnity to Parent; and (iv) warrants valued at $15,000,000 (collectively, after taking into account the assumptions in clauses (i) through (iii) of the following sentence, the “Consideration”). For all purposes in connection with our opinion, we have been advised by Parent and/or have assumed, among other things, that (i) the Company’s net indebtedness as of the Closing Date will equal $132,000,000, (ii) the Escrow Amount will be fully paid and (iii) a value of $8.3441 per share of Common Stock, resulting in the payment of 12,943,277 shares of Common Stock in the aggregate and 3,400,945 warrants. Further, we understand that if the Consideration is adjusted in respect of any increase or decrease in net indebtedness of the Company as of the Closing Date, such adjustments will be made on a dollar-for-dollar basis corresponding to the actual increase or decrease in such net indebtedness; thus, for all purposes of our opinion and analyses hereunder we have assumed that any adjustments to the Consideration provided for in the Merger Agreement would have no net affect on the fairness, from a financial point of view, to Parent, of the Consideration to be paid by Parent pursuant to the Merger Agreement, and have disregarded any such potential adjustments. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms capitalized but not defined herein are used as defined in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Parent pursuant to the Merger Agreement is fair, as of the date hereof, from a financial point of view, to Parent.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft dated January 22, 2010 of the Merger Agreement;

(ii) reviewed certain diligence information compiled at the request of Parent’s management;

(iii) reviewed certain publicly available financial and other information about the Company;

(iv) reviewed certain information furnished to us by Parent’s and the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent and/or the Company;

(v) held discussions with members of senior management of Parent and the Company concerning the matters described in clauses (iii) and (iv) above;

(vi) compared the Company to certain publicly traded companies that we deemed relevant;

(vii) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(viii) considered the potential pro forma impact of the Merger; and

(ix) conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Parent or the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of Parent and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations, or appraisals or the results of any such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals or conduct any such physical inspections. We have assumed that the representations and warranties of all of the parties contained in the Merger Agreement are true and correct, that each of the parties will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or amendment thereof.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Parent and the Company have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent and the Company as to the future financial performance of Parent or the Company, or the realization of expected synergies as a result of the Merger, as applicable. We express no opinion as to Parent’s or the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of January 24, 2010. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after such date.

We have made no independent investigation of any legal or accounting matters affecting Parent and/or the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to Parent and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Parent. You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and

D-2

releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of Parent in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Parent, nor does it address the underlying business decision by Parent to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Parent, or any other person, including any shareholder of the Company, should vote or act with respect to the Merger or any matter related thereto. We express no opinion as to the price at which shares of Common Stock will trade at any time. Our opinion speaks only as to the fairness, from a financial point of view, to Parent, as of the date hereof, of the Consideration and does not address any other aspect of the Merger Agreement or any other agreement or transaction contemplated thereby. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Parent’s or the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by Parent to act as financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. Parent has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. Jefferies Finance LLC, an affiliate of ours, has also been engaged to provide financing to Parent and/or Merger Sub in connection with the closing of the transactions contemplated by the Merger Agreement and will receive fees for its services in connection therewith, a significant portion of which will only be received if the closing of the Merger takes place. We currently hold a portion of the Company’s outstanding debt, which will be repaid in connection with the closing of the Merger. We have, in the past, provided financial advisory and/or financing services to Parent, the Company, and the Target Stockholders and may continue to do so and have received, and may receive in the future, fees for the rendering of such services. We maintain a market in the securities of Parent, and in the ordinary course of our business, we and our affiliates may trade or hold securities of Parent or the Company and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to Parent, the Company, the Target Stockholders or entities that are affiliated with such persons, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with Parent, our opinion may not be used or referred to by Parent or any other person, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Parent pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

JEFFERIES & COMPANY, INC.

D-3

SPECIAL MEETING OF STOCKHOLDERS OF
BIOSCRIP, INC.
To be held on
March 25, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Proxy Statement and Proxy Card are available at www.bioscrip.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

■ 00030000003000000000 1	032510

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

FOR	AGAINST	ABSTAIN
PROPOSAL 1. To approve the issuance of up to approximately 12.9 million shares of BioScrip common stock, par value $0.0001 per share (subject to increase as described in the accompanying proxy statement if net indebtedness of Critical Homecare Solutions Holdings, Inc., or CHS, is less than $132 million at closing), as well as 3,400,945 shares of common stock to be issued upon exercise of warrants to be issued to the stockholders and certain optionholders of CHS, pursuant to the Agreement and Plan of Merger dated as of January 24, 2010, by and among BioScrip, Camelot Acquisition Corp., CHS, Kohlberg Investors V, L.P. and the stockholders of CHS.
☐	☐	☐

PROPOSAL 2. To approve an adjournment of the special meeting of BioScrip stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of BioScrip stockholders to approve Proposal No. 1.
☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED “FOR” PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENTS THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

SPECIAL MEETING OF STOCKHOLDERS OF
BIOSCRIP, INC.
To be held on
March 25, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 8:30 AM Eastern Time on the day of the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Proxy Statement and Proxy Card are available at www.bioscrip.com
â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■ 00030000003000000000 1	032510

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

FOR	AGAINST	ABSTAIN
PROPOSAL 1. To approve the issuance of up to approximately 12.9 million shares of BioScrip common stock, par value $0.0001 per share (subject to increase as described in the accompanying proxy statement if net indebtedness of Critical Homecare Solutions Holdings, Inc., or CHS, is less than $132 million at closing), as well as 3,400,945 shares of common stock to be issued upon exercise of warrants to be issued to the stockholders and certain optionholders of CHS, pursuant to the Agreement and Plan of Merger dated as of January 24, 2010, by and among BioScrip, Camelot Acquisition Corp., CHS, Kohlberg Investors V, L.P. and the stockholders of CHS.
☐	☐	☐

PROPOSAL 2. To approve an adjournment of the special meeting of BioScrip stockholders for a period of not more than 30 days, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting of BioScrip stockholders to approve Proposal No. 1.
☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED “FOR” PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENTS THEREOF.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

PROXY CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BIOSCRIP, INC.
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 25, 2010
     The undersigned stockholder of BIOSCRIP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated February 23, 2010, and hereby revokes all prior proxies and appoints Richard H. Friedman and Barry A. Posner, or any one of them, proxies and attorneys-in-fact, with full powers to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on March 25, 2010, at 9:00 a.m., local time, at BioScrip’s executive offices located at 100 Clearbrook Road, Elmsford, New York 10523, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and upon such other matters as may properly come before the Special Meeting or any adjournments thereof, hereby revoking any proxies heretofore given.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2 ON THE REVERSE SIDE HEREOF IN FAVOR OF MANAGEMENT’S RECOMMENDATIONS AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY.
(IMPORTANT – TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)
14475
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